Exhibit 15.1

This document is an extracted form of the Annual Report and Accounts 2009/10. Certain pages, images and text have been deleted from it. The Annual Report and Accounts is available in full on our website, at www.nationalgrid.com.

NATIONAL GRID PLC

TABLE OF CONTENTS

		Page

FORM 20-F
Item 3.	Key Information
	Risk factors	93
	Financial Calendars and Dividends	190
Item 4.	Information on the Company
	Operating and Financial Review	14-83
	Organisation and Structure	15
	Note 1 Segmental analysis	125-127
	Note 7 Discontinued operations	136
	Note 12 Property, plant and equipment	140
	Note 36 Subsidiary, undertakings joint ventures and associates	171
	Definitions and glossary of terms	186-188
	Key Milestones	191
Item 5.	Operating and Financial Review and Prospects
	Operating and Financial Review	14-83
	Directors’ Report	96
	Adoption of new accounting standards	118-119
Item 6.	Directors, Senior Management and Employees
	Board of Directors	12-13
	Directors’ Remuneration Report	98-108
	Note 4 Pensions and other post-retirement benefits	131-132
	Note 30 Actuarial information on pensions and other post-retirement benefits	153-155
	Corporate Governance	84-95
	Employees	97
	Note 2 Operating Costs: (b) Number of employees	128
	Note 25 Share capital	148-149
Item 7.	Major Shareholders and Related Party Transactions
	Note 29 Related party transactions	153
Item 8.	Financial Information
	Accounting policies	82-83
	Adoption of new accounting standards	118-119
	Consolidated balance sheet	122
	Consolidated income statement	120
	Consolidated statement of comprehensive income	121
	Consolidated statement of changes in equity	123
	Consolidated cash flow statement	124
	Notes to the consolidated financial statements — analysis of items in the primary statements	125-150
	Notes to the financial statements — supplementary information	151-178
	Legal and related matters	21
	Total shareholder return (chart)	28
Item 11.	Quantitative and Qualitative Disclosures about Market Risk
	Financial position and financial management	74-81
	Commodity contracts	78-79
	Note 31 Supplementary information on the derivative financials instruments	156
	Note 32 Financial risk	157-162
	Note 33 Commodity risk	162-163

		Page

Item 16G	Corporate Governance
	Corporate governance practices: differences from New York Stock Exchange (NYSE) listing standards	91
Item 18.	Financial Statements
	Accounting policies	112-117
	Adoption of new accounting standards	118-119
	Consolidated balance sheet	122
	Consolidated income statement	120
	Consolidated statement of comprehensive income	121
	Consolidated statement of changes in equity	123
	Consolidated cash flow statement	124
	Notes to the consolidated financial statements — analysis of items in the primary statements	125-150
	Notes to the financial statements — supplementary information	151-178

EXTRACT FORM OF THE ANNUAL REPORT AND ACCOUNTS 2009/2010

Business Overview
Board of Directors

Sir John Parker, Chairman
Nominations Committee (chairman)
Sir John Parker became Chairman in October 2002 following the merger of National Grid Group plc and Lattice Group plc having been Chairman of Lattice Group plc since its demerger from BG Group plc in 2000. Sir John’s career has encompassed the engineering, shipbuilding and defence industries. He is Chairman of Anglo American plc and Deputy Chairman of DP World (Dubai). He is also a Non-executive Director of Carnival plc and Carnival Corporation, Inc., and the European Aeronautic Defence and Space Company (EADS) and Chancellor of the University of Southampton. Sir John was previously Senior Non-executive Director (Chair) of the Court of the Bank of England, a former joint Chairman of Mondi plc, a former Chairman of P&O Group and of RMC Group plc, and a former Chairman and Chief Executive of Harland & Wolff plc and Babcock International Group PLC.
Steve Holliday, Chief Executive
Executive Committee (chairman), Finance Committee
Steve Holliday became Chief Executive of National Grid in January 2007 having joined National Grid Group plc as Group Director, UK and Europe in March 2001, becoming responsible for the electricity and gas transmission businesses in October 2002. He was appointed as Group Director responsible for UK Gas Distribution and Business Services in April 2003. He was formerly an Executive Director of British Borneo Oil and Gas. Previously, he spent 19 years with the Exxon Group, where he held senior positions in the international gas business and managed major operational areas such as refining and shipping. He is a Non-executive Director of Marks and Spencer Group plc and Chairman of the UK Business Council for Sustainable Energy, Chair of the National Technician Council and a member of both the Board of Trustee Directors for Business in the Community and Infrastructure UK.
Steve Lucas, Finance Director
Executive Committee, Finance Committee
Steve Lucas has been Finance Director since his appointment in October 2002 following the merger of National Grid Group plc and Lattice Group plc and is additionally responsible for Property and Shared Services. He had been Executive Director, Finance of Lattice Group plc since its demerger from BG Group plc. Previously, he was Treasurer of BG Group plc having joined British Gas plc in 1994. Prior to this, he was with Shell International Petroleum Company for 11 years, occupying a number of finance management positions and treasury roles, including 7 years in Africa and the Far East. Steve is also a Non-executive Director of Compass Group PLC.
Nick Winser, Executive Director
Executive Committee
Nick Winser joined the Board in April 2003 as Executive Director responsible for Transmission. He was previously Chief Operating Officer of the US transmission business for National Grid Transco plc. He joined National Grid Company plc in 1993, becoming Director of Engineering in 2001. Prior to this, he had been with Powergen since 1991 as principal negotiator on commercial matters, having joined the Central Electricity Generating Board in 1983 where he served in a variety of technical engineering roles. He is a Non-executive Director of Kier Group PLC and co-Chair of the Energy Research Partnership.
Mark Fairbairn, Executive Director
Executive Committee
Mark Fairbairn was appointed to the Board in January 2007 as Executive Director with responsibility for Gas Distribution. He joined National Grid in 1989 from BNFL. Previously Chief Operating Officer of the UK gas distribution business, he has played a key role in helping to restructure the UK gas distribution market through the gas networks sale and the creation of National Grid’s new gas distribution business. Mark is a member of Living with Environmental Change Business Advisory Board.

12     National Grid plc | Annual Report and Accounts 2009/10

Tom King, Executive Director
Executive Committee
Tom King was appointed to the Board as Executive Director in August 2007 with responsibility for Electricity Distribution & Generation operations. Tom was President of PG&E Corporation and Chairman and CEO of Pacific Gas and Electric Company from 2003 to 2007. Before that, he served as Senior Vice President of PG&E Corporation, and as President of PG&E National Energy Group, having joined PG&E Gas Transmission as President in 1998. Prior to PG&E, he served as President and Chief Operating Officer of Kinder Morgan Energy Partners and served for nine years in officer positions in Enron’s inter-state pipeline businesses.
Ken Harvey, Non-executive Director
and Senior Independent Director
Nominations Committee, Remuneration Committee,
Risk & Responsibility Committee
Ken Harvey joined the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in September 2000. He was appointed Senior Independent Director in October 2004. He is Chairman of Pennon Group plc. A chartered engineer, Ken is a former Chairman and Chief Executive of Norweb plc, and a former Chairman of Comax Holdings Ltd, The Intercare Group plc and Beaufort International Group plc.
Linda Adamany, Non-executive Director
Audit Committee, Risk & Responsibility Committee
Linda Adamany joined the Board in November 2006. Until April 2008, she was Group Vice President, BP plc. Linda has over 35 years’ business experience, with 27 years in the international energy sector, having held various executive roles for BP in both the UK and the US, in refining & marketing, exploration & production and petrochemicals businesses, including Chief Executive of BP Shipping and Group Vice President and Commercial Director, BP Refining & Marketing. She also serves as a member of various not-for-profit boards, and formerly held board level positions in international shipping bodies. She is also a certified public accountant, qualifying in 1975.
Philip Aiken, Non-executive Director
Audit Committee, Risk & Responsibility Committee
Philip Aiken joined the Board in May 2008. He is Chairman of Robert Walters plc, a Non-executive and Senior Independent Director of Kazakhmys plc and a Non-executive Director of Miclyn Express Offshore and Essar Energy. Formerly, Group President of BHP Billiton’s Energy business, Executive Director of BTR plc and senior positions in BOC Group plc and senior advisor to Macquarie Capital (Europe) Limited.
John Allan, Non-executive Director
Finance Committee, Remuneration Committee (chairman)
John Allan joined the Board in May 2005. He is Chairman of DSG International plc and a Non-executive Director of 3i Group plc and ISS. He is an advisor to Deutsche Bank and a member of the University of Edinburgh Campaign Board. John was previously Chairman of Samsonite Corporation, a Non-executive Director of PHS Group plc, Wolseley plc, Hamleys plc and Connell plc. He retired as CFO of Deutsche Post in 2009, having been appointed to the Management Board following its acquisition of Exel plc in December 2005 where he was Chief Executive. He is a former member of the Supervisory Boards of both Lufthansa AG and Deutsche Postbank.
Stephen Pettit, Non-executive Director
Finance Committee, Remuneration Committee,
Risk & Responsibility Committee (chairman)
Stephen Pettit was appointed to the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in 2001. He is a Non-executive Director of Halma plc and is Chairman of ROK plc. Stephen is also a member of BT plc’s Equality of Access Board. He is a former Executive Director of Cable & Wireless plc. Before joining Cable & Wireless, he was Chief Executive, Petrochemicals at British Petroleum.
Maria Richter, Non-executive Director
Audit Committee, Finance Committee (chairman),
Nominations Committee
Maria Richter was appointed to the Board in October 2003. Maria worked for Morgan Stanley between 1993 and 2002, most recently as Managing Director of its Corporate Finance Retail Group. Prior to this, she was Managing Director of Investment Banking in the Southern Cone of Latin America, and Executive Director and Head of Independent Power and Structured Finance Business. Previous appointments include Vice President of Independent Power Group for Salomon Brothers, and Vice President of Prudential Capital Corporation and Power Funding Associates. Maria is a Non-executive Director of Pro Mujer International, an international microfinance organisation, The Pantry, Inc., The Vitec Group plc and The Bessemer Group Inc.
George Rose, Non-executive Director
Audit Committee (chairman), Nominations Committee,
Remuneration Committee
George Rose was appointed to the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in September 2000. He has been Finance Director of BAE Systems plc since 1998, having joined the company in 1992. He is a Non-executive Director of SAAB AB and a member of the UK Industrial Development Advisory Board. Formerly a member of the Financial Reporting Review Panel and a Non-executive Director of Orange plc.
Helen Mahy, Company Secretary & General Counsel
Executive Committee
Helen Mahy was appointed Company Secretary in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been Company Secretary at Lattice Group plc since March 2002. She was additionally appointed General Counsel from October 2003. She is a barrister and an Associate of the Chartered Insurance Institute. Helen is a Non-executive Director of Stagecoach Group plc and was formerly a Non-executive Director of Aga Rangemaster Group plc. She is a former Chair of the GC100 Group.

Annual Report and Accounts 2009/10 | National Grid plc     13

Operating and Financial Review
Operating and Financial Review

Contents of the Operating and Financial Review

About National Grid

14	Principal operations

15	Organisation and structure

Operational environment

16	External market

18	Regulatory environment

20	Energy policy, regulatory and other developments

22	External relationships

Delivering performance

24	Vision, strategy and objectives

26	Business drivers, risks and opportunities

28	Key performance

indicators (KPIs)

30	Performance against

our objectives

38	Financial performance

46	Transmission

54	Gas Distribution

62	Electricity Distribution & Generation

70	Non-regulated businesses and other

Financial information

74	Financial position and financial management

82	Accounting policies

Principal operations
Our principal operations are the ownership and operation of regulated electricity and gas infrastructure networks in the UK and the US, serving around 19 million consumers directly and many more indirectly. We also have interests in related markets.
We have over 28,000 employees in the UK and US.
The performance of our principal businesses is reported by segment, reflecting the management responsibilities and economic characteristics of each activity. Our principal businesses and segments, together with other activities, are described on this page and further details are available on pages 46 to 73.
Transmission
UK

The transmission of electricity and gas in the UK as owner and operator of the high voltage electricity transmission network in England and Wales, the gas national transmission system in Great Britain, electricity interconnector with France and storage facilities for LNG. The operation, but not ownership, of the electricity transmission networks in Scotland.
US

The transmission of electricity in the northeastern US as owner and operator of high voltage electricity transmission networks in upstate New York, Massachusetts, New Hampshire, Rhode Island and Vermont.

Gas Distribution
UK

The distribution of gas as owner and operator of four of Great Britain’s eight gas distribution networks.
US

The distribution of gas in the northeastern US as owner and operator of gas distribution networks in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island.

Electricity Distribution & Generation
US

The distribution and generation of electricity in the northeastern US as owner of electricity distribution networks in upstate New York, Massachusetts, New Hampshire and Rhode Island, as operator and manager of the electricity transmission and distribution network on Long Island on behalf of the Long Island Power Authority and as a generator of electricity on Long Island.

Non-regulated businesses and other
Other services related to our main operations, principally in the UK. Includes metering services, property management, electricity interconnectors and liquefied natural gas (LNG) importation.
This Operating and Financial Review describes the main trends and factors underlying our development, performance and position during the year ended 31 March 2010 as well as those likely to affect us in the future. It has been prepared in line with the guidance provided in the Reporting Statement on the Operating and Financial Review issued by the UK Accounting Standards Board.

14     National Grid plc | Annual Report and Accounts 2009/10

Organisation and structure

Organisation
Our organisational structure and executive responsibilities ensure a balance between activities that are managed locally, those managed by line of business, and those that are common throughout National Grid.
The Board of Directors has overall responsibility for the governance, strategy and management oversight of National Grid. The Executive Committee, led by the Chief Executive, is responsible for the day-to-day management of National Grid and for the execution of our strategy as approved by the Board.

Board of Directors

Executive Committee

Chief Executive: Steve Holliday

Finance and shared services: Steve Lucas

Transmission:	Gas Distribution:
Nick Winser	Mark Fairbairn

Electricity Distribution & Generation:	Non-regulated businesses* and other (including
Tom King	corporate functions and
information services)

*	Responsibility for our non-regulated businesses is allocated to the Executive Directors based on the nature of each business
In addition to the Executive Committee, the Board has also established a number of other Committees that assist in exercising governance over National Grid’s activities. These are the Audit, Finance, Nominations, Remuneration, Risk & Responsibility and Disclosure Committees.

More information on the roles of the Board and its Committees can be found in the Corporate Governance section on pages 87 to 91

Business and geographic analysis
Our continuing operations are organised by lines of business as follows:

Business analysis 2009/10
Continuing operations
Our businesses are divided between the UK and the US as follows:

Geographical analysis 2009/10
Continuing operations
The charts show revenue and adjusted operating profit from continuing operations for the year ended 31 March 2010. Adjusted operating profit excludes exceptional items, remeasurements and stranded cost recoveries.

More information on these adjustments is available on pages 38 and 39 and in Accounting policies on page 116

In the US, we purchase electricity and gas for onward sale to customers, and the amount we receive from customers for these commodities is included in revenue. We make no margin on these purchases and sales. In the UK, we do not purchase or sell the commodities, so there is no equivalent amount included in UK revenue.
History
National Grid originated from the restructurings of the UK gas industry in 1986 and the UK electricity industry in 1990. We entered the US electricity delivery market in 2000 in New England and expanded into upstate New York in 2002. We increased our UK wireless infrastructure activities in 2004 and in 2005 we sold four UK regional gas distribution networks.
In 2006, we acquired the gas distribution network in Rhode Island and, in 2007, we acquired KeySpan. We sold our UK and US wireless infrastructure operations and the Basslink electricity interconnector in Australia during 2007. In 2008, we sold the Ravenswood generation station.

More information on the history of National Grid is available in the Shareholder information section on page 191

Annual Report and Accounts 2009/10 | National Grid plc     15

Operating and Financial Review
External market

Markets in which we operate
The principal markets in which we operate are the electricity and gas markets in Great Britain and in Massachusetts, New York, Rhode Island and New Hampshire in the US.
The supply of electricity and gas in the UK and in most of the states in which we operate in the northeastern US is competitive in that consumers can choose their energy supplier. Those suppliers are then responsible for sourcing the energy from electricity generators or from gas extractors or importers as appropriate, as well as arranging for that energy to be delivered through physical delivery networks. These networks, including the ones we operate, are generally monopolies in their local areas because, for the majority of consumers, there are no alternative methods of receiving electricity or gas.
Energy delivery in the UK
In general, in the UK, energy is transported through electricity or gas transmission networks to regional electricity or gas distribution networks that then deliver energy to consumers on behalf of suppliers. This is shown in figure 1. Certain end users, primarily large industrial consumers, receive electricity or gas directly from the relevant transmission network, rather than through a distribution network (not shown in diagram).
We are the owner and operator of the high voltage electricity transmission network in England and Wales; operator, but not owner, of the two electricity transmission networks in Scotland; and owner and operator of the gas national transmission system and of four of the eight regional gas distribution networks in Great Britain. We charge electricity and gas suppliers, electricity generators and gas shippers for our services. There are 14 electricity distribution networks in the UK, owned by 7 different companies. Two companies each own an electricity transmission network in Scotland, which we operate in both cases, and three companies own the four gas distribution networks in Great Britain that we do not own. The ownership of the networks we do not own is set out below.

Network	Owner (and parent where relevant)

Electricity distribution networks in Great Britain (non National Grid)

West Midlands
East Midlands	Central Networks (E.ON)

North West	Electricity North West

North East
Yorkshire	CE Electric UK (Berkshire Hathaway)

South Wales
South West England	Western Power Distribution

London
South East England	EDF Energy Networks (Electricité de
East of England	France)

Central and Southern Scotland
Cheshire, Merseyside and
North Wales	Scottish Power (Iberdrola)

Northern Scotland
Central Southern England	Scottish and Southern Energy

Electricity transmission networks in Scotland (non National Grid)

Northern Scotland	Scottish and Southern Energy

Southern Scotland	Scottish Power (Iberdrola)

Gas distribution networks in Great Britain (non National Grid)

North of England	Northern Gas Networks

Scotland	Scotland Gas Networks (Scotia Gas)

South and South East England	Southern Gas Networks (Scotia Gas)

Wales and West of England	Wales & West Utilities

Energy delivery in the northeastern US
In most of our operating areas in the northeastern US, consumers are able to purchase their energy through independent energy suppliers. While a number of large customers have chosen suppliers other than the local utility provider, the majority of residential and small commercial consumers still purchase electricity or gas from their local electricity or gas distribution network business. The major alternative fuel source to gas is oil, which many consumers use for domestic heating purposes.
Electricity is transported either directly from generators or independent suppliers into local electricity distribution networks or via electricity transmission networks, while gas is obtained from importation terminals, gas producers or independent suppliers transported on gas transmission pipelines and then transported through local gas distribution networks. This is shown in figures 2 and 3. Certain end users, primarily large industrial customers, receive electricity or gas directly from the electricity transmission networks or inter-state gas transmission pipelines (not shown in diagram).
Our US electricity and gas distribution businesses support regulatory policies that encourage customers to purchase their energy from independent suppliers. Where this occurs, we deliver that energy to consumers on behalf of those suppliers. For the majority of consumers in our operating areas who continue to purchase their energy from us, we purchase energy from electricity generators or gas suppliers on behalf of our customers in accordance with regulatory approved arrangements. We are generally responsible for billing customers both for our delivery services and for electricity and gas consumed, on which we do not charge any additional margin.
On Long Island, we operate the electricity transmission and distribution network on behalf of its owner, the Long Island Power Authority (LIPA). We own 57 electricity generation plants on Long Island that supply power under contract to LIPA. Our agreements with LIPA also cover our provision of fuel procurement and management services.
Electricity transmission and distribution networks, including the ones we own, are members of the regional transmission operators or independent system operators that have the responsibility for balancing electricity supply with demand and for the reliability of the regional transmission network. Gas distribution networks, including the ones we own, are each responsible for balancing gas supply with demand within their respective distribution area.
There are more than 25 other companies and organisations that own or operate fuel delivery infrastructure in the northeastern US.
Other markets in which we operate
Our other businesses primarily operate in energy related markets in the UK and the US or are directly related to our regulated businesses described above. This includes our metering services businesses in the UK, incorporating our legacy regulated metering business which owns approximately 75% of the domestic gas meters in the UK, and our competitive metering services business which owns a further 11%. In addition, we have a significant property portfolio and property management business.

16     National Grid plc | Annual Report and Accounts 2009/10

Current and future developments
Market structure and ownership
There have been no significant changes in either the structure or ownership of the UK energy infrastructure market during 2009/10. In the northeastern US, there have been no significant changes to the structure or ownership of the electricity and gas networks during the year, although First Energy Corp. has announced a planned acquisition of Allegheny Energy Inc., and PPL Corp. has announced a planned acquisition of E.ON AG’s US utilities, both subject to regulatory approval.
Energy market developments
Both the UK and the US energy markets continue to undergo developments driven by: new sources of electricity generation, including renewables; increased focus on security of supply; and the projected increased reliance in the UK on imported gas.
In the UK, the energy sector faces significant challenges relating to the declining gas reserves in the North Sea. Our latest forecast is that the UK will import around 46% of its gas requirements by 2010/11 and 69% by 2018/19. Other challenges include meeting the government’s targets on renewable generation, and the retirement of significant parts of the current generation capacity.
In November 2009, the Department of Energy and Climate Change (DECC) issued a consultation document on reforming the planning consent system for nationally significant energy infrastructure projects. The consultation period closed in February 2010 and the outcome is expected to be finalised later in 2010.
In January 2010, The Crown Estate announced the successful bidders for each of the nine Round 3 offshore wind zones within UK waters. These zones have the potential to deliver up to 32 GW of renewable offshore wind generation.
In March 2010, the DECC established a new Office of Carbon Capture and Storage, which is tasked with facilitating the delivery of carbon capture and storage in the UK, and helping to promote its rapid deployment globally.
Following the UK government’s support for new nuclear generation announced in January 2008, the Health and Safety Executive is currently assessing generic designs. This assessment is expected to be completed in June 2011 and consideration of specific designs can then begin. The first new nuclear generation is currently expected to be operational by 2017.
Progress is continuing on phase III of our LNG importation facility on the Isle of Grain, with commissioning expected in winter 2010/11. Once fully commissioned, it is anticipated that our facility will have the capacity to import approximately 20% of the UK’s gas demand.
In the US, the administration change has brought an increased political desire to tackle the issues around climate change and security of supply. The development of smart grid technologies is expected to enable more efficient use of the transmission and distribution grid, lower line losses, greater use of renewables and the provision of information to utilities and their customers that will lead to greater investment in energy efficiency and reduced peak load demands.
These changes are expected to have an impact on all our electricity and gas transmission networks. In particular, they will require significant investment in our UK electricity and gas transmission networks, while in the US new transmission investment, asset replacement and renewable power developments will require increasing investment in our US electricity transmission and distribution networks.

Figure 1 – Energy transportation in the UK

Figure 2 – Electricity transportation in the US

Figure 3 – Gas transportation in the US

Annual Report and Accounts 2009/10 | National Grid plc     17

Operating and Financial Review
Regulatory environment

Utility regulation
Due to our position in, and importance to, the economies we serve, our electricity and gas transmission and distribution businesses are subject to UK, European Union and US federal and state laws and regulations. Therefore, we have a number of regulators, each of which exercises power over how we operate within their respective jurisdictions.
Our principal market regulators and associated rate plans and price controls are illustrated opposite and can be summarised as follows:
UK

In the UK, energy networks are regulated by the Office of Gas and Electricity Markets (Ofgem). Ofgem operates under the direction and governance of the Gas and Electricity Markets Authority and has established price control mechanisms that restrict the amount of revenue that can be earned by regulated businesses.

We have eight price controls in the UK, comprising: two for our UK electricity transmission operations, one covering our role as transmission owner (TO), and the other for our role as system operator (SO); two for our gas transmission operations, again one as TO and one as SO; and one for each of our four regional gas distribution networks. The revenue that we can earn from charging for access to our UK electricity and gas systems is determined by formulae linked to the UK retail price index (RPI). These formulae are based upon Ofgem’s estimates of operating expenditure, capital expenditure and asset replacement, together with an allowed rate of return on capital invested in the business, as measured by the regulatory asset value. They provide a financial incentive to operate and invest efficiently and also provide incentives by which we can gain or lose for our performance in managing system operation, in controlling internal costs and for our service quality.
US

In the US, public utilities are regulated by the Federal Energy Regulatory Commission (FERC)  and by utility commissions in each of the states, including the New York Public Service Commission, the Massachusetts Department of Public Utilities, the Rhode Island Public Utilities Commission and the New Hampshire Public Utilities Commission. These US regulators set service standards, approve an allowed cost base, determine cost recovery and allowable levels of return and approve mergers and acquisitions of public utilities. The FERC also regulates public utility holding companies, including the US businesses of National Grid.

We have four electricity rate plans and nine sets of gas rates, covering our electricity distribution operations in upstate New York, Massachusetts, Rhode Island and New Hampshire and our gas distribution networks in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island. Our electricity rate plan in upstate New York also covers our electricity transmission network in that state. The rates for our electricity transmission network in New England are subject to federal regulatory approval.
Our rate plans are designed to produce a specific allowed return on equity, by reference to an allowed cost base and an agreed regulatory asset base. Some rate plans include earned savings mechanisms that allow us to retain a proportion of the savings we achieve through improving efficiency, with the balance benefiting customers. We are also permitted to recover commodity and other pass-through costs which we incur, together with the recovery of stranded costs.
We have regulatory arrangements that provide for the recovery of our historical investments in generating plants that were stranded when some of our US subsidiaries divested their generation business as part of the industry restructuring and wholesale power deregulation process in New England and New York, and the recovery of certain above market costs of commodity purchase contracts that were in place at the time of restructuring and deregulation. We recover most of these costs through the rates charged to electricity customers. This revenue stream will decline as the recovery of stranded costs is completed.
Our reliability performance under certain rate plans is subject to performance targets established by the relevant regulator, under which we may be subject to monetary penalties in cases where we do not meet those targets.
More information about the regulatory environments in which we operate, and on the nature of our rate plans and price controls, is provided in each of the regulated business sections on pages 46 to 53 (Transmission), 54 to 61 (Gas Distribution) and 62 to 69 (Electricity Distribution & Generation).
Other regulation
Our businesses are also subject to safety legislation in the UK and the US, which is enforced by the Health and Safety Executive (HSE) in the UK and by federal safety bodies and state and local authorities in the US. Our UK gas operations work under a permissioning regime, whereby our organisation, processes and procedures are documented in safety cases that are subject to acceptance by the HSE.
As a public company with shares and other securities listed on both the London and New York stock exchanges, we are also subject to regulation by the UK Financial Services Authority, the US Securities and Exchange Commission and the exchanges themselves.

18     National Grid plc | Annual Report and Accounts 2009/10

Rate plans and price control calendar

Annual Report and Accounts 2009/10 | National Grid plc     19

Operating and Financial Review
Energy policy, regulatory and
other developments

UK and European energy policy
In May 2007, the UK government published a white paper entitled Meeting the Energy Challenge. This document set out the government’s strategy to address the issues of climate change and the UK’s increasing reliance on imported fuel. The strategy includes: carbon dioxide (CO2) emission reductions of about 60% by 2050; security of supply; competition in energy markets in the UK and overseas; and adequate and affordable heating for every home.
In November 2008, the government enacted the Climate Change Act, making the UK the first country in the world to have a legally binding long-term framework to cut carbon emissions. The Act provided for targets for reductions in greenhouse gases of 80% by 2050, against a 1990 baseline. It also established a series of five year carbon budgets, and set up a Committee on Climate Change as an expert body to advise the government on those carbon budgets and to advise on the balance between actions to be taken at the domestic, European and international levels. In addition, in his 2009 Budget the then Chancellor Alistair Darling also promised to cut greenhouse gases by 34% by 2020 through the carbon budget provisions previously envisaged in the Act.
In 2009, the Department of Energy and Climate Change issued the UK Low Carbon Transition Plan, setting out plans to meet the 34% cut in emissions by 2020, including measures such as home energy efficiency and smart meters, and a target of 40% of the UK’s electricity to be derived from low carbon sources, including nuclear, by 2020.
In December 2008, the European Union approved a number of environmental proposals. Legally binding national targets have been established that dictate the proportion of energy production to be provided from renewable sources by 2020. For the UK the target is 15%. In order to achieve this, it is believed the proportion of electricity generated by renewable sources will need to rise to around 35%.
US energy policy
At the federal level, the Obama administration and Congress have focused on new energy and environmental legislation in two main areas: the economic stimulus bill; and emerging comprehensive climate and energy legislation. The $787 billion American Recovery and Reinvestment Act, passed in February 2009, has significant provisions for the energy industry. The Act provides funding for the expansion of the electricity transmission network with focus on smart grid development, a broad array of energy efficiency programmes, clean fuel transportation incentives and research and development programmes.
The current Congress has made considerable progress on comprehensive climate change legislation. The American Clean Energy and Security Act passed significant cap and trade legislation out of the House of Representatives in the summer of 2009 and the Clean Energy Jobs and American Power Act was passed out of the Senate Environment and Public Works Committee later that year. There has been a bipartisan effort to craft legislation to cover not only climate change and greenhouse gas reductions, but also energy security language that would enhance domestic energy supplies from nuclear power to offshore oil and gas drilling. In President Obama’s 2010 State of the Union address, he expressed his vision of a 17% goal in reduction of greenhouse gas emissions by 2020 and 80% by 2050.
Regulatory developments
UK and European regulatory developments
During the year ended 31 March 2010, there were no significant legislative changes in the UK relating to utility regulation.
In March 2008, Ofgem announced a review of the current RPI-X based regulatory framework. The RPI-X@20 review is an assessment of the current regulatory regime and its ability to address the challenges facing energy networks in the future. Ofgem’s intention is for the output from this project to feed into future price controls. To allow the output of RPI-X@20 to be fully incorporated into the next full transmission price control review, the current transmission price controls will be rolled over and extended by one year to March 2013. The current gas distribution price control is also scheduled to end in March 2013. The outcome of RPI-X@20 is unlikely to impact our current regulatory settlements, but is expected to influence future price controls from 2013.
In early 2009, Ofgem launched Project Discovery, an examination of the prospects for secure and sustainable energy supplies over the next 10 to 15 years. We will continue to work with Ofgem as they consult on their range of options.
The European Commission’s third legislative package of energy proposals for the European gas and electricity markets was passed in July 2009 and must now be implemented in UK domestic legislation by April 2011. The new legislation consists of two directives on rules for the internal gas and electricity markets, two regulations on conditions for access to those markets, and one regulation establishing an Agency for the Cooperation of Energy Regulators. The original legislation, published in September 2007, contained measures to force energy companies to unbundle their transmission businesses from supply and generation activities. The final proposals include alternatives to full unbundling. In summer 2009, the European Commission published an initial proposal for a regulation concerning security of gas supply, and National Grid has worked closely with the UK government and through Gas Infrastructure Europe to help in its development. The legislative processes are expected to complete by the end of 2010. Key features of the new proposed regulation include improving information flows and coordination of actions in an emergency.
US regulatory developments
The principal US regulatory policy developments continue to focus on reducing carbon emissions, through significant increases in energy efficiency and the development of renewable generation. At the state level, regulatory commissions and other policymakers are pursuing carbon reduction targets by requiring reductions in electric load growth, increasing the deployment of utility energy efficiency programmes and mandating renewable generation. Revenue decoupling mechanisms, to address disincentives to utility companies implementing energy efficiency programmes, have been proposed. Massachusetts and New York regulatory bodies have instructed utilities to file decoupling proposals as part of their next rate plans. There is also an increasing interest in exploring the deployment by utilities of smart grid technologies.

20     National Grid plc | Annual Report and Accounts 2009/10

Price controls and rate plans
UK price controls
The price controls for the UK electricity and gas transmission businesses were due to be reviewed during 2010 and 2011 but, as noted above, they have been delayed by a year and are now expected to be implemented in April 2013. We were subject to one year system operator price controls for our electricity and gas transmission operations for 2009/10 and new one year controls have been agreed for 2010/11.
US rate plans
In New York, we were granted a 10.2% return on equity (ROE) with a $39.4 million revenue increase for the upstate gas business, effective from 20 May 2009.
In New Hampshire, the Public Utilities Commission issued a rate order for the gas distribution business allowing a 9.54% ROE and a revenue increase of approximately $5 million, effective from 29 May 2009. For retail customers this decision resulted in a reduction in bills from the temporary rates set on 24 August 2008. We filed a Motion for Reconsideration to appeal the ROE determination but the Commission denied our motion. On 26 February 2010, we filed a further rate increase proposal seeking an 11.2% ROE. A decision is expected in January 2011.
In Massachusetts, the electricity distribution business was granted a revenue increase of $42 million effective from 1 January 2010 with an additional $24.1 million to be recovered over the subsequent four year period to recover storm costs. The Commission approved a 10.35% ROE. The Massachusetts rate case decision also allows for revenue decoupling, annual reconciliation of commodity related bad debt expense and pension expense, and a capital tracker to recover investment in the network up to $170 million.
In Rhode Island, the Public Utilities Commission approved a revenue increase of $23.5 million for the electricity distribution business with rates effective from 1 March 2010, retroactive to 1 January 2010. We were granted a 9.80% ROE with a capital structure of 42.75% common equity. We have submitted a filing to the Rhode Island Supreme Court requesting that the court hear our appeal of the Commission’s decision and we plan to file a rate case later this year. For information on new rate plans filed, but not yet agreed by the regulators, see page 33.
For details of a rate adjustment in our power supply agreement with the Long Island Power Authority, see page 64.
Legal and related matters
An update on the ongoing Metering competition, gas distribution mains replacement reporting and KeySpan Department of Justice investigations that were reported in last year’s Annual Report and Accounts is provided on pages 80 and 81. On 18 March 2010, a putative class action was commenced in New York against KeySpan and Morgan Stanley in relation to a financial swap transaction. Further details of this are also provided on page 81.
Other developments
We are currently evaluating options to allow us to exit our gas and electricity businesses in New Hampshire.
Financing developments
On 19 May 2010, the Board resolved to offer a fully underwritten rights issue to raise approximately £3.2 billion, net of expenses. The proceeds are expected to be used to fund a portion of our capital investment programme and for general corporate purposes. The capital raised will allow us to significantly increase our capital investment in the UK and assist in maintaining single A credit ratings for our UK operating companies, thereby improving our long-term competitive position.
Graeme Steele (above left), National Grid’s European Policy and Interconnectors Manager, signs the foundation deed to create the European Network of Transmission System Operators – Gas.
European policy
In July 2009, the European Commission’s third legislative package of energy proposals was passed. Among other things, this legislative package creates formal transmission system operator bodies for both gas and electricity. These bodies are charged with developing technical and commercial rules for cross border trading and producing 10 year network development plans. Through Board representation and working level resources, National Grid has established key roles in both organisations. Going forward, we see these organisations and the wider package of legislation as leading to greater cooperation and coordination with our neighbours in northwest Europe.

Annual Report and Accounts 2009/10 | National Grid plc     21

Operating and Financial Review
External relationships
We aim to enhance our relationships with all our external stakeholders including investors, customers, regulators, governments, suppliers and the communities we serve.
Responsibility
Our reputation depends on the trust and confidence of our stakeholders. We will only earn this by working to the highest standards, by trusting our employees to do the right thing and by running our Company responsibly and sustainably.
Our Framework for Responsible Business, first published in 2002, has been extensively revised this year to provide a clearer line of sight from our vision to how we manage our business and our day-to-day dealings with our stakeholders. Our Company wide policies and position statements, available on our website, underpin the Framework.
Our Standards of Ethical Business Conduct provide a common set of practical guidelines to help ensure our behaviours are lawful, comply with our policies and licences and follow the values set out in the Framework and our core values. We undertake online training for employees annually to ensure they understand the Standards.
In 2009/10, there were 13.6 substantiated breaches of the Standards per 1,000 employees compared with 11.3 in 2008/09 and 11.6 in 2007/08. Offences include such things as fraud, internet and email abuse, drugs and alcohol abuse, and misuse of company vehicles and other assets. We take all breaches very seriously and disciplinary action can range from a verbal warning to dismissal.
In our 2010 employee survey, 66% (2009: 66%) of respondents considered something would be done if they reported an inappropriate business practice or an ethical issue.
We continue to enjoy external acknowledgment of our responsible business approach. In June 2009, we became one of only seven Business in the Community Platinum Plus companies, recognising our long-term commitment to operating responsibly.
The Responsibility section of our website provides performance data on a wide range of environmental, employee, economic and social issues. It also sets out our approach to assuring the corporate responsibility information and data in this report and our other public corporate responsibility reporting.
Investors

Our aim is to ensure the value of our business is fully reflected in our share price. We aim to make National Grid attractive to investors so we can finance our operations as effectively as possible.

In 2009/10, the prevailing economic conditions led to the cancellation of many investor conferences on the utilities conference calendar, but during the year we conducted over 230 investor meetings in the UK and Europe and 228 investor meetings in the US, maintaining a presence at 3 UK and European conferences and at 8 North American conferences. We presented to 11 broker sales teams, held 2 US regulatory updates and 1 UK site visit for analysts and investors.
We also presented to debt investors in the major European financial centres as well as across the US.
We operate a shareholder networking programme, the aim of which is to allow shareholders to gain a better understanding of the business. The programme includes visits to operational sites and presentations by senior managers and employees.
Customers

We aim to treat customers with respect, to communicate clearly with them, and to make their interactions with us as straightforward as possible. We aim at all times to provide a safe, reliable and efficient service to our customers.

We have a very wide range of customers, including: electricity generators and gas shippers; new developers from nuclear to wind, wave and tidal power; gas storage operators; local distribution companies; and approximately 19 million industrial, commercial and domestic consumers.
In 2009, we sought feedback from our UK transmission customers to understand what it was like to do business with us. They told us in a lot of cases we perform well and are knowledgeable about the industry. However, in a number of cases we let them down by our actions – including not communicating effectively and not being accessible. Using the data we gathered, a programme for 2010 has been developed to drive change in our customer focus. The programme sets out clear commitments to our customers, is driven and supported by senior management, and provides accountability and ownership for our employees.
A customer focused Transmission business will ensure we can be flexible in meeting the challenges of our changing customer base. It will allow us to respond proactively to customer requirements by meeting requests wherever we can. In cases where the regulatory frameworks prevent us from doing so, we will explain clearly the reasons and will work with the industry to adapt the frameworks for the future.
In UK Gas Distribution, we have a programme to improve customer service levels. This includes increased staff training, reviewing our processes to make them more customer focused, and a review of all our communications with customers. In addition, we are providing increased support to leaders to assist them as they engage with employees on the importance of customer service. An example of this is a short film that has been produced explaining the important role that all employees play in delivering an excellent customer service.
In the US, we implemented a new customer organisational model during the final quarter of the year, designed to increase our ability to deliver our customer objectives. The new organisation has been designed to be market driven and focused on delivering integrated energy solutions to our customers across all lines of business. For more information, see page 32.
We recognise the difficulties the current state of the economy has caused many of our customers. We understand we have an obligation to balance the payment needs of our customers with our financial responsibility to our shareholders, our regulatory commissions and our remaining customer base. To help balance these needs, we have been implementing a comprehensive bad debt mitigation strategy which includes focusing on early intervention and customer risk segmentation allowing us to better match appropriate collection strategies to individual customers.

22     National Grid plc | Annual Report and Accounts 2009/10

Regulators

Our regulators, both in the UK and the US, are concerned with ensuring we can and do provide a safe, reliable and efficient service to our customers. Our ability to deliver that service, and to deliver returns to our investors, depends on our relationships with those regulators.

Our focus on customer service and operational excellence is a critical component of building trust with our regulators. This involves being responsive to the needs of our regulators for high quality information, complying with rules and regulations, operating in an ethical way, responding constructively to consultations and, most importantly, delivering on our promises. In the UK, we continue to work very closely with Ofgem on the renewal of our electricity transmission, gas transmission and gas distribution networks, and on expanding those networks to meet new and changing demand.
In the US, we are committed to maintaining strong relationships with our regulators at the state and federal levels. We want to ensure we deliver on our regulatory commitments, bring benefits to our customers, and shape the future regulatory agenda to deliver a clean energy economy. To that end, we have established a dedicated federal regulatory affairs team in Washington, D.C.
Suppliers

We aim to work in partnership with our suppliers, developing constructive relationships and working together effectively. Our objective is to develop contractual arrangements with our suppliers that align their interests with our own, as far as possible, and share financial risks appropriately.

Considering the environmental impact as part of our procurement decision making is key to developing our leadership position on climate change issues. We are developing a strategy to measure and reduce our supply chain carbon emissions.
The World Resource Institute/World Business Council for Sustainable Development has developed proposals for a Scope 3 greenhouse gas emission reporting protocol. We have been selected to participate in a worldwide pilot study to road test the new protocol. We are also participating in the Carbon Disclosure Project’s supply chain initiative where we will be assessing the greenhouse gas emissions of 144 of our top suppliers.
Given the scale of carbon emissions from our UK construction activities, we have undertaken pilots to develop carbon life cycle analysis tools. Working with our alliance partners, we have been driving innovation and sharing best practice in green build techniques and materials management.
We believe small businesses power the economy by creating jobs and contributing to the financial stability of our communities. It is the aim of our US supplier diversity programme to effectively expand business opportunities through outreach, purchasing exchanges and creating powerful partnerships with diverse suppliers to reach our long-term growth objectives. To help increase our base of qualified suppliers we have developed partnerships with numerous organisations that identify and/or certify suppliers.
Communities

We want to be welcomed and seen as a valued partner in the communities we serve. We will prioritise our community investment in areas where we have a business interest as well as knowledge and expertise to share.

Over the last year, we have implemented our new community impact framework.
We have continued to engage more employees in our community volunteering. Our partnership with Special Olympics Great Britain has been very successful with an 82% increase in volunteer hours in company time compared with 2008/09. A small group of our employees have been mentoring athletes. Some of the athletes spoke at the National Summer Games opening ceremony in Leicester, an event to which we sent a team of volunteers for the week. We also sponsored the Torch Run on its journey around the country. In the US, our employees have been involved in various volunteering opportunities, including Earth Day and Junior Achievement.
We continue to use the London Benchmarking Group model (for more information see www.lbg-online.net) to provide a framework for measuring and reporting our community investment contributions. In 2009/10, we invested £11 million (2008/09: £10 million; 2007/08: £9 million) in support of community programmes across our operations.
In our 2010 employee survey, 63% (2009: 64%) of respondents considered National Grid makes a positive contribution to the communities in which we operate.
Investment recovery programme
Our US investment recovery and recycling programme helps us reduce waste and save money by reusing, selling or recycling assets. From electrical and gas equipment to office material and scrap, in 2009/10 we processed over 11,000 tonnes of material. As well as environmental and financial benefits, the programme brings social advantages. Working in partnership with Monarch Industry and Seven Hills Foundation, it provides adults with physical and mental disabilities the opportunity to experience the work environment by performing a variety of tasks.

Annual Report and Accounts 2009/10 | National Grid plc     23

Operating and Financial Review
Vision, strategy and objectives

Vision

Our vision is the long-term aspiration for National Grid – what we want to be in the future.	We, at National Grid, will be the foremost international electricity and gas company, delivering unparalleled safety, reliability and efficiency, vital to the wellbeing of our customers and communities.

We are committed to being an innovative leader in energy management and to safeguarding our global environment for future generations.

Strategy

Our strategy is a medium-term step in the journey to achieve the vision – what we will be doing over the next few years.

It is also the overarching principle that provides commercial context to each of the objectives.
We will build on our core UK and US, electricity and gas, regulated business base and financial discipline to deliver sustainable growth and superior financial performance.

Company objectives

The objectives are the building blocks of the strategy and are fundamental to our business – what we are doing now.
•  Driving improvements in our safety, customer and operational performance

•  Delivering strong, sustainable regulatory and long-term contracts with good returns

•  Modernising and extending our transmission and distribution networks

•  Expanding our capabilities and identifying new financeable opportunities to grow

• Becoming more efficient through transforming our operating model and increasingly aligning our processes
• Building trust, transparency and an inclusive and engaged workforce
• Developing our talent, leadership skills and capabilities
• Positively shaping the energy and climate change agenda with our external stakeholders in both regions
Line of sight

Line of sight links the vision, strategy and Company objectives to all our employees’ individual objectives – how what each of us does contributes to the success of the Company.
Our vision, strategy and Company objectives are the foundation of the annual priorities of each line of business and function.
These annual priorities form the basis of the objectives of the Executive Directors and senior managers, and then flow down the organisation to the individual objectives of every manager and employee. Consequently, the actions required to deliver the strategy are allocated and aligned with employee responsibilities.
Our aim is that every employee is able to trace their objectives through to the Company’s objectives, strategy and vision.

24     National Grid plc | Annual Report and Accounts 2009/10

Delivering the future through our strategy

We recognise that the geographic areas in which we operate present different challenges, and therefore the implementation of the strategy has a different focus in the UK than in the US. The details of how we plan to deliver the strategy in each region are outlined below and the alignment of the headline priorities of each business segment is illustrated in the diagram.
In the UK, we will seek to grow through replacing and expanding our core networks and investing in other organic growth opportunities relating to climate change and security of supply. In developing the future UK and EU policy and regulatory framework, we will actively influence the energy policy agenda and endeavour to position ourselves as the go-to company for current and future governments both with regard to expert opinion on matters relating to UK energy policy and climate change, and as the company of choice for delivering large energy infrastructure projects. We will look to ensure that future price controls reflect the need for substantial and timely investments to ensure climate change targets and security of supply requirements are met, while delivering acceptable and timely rates of return.
In the US, we will focus on filing rate plans and achieving appropriate outcomes, while also addressing our cost base. We will grow through core business customer growth, and asset replacement and network reinforcement. In developing the future US policy and regulatory framework, we will continue to drive towards achieving rate plans that deliver fair rates of returns, along with operating and capital cost recovery. We will continue to push for decoupling and the extension of energy efficiency programmes. We will also seek to achieve forward-looking rate plans, together with trackers for key areas of increase and volatility such as capital expenditure, pensions and bad debts. We also aim for rate plans to include remuneration for climate change initiatives such as smart grid, solar and transmission projects to connect renewables.

UK strategy Investment led organic growth	Transmission UK	à Delivering a step change in asset replacement of our transmission infrastructure à Delivering major new infrastructure investment to facilitate low carbon targets in the UK

	Gas Distribution UK	à Improving operating efficiency, safety and customer satisfaction through Gas Distribution front office (see page 58)
à Successfully defending our position through the next price control review

US strategy Resetting the baseline and focus on growth from core	Transmission US	à Delivering on regulatory agreed ageing asset renewal programmes securing improved safety and reliability in our networks

	Gas Distribution US	à Delivering rate plans and closing performance gaps à Delivering growth through new connections and mains replacement/reinforcement
à Improving customer satisfaction

	Electricity Distribution & Generation	à Delivering rate plans and closing performance gap à Delivering new processes and cost efficiencies that benefit customers and enhance alignment across the US business
à Positioning ourselves as a utility of the future

Values	Responsibility

This year, we are emphasising the link between the line of sight and our values. It is important that we judge our achievements not just on what is delivered but also on how it is done. Our core values are: respect others and value their diversity; take ownership for driving performance; demonstrate integrity and openness in all relationships, and work as one team, one National Grid.
Our vision, strategy and Company objectives are underpinned by our commitment to corporate responsibility. We will operate to the highest standards of corporate governance and conduct our business in an ethical and sustainable manner.

Annual Report and Accounts 2009/10 | National Grid plc     25

Operating and Financial Review
Business drivers,
risks and opportunities

Business drivers

There are many factors that influence the success of our business and the financial returns we obtain. We consider the factors described here to be our principal business drivers.

Price controls and rate plans

The prices we charge for use of our electricity and gas transmission and distribution networks are determined in accordance with regulatory approved price controls in the UK and rate plans in the US. These arrangements include incentive and/or penalty arrangements. The terms of these arrangements have a significant impact on our revenues.

Multi-year contracts

Revenues in our Long Island electricity distribution and generation operations are subject to long-term contracts with the Long Island Power Authority. In addition, revenues in our Grain LNG importation terminal are determined by long-term contractual arrangements with blue chip customers.

People

The skills and talents of our employees, along with succession planning and the development of future leaders, are critical to our success. We believe that business success will be delivered through the performance of all current and future employees, and enhanced by having a workforce that is diverse in its cultural, religious and community influences.

Risks and opportunities

There are a number of risks that might cause us to fail to achieve our vision or to deliver growth in shareholder value. We can mitigate many of these risks by acting appropriately in response to the factors driving our business. The principal risks are described here. For more detail on risks, see pages 93 to 95.

Regulatory settlements and long-term contracts

Our ability to obtain appropriate recovery of costs and rates of return on investment is of vital importance to the sustainability of our business. We have an opportunity to help shape the future of the regulatory environment, for example in our participation in RPI-X@20 in the UK and in our rate filings in the US. If we fail to take these opportunities, we risk failing to achieve satisfactory returns.

Financial performance

Financial performance and operating cash flows are the basis for funding our future capital investment programmes, for servicing our borrowings and paying dividends, and for increasing shareholder value. Failure to achieve satisfactory performance could affect our ability to deliver the returns we and our stakeholders expect.

Talent and skills

Harnessing and developing the skills and talent of our existing employees, and recruiting, retaining and developing the best new talent, will enable us to improve our capabilities. Failure to engage and develop our existing employees or to attract and retain talented employees could hamper our ability to deliver in the future.

Objectives

We have developed the Company strategy and objectives to address the key business drivers and risks, ensuring we manage the business appropriately so as to mitigate risks and optimise opportunities. For more detail on objectives, see pages 24 and 25.

Key performance indicators (KPIs)

We use a variety of performance measures to monitor progress against our objectives. Some of these are considered to be key performance indicators and are set out here. For more detail on performance, see pages 28 to 45.

- Adjusted earnings per share
- Group return on equity
- Total shareholder return
- Employee engagement index

26     National Grid plc | Annual Report and Accounts 2009/10

Capital investment

Capital investment is a significant driver for organic growth. In our regulated energy networks, the prices we charge include an allowed return for capital investment determined in accordance with our price controls and rate plans. Capital investment in non-regulated assets allows us to develop new revenue streams or to increase revenues from existing assets.

Safety, reliability and efficiency

Our ability to operate safely and reliably is of paramount importance to us, our employees, our contractors, our customers, our regulators and the communities we serve. Our financial performance is affected by our performance in these areas. Operating efficiently allows us to minimise prices to our customers and improve our own financial performance to benefit our shareholders.

Relationships and responsibility

Our reputation is vitally important to us. We only earn the trust and confidence of our stakeholders by conducting our business in a responsible manner. The quality of our customer service feeds through to the attitudes of regulators and is also linked to our financial performance. Our reputation depends on our behaviours being lawful and ethical, on complying with our policies and licences, and on living up to our core values.

Other investment

Investment in new businesses is also a significant driver of growth, provided we can create value through operational improvements, synergies and financial benefits. Disposals can crystallise value for shareholders, where the price on offer is better than the long-term return we can obtain ourselves or where a business does not fit with our principal operations.

Investment in our networks

Our future organic growth is dependent on the delivery of our capital investment plans. In order to deliver sustainable growth with superior financial performance we will need to finance our investment plans. Instability in the financial markets, loss of confidence by investors, or inadequate returns on our investment may restrict our ability to raise finance.

Safety, reliability and customer service

The operating profits and cash flows we generate are dependent on operating safely and reliably, and providing a quality service to customers. If we fail to meet our regulatory targets or the high standards we set ourselves, we risk loss of reputation as well as financial penalties imposed by regulators.

Efficiency

Transforming the way we operate by simplifying and standardising our systems and processes will drive efficiency and reduce costs. Transforming our operating model will enable us to deliver increased value to our shareholders. Conversely, if we do not achieve this transformation, or associated benefits in efficiency, then shareholder value will not grow as we hope or will diminish.

Sustainability and climate change

Safeguarding our global environment for future generations is dependent on integrating sustainability and climate change considerations into our business decisions, influencing legislators and regulators to reshape energy markets to address climate issues, and helping our employees, customers and suppliers to change their behaviour to be more environmentally responsible.

Expanding our capabilities and identifying growth opportunities

Identifying, evaluating and acquiring new businesses that build on our core regulated operations are important. If we are unable to acquire businesses with the correct strategic fit it may restrict our future sustainable growth and our ability to increase shareholder value. The acquisition of new businesses is dependent on our ability to fund transactions through internal cash flows or the issuance of new debt or new shares.

Modernising and extending our transmission and distribution networks

Driving improvements in our safety, customer and operational performance

- Network reliability targets
- Employee lost time injury frequency rate
- Customer satisfaction
- Regulated controllable operating costs
- Greenhouse gas emissions

Annual Report and Accounts 2009/10 | National Grid plc     27

Operating and Financial Review
Key performance indicators (KPIs)
Financial KPIs

Company strategy and objectives	Financial KPIs	Definitions

Sustainable growth and superior financial performance	Adjusted earnings per share	Adjusted earnings* divided by the weighted average number of shares

	Total shareholder return	Growth in share price assuming dividends are reinvested

Delivering strong, sustainable regulatory and long-term contracts with good returns	Group return on equity	Adjusted earnings* with certain regulatory based adjustments divided by equity

Becoming more efficient through transforming our operating model and increasingly aligning our processes	Regulated controllable operating costs	Regulated controllable operating costs as a proportion of regulated assets

Our performance and the progress we have made against our strategic aims and against the objectives we have set ourselves are described below and on the following pages. Commentary on our overall financial results can be found on pages 38 to 45, and information on the performance and financial results of each line of business is set out on pages 46 to 73.
We measure the achievement of our objectives both through the use of qualitative assessments and through the monitoring of quantitative indicators. To provide a full and rounded view of our business, we use non-financial as well as financial measures. Although all these measures are important, some are considered to be of more significance than others, and these more significant measures are designated as KPIs. Our financial and non-financial KPIs are highlighted here. KPIs are used as our primary measures of whether we are achieving our principal strategic aims of sustainable growth and superior financial performance. We also use KPIs to measure our performance against our objectives; the relationships between the objectives and the KPIs is explained above.

Total shareholder return (chart)

*	Adjusted earnings excludes exceptional items, remeasurements and stranded cost recoveries
+	2007/08 data includes continuing operations acquired with KeySpan for the period from 24 August 2007 to 31 March 2008 or as at 31 March 2008
^	2007/08 results include KeySpan operations on a pro forma financial performance basis assuming the acquisition occurred on 1 April 2007
†	Comparative data has been restated for the impact of the scrip dividend issues
‡	Comparative data has been restated to present information on a consistent basis with the current year

28     National Grid plc | Annual Report and Accounts 2009/10

Non-financial KPIs

Company objectives	Non-financial KPIs	Definitions

Modernising and extending our transmission and distribution networks	Network reliability targets	Various definitions appropriate to the relevant line of business

Driving improvements in our safety, customer and operational performance	Customer satisfaction	Our position in customer satisfaction surveys

	Employee lost time injury frequency rate	Number of employee lost time injuries per 100,000 hours worked on a 12 month basis

Building trust, transparency and an inclusive and engaged workforce	Employee engagement index	Employee engagement index calculated using responses to our annual employee survey

Positively shaping the energy and climate change agenda with our stakeholders in both regions	Greenhouse gas emissions	Percentage reduction in greenhouse gas emissions against our 1990 baseline

Network reliability targets

	Performance			Measure			Target
	05/06	06/07	07/08	08/09	09/10		09/10

Electricity transmission – UK	99.9999	99.9999	99.9999	99.9999	99.9999	%	99.9999

Gas transmission – UK	100	100	100	100	100	%	100

Gas distribution – UK	99.999	99.999	99.999	99.9999	99.999	%	99.999

Electricity transmission – US	348	259	437	266	147	MWh losses	<253

Electricity distribution – US	141	121	110	114	114	Mins of outage	<122

See pages 50, 58 and 66 for additional details on network reliability

Customer satisfaction

	Performance		Measure	Target
	08/09	09/10

Gas Distribution – UK	4th quartile	Not yet available	Quartile ranking	To improve

Gas Distribution – US: Residential	4th quartile	3rd quartile	Quartile ranking	To improve

Gas Distribution – US: Commercial	3rd quartile	2nd quartile	Quartile ranking	To improve

Electricity Distribution & Generation: Residential	4th quartile	4th quartile	Quartile ranking	To improve

Electricity Distribution & Generation: Commercial	4th quartile	3rd quartile	Quartile ranking	To improve

~	2007/08 restated due to improved baseline data relating to KeySpan. Previously published figure excluding KeySpan was 30%
#	Our greenhouse gas emissions for 2009/10 are not fully verified at the date of this Report. Fully verified data will be published on our website in July 2010

Annual Report and Accounts 2009/10 | National Grid plc     29

Operating and Financial Review
Performance against our objectives
We use a number of detailed performance measures in addition to the key performance indicators (KPIs) shown on pages 28 and 29, reflecting the scale and complexity of our operations. We use qualitative assessments to judge progress against our objectives in areas where numerical measures are less relevant.
Changes to key performance indicators
We reported last year that we were developing a new KPI to monitor our performance on customer service. In order to measure the degree to which customers are satisfied with the service we provide, we have introduced a KPI with five components: Ofgem’s UK gas distribution customer satisfaction score and the four J.D. Power and Associates customer satisfaction surveys in the US.
Ofgem requires the 8 gas distribution networks (GDNs) in Great Britain to carry out 3 types of quarterly customer satisfaction survey, covering planned works, unplanned works and connections. Respondents are asked to rate their level of satisfaction with the service provided by the GDN on a 10 point scale, where 1 is very dissatisfied and 10 is very satisfied. We calculate the average overall score for the 4 GDNs we own, compare our scores to those of the other GDNs, and report this as a component of the new KPI.
J.D. Power, an independent marketing information firm, produces a wide range of surveys of customer satisfaction, including four relating to US utilities. We use our positions in these surveys as the other components of the new KPI.
Last year, we included regulated controllable operating costs as a KPI. While this remains an important measure, and we continue to report it (see page 34), in view of our aim of building on our regulated asset base to deliver sustainable growth, we believe it is more informative to compare those costs to our total regulated assets to measure our efficiency as the business grows. We have therefore changed the KPI this year to measure our regulated controllable operating costs as a proportion of our regulated assets (regulated asset value in the UK and rate base in the US).
Performance measures and strategy
Our strategy is stated on page 24. Our performance in implementing the key elements of the strategy is measured in the following ways.
We will build on our core UK and US electricity and gas regulated business base...
We invest in our existing business in order to improve efficiency and reliability and to support our targeted dividend growth. We will also consider acquisitions in these core areas, but only where we believe we can derive added value for our investors.
Our KPIs in this area, as shown on pages 28 and 29, are total shareholder return and network reliability. Other performance measures include capital investment (see page 33), and dividend growth (see page 38).
...and financial discipline...
We seek to control operating costs, and to invest capital only where we expect to be able to obtain an acceptable return. We are committed to maintaining a single A range credit rating at the UK operating company level.
Our KPI in this area, as shown on page 28, is regulated controllable operating costs presented as a proportion of regulated assets. Other performance indicators include the vanilla return for UK businesses (see pages 50 and 57), regulatory return on equity for US businesses (see pages 50, 57 and 66), and interest cover (see page 74).
...to deliver sustainable growth...
There are a number of factors that determine the extent to which growth is sustainable. We believe that operational excellence will help us to build and maintain good relationships with our customers and regulators. Managing the skills and talents of our employees helps us to recruit, retain and develop the best possible talent, creating a diverse and motivated workforce and positioning ourselves to take advantage of present and future opportunities.
Our KPIs in this area, as shown on page 29, are customer satisfaction, employee lost time injury frequency rate, employee engagement index and greenhouse gas emissions. Other performance measures include measures of gender and ethnic mix, and a number of qualitative measures, including the number of significant direct environmental incidents and value of environmental fines, together with our participation in bodies such as the RPI-X@20 advisory panel.
...and superior financial performance.
We aim to deliver superior returns to our investors, and to ensure that the value we create is reflected in our share price.
Our KPIs in this area, as shown on page 28, are total shareholder return and adjusted earnings per share. Other performance measures include adjusted operating profit for the year (see pages 38 and 41) and operating cash flows (see pages 44 to 45). A full discussion of our financial performance can be found on pages 38 to 45.

30     National Grid plc | Annual Report and Accounts 2009/10

Driving improvements in our safety, customer and operational performance

We aim for operational excellence by performing to the highest standards of safety and reliability, and by improving customer service.

Safety
Safety is critical both to business performance and to helping to define the culture of the Company for our employees.
We recognise that our operations potentially give rise to risk and believe we can eliminate or minimise those risks to achieve zero injuries or harm and to safeguard members of the public. We further believe that everyone in National Grid, collectively and individually, has a part to play in achieving this.
Employee safety
We report our employee lost time injury frequency rate, expressed as lost time injuries per 100,000 hours worked, as a key measure that can be compared with other companies. This takes into account the number of employees and the hours worked. As well as reporting our lost time injury frequency rate, we also report the number of lost time injuries.
2009/10 saw a significant reduction in our lost time injury frequency rate to 0.15 compared with 0.25 in 2008/09 and 0.30 in 2007/08. The number of lost time injuries was 86 in 2009/10 compared with 140 in 2008/09 and 157 in 2007/08. Definitions for lost time injury and lost time injury frequency rate are included in the glossary on page 187.
The principal causes of lost time injuries are road traffic collisions, musculoskeletal injuries and slips, trips and falls. We have implemented targeted programmes during the year to change behaviours in these areas and drive performance improvements. In our 2010 employee survey, 74% (2009: 74%) of respondents felt confident that safety concerns or issues raised would be addressed and 76% (2009: 76%) of respondents considered that National Grid never compromises safety in order to meet other goals.
Contractor safety
We believe everyone who works for us is entitled to high levels of safety, whether they are a direct employee or employed by one of our contract partners. In 2009/10, there were 85 contractor lost time injuries compared with 108 in 2008/09 and 105 in 2007/08 (see figure 1). When developing safety improvement programmes, we ensure our contract partners are actively involved and believe there is a mutual benefit in sharing good practice and learning.
Public safety
The safety of the public in the communities we serve is of prime importance to us. In 2009/10, 44 members of the public were injured as a result of our activities compared with 52 in 2008/09 and 36 in 2007/08 (see figure 2). A single incident, involving a gas explosion in a property in Shrewsbury, UK, caused 12 of these injuries. Our gas main replacement programme, the purpose of which is to reduce the safety risk relating to older metallic main, is described on page 57.
Process safety
Operating major hazard sites and pipelines means managing process safety risks is always a prime consideration in the way we run our business. We aspire to be an industry leader in this area.
Process safety incidents are relatively rare and often have catastrophic consequences. As such, counting the number of incidents is not a good indicator of performance.

Figure 1 – Contractor lost time injuries Number	Target: Zero
Data prior to 2008/09 excludes KeySpan.

Figure 2 – Injuries to members of the public Number	Target: Zero
Data prior to 2008/09 excludes KeySpan.
Includes fatalities, injuries requiring the person to attend hospital and, in the UK, any other injuries reportable under the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations (RIDDOR).

Figure 3 – Employee sickness absence rate %	Target: Zero
Data prior to 2008/09 excludes KeySpan.

Annual Report and Accounts 2009/10 | National Grid plc     31

Operating and Financial Review
Performance against our objectives continued
During 2009/10, we have continued to develop and report comprehensive leading and lagging indicators to measure that we have process safety risks under control. These indicators are regularly reviewed by the Executive Committee to ensure controls are in place and plans developed to close any gaps. The Health and Safety Executive was encouraged by the significant progress made in developing, reporting and embedding KPIs within the business. We have also worked to raise awareness of process safety throughout the Company, with training courses and communications to all employees.
In January 2010, we carried out a process safety culture survey with our employees, repeating a series of questions from a survey in 2008. This showed improvements in most areas over the two years and highlighted areas on which to concentrate for the future.
Employee health
Over the year, our sickness absence rate decreased to 2.87% compared with 3.06% in 2008/09 and 2.46% in 2007/08 (see figure 3 on page 31). The gathering and structuring of absence data has improved to provide more accuracy and detail. This helps to develop our health and wellbeing programmes.
This year, all employees have had an opportunity to engage with our health and wellbeing programmes. These are provided to make sure we create a healthy working environment that supports and encourages good lifestyle choices at work and at home. Through our occupational health programme, we continue to monitor the health of our 11,500 field based engineers ensuring the protection of their health from work activities and their fitness for work.
In the US, to date over 7,500 employees, supervisors and managers have completed a behavioural change programme for soft tissue injury prevention. This programme provides a framework to avoid musculoskeletal injuries and make sure employees understand how to maintain and improve their physical resilience.
In the UK, approximately 1,440 employees, including more than 500 field engineers, have taken up the option to review their lifestyle based on the results of a cardiovascular risk assessment. This has been supported by providing broad access to health kiosks and related workshops on nutrition and diet. The outcome of these reviews is that 300 employees have been referred to their family doctor for further medical investigation and support, while all employees in the programme were advised of their cardiovascular risk score and provided with a report detailing specific lifestyle improvements that would benefit them.
Across the Company, 5,500 employees took part in and completed the summer activity campaign Shape Up National Grid, a 12 week interactive team event that combined a weight management programme with an exercise and pedometer challenge.
The work being undertaken on health was recognised at this year’s UK National Business Awards where we reached finalist status in the Health and Wellbeing category.
The business impact of these programmes is difficult to quantify at this stage but is expected to help improve employee performance and productivity, employee engagement levels and attendance.
Reliability
Our principal operations are critical to the functioning of the economies we serve. The reliability of our energy networks is one of our highest priorities after safety.
Our approach to maintaining and improving reliability involves: investing in infrastructure and systems to provide the operational tools and techniques necessary to manage our assets and operations to high standards and investing in the renewal of assets; investing in the skills and capabilities of our people to give them the ability to operate our networks to a high degree of service excellence; and maintaining a constant focus on reliability as one of our principal objectives, ensuring we are proactive about planning and that we react quickly to factors that could compromise it.
We use business specific reliability performance indicators to measure our reliability performance. More information on the reliability of each of our businesses is included in the business sections on pages 50, 58 and 66.
Customer service
We aim to impress our customers with the quality of the services we provide, with our responsiveness when things go wrong and with our dedication to continued improvement.
As noted on page 22, in the US we have implemented a new customer organisational model. The new structure consists of two groups: customer energy solutions and customer service operations.
Customer energy solutions provides customers across all lines of business with one source for all their energy needs by integrating all products and services we offer to them into one group, including energy efficiency. The Company uses its marketing and energy product expertise to deliver energy solutions that allow customers to manage their energy choices and reduce their impact on the environment. It is divided into three functions: market strategy and implementation, including focused and targeted communications; energy products, providing product expertise and regulatory support to develop new products; and energy solutions delivery, maintaining relationships with larger customers and an important local presence in our communities.
Customer service operations focuses on delivering the highest quality end-to-end experience for our customers at the lowest possible cost. It is divided into four functions: revenue cycle management, responsible for processes from billing to collection and performance metrics; customer care, providing the primary point of contact for customers through call centres and customer offices; business technology, managing short- and long-term technology priorities to ensure quality customer service; and workforce management, planning and analysis.
Improvements made during the year included: the acceptance of credit cards for bill payment; implementation of a web based outage communication tool; innovative energy efficiency campaigns; enhanced communications related to our tree trim customer programme; focus on community presence in all our operating areas; and self service website enhancements.
We are already seeing an improvement in our customer satisfaction in the US. Our rankings in the four J.D. Power and Associates customer satisfaction surveys have improved. We will continue to build upon this improvement while staying focused on the delivery of outstanding customer service.
In our 2010 employee survey, 54% (2009: 57%) of our employees believed National Grid is a good company for customers to do business with.
Further information on our customer service during the year is provided within each of the business sections on pages 50, 57 and 66.

32     National Grid plc | Annual Report and Accounts 2009/10

Delivering strong, sustainable regulatory and long-term contracts with good returns

We will work with our regulators and governments to develop the changes that are required to address climate change and security of supply in a way that is affordable for consumers and ensures timely delivery while also ensuring adequate returns for our investors.

Our group return on equity KPI allows us to monitor our performance in generating value from the investments we make. Return on equity is calculated by dividing our annual return by our equity base. Our annual return consists of earnings before exceptional items, remeasurements and stranded cost recoveries, adjusted for a number of regulatory based items including regulatory depreciation, retail price index (RPI) inflation on our UK regulatory asset value (RAV), and a pension deficit adjustment. Our equity base consists of invested capital less opening net debt. Invested capital is the opening UK RAV inflated to mid year using RPI linked inflation, plus opening US invested capital excluding stranded cost assets and assets disposed in the year, plus the closing net book value of assets and liabilities of UK based non-regulated businesses, corporate activities and joint ventures. Opening net debt is adjusted for significant individual transactions during the year such as disposal proceeds and share buybacks.
We monitor our performance using a three year average return rather than a return for a specific year. We believe this provides a better measure of our ongoing performance because it helps to reduce short-term fluctuations due to temporary market conditions such as inflation volatility. For 2009/10, our three year average return on equity was 11.3%, compared with 10.8% in 2008/09 and 11.8% in 2007/08. The increase in the year was primarily driven by an increase in UK inflation to 4.4% for the year to 31 March 2010, compared with -0.4% for the previous year.
Significant levels of investment over the next few years mean it is vital we optimise our regulatory returns and ensure we are appropriately compensated for our investments.
In the UK, the overall regulatory framework, and the price controls which form part of this framework, provide the environment that enables us to be confident that where we act efficiently and economically and in the interest of consumers then we will receive appropriate returns.
We are actively participating in Ofgem’s review of the current RPI–X based regulatory framework, which is discussed on page 20. In addition to our responses to the various consultation documents, we are also participating in the four industry working groups that Ofgem have established: innovation, investment, financing, and consumers. Ofgem anticipate that the outcome of the project will be published towards the end of 2010. It will not have any impact on the present price control, other than necessitating a one year adapted rollover of the existing price control, but it is expected that its conclusions will feed through into the review for the price control commencing April 2013.
In the US, we continue to make progress in setting new rates and moving the regulatory agenda forward. Over 60% of our asset base has had new rates since 2008. Under these new rate plans we have increased our US revenue by over $190 million per annum. We have an aggressive rate case agenda focused on increasing revenue to ensure we are recovering all costs to operate the utilities in the US and on employing innovative rate making mechanisms to ensure we get timely recovery of costs which enable us to earn fair returns for investors.
On 29 January 2010, we filed a three year rate plan for our upstate New York electricity business requesting an initial revenue increase of $369 million and a return on equity of 11.1%. Additionally, the filing seeks approval of a capital tracker which will provide timely recovery of our investment in the network, revenue decoupling and annual reconciliation mechanisms for certain non-controllable costs. This filing is unique in that it proposes to increase delivery revenue but mitigate the rate impact on retail customers’ bills by offsetting the revenue increase with a decline in the stranded cost charges on the bills.
In Massachusetts, we filed a new rate plan for the three gas distribution companies requesting a total revenue increase of $106 million with a return on equity of 11.3%. As in other cases, we are requesting approval of revenue decoupling, an infrastructure investment tracker, annual true-up mechanisms for commodity bad debt and pension costs, and an annual inflation adjustment factor. A decision is expected by 1 November 2010, with rates effective from that date.
In New Hampshire, we filed a new rate case for the gas distribution company on 26 February 2010. We are seeking an overall increase of $11 million and a return on equity of 11.2%, which includes a 0.2% two year stay out premium. We proposed revenue decoupling, an expanded capital tracker, reconciling mechanisms for pensions and other post-employment benefits and for commodity related bad debt, and an inflation tracker on operations and maintenance costs.
Modernising and extending our transmission and distribution networks

We aim to invest the amount required to maintain a safe and reliable system, and to accommodate new patterns of supply and demand. Capital investment is one of the principal drivers to future growth.

The principal measure we use to monitor organic investment is capital expenditure, which includes investment in property, plant and equipment as well as internally created intangible assets such as software.
Our capital investment plans reflect changing energy infrastructure requirements. Our capital investment programme in our regulated businesses usually takes place within defined regulatory frameworks that permit us to earn a return on allowed investments. Capital investment in our non-regulated businesses is based on the financial return we expect to generate.
Our planned total annual investment for 2010/11 is around £3.9 billion, including £0.2 billion in respect of investments in joint ventures.
More detail on capital expenditure is provided in the business sections on pages 51, 58, 67 and 71.
Expanding our capabilities and identifying new financeable opportunities to grow

We are committed to the growth of National Grid through organic capital expenditure and, where suitable opportunities are available, by the acquisition of new businesses.

In addition to the capital expenditure discussed above, we are actively investigating opportunities in relation to offshore

Annual Report and Accounts 2009/10 | National Grid plc     33

Operating and Financial Review
Performance against our objectives continued

transmission, possible electricity interconnectors with Belgium and with Norway, and carbon capture and storage technology.
We will consider acquiring new businesses in our core markets of electricity and gas delivery in the UK and US.
We use the aggregate consideration paid and debt assumed to monitor this investment in new businesses. There is no specific target because each investment is considered on its own merits. We also monitor synergy savings generated following an acquisition.
There have been no acquisitions during the last two years.
Becoming more efficient through transforming our operating model and increasingly aligning our processes

We aim to work as one company, operating to common core principles, standards and policies to deliver our vision.

As noted on page 30, we have amended our operating efficiency KPI to measure regulated controllable operating costs as a proportion of our total adjusted regulated asset base, reflecting the fact that our business is growing. This proportion has fallen to 7.6% in 2009/10 from 8.0% in 2008/09 and 8.2% in 2007/08.
In addition to the KPI, however, we continue to measure and report regulated controllable operating costs. We exclude the effects of inflation and bad debts, and present the figures on a constant currency basis, in order to be able to compare like-for-like. Regulated controllable operating costs decreased to £2,070 million in 2009/10, compared with £2,109 million in 2008/09 and £2,048 million in 2007/08.
We are organised by line of business and place primary accountability on them to meet our customer needs and regulatory obligations.
In Transmission, our common operating model project is developing a plan to prepare us for the challenges and opportunities between now and 2020. In Gas Distribution, our front office systems project aims to provide the tools to improve our performance, making them simpler to use and apply to improve our service to customers. In Electricity Distribution & Generation, we are implementing organisational design enhancements to improve our operating model and drive customer satisfaction and efficiency benefits.
Company wide functions, such as information systems and procurement, provide common strategy, policy and key processes to benefit from our scale and to drive improved consistency, efficiency and effectiveness.
Procurement
We are in the final stages of a programme to transform our procurement function. The programme has focused on developing our existing capability, and working in a more collaborative way with our business partners. We have successfully embedded a full strategic sourcing process within our global procurement operating model, which has enabled us to approach the market with an aggregated spend, encouraging us and our suppliers to work in a more aligned way.
Process improvement and technology have been at the forefront of the changes we have made. We have adopted an international system that gives us real time data on our procurement activities.
Business process outsourcing
We announced on 8 October 2009 that, following an extensive review, we proposed to outsource some of our UK shared services activities to an external service provider. The outsourcing is expected to deliver significant benefits, process efficiencies and continuous improvement over a five year period. It will result in a reduction of around 300 agency and permanent positions and the closure of our Newcastle site. The phased transfer of activities has begun and is expected to continue throughout 2010.
Information services
We have initiated an information systems (IS) transformation programme to realise a world class global IS capability following a detailed review and benchmarking of current systems, costs and capability. The transformation involves moving from country based IS to operating at a global level with efficient shared service capabilities for solution and service delivery.
Programme objectives include: improved alignment between IS and businesses; a clear rolling strategy and architecture road map closely aligned to the wider business strategy; rationalisation and standardisation of applications; creation of solution centres of excellence; consolidation of data centres and networks and separation of critical national infrastructure systems; and leveraging of standard IS services such as email and intranet.
A new IS leadership team has been appointed and an organisational structure is being put in place. Alternative options for delivering core services are being examined including sourcing of parts of development, maintenance and infrastructure management. Significant investment is being made in building improved capabilities in business relationship management, strategy and architecture, security and risk management.
The next stages involve the completion of the sourcing assessment, and application rationalisation and virtualisation road map. The final decision on sourcing is dependent on the outcome of the assessment, and consultation with regulators, employees and unions will follow as appropriate. The transition to the new operating model will then take place starting with development in autumn 2010 through to service integration and infrastructure services in the first half of 2011.
Transmission and distribution alignment
A newly aligned electricity organisation was implemented in the US during the final quarter of 2009/10, bringing together transmission operations and delivery, electricity distribution operations and generation (transmission asset management, policy and commercial remain separate). US electricity operations are structured to provide improved customer focus and operating efficiencies through shared capabilities, enhanced regulatory relationships, reduced costs, increased productivity and better delivery of capital and maintenance work. In combining, we aim to deliver consistent processes as one single US electricity operations group under the leadership of the chief operating officer.
Building trust, transparency and an inclusive and engaged workforce

To better recruit, retain and develop talented people, we endeavour to engage our employees and to achieve a more inclusive workplace and diverse workforce, reflecting the composition of the communities in which we operate. Our goal is to be seen as an employer of choice across all communities.

34     National Grid plc | Annual Report and Accounts 2009/10

Employee engagement
In February 2010, we conducted our third annual employee survey. The response rate was the highest so far, with 97% of our employees taking part. Our employee engagement index, which measures how employees think, act and feel in relation to National Grid, declined slightly in 2010 to 68%, compared with 70% in 2009 and 60% in 2008.
Employees continue to believe National Grid’s safety culture and supportive management are significant strengths, and they continue to receive favourable ratings. While we focused on reward for performance, vision and direction, and communication, our results slipped slightly in these categories.
In response to these results, we will continue to use line of sight to ensure greater clarity around vision and direction. We will also continue our focus on improved communication and engagement across all lines of the business.
Action plans are being developed and will form part of the management annual objective process for 2010/11 to ensure we further build upon the very encouraging survey response rate and these survey results.
Inclusion and diversity
We use performance measures including the percentage of female and ethnic minority employees, as well as measuring employee perceptions in our employee survey. Inclusion and diversity measures have been built into the Company’s business scorecard.
As at 31 March 2010, 22.7% of our employees were female (see figure 4) and 13.5% were from ethnic minority groups (see figure 5). This compares with respectively 22.6% and 13.2% at 31 March 2009 and 22.5% and 12.3% at 31 March 2008.
To embed an inclusive culture, a number of training programmes were initiated during 2009. The Executive Committee and senior leadership team completed a full day of inclusion training. In December 2009, we launched an inclusive leadership programme for middle managers and, by April 2010, more than 750 managers had completed it. A learning module has also been built into our new employee orientation programme.
Our efforts have been recognised through a number of external awards including, for the second year running, the prestigious Stonewall Top 100 Employers in the UK and, for the third year in a row, the Human Rights Campaign’s Equality Index in the US. We were also the recipient of Profiles in Diversity Journal’s Innovation Award for its Women Empowered programme and Opportunity Now’s Inclusive Culture award, recognising an initiative which is driving change at an organisational level.
In 2010, approximately 66% (2009: 70%) of respondents of the employee survey considered they were treated fairly by National Grid, while 78% (2009: 78%) of respondents considered that their colleagues treated them with respect and dignity.
We are fortunate to have employee resource groups focusing on a number of diversity strands including gender, ethnicity, faith, disability, sexual orientation and new hires. The groups successfully focused on delivering results in three areas: professional development opportunities for their members through workshops and learning sessions; supporting the Company’s efforts in branding and community relations activities such as Special Olympics and recruiting events such as the Asian MBAs conference; and increasing overall understanding of inclusion through workshops and presentations.

97%	68%
Employee survey response rate	Employee engagement index

22.7%	13.5%
Proportion of female employees	Proportion of ethnic minority employees

Figure 4 – Inclusion and diversity – female employees
%
Data prior to 2007/08 excludes KeySpan.

Figure 5 – Inclusion and diversity – ethnic minority employees
%
Data prior to 2007/08 excludes KeySpan.

Annual Report and Accounts 2009/10 | National Grid plc     35

Operating and Financial Review
Performance against our objectives continued

One of the challenges we continue to face is the retention of women and ethnic minorities. We are establishing an exit interview process to collect information that can be used to improve our retention efforts.
Developing our talent, leadership skills and capabilities

A key success factor in delivering our business objectives is having highly competent leaders at every level within the organisation driving high performance and engaging employees. This is the foundation of our talent development strategy, which focuses on the key transition points individuals make during their careers.

During the past year, and continuing into 2010/11, we have been creating targeted solutions to help employees at different points in their career maximise their performance. In 2009/10, approximately 740 front line leaders began foundations of leadership, a 15 month curriculum focused on critical foundational leadership skills; approximately 380 managers attended a one day workshop enabling them to better support their front line leaders through their development. Approximately 65 senior managers also attended a one week highly intensive and interactive development programme, expanding their understanding of the role they play in the broader National Grid; business acumen, collaboration and communication were key elements of the programme.
To complete our transitions development strategy, during 2010/11, we will be creating a development curriculum for middle managers. Underpinning this strategy is our personal effectiveness suite of solutions, which will be available to all employees, focused on a broad array of skills required to perform their roles more effectively. These flagship solutions serve as the framework for developing leaders at various levels within the Company.
Ensuring top quality technical skills is essential to our ability to operate, maintain and expand our infrastructure in a safe, reliable and efficient manner. In 2009/10, our workforce participated in over one million hours of training in the UK and US. During 2009/10, over 6,300 of our US workforce participated in annual expert training and received all of their regulatory and performance training and requalifications in a bundled approach. The programme includes all annual safety and regulatory compliance training, technical topic refreshers, and other discretionary training modules.
Our ability to continue to meet the varied learning needs and styles of our expanding and diverse employee population requires us to create quality development experiences and to deliver those experiences in highly effective and efficient ways. To this end, we are continuing to explore various learning technologies to enhance our learners’ experience.
Positively shaping the energy and climate
change agenda

We aim to take the lead on the energy and climate change issues facing society. We will not simply react to the initiatives of other relevant bodies. Instead, we will be proactive in leading the agenda to make sure we help safeguard the environment.

We have continued to work with Ceres in the US and with the Worldwide Fund for Nature (WWF) in the UK to seek their views on our internal and external efforts to reduce our climate change impacts and shape our positive influence on legislators and regulators. We will continue to press for ambitious national and international plans to tackle the causes and consequences of climate change as governments and others take stock of the outcome of the United Nations climate change conference COP15 in Copenhagen and build towards COP16 in Cancun, Mexico.
We have maintained our involvement with such programmes and organisations as the RPI–X@20 group and Aldersgate Group, in the UK and with the shaping of state climate change regulations in the US through our membership of the Clean Energy Group.
Climate change
We have further embedded our climate change initiative and increased our energy efficiency programmes, focusing on initiatives that are cost effective and regulated. We believe our 45% by 2020 and 80% by 2050 greenhouse gas emissions reduction targets to be industry leading within the UK and US.
Our greenhouse gas emissions for 2009/10 are not fully verified at the date of this Report. However, we estimate our Scope 1 and 2 emissions to be 8.8 million tonnes carbon dioxide equivalent, compared with 11.3 million tonnes in 2008/09 and 12.1 million tonnes in 2007/08 (assuming we had owned KeySpan for the entire year). This equates to a 55% reduction against our 1990 baseline, compared with 42% in 2008/09 and 38% in 2007/08. Fully verified data will be published in July 2010 in the responsibility section of our website, including an explanation of the large reduction in emissions compared with 2008/09 and its impact on our 2020 target.
Our 2020 and 2050 targets remain at the centre of our efforts to identify and implement measures to meet our commitment to safeguard our global environment for future generations. During 2009/10, each line of business developed five year plans for greenhouse gas reduction. The plans, adopted in April 2010, establish a trajectory to 2015 as the half way point to our 2020 target. Executive compensation is linked to performance against the plans.
We have developed a deeper understanding of our Scope 3 emissions and this is also reported on our Company website. We are participating in the World Resources Institute/World Business Council for Sustainable Development worldwide pilot study on Scope 3 emissions reporting and are one of the few utilities to do so. We will further evaluate the development of Scope 3 targets once this project is completed later in 2010.
We also recognise that customer energy efficiency is linked to the scale of our Scope 3 emissions. We have launched a campaign in the US, inviting consumers to commit to 3% year-on-year savings in their energy consumption over 10 years.
Our climate change initiative is being embedded in all areas and operations of the Company. For example, in UK construction we have undertaken pilots to develop carbon life cycle analysis tools. Working with our alliance partners, we have been driving innovation, sharing best practices in green build techniques and materials management.
In 2009, the UK government published the UK Low Carbon Transition Plan, which contained a revised assessment of carbon costs and concluded that the value of carbon used to appraise investments should be approximately doubled to £52 per tonne. We believe that a strong carbon price signal in the economy is essential to drive the right behaviours, so are evaluating the adoption of this revised value in our investment decision making processes across our operations.

36     National Grid plc | Annual Report and Accounts 2009/10

It is equally important we understand the impact of past global emissions on future climate change. We have been working with the UK Met Office to understand how these changes might affect our UK and US infrastructure and future energy demand. Later in 2010, we will be one of the first companies to provide an adaptation report required under the UK Climate Change Act.
Protecting the environment
In April 2009, we published a revised environment policy, reinforcing our commitment to being an innovative leader in energy management and to safeguarding our global environment for future generations.
The number of significant environmental incidents in 2009/10 arising directly from our operations was 10, including zero contractor-related incidents (see figure 6), compared with 12, including 4, in 2008/09 and 34, including 25, in 2007/08.
Incidents outside our control resulting from third party or weather-related damage to our networks (see figure 7) were 2 compared with 1 in 2008/09 and 1 in 2007/08.
In the US, we received 4 environmental citations, compared with 6 in 2008/09 and 6 in 2007/08, but attracted no fines.
In our 2010 employee survey, 59% (2009: 62%) of respondents considered National Grid acts responsibly in all its business dealings, including environmental management.
We manage land contamination issues on an inherited portfolio of historically contaminated land dating back over 100 years. These include former manufactured gas plants, industrial landfills, former/current gas holder sites and older substations on our transmission and distribution networks. Sites can sometimes have a complex mix of contamination. The focus of our remediation programme is on managing the environmental risk by targeting those with the highest environmental risk profile and those with regulatory requirements to remediate, while returning land to productive public or private use where we can, and where it is surplus to operational requirements.
We also take seriously the issues that surround electric and magnetic fields. We recognise that there is scientific uncertainty as to whether the electric and magnetic fields that are produced by some of our assets have an effect on health or not, and that this produces public concern. We monitor the science carefully but we look to relevant independent bodies such as the World Health Organization and the UK’s Health Protection Agency for authoritative advice. In all our operations, as a minimum, we aim to comply with the relevant regulations, guidelines or practices in force in the different jurisdictions in which we operate. In addition, we actively support high-quality research and open communication (including a website at www.emfs.info) and we look for more constructive and less confrontational ways of handling this issue. All these activities are governed by our public position statement on electric and magnetic fields, which we review annually.
On our website (www.nationalgrid.com), we provide further information on the steps we are taking to reduce our impact on the environment, including our use of natural resources and minimising the impact on the environment of our waste.

3%	8.8m tonnes
Targeted annual energy reduction by US customers over the next 10 years
Estimated Scope 1 and 2 greenhouse gas emissions

45%	80%
by 2020	by 2050
Greenhouse gas emissions reduction target	Greenhouse gas emissions reduction target

Figure 6 – Significant environmental incidents	Target: Zero
Direct: Number
Data prior to 2008/09 excludes KeySpan.
There were zero contractor related environmental incidents arising directly from our operations in 2009/10.

Figure 7 – Significant environmental incidents
Third party/weather: Number
Data prior to 2008/09 excludes KeySpan.

Annual Report and Accounts 2009/10 | National Grid plc     37

Operating and Financial Review
Financial performance

Financial results
In the following section we provide a more detailed analysis of our financial results.
Shareholder returns

We aim to increase our dividend each year so that shareholders receive an appropriate level of return on their investment in us. We also try to communicate with investors so that as much as possible of the value we create is reflected in our share price.

We measure total shareholder return as a key performance indicator (KPI) on a cumulative three year basis. The measure reflects changes in our share price and also assumes that dividends paid to shareholders over that period were reinvested in our shares. Cumulative total shareholder return for the period from 1 April 2007 to 31 March 2010 was -7%. This reflects the fact that equity prices generally fell sharply amid the turbulence in the financial markets during 2007/08 and 2008/09, and the recovery during 2009/10 has been insufficient to reverse the effect of those falls.
Dividends in respect of the financial year
The proposed total ordinary dividend for 2009/10 amounts to £951 million or 38.49 pence per ordinary share. This represents an increase of 8% over the previous year’s ordinary dividend per share of 35.64 pence.

	2010	2009	2008	2007	2006
Dividends	pence	pence	pence	pence	pence

Interim	13.65	12.64	11.70	10.90	10.20
Final	24.84	23.00	21.30	17.80	15.90

Total	38.49	35.64	33.00	28.70	26.10

Dividends per ADS	$	$	$	$	$

Interim	1.15	0.95	1.21	1.03	0.88
Final	1.77	1.74	2.05	1.76	1.51

Total	2.92	2.69	3.26	2.79	2.39

The total ordinary dividend per share was covered 1.5 times by adjusted earnings from continuing operations per ordinary share (2008/09 covered 1.4 times, 2007/08 covered 1.4 times) and covered 1.5 times by earnings per ordinary share from continuing operations (2008/09 covered 1.0 times, 2007/08 covered 1.8 times).
The dividend table shows the ordinary dividends paid or payable by National Grid for the past five financial years. These dividends do not include any associated UK tax credit in respect of such dividends, and represent the gross dividends declared whether settled in cash or by new shares.
For the final dividend of 2008/09, and subsequent dividends, shareholders were offered the option of a scrip dividend, whereby they could elect to receive the dividend in the form of new shares rather than cash. The uptake of the scrip dividend option represented 25% and 20% of the total final 2008/09 and interim 2009/10 dividends respectively. Shareholders are again being offered the option of a scrip dividend this year.
Dividends expressed in dollars per American Depositary Share (ADS) in the table above reflect the amounts paid or payable to ADS holders, rounded to two decimal places.
In accordance with IFRS, the final dividend proposed in respect of each financial year is reported in the financial statements for the subsequent year. As a consequence, the final dividend proposed to shareholders for 2009/10 of 24.84 pence per share, amounting to approximately £615 million (assuming all dividends are settled in cash), will be reported in the financial statements for the year ending 31 March 2011.
Financial discipline
In order to deliver sustainable growth, we must be disciplined in the way we manage our balance sheet. The principal measure we use to monitor financial discipline is interest cover, being a measure of the cash flows we generate compared with the net interest cost of servicing our borrowings.
Our long-term target range for interest cover is between 3.0 and 3.5. Interest cover for the year ended 31 March 2010 was above our target range, increasing to 3.9 from 3.1 for the year ended 31 March 2009 (year ended 31 March 2008: 3.2). The primary reasons for the increase in 2009/10 were decreased interest expense on our index-linked debt, due to lower inflation, combined with higher levels of cash inflows from operations during the year. This was partially offset by a decrease in interest received in 2009/10 compared with prior year.
In 2006, we committed to return approximately $1.9 billion cash between calendar years 2006 and 2011 to shareholders through a share repurchase programme based on the after-tax cash flows generated from the recovery of stranded costs in the US. Following the successful disposal of our UK wireless infrastructure operations for £2.5 billion on 3 April 2007, we announced the return of a further £1.8 billion to shareholders. We repurchased £0.6 billion of our shares in 2008/09 and £1.5 billion in 2007/08, which, together with the £0.2 billion repurchased in 2006/07, totals £2.3 billion of returns to shareholders through share repurchases.
In 2008/09, we took the decision to suspend our share repurchase programme in response to the turbulent financial environment and uncertain conditions in the capital markets.
Profit, cash flow and dividends

If we achieve our objectives we should be able to deliver continued improvements in financial performance, so that we deliver on our commitment to increase our dividend by 8% each year to 2011/12.

The KPI we use to monitor our financial performance is adjusted earnings per share. Adjusted earnings per share is basic earnings per share before exceptional items, remeasurements and stranded cost recoveries.
We report our financial results and position in accordance with International Financial Reporting Standards (IFRS).
Continuing and discontinued operations
The financial results of our businesses and segments and of our other activities (as described on page 14) are presented within continuing operations. There were no discontinued operations in 2009/10. For details of our discontinued operations in previous years, see page 41.
Measurement of financial performance and use of adjusted profit measures
In considering the financial performance of our businesses and segments, we analyse each of our primary financial measures of operating profit, profit before tax, profit for the year attributable to equity shareholders and earnings per share into two components comprising; firstly, business performance, which excludes

38     National Grid plc | Annual Report and Accounts 2009/10

exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles; and secondly, exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles. Exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles are excluded from the measures of business performance used by management to monitor financial performance as they are considered to distort the comparability of our reported financial performance from year to year.
Measures of business performance are referred to in this Annual Report and Accounts as adjusted profit measures in order to distinguish them clearly from the comparable total profit measures of which they are a component. Adjusted operating profit, adjusted profit before tax, adjusted earnings and adjusted earnings per share differ from total operating profit, profit before tax, profit for the year attributable to equity shareholders, and earnings per share respectively by the exclusion of exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles.
Exceptional items are items of income and expense that, in the judgement of management, should be disclosed separately on the basis that they are material, either by virtue of their nature or size, and are relevant to an understanding of our financial performance. Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, the integration of acquired businesses, and gains or losses on disposals of businesses or investments.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments. These fair values increase or decrease as a consequence of changes in commodity and financial indices and prices over which we have no control. Stranded cost recoveries comprise income from additional charges that we are allowed to recover from certain of our US customers arising from the divestiture of generation activities in the late 1990s. Amortisation of acquisition-related intangibles arises from intangible assets, principally customer relationships, that are only recognised as a consequence of the accounting required for a business combination. Such amortisation distorts the comparison of the financial performance of acquired businesses compared with non-acquired businesses.
Adjusted profit measures are limited in their usefulness compared with the comparable total profit measures as they exclude important elements of our financial performance, namely exceptional items, remeasurements, stranded cost recoveries and the amortisation of acquisition-related intangibles. We believe that, in separately presenting our financial performance in two components, it is easier to read and interpret financial performance between periods, as adjusted profit measures are more comparable by excluding the distorting effect of exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles, and exceptional items, remeasurements, stranded cost recoveries, and amortisation of acquisition-related intangibles are more clearly understood if separately identified and analysed. The presentation of these two components of financial performance is additional to, and not a substitute for, the comparable total profit measures presented.
Management uses adjusted profit measures as the basis for monitoring financial performance and in communicating financial performance to investors in external presentations and announcements of financial results. Internal financial reports, budgets and forecasts are primarily prepared on the basis of adjusted profit measures, although planned exceptional items, such as significant restructurings, amortisation of acquisition-related intangibles and stranded cost recoveries are also reflected in budgets and forecasts. Management compensates for the limitations inherent in the use of adjusted profit measures through the separate monitoring and disclosure of exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles as a component of our overall financial performance.
Exchange rates
Our financial results are reported in sterling. Transactions for our US operations are denominated in dollars and so the related amounts that are reported in sterling depend on the dollar to sterling exchange rate. As the average rate of the dollar at $1.58:£1 in 2009/10 was weaker than the average rate of $1.54:£1 in 2008/09, the same amount of revenue, adjusted operating profit and operating profit in dollars earned in 2008/09 would have been reported as £261 million, £27 million and £23 million lower respectively if earned in 2009/10. In 2007/08 the average rate was $2.01:£1; if the revenue, adjusted operating profit and operating profit in dollars recognised in 2007/08 was earned in 2008/09 it would have been reported as £1,938 million, £260 million and £398 million higher respectively.
However, the effect of movements in the dollar exchange rate on adjusted operating profit and operating profit in 2009/10 was largely offset by the impact of interest and tax charges denominated in dollars, when translated into sterling. This includes the effect of derivative financial instruments that swap debt raised in other currencies into dollars as part of the financing of our US operations. As a result, adjusted profit for the year and profit for the year from continuing operations for 2008/09 would have been £7 million and £5 million lower respectively if translated at the 2009/10 average exchange rate of $1.58:£1 (2007/08: £49 million and £137 million higher respectively if translated at the 2008/09 average exchange rate of $1.54:£1).
The balance sheet at the end of the financial year has been translated at an exchange rate of $1.52:£1 at 31 March 2010 ($1.44:£1 at 31 March 2009).
Profit for the year from continuing operations
Profit for the year from continuing operations increased from £922 million in 2008/09 to £1,389 million in 2009/10 (decreased from £1,575 million in 2007/08 to £922 million in 2008/09) as a consequence of the changes in operating profit, net finance costs, exceptional finance costs and remeasurements, and taxation described in the following sections.
Details of the financial results of business segments and other activities are included in the business sections on pages 46 to 73.
Earnings and earnings per share from continuing operations
In accordance with IAS 33, all earnings per share amounts for comparative periods have been restated as a result of shares issued via scrip dividends.

Annual Report and Accounts 2009/10 | National Grid plc     39

Operating and Financial Review
Financial performance continued

Adjusted earnings

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Adjusted operating profit	3,121	2,915	2,595

Net finance costs excluding exceptional items and remeasurements	(1,155)	(1,150)	(770)

Share of post-tax results of joint ventures	8	5	4

Adjusted profit before taxation	1,974	1,770	1,829

Taxation excluding tax on exceptional items, remeasurements and stranded cost recoveries	(553)	(517)	(579)

Adjusted profit from continuing operations	1,421	1,253	1,250

	pence	pence	pence

Adjusted earnings per share from continuing operations	57.4	50.2	47.2

Earnings

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Total operating profit	3,293	2,623	2,964

Net finance costs	(1,108)	(1,234)	(786)

Share of post-tax results of joint ventures	8	5	4

Profit before taxation	2,193	1,394	2,182

Taxation	(804)	(472)	(607)

Profit from continuing operations	1,389	922	1,575

	pence	pence	pence

Earnings per share from

continuing operations	56.1	36.9	59.5

Earnings per share from continuing operations
See figures 1 and 2 on page 41. The following table sets out the adjusted earnings per share and earnings per share from continuing operations for 2009/10, 2008/09 and 2007/08 and reconciles the differences between them. Reconciling items are net of tax.

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Adjusted earnings per share	57.4	50.2	47.2

Exceptional items	(10.9)	(9.9)	(0.1)

Commodity contract remeasurements	1.7	(10.7)	5.0

Derivative financial instrument remeasurements	(1.0)	(3.0)	(1.3)

Stranded cost recoveries	8.9	10.3	8.7

Earnings per share – continuing operations	56.1	36.9	59.5

Adjusted earnings per share for 2009/10 increased by 7.2 pence, an increase of 14% compared with 2008/09 (2007/08: increased by 3.0 pence, an increase of 6% compared with 2008/09).
Earnings per share from continuing operations increased from 36.9 pence per share in 2008/09 to 56.1 pence per share in 2009/10 reflecting the increase in adjusted earnings per share, combined with the lower net exceptional items, remeasurements and stranded cost recoveries on a per share basis (2008/09: decrease from 59.5 pence per share in 2007/08 to earnings of 36.9 pence per share).
Diluted earnings per share from continuing operations were 55.8 pence per share in 2009/10 (0.3 pence lower than basic earnings per share from continuing operations), compared with 36.6 pence per share in 2008/09 (0.3 pence lower) and 59.1 pence per share in 2007/08 (0.4 pence lower). The principal reason for the dilution in 2009/10, 2008/09 and 2007/08 relates to employee share plans.
Adjusted profit measures
The following tables reconcile the adjusted profit measure to the corresponding total profit measure in accordance with IFRS.
a)	Reconciliation of adjusted operating profit to total operating profit

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Adjusted operating profit	3,121	2,915	2,595

Exceptional items	(268)	(275)	(242)

Commodity contract remeasurements	71	(443)	232

Stranded cost recoveries	369	426	379

Total operating profit	3,293	2,623	2,964

Adjusted operating profit is presented on the face of the income statement under the heading operating profit before exceptional items, remeasurements and stranded cost recoveries. See figures 3 and 4 on page 41.
b)	Reconciliation of adjusted profit before taxation to profit before taxation

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Adjusted profit before taxation	1,974	1,770	1,829

Exceptional items	(301)	(275)	(242)

Commodity contract remeasurements	70	(445)	223

Derivative financial instrument remeasurements	81	(82)	(7)

Stranded cost recoveries	369	426	379

Total profit before taxation	2,193	1,394	2,182

Adjusted profit before taxation is presented on the face of the income statement under the heading profit before taxation before exceptional items, remeasurements and stranded cost recoveries.
c)	Reconciliation of adjusted earnings to earnings (profit for the year from continuing operations attributable to equity shareholders of the parent company)

	Years ended 31 March

	2010	2009	2008

Continuing operations	£m	£m	£m

Adjusted earnings	1,418	1,250	1,247

Exceptional items	(270)	(247)	(2)

Commodity contract remeasurements	42	(266)	133

Derivative financial instrument remeasurements	(25)	(74)	(35)

Stranded cost recoveries	221	256	229

Earnings	1,386	919	1,572

Adjusted earnings is presented in note 9 to the consolidated financial statements, under the heading adjusted earnings – continuing operations.

40     National Grid plc | Annual Report and Accounts 2009/10

Discontinued operations
There were no discontinued operations during 2009/10.
During 2008/09, discontinued operations included the Ravenswood generation station, KeySpan Communications and KeySpan Engineering Associates, which were sold during the year. At 31 March 2008, all of these operations were classified as held for sale on the balance sheet and their results included in discontinued operations from their acquisition under KeySpan on 24 August 2007 to 31 March 2008. In addition during 2007/08, discontinued operations included our wireless infrastructure operations in the UK and the US and the electricity interconnector in Australia that we sold during 2007/08.
We sold the Ravenswood generation station for $2.9 billion (£1.6 billion) on 26 August 2008.
Earnings per share from discontinued operations in 2008/09 was 1.0 pence per share, including 0.6 pence per share relating to gains on the businesses sold during the year, compared with 61.2 pence per share in 2007/08, including 59.8 pence per share relating to gains on the businesses sold during the year.
Profit and total earnings per share for the year
Profit for the year from both continuing and discontinued operations was £1,389 million in 2009/10, compared with £947 million in 2008/09 and £3,193 million in 2007/08.
Total earnings per share from both continuing and discontinued operations were 56.1 pence per share in 2009/10, 37.9 pence per share in 2008/09 and 120.7 pence per share in 2007/08.
Adjusted operating profit and operating profit
During 2009/10 and 2008/09 there were no acquisitions and therefore the results for continuing operations are comparable as both contain a full year of contributions from the former KeySpan operation.
For the year ended 31 March 2008, KeySpan was acquired on 24 August 2007 and consequently only contributed seven months of results for that period. During 2007/08, KeySpan contributed $740 million and $911 million to the adjusted operating profit and operating profit for continuing operations respectively. During 2008/09, a full year of KeySpan operations contributed $855 million and $313 million to the adjusted operating profit and operating profit for continuing operations respectively.
KeySpan’s operations are highly seasonal, with higher revenue and operating profit in the second half of the year driven by the winter heating season. Therefore, during 2007/08 the results of KeySpan that were consolidated provide a larger contribution on a time apportioned basis compared with a full year’s contribution.
The following tables set out the consolidated revenue, adjusted operating profit and operating profit by operating segment.

£1,418m	57.4p
Adjusted earnings	Adjusted earnings per share

13%	14%
Increase in adjusted earnings	Increase in adjusted earnings per share

Figure 1 – Adjusted earnings per share from continuing operations pence
Comparative data have been restated for the impact of the scrip dividend.

Figure 2 – Earnings per share for continuing operations
pence
Comparative data have been restated for the impact of the scrip dividend.

Figure 3 – Adjusted operating profit from continuing operations
£m

Figure 4 – Operating profit from continuing operations
£m

Annual Report and Accounts 2009/10 | National Grid plc     41

 Operating and Financial Review
Financial performance continued

Revenue by operating segment

	Years ended 31 March
	2010	2009	2008
Continuing operations	£m	£m	£m

Transmission UK	3,460	3,487	2,956
Transmission US	405	420	299
Gas Distribution UK	1,517	1,466	1,383
Gas Distribution US	3,708	4,786	2,845
Electricity Distribution & Generation US	4,339	4,972	3,508
Other activities	738	719	642

Total segmental revenues	14,167	15,850	11,633
Less: sales between operating segments	(179)	(226)	(210)

Total	13,988	15,624	11,423

Segmental operating profit before exceptional items, remeasurements and stranded cost recoveries

	Years ended 31 March
	2010	2009	2008
Continuing operations	£m	£m	£m

Transmission UK	1,311	1,126	1,021
Transmission US	153	175	128
Gas Distribution UK	723	672	595
Gas Distribution US	414	612	392
Electricity Distribution & Generation US	374	265	330
Other activities	146	65	129

Adjusted operating profit	3,121	2,915	2,595

Segmental operating profit

	Years ended 31 March
	2010	2009	2008
Continuing operations	£m	£m	£m

Transmission UK	1,252	1,063	1,013
Transmission US	151	173	122
Gas Distribution UK	682	629	574
Gas Distribution US	448	226	487
Electricity Distribution & Generation US	701	531	696
Other activities	59	1	72

Operating profit	3,293	2,623	2,964

2009/10 compared with 2008/09
Changes in revenue and other operating income, operating costs and operating profit for 2009/10 compared with 2008/09 are summarised in the following table:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
Continuing operations	£m	£m	£m

2008/09 results	15,687	(13,064)	2,623
Add back exceptional items and remeasurements	–	718	718
Deduct stranded cost recoveries	(435)	9	(426)

2008/09 adjusted results	15,252	(12,337)	2,915
Exchange movements	(250)	223	(27)

2008/09 constant currency results	15,002	(12,114)	2,888
Transmission UK	(42)	227	185
Transmission US	(4)	(14)	(18)
Gas Distribution UK	50	1	51
Gas Distribution US	(957)	775	(182)
Electricity Distribution & Generation US	(459)	575	116
Other activities	(6)	87	81
Sales between businesses	47	(47)	–

2009/10 adjusted results	13,631	(10,510)	3,121
Exceptional items and remeasurements	–	(197)	(197)
Stranded cost recoveries	376	(7)	369

2009/10 results	14,007	(10,714)	3,293

Revenue and other operating income excluding stranded cost recoveries was £1,621 million lower than in 2008/09. This primarily reflected lower average commodity costs and delivery volumes in the US during 2009/10 compared with 2008/09 and a £250 million decrease as a result of exchange movements on our US operations. Due to the pass-through nature of our commodity costs in the US, revenues decrease if there is a fall in average commodity costs. This is not a contributing factor to the decrease in our US operating profit. Lower commodity delivery volumes in the US were primarily due to warmer weather.
There was a decrease of £44 million in other operating income, which primarily reflects a £21 million reduction in the sales of property by our property management business in the UK, and a £15 million decrease in our UK Transmission business.
The decrease in operating costs excluding exceptional items, remeasurements and stranded cost recoveries reflects a £224 million decrease as a result of exchange movements. Apart from the impact of exchange movements and lower average commodity costs, the other principal reasons for the decreased revenue and operating costs were: in Gas Distribution, decreased US regulatory income due to timing items driven by lower volumes and a one-off credit in the prior year, partially offset by higher UK regulated income; in Electricity Distribution & Generation, decreased costs reflected lower storm costs; and in Transmission, decreased UK costs reflected lower pass-through costs related to lower energy prices in 2009/10, while a small decrease in revenues primarily reflected lower interconnector capacity revenues.
Adjusted operating profit in 2009/10 was £206 million higher than 2008/09, comprising a £27 million decrease as a result of exchange movements on US operations and a net increase of £233 million from the movements in revenue, other operating income and operating costs on a constant currency basis.

42     National Grid plc | Annual Report and Accounts 2009/10

Net operating exceptional charges of £268 million in 2009/10 primarily related to restructuring costs incurred in the UK and US, increases in environmental provisions resulting from changes in UK landfill tax legislation, as well as fines and provisions relating to legal action. The majority of the restructuring costs related to the ongoing KeySpan integration programme, restructuring of our LNG storage facilities, costs associated with initiatives related to the transformation of our operating model, and costs associated with outsourcing parts of our UK shared services organisation.
There were £71 million of operating remeasurement gains in 2009/10, compared with £443 million of losses in 2008/09. The gains relate to changes in the value of commodity contracts in the US carried in the balance sheet at fair value, primarily arising from movements in energy prices.
Stranded cost recoveries relate to the recovery of costs related to historical generation assets in the US that we no longer own. Such costs can be recovered from customers as permitted by regulatory agreements. Revenue and costs associated with stranded cost recoveries were £376 million and £7 million respectively (2008/09: £435 million and £9 million).
As a consequence of the increase in adjusted operating profit of £206 million, the net movement in operating exceptional items and remeasurements of £521 million and decrease in operating profit from stranded cost recoveries of £57 million, total operating profit increased by £670 million in 2009/10 to £3,293 million compared with £2,623 million in 2008/09.
2008/09 compared with 2007/08
Changes in revenue and other operating income, operating costs and operating profit for 2008/09 compared with 2007/08 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
Continuing operations	£m	£m	£m

2007/08 results	11,498	(8,534)	2,964
Add back exceptional items and remeasurements	–	10	10
Deduct stranded cost recoveries	(382)	3	(379)

2007/08 adjusted results	11,116	(8,521)	2,595
Exchange movements	1,938	(1,678)	260

2007/08 constant currency results	13,054	(10,199)	2,855
Transmission UK	561	(456)	105
Transmission US	30	(22)	8
Gas Distribution UK	77	–	77
Gas Distribution US	1,068	(968)	100
Electricity Distribution & Generation US	454	(620)	(166)
Other activities	24	(88)	(64)
Sales between businesses	(16)	16	–

2008/09 adjusted results	15,252	(12,337)	2,915
Exceptional items and remeasurements	–	(718)	(718)
Stranded cost recoveries	435	(9)	426

2008/09 results	15,687	(13,064)	2,623

£3,121m	£3,293m
Adjusted operating profit	Operating profit

7%	26%
Increase in adjusted operating profit	Increase in operating profit

Annual Report and Accounts 2009/10 | National Grid plc     43

 Operating and Financial Review
Financial performance continued

Revenue and other operating income excluding stranded cost recoveries was £4,136 million higher than in 2007/08. This primarily reflected a £1,938 million increase as a result of exchange movements on our US operations and the first full-year contribution from KeySpan.
In addition, due to the pass-through nature of our commodity costs in the US, revenues have increased during 2008/09 due to a rise in average commodity costs during 2008/09 compared with 2007/08. This has not resulted in an increase in our operating profit.
There was a decrease of £12 million in other operating income, which primarily reflects a £49 million reduction in the sales of property by our property management business in the UK, partially offset by a £30 million increase in our UK Transmission business and a net £7 million increase from the other regulated and non-regulated businesses.
The increase in operating costs excluding exceptional items, remeasurements and stranded cost recoveries reflects a £1,687 million increase as a result of exchange movements and the first full-year contribution from KeySpan.
KeySpan operations contributed £4,635 million of revenue and £4,084 million of costs excluding exceptional items, remeasurements and stranded cost recoveries in 2008/09, compared with £3,262 million and £2,782 million respectively in 2007/08, on a constant currency basis.
Apart from the impact of a full-year contribution from KeySpan and exchange movements the other principal reasons for the increased revenue and operating costs were: in Transmission, higher UK regulated revenue and interconnector auction income; in Gas Distribution, increased allowed regulatory revenue and increased revenue due to colder weather partially offset by higher bad debt costs; and in Electricity Distribution & Generation, increased revenue, storm costs and depreciation.
Adjusted operating profit in 2008/09 was £320 million higher than 2007/08, comprising a £260 million increase as a result of exchange movements on US operations and a net increase of £60 million from the movements in revenue, other operating income and costs on a constant currency basis.
Net operating exceptional charges of £275 million in 2008/09 primarily related to restructuring costs incurred in the UK and US and increases in environmental provisions resulting from significant movements in discount rates during the year. The majority of the restructuring costs related to the ongoing KeySpan integration programme, restructuring of our LNG storage facilities, and costs associated with initiatives related to the transformation of our operating model.
There were £443 million of operating remeasurement losses in 2008/09, compared with £232 million of gains in 2007/08.

Revenue and costs associated with stranded cost recoveries were £435 million and £9 million respectively (2007/08: £382 million and £3 million).
As a consequence of the increase in adjusted operating profit of £320 million, the net movement in operating exceptional items and remeasurements of £708 million and increase in operating profit from stranded cost recoveries of £47 million, total operating profit decreased by £341 million in 2008/09 to £2,623 million, compared with £2,964 million in 2007/08.
Net finance costs
Net finance costs excluding exceptional items and remeasurements was £1,155 million in 2009/10, compared with £1,150 million in 2008/09. The slight increase primarily reflected an increase in our net pension interest due to a fall in plan assets and lower expected returns on assets, partially offset by a lower effective interest rate due to lower RPI and LIBOR rates.
Net finance costs excluding exceptional items and remeasurements was £380 million higher in 2008/09 compared with £770 million in 2007/08. The increase was a consequence of higher average debt balances following the KeySpan acquisition, exchange movements and increased pension interest, partially offset by a lower effective interest rate reflecting lower floating and RPI linked rates.
Exceptional finance costs and remeasurements
There were £33 million of exceptional finance costs during 2009/10 relating to the early redemption of debt.
There were no exceptional finance costs in 2008/09 or in 2007/08.
Financial remeasurements relate to net gains on derivative financial instruments of £81 million (2008/09: losses £82 million; 2007/08: losses of £7 million) and the financial element of commodity contract revaluations, totalling £1 million (2008/09: £2 million; 2007/08: £9 million).
Taxation
A net charge of £804 million arose in 2009/10 comprising a £553 million charge on profit before tax excluding exceptional items, remeasurements and stranded cost recoveries, and a £251 million charge on exceptional items, remeasurements and stranded cost recoveries, compared with £472 million in 2008/09 (comprising a £517 million charge and a £45 million credit respectively) and £607 million in 2007/08 (comprising £579 million and £28 million charges respectively).
In 2009/10, exceptional items, remeasurements and stranded cost recoveries included a £41 million tax charge due to a change in US tax legislation under the Patient Protection and Affordable Care Act.
In 2008/09, exceptional items, remeasurements and stranded cost recoveries included a £49 million charge for increased deferred tax liabilities due to a change in the UK industrial buildings allowance regime. In 2007/08, it included an exceptional tax credit of £170 million relating to the release of deferred tax provisions arising from the change in the UK corporation tax rate.

The effective tax rates before and after exceptional items, remeasurements and stranded cost recoveries were 28.0% and 36.7% respectively (2008/09: 29.2% and 33.9%; 2007/08: 31.7% and 27.8%).
Cash flows
Cash flows from operating activities
See figure 5 on page 45. Cash generated from continuing operations was £4,372 million in 2009/10, compared with £3,564 million in 2008/09 and £3,265 million in 2007/08. This included cash outflows for continuing operations relating to exceptional items of £135 million, £131 million and £132 million respectively and cash inflows from stranded cost recoveries of £361 million, compared with £359 million and £278 million respectively.

44     National Grid plc | Annual Report and Accounts 2009/10

After reflecting cash flows relating to discontinued operations and tax paid, net cash inflow from operating activities was £4,516 million, compared with £3,413 million in 2008/09 and £3,165 million in 2007/08. This included net corporate tax receipts amounting to £144 million in 2009/10 (which includes a £381 million refund resulting from a change in tax treatment on repairs expenditure in the US), £143 million tax payments in 2008/09 and £110 million payments in 2007/08.
Cash flows from investing activities
Cash outflows from investing activities were £2,332 million in 2009/10, compared with an outflow of £1,998 million in 2008/09 and an outflow of £3,023 million in 2007/08. There were no payments in respect of business acquisitions in 2009/10 and 2008/09, compared with £3,502 million spent on acquiring KeySpan in 2007/08.
Net proceeds from sales of financial investments were £805 million (2008/09: £99 million; 2007/08: £45 million). Proceeds from sales of subsidiaries, joint ventures and other investments were £6 million in 2009/10 (2008/09: £nil; 2007/08: £55 million).
Excluding acquisitions and disposals of financial investments, cash outflows for continuing operations decreased in 2009/10 by £9 million compared with 2008/09. Investing activities of discontinued operations were £nil in the period compared with a cash inflow of £1,049 million in 2008/09 (2007/08: £3,050 million inflow).
Cash flows from financing activities
Net cash outflows from financing activities were £2,212 million in 2009/10, compared with £877 million in 2008/09 and £1,592 million in 2007/08. This reflected net outflows from borrowings of £499 million (2008/09: £1,641 million inflow; 2007/08: £1,589 million inflow) and £7 million of share repurchases (2008/09: £627 million; 2007/08: £1,498 million).

Payments to providers of finance, in the form of interest and dividends, totalled £1,691 million in 2009/10 compared with £1,899 million in 2008/09 and £1,680 million in 2007/08.

Net interest cash outflows increased from £976 million in 2008/09 to £982 million in 2009/10 (increased from £694 million in 2007/08 to £976 million in 2008/09).
Dividends paid to shareholders decreased from £838 million in 2008/09 to £688 million in 2009/10 (increased from £780 million in 2007/08 to £838 million in 2008/09) reflecting that 25% and 20% of shareholders elected to take the final 2008/09 dividend and the interim 2009/10 dividend respectively in the form of a scrip dividend rather than cash.

£4,372m	28.0%
Cash generated from operations	Effective tax rate before exceptional items, remeasurements and stranded cost recoveries

23%	£688m
Increase in cash flows from operations	Dividends paid to shareholders in cash

Figure 5 – Operating cash flows
£m

Annual Report and Accounts 2009/10 | National Grid plc     45

 Operating and Financial Review
Transmission

Adjusted operating profit	Capital investment

£1,464m	£1,494m
2008/09: £1,301m	2008/09: £1,441m

Employees	UK energy transmitted

3,953	1,436TWh
2008/09: 3,874	2008/09: 1,454 TWh
This year we have delivered nearly £1.5 billion worth of electricity and gas projects to upgrade and reinforce ageing infrastructure and adapt our networks to cope with changing sources of energy.
Our fundamental priorities remain safety, reliability and efficiency. We have also created an enhanced line of sight from National Grid’s objectives to Transmission’s objectives and annual priorities.
We are focused on the long-term security of supply and environmental challenges arising from the transition to a low carbon economy.
This section should be read in conjunction with the rest of this Operating and Financial Review

Key Facts
à	Circuit length of over 27,800 kilometres of electrical

overhead line

à	Over 850 kilometres of underground cable

à	286 TWh of electricity transmitted in the UK

à	Over 7,600 kilometres of gas pipeline

à	1,150 TWh of gas throughput
About Transmission
Our Transmission business operates in both the UK and the US. As a consequence of the different economic and regulatory environments, we report the results of Transmission as two segments: Transmission UK and Transmission US.
Principal operations

Transmission UK

Electricity transmission owner
We own the electricity transmission system in England and Wales. Our electricity assets comprise a route length of over 7,200 kilometres of overhead line, mainly consisting of double circuits, about 713 kilometres of underground cable and 338 substations at 242 sites.

Electricity system operator
We are the national electricity transmission system operator, responsible for managing the operation of both the England and Wales transmission system that we own and also the two high voltage electricity transmission networks in Scotland, which we do not own. Day-to-day operation of the Great Britain electricity transmission system involves the continuous real-time matching of demand and generation output, ensuring the stability and security of the power system and the maintenance of satisfactory voltage and frequency. We are also designated as system operator for the new offshore electricity transmission regime.

Gas transmission owner
We own the gas national transmission system in Great Britain. This comprises approximately 7,600 kilometres of high pressure pipe and 23 compressor stations, connecting to 8 distribution networks and to third party independent systems for onward transportation of gas to end consumers.

Gas system operator
We operate the gas national transmission system. Day-to-day operation includes balancing supply and demand, maintaining satisfactory system pressures and ensuring gas quality standards are met.

French interconnector
We own and operate the UK assets, and a portion of the subsea cables, that comprise the electricity interconnector between England and France as part of a joint arrangement with the French transmission operator.

LNG storage
We own and operate three liquefied natural gas (LNG) storage facilities in Great Britain following the closure of Dynevor Arms during 2009.

As electricity transmission owner and gas transmission owner, we own and maintain the physical assets, develop the networks to accommodate new connections and disconnections, and manage a programme of asset replacement and investment to ensure the long-term reliability of the respective networks.
As electricity transmission system operator and gas transmission system operator, we undertake a range of activities necessary for the successful, efficient delivery of secure and reliable energy. In the case of electricity, this involves the continuous real-time balancing of supply and demand, and management of balancing services that include commercial arrangements with market participants that enable electricity demand or generation output to be varied. In the case of gas, we ensure the system supply and demand is balanced at the end of each day. We are also required to maintain levels of short-term gas reserves to ensure domestic and other non-interruptible gas supplies can be maintained during prolonged cold conditions.

46     National Grid plc | Annual Report and Accounts 2009/10

Transmission UK – electricity system
Transmission UK – gas system

338
UK electricity substations

99.9999%
UK transmission electrical
system reliability

£7.5bn
UK electricity transmission
regulatory asset value

23
UK gas compressor stations

100%
UK gas transmission
system reliability

£4.5bn
UK gas transmission
regulatory asset value

Annual Report and Accounts 2009/10 | National Grid plc     47

 Operating and Financial Review
Transmission continued

Transmission US

Electricity transmission owner
We own and operate an electricity transmission network of approximately 13,800 kilometres spanning upstate New York, Massachusetts, Rhode Island, New Hampshire and Vermont. Our US electricity transmission facilities operate at voltages ranging from 69 kV to 345 kV and comprise nearly 13,700 kilometres of overhead line, nearly 140 kilometres of underground cable and 525 substations.
We are the largest electricity transmission service provider in New England and New York by reference to the length of these high voltage transmission lines.

Canadian interconnector
We own and operate a 224 kilometre direct current transmission line rated at 450 kV that is a key section of an interconnector between New England and Canada.

As one of several transmission owners, we work with two distinct independent system operators (ISOs) in New England and New York. These non profit system operator entities for New England and New York are responsible for operating organised wholesale markets for energy, for operating reserves and capacity, for maintaining the operating reliability of the New England and New York networks, for coordinating the activities of the transmission owners, and for managing transparent expansion planning processes for transmission.
Regulation
Transmission UK
Through our subsidiary, National Grid Electricity Transmission plc, we are the sole holder of an electricity transmission licence for England and Wales. This licence also covers our role as system operator for the transmission networks in Great Britain. Under the Electricity Act 1989, we have a duty to develop and maintain an efficient, coordinated and economical system of electricity transmission and to facilitate competition in the supply and generation of electricity.
Through our subsidiary, National Grid Gas plc, we hold a gas transporter licence in respect of the national transmission system in Great Britain. Under the Gas Act 1986, we have a duty to develop and maintain an efficient and economical pipeline system for the conveyance of gas. Our LNG storage business is managed as a separate business from the gas transmission business; however, some elements of its operations are regulated under our gas transporter licence.
Our price controls are typically reviewed every five years and the current price control for both electricity and gas transmission activities as network owners covers the period 1 April 2007 to 31 March 2012. In December 2009, Ofgem announced that they intend to delay the implementation of the next control by one year to 2013; as a result the current control will need to be extended.
We accepted Ofgem’s final proposals for the system operator schemes that applied to the year ended 31 March 2010 for both

 Transmission US – electricity networks

525
US electricity substations

98.8%
US electricity system availability

$1.1bn
US transmission rate base

Zero
Lost time injuries

48     National Grid plc | Annual Report and Accounts 2009/10

gas transportation and electricity transmission. We also accepted their proposals for the one year schemes from 1 April 2010.
The key elements of the current price controls for both gas and electricity transmission are that we earn a 4.4% post-tax real rate of return on our regulatory asset value (equivalent to a 5.05% vanilla return), with a £4.4 billion baseline five year capital expenditure allowance and a £1.2 billion five year controllable operating expenditure allowance.
In addition, we are subject to a number of incentives that can adjust our transmission network revenue. For electricity transmission these include incentives for transmission network reliability, sulphur hexafluoride (SF6) losses, efficiency and balancing services. For gas transmission, our incentive schemes cover areas such as the cost of investment for additional capacity to facilitate new connections to the system.
Transmission US
Revenue for our transmission business in New England and New York is collected from transmission customers, including from our Electricity Distribution & Generation business, pursuant to tariffs approved by state utility commissions and by the Federal Energy Regulatory Commission (FERC).
In New York, our current rates allow for capital expenditure on our transmission network based on historic levels, which are significantly lower than required to maintain a safe and reliable network. Over recent years our investment has been three to four times greater than the levels in the rate plan. In January 2010, we filed to establish new rates in line with forecast investment levels. If approved, the new rates would take effect from 1 January 2011. In addition, we have petitioned for additional revenues with respect to incremental capital expenditure for the 2008 calendar year. We anticipate making additional petitions for deferred recovery of qualifying incremental investment for calendar years 2009 and 2010.
In New England, the transmission tariff allows for recovery of, and a return on, capital expenditures as new investment enters service, bringing immediate revenue benefits.
In New York, Massachusetts and Rhode Island, we are subject to penalties if the reliability of our electricity distribution and transmission networks fails to meet specific targets related to customer impacts.
External market, energy policy and regulatory and other developments
In addition to the external market developments described on page 17 and the energy policy and regulatory developments described on pages 20 and 21, the following developments are relevant to the Transmission business.
Security of supply and climate change
We are focused on the long-term security of supply and environmental challenges arising from the transition to a low carbon economy and the decline of the UK’s gas production from the North Sea. We are working with the UK electricity generators and Ofgem to ensure that the connection of renewable generation to the transmission network can be facilitated quickly and within our current licensing framework. In the US, we have major projects under way to increase the capacity of the transmission system to meet future demand. We are also working with governmental and regulatory bodies to ensure we help facilitate the implementation of the new climate change initiatives and policy being developed around integrating increasing amounts of renewable energy.
Other UK developments
The price controls contain allowances for transmission reinforcement works to accommodate the growing impact of renewable energy from Scotland.
Network access is being sought by just under 100 renewable generation projects in Scotland totalling approximately 9.5 GW, each with connection agreements with National Grid. The need for anticipatory investment is underpinned by continuing large amounts of activity in the generation market. At our latest connections update, as of 1 April we have signed agreements for the connection of 71.8 GW of generation, connecting across the period 2010 to 2025. This generation is mainly combined cycle gas turbines, offshore wind and nuclear, but also includes onshore wind, clean coal and waste/biomass plant. In addition to demonstrating the requirements for the Electricity Networks Strategy Group reinforcements, these generation connections drive further increases in our load related investment requirements. We have continued to work closely with the Scottish transmission companies to find innovative solutions to advancing new generation projects in Scotland. We have introduced measures to allow generators who are ready and able to connect to do so before wider reinforcement works. Importantly, on 8 May 2009, Ofgem confirmed that they will agree derogations from the GB Security and Quality Standards of Supply to advance the connection of 450 MW of Scottish renewable generation.
We continue to develop a strategic plan for our networks up to 2050, recognising the unique role they play in meeting the UK’s climate change objectives. In respect of electricity transmission, our plan is consistent with meeting the UK’s 2020 renewables target and remaining on track to meet the 2050 greenhouse gas reduction target. Comprising mainly onshore infrastructure investment, this plan has been shared with, and is supported by, the multi agency Electricity Networks Strategy Group. This plan will facilitate the connection of up to 34 GW of new renewable wind generation. These new connections will occur alongside an increasing replacement of the ageing generation fleet.
US regulatory developments
US federal policy is reshaping the discussion on how best to integrate renewable energy and mitigate climate change. Draft legislation is being developed in the US Senate. The legislation, if enacted, would implement a national renewable energy standard and give new authority that would allow FERC to take a larger role in siting and permitting of transmission infrastructure and a greater role in transmission planning to integrate large amounts of renewable energy. In anticipation of new legislation, FERC has begun discussions to assess how best to reform current regional transmission planning processes, including cost allocation and recovery, and how best to leverage the participation of renewable resources in wholesale energy markets. Support has been voiced by 29 state governors for the national renewable energy standard and for transmission investment to support both onshore and offshore wind development to boost wind resources.
The New England governors adopted the New England Governors’ Renewable Blueprint, which is based on a study conducted by ISO New England and which identified transmission expansion that would be needed if large scale onshore and offshore wind resources and Canadian hydroelectric imports were available. The study was conducted to strengthen federal support of more local and regional development of renewable resources and has found that significant amounts of transmission investment will be needed within New England to meet the region’s renewable targets.
New York has developed a State Energy Plan, which puts in place a goal of increasing investments in in-state energy supplies and

Annual Report and Accounts 2009/10 | National Grid plc     49

 Operating and Financial Review
Transmission continued

investment in energy and transportation infrastructure to meet the state’s renewable resource requirement of 30% by 2015.
Performance against our objectives
National Grid’s progress against the Company objectives is set out on pages 30 to 45. We include below further information specific to Transmission with respect to the objectives that are closely aligned to the lines of business.
Driving improvements in our safety, customer and operational performance

Our objectives are to reduce employee lost time injuries to zero and to support generators and distribution network customers, including our own networks operated by Gas Distribution in the UK and Electricity Distribution & Generation in the US, in delivering energy efficiently and effectively to consumers, in particular in connecting new sources of supply to our transmission networks.

Safety
In the UK, during 2009/10 there were 10 lost time injuries compared with 8 in 2008/09 and 15 in 2007/08. The lost time injury frequency rate was 0.17 in 2009/10 compared with 0.14 in 2008/09 and 0.28 in 2007/08.
Our US electricity transmission lost time injury frequency rate decreased to zero in 2009/10 from 0.20 in 2008/09. There were no lost time injuries in 2009/10 compared with 2 in 2008/09.
Customer service
Our transmission customer service activities principally relate to facilitating new connections and maintaining existing relationships with the customers who are already connected. In the US, much of the interconnection work with our transmission customers is performed in conjunction with the system operators in the areas within which we operate.
Delivering strong, sustainable regulatory and long-term contracts with good returns

Our aim is to meet or exceed the base financial returns in our price controls in the UK and our rate plans in the US.

The performance measures we use to monitor our return on investment are the vanilla return in the UK and the return on equity per rate plan in the US.
We measure the financial performance of our UK regulated businesses using an operational return metric comparable to the vanilla return defined in the UK price controls from 1 April 2007. In our electricity transmission operations, we achieved a 6.6% operational return in 2009/10 (2008/09: 4.7%), ahead of regulatory assumptions. In our gas transmission operations, we achieved a 7.6% return in 2009/10 (2008/09: 6.9%), significantly outperforming regulatory assumptions mainly as a result of a strong performance under our incentive schemes.
In the US, we measure our financial performance against the allowed regulatory return on equity under the terms of our rate plans or rate agreements. In New England, we achieved a weighted average 11.8% return on equity, in line with the prior year. In New York, our electricity transmission activities are combined with electricity distribution under a single rate plan and the combined returns for these activities are included within the Electricity Distribution & Generation business commentary on page 66.
Modernising and extending our transmission and distribution networks

We aim to meet or exceed network reliability and availability objectives. We are on track to deliver our planned capital investment programme involving approximately £3.6 billion of capital expenditure between 1 April 2010 and 31 March 2012.

Works to upgrade the two double circuits connecting Scotland and England are under way and due for completion in 2010 at a total cost of around £110 million. Further works are being carried out to increase the capability of the transmission system in the northeast and northwest of England so that increased transfers from Scotland can be transported to demand centres in England and Wales. The further works will be completed in 2011 at a total cost of around £230 million.
In the US, we have worked with other transmission owners and the ISOs in New York and New England and secured Department of Energy funding for transmission smart grid investments. In the UK, we have also agreed with Ofgem to commit significant investment into planning new infrastructure to connect low carbon power generation. In addition, we have committed to developing new processes to enable investment in new physical network capacity, which provides customers with easier access to our network.
Reliability
In the UK, the total amount of electricity transmitted in 2009/10 was 286 TWh compared with 296 TWh for 2008/09 and 303 TWh for 2007/08. Gas transmitted amounted to 1,150 TWh, compared with 1,158 TWh in 2008/09 and 1,134 TWh in 2007/08.
In the UK, the winter of 2009/10 saw demand from the electricity transmission network in England and Wales hit a peak of 52.7 GW. This compares with 52.9 GW in 2008/09 and 54.2 GW in 2007/08.
2009/10 saw a maximum gas demand of 465 million standard cubic metres on 8 January 2010, 5% higher than last year’s peak of 443 million standard cubic metres.
Our reliability and availability performance during the year can be summarised as follows:

	Years ended 31 March
Measure	2010	2009	2008

UK electricity transmission network reliability – target 99.9999%	99.9999%	99.9999%	99.9999%

UK gas transmission network reliability – target 100%	100%	100%	100%

US electricity transmission network reliability – target < 253 MWh	147 MWh	266 MWh	437 MWh

UK average annual availability for electricity transmission network	94.76%	94.64%	95.09%

UK electricity system availability at winter peak demand	97.55%	97.7%	98.0%

UK gas compressor fleet performance – mean time between failures	698 hrs	405 hrs	259 hrs

US annual network availability	98.8%	98.8%	98.6%

In the US, the summer of 2009 saw demand from the electricity transmission networks in New England and New York hit a combined peak of 12.6 GW. This compares with 13.0 GW in 2008 and 13.2 GW in 2007. Our electricity system reliability performance broadly improved over the previous year as well as the average of the previous five years. However, continued improvement remains an objective for 2010/11.

50     National Grid plc | Annual Report and Accounts 2009/10

Capital investment
UK investment
Investment in electricity and gas transmission systems is, by its nature, variable and is largely driven by changing sources of supply and asset replacement requirements. The gas transporter and electricity transmission licences also oblige us to provide connections and capacity upon request.
We have increased our level of investment as we replace parts of our UK electricity network as the assets reach the end of their useful lives. In addition, parts of the gas transmission network are reaching the end of their technical lives. These are mainly compressor stations, control systems and valves. This, together with work required to meet changing supply sources, means that the UK electricity and gas transmission business will continue to see a significant increase in investment and network renewal.
Capital investment in the replacement, reinforcement and extension of the UK electricity and gas transmission systems in 2009/10 was £1,254 million, compared with £1,259 million in 2008/09 and £1,600 million in 2007/08. This mainly related to UK electricity transmission investment including Thames Estuary reinforcement, our London cable tunnels project and transmission investment to facilitate connection of renewable generation. The balance of the UK investment was principally driven by load related infrastructure on our gas transmission system. Capital investment included £21 million with respect to intangible assets, principally software applications (2008/09: £18 million, 2007/08: £22 million).
US investment
Capital investment in the replacement, reinforcement and extension of the US electricity transmission networks in 2009/10 was £240 million, compared with £182 million in 2008/09 and £111 million in 2007/08. After excluding the £5 million effect of exchange movements capital investment increased by £63 million in 2009/10 compared with 2008/09. The change principally reflects an increase in regional reliability projects in New England and additional asset replacement in New York to increase system reliability.
We expect increasing investment in New England to deliver our regional system expansion projects including the New England East-West Solution (NEEWS) project. NEEWS is designed to address reliability problems in the southern New England transmission system and involves improvements to the transmission systems of National Grid and Northeast Utilities. In total it has an estimated cost of approximately $2.1 billion (£1.4 billion), with National Grid’s share estimated at approximately $0.6 billion (£0.4 billion). The project represents the most significant addition to the New England 345 kV transmission system since it was first built. Other investment projects in New York will also deliver our asset replacement plans and maintain the reliability of the system.
Becoming more efficient through transforming our operating model and increasingly aligning our processes

Key areas of focus for our Transmission business in 2009/10 have been safety, securing funds for anticipatory investment in the UK, better operational planning and establishing regional delivery ventures in the US.

Much of the focus for Transmission has been on preparing for the significant increase in capital investment that is expected in future years. In the UK, this has included developing the longer-term investment plan. In the US, we finalised contracts with two regional delivery ventures that are now delivering a substantial portion of our capital investment plan.
In the US, we have also established a combined transmission and distribution electricity operations function, which brings together our transmission and distribution operations departments under one chief operating officer to capture efficiencies.
The new operational planning way of working brings together consistent planning information from all parties across a longer timeframe. This has improved the alignment of workload, resources and system access across multiple years between National Grid and supply chain partners to drive the efficient and timely delivery of work on our assets.
Transmission has continued to focus on incremental efficiencies and is committed to further improving the levels of efficiency in our operations. This is how we will reduce controllable costs on an enduring basis contributing to an improved financial performance.
Expanding our capabilities and identifying new financeable opportunities to grow
In the UK, we have identified significant capital requirements over the medium term. These requirements are primarily driven by the need to replace ageing infrastructure, reinforce the network to accommodate changing sources of supply and connect new generation, including renewables. We have also identified other potential opportunities to invest in related infrastructure such as offshore transmission networks and carbon capture and storage. These investments are discretionary and we are committed to further evaluation, including establishing suitable remuneration regimes, before we allocate funds to invest. In addition, some of these opportunities may go through a competitive process.

US regional delivery ventures
The magnitude of transmission investment required in the US encouraged us to review our approach, aiming to ensure we continue to deliver our investment programme safely and efficiently. In April 2009, we signed a 5 year regional delivery venture contract for projects in New England. This, combined with a separate regional delivery venture in upstate New York, will contribute around $1.7 billion towards National Grid’s investment programme over the next 5 years.

Annual Report and Accounts 2009/10 | National Grid plc     51

 Operating and Financial Review
Transmission continued
Financial performance
Our combined adjusted operating profit, excluding exceptional items, for Transmission in the UK and the US of £1,464 million was 13% higher than 2008/09, which in turn was 10% higher than in 2007/08, both on a constant currency basis.
Financial results – Transmission UK
The results for the Transmission UK segment for the years ended 31 March 2010, 2009 and 2008 were as follows:

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue and other operating income	3,475	3,517	2,956
Operating costs excluding exceptional items and remeasurements	(2,164)	(2,391)	(1,935)

Adjusted operating profit	1,311	1,126	1,021
Exceptional items	(59)	(63)	(8)

Operating profit	1,252	1,063	1,013

2009/10 compared with 2008/09
The principal movements between 2008/09 and 2009/10 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2008/09 results	3,517	(2,454)	1,063
Add back exceptional items	–	63	63

2008/09 adjusted results	3,517	(2,391)	1,126
Allowed revenues	169	–	169
Timing on recoveries	20	–	20
BSIS	(197)	227	30
French interconnector	(26)	–	(26)
Depreciation	–	(20)	(20)
Other	(8)	20	12

2009/10 adjusted results	3,475	(2,164)	1,311
Exceptional items	–	(59)	(59)

2009/10 results	3,475	(2,223)	1,252

UK adjusted operating profit, excluding exceptional items, increased by £185 million or 16% in 2009/10 compared with 2008/09.
Revenue and other operating income decreased by £42 million in 2009/10 compared with 2008/09. UK regulated revenues increased by £169 million, largely driven by inflation driven revenue increases under the UK price control allowance; however, this was more than offset by a fall in the recovery of incentivised costs associated with balancing the electricity system (Balancing Service Incentive Scheme – BSIS). As expected, revenues from our French interconnector business were lower in 2009/10, down by £26 million on 2008/09, as demand for capacity returned closer to normal levels. Other movements comprise lower LNG auction revenues and lower pass-through costs.
Operating costs, excluding exceptional items, decreased by £227 million in 2009/10 compared with 2008/09 largely reflecting the fall in incentivised BSIS costs. As expected, depreciation and amortisation increased by £20 million as a result of increasing capital investment. Other items decreased costs by £20 million, principally because of lower pass-through costs recovered through revenue.
The £59 million exceptional charge in 2009/10 consists of a £41 million charge for LNG storage and £18 million towards establishing global shared services and IT functions. The £41 million charge relates to the restructuring of our LNG storage facilities.
2008/09 compared with 2007/08
The principal movements between 2007/08 and 2008/09 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2007/08 results	2,956	(1,943)	1,013
Add back exceptional items	–	8	8

2007/08 adjusted results	2,956	(1,935)	1,021
Allowed revenues	232	–	232
Timing on recoveries	(20)	–	(20)
BSIS	318	(330)	(12)
French interconnector	43	(4)	39
Depreciation	–	3	3
Other	(12)	(125)	(137)

2008/09 adjusted results	3,517	(2,391)	1,126
Exceptional items	–	(63)	(63)

2008/09 results	3,517	(2,454)	1,063

Revenue and other operating income increased by £561 million in 2008/09 compared with 2007/08, mainly driven by recovery of higher incentivised BSIS costs and an increase in allowed revenues. French interconnector revenue was up £43 million due to higher capacity auction revenues. Other movements mainly comprise lower LNG storage auction income.
Operating costs, excluding exceptional items, increased by £456 million in 2008/09 compared with 2007/08. This was primarily due to higher incentivised BSIS costs relating to higher constraint, margin and energy balancing costs (largely covered by the revenue increase above). Higher other operating costs reflect an increase in gas shrinkage costs, due to higher energy prices, and higher pass-through costs.
The increase in UK adjusted operating profit in 2008/09 reflects the movements in revenue and operating costs, excluding exceptional items, as described above.
The £63 million exceptional charge in 2008/09 primarily consists of a £50 million charge relating to the restructuring of our LNG storage facilities.

52     National Grid plc | Annual Report and Accounts 2009/10

Financial results – Transmission US
The average exchange rates used to translate the results of US operations during 2009/10, 2008/09 and 2007/08 were $1.58:£1, $1.54:£1 and $2.01:£1 respectively.

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue	405	420	299
Operating costs excluding exceptional items	(252)	(245)	(171)

Adjusted operating profit	153	175	128
Exceptional items	(2)	(2)	(6)

Operating profit	151	173	122

2009/10 compared with 2008/09
The principal movements between 2008/09 and 2009/10 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2008/09 results	420	(247)	173
Add back exceptional items	–	2	2

2008/09 adjusted results	420	(245)	175
Exchange movements	(11)	7	(4)

2008/09 constant currency results	409	(238)	171
Allowed revenues	4	–	4
Timing on recoveries – revenues	(13)	–	(13)
Timing on recoveries – pass-through costs	5	(7)	(2)
Other	–	(7)	(7)

2009/10 adjusted results	405	(252)	153
Exceptional items	–	(2)	(2)

2009/10 results	405	(254)	151

Adjusted operating profit decreased by £22 million in 2009/10, of which £4 million was caused by the movement in exchange rates when compared with 2008/09. On a constant currency basis, revenue decreased by £4 million and operating costs increased by £14 million, resulting in an £18 million, or 11%, decrease in adjusted operating profit in 2009/10.
A key reason for the 2009/10 profit decrease was the timing of recoveries under our New York rate plan, which resulted in a £15 million reduction. Excluding the timing of recoveries, our allowed revenues increased by £4 million in 2009/10. This growth was mainly in New England, where increased capital investment has delivered rate base growth of approximately 7% on last year.

Operating costs were £14 million higher in 2009/10 on a constant currency basis. This included £7 million for higher regulatory assessment costs in New York, which are fully recoverable as pass-through costs. The remaining cost increase of £7 million resulted from higher depreciation and decommissioning costs, directly related to the growth in our capital programme and investment in system reliability improvements.
The £2 million exceptional charge in 2009/10 related to restructuring costs arising from the integration of the operations acquired with KeySpan, including one time costs associated with pension and retiree welfare plan amendments.
2008/09 compared with 2007/08

 The principal movements between 2007/08 and 2008/09 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2007/08 results	299	(177)	122
Add back exceptional items	–	6	6

2007/08 adjusted results	299	(171)	128
Exchange movements	91	(52)	39

2007/08 constant currency results	390	(223)	167
Allowed revenues	25	–	25
Timing on recoveries	4	–	4
Other	1	(22)	(21)

2008/09 adjusted results	420	(245)	175
Exceptional items	–	(2)	(2)

2008/09 results	420	(247)	173

Adjusted operating profit increased by £47 million in 2008/09, of which £39 million was caused by the movement in exchange rates when compared with 2007/08. On a constant currency basis, revenue and operating costs increased by £30 million and £22 million respectively, resulting in an £8 million, or 5%, increase in adjusted operating profit in 2008/09.
Allowed revenues increased by £25 million in 2008/09. This growth was in New England, where we have seen the benefit of our investment in regional reliability projects coming through in higher sustainable revenue streams.
In addition, revenue was £4 million higher in 2008/09 because of the timing of recoveries under our New York rate plan.
Operating costs were £22 million higher, on a constant currency basis, in 2008/09 than in 2007/08 reflecting our commitment to improve the operational performance of the networks in both New England and New York. The majority of the increase was driven by reliability enhancements and maintenance programmes aimed at improving system reliability. In addition, both depreciation and property taxes have increased as a direct consequence of the growth in network capital investment brought into service.
The £2 million exceptional charge in 2008/09 relates to restructuring costs arising from the integration of the operations acquired with KeySpan.

Annual Report and Accounts 2009/10 | National Grid plc     53

 Operating and Financial Review
Gas Distribution

Adjusted operating profit	Capital investment

£1,137m	£1,079m
(2008/09: £1,284m)	(2008/09: £1,019m)

Employees	Gas delivered

9,828	500 TWh
(2008/09: 9,534)	(2008/09: 522 TWh)
We continue to share best practice between the UK and US to improve our efficiency and make our operating practices more consistent.
In aggregate across our networks we replaced in excess of 2,000 kilometres of metallic main in the UK and 362 kilometres in the US helping to improve the safety and reliability of our networks.
This section should be read in conjunction with the rest of this Operating and Financial Review

Key Facts
à	Around 190,000 kilometres of gas pipeline

à	Delivery of 299 TWh of gas in the UK and 201 TWh in the US

à	Around 10.8 and 3.5 million consumers in the UK and US respectively
About Gas Distribution
Our Gas Distribution business operates in both the UK and the US. As a consequence of the differences in the respective economic and regulatory environments, we report the results of Gas Distribution as two segments: Gas Distribution UK and Gas Distribution US.
Principal operations
Gas Distribution UK
Our Gas Distribution UK segment comprises four of the eight regional gas distribution networks in Great Britain.
Our networks comprise approximately 132,000 kilometres of gas distribution pipeline and we transport gas on behalf of approximately 26 active gas shippers from the gas national transmission system to around 10.8 million consumers.
We also manage the national gas emergency number (0800 111 999) for all of the gas distribution networks and for other transporters in Great Britain. This service, along with the enquiries line, appliance repair helpline and meter number enquiry service, handled over 3 million calls during 2009/10.
We are required to meet certain standards of service, which are established by Ofgem. These include: answering 90% of all calls to the national gas emergency number, enquiry line and meter number enquiry line within 30 seconds of the call being connected; attending 97% of reports of a gas escape or other gas emergency within the required timescale; and providing guaranteed standards of service for other transportation services, such as restoration of supply after an unplanned interruption and complaint handling. Compensation is payable for any failures to meet guaranteed standards of service.
In our UK networks, actual gas consumption was 299 TWh compared with 317 TWh in 2008/09.
Gas Distribution US
Our Gas Distribution US segment comprises gas distribution networks providing services to around 3.5 million consumers across the northeastern US, located in service territories in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island. We are actively seeking to increase our customer base in these areas and in 2009/10 added more than 44,000 new gas heating customers.
Our network of approximately 58,000 kilometres of gas pipeline serves an area of approximately 26,400 square kilometres.

In the US, in addition to the operation and maintenance of each of our gas distribution networks, we are also responsible for billing, customer service and supply services.
We maintain a diversified and flexible portfolio of gas supply and storage assets, and are able to deliver additional benefits to customers and shareholders by optimising these assets. We are the largest shipper on major inter-state pipelines, including Tennessee, Dominion, Algonquin and Iroquois.
We supplement gas from the inter-state pipeline system with liquefied natural gas (LNG) and propane facilities in 19 locations during peak cold weather conditions. During winter 2009/10, the US gas network supported consumption of more than 201 TWh compared with 205 TWh in 2008/09.

54     National Grid plc | Annual Report and Accounts 2009/10

 Gas Distribution UK – operating area
 Gas Distribution US – operating area

0.09
UK lost time injury frequency rate

£7.0bn
Estimated UK regulatory asset value

10.8m
Gas consumers served in the UK

132,000 km
Gas pipeline in the UK

0.29
US lost time injury frequency rate

$7.4bn
Estimated US rate base

3.5m
Gas consumers served in the US

58,000 km
Gas pipeline in the US

Annual Report and Accounts 2009/10 | National Grid plc     55

 Operating and Financial Review
Gas Distribution continued

Regulation
Gas Distribution UK
We hold a single gas distribution transporter licence in the UK, which authorises us to operate the four gas distribution networks we own. Detailed arrangements for transporting gas are set out in the Uniform Network Code. This defines the roles and responsibilities of industry participants and is approved by Ofgem. Our four regional gas distribution networks each have a separate price control that determines the prices we can charge to gas shippers for our gas delivery service.
The current price control period came into force on 1 April 2008 and covers the period to 31 March 2013 providing for an allowed average revenue increase of 2% per annum above the retail price index and a 4.3% post-tax real rate of return (equivalent to 4.94% vanilla return) on our regulatory asset value. Ofgem’s final proposals, at 2005/06 prices, allow a £1.6 billion five year operating expenditure allowance and a £2.5 billion baseline five year capital expenditure allowance, split £1.8 billion for replacement expenditure and £0.7 billion for capital expenditure. In addition, the allowed formula revenue was decoupled from delivery volumes from 1 April 2007. This eliminated the sensitivity to warm weather and lower underlying volumes. Furthermore, from 1 October 2008 only a very small proportion of our income is recovered through the volume delivery component of our charges.
As at 31 March 2010, our regulatory asset value was estimated at approximately £7.0 billion.
In the UK, the price control formulae specify a maximum allowed revenue for each network. Each formula consists of a fixed core revenue element, cost pass-through items and a range of incentive schemes including: environmental emissions incentives; an exit capacity scheme; and innovation, environmental and community incentives.
The safety and reliability of the network is maintained principally by replacing older metallic gas main with polyethylene equivalents. Ofgem treats 50% of projected replacement expenditure as recoverable during the price control period and 50% as recoverable over future years. Each network is subject to its own main replacement incentive mechanism and retains 36% of any outperformance against Ofgem’s annual cost targets as additional return or, alternatively, bears 36% of any overspend if it underperforms.
Transportation charges are set broadly to recover allowed revenue but in any year collected revenue can be more or less than allowed. Any difference is carried forward and our charges are adjusted accordingly in future periods.
Gas Distribution US
Gas Distribution US operates under franchise agreements that provide us with certain rights and obligations regarding gas facilities and the provision of gas service within each state in which we operate. In addition, there are federal and state laws and regulations covering both general business practices and the gas business in particular, especially with respect to safety, energy transactions, customer sales and service, levels of performance, rates, finances and environmental concerns.
Except for residential and small commercial consumers in Rhode Island and residential consumers in New Hampshire, consumers may purchase their supply from independent providers. The majority of gas supplied to consumers in the US is sold by regulated utilities to their customers. Regulated utilities, such as our gas distribution companies, purchase gas from gas producers and gas transporters, and then transport this gas on the independent inter-state pipeline system and into the regulated utilities’ gas distribution networks for onward delivery to customers. Our gas distribution companies receive gas from the inter-state pipeline system at 94 gate stations. The inter-state pipeline system and local gas distribution networks are also used to deliver gas on behalf of customers who purchase gas from independent suppliers or direct from gas producers.
Depending on the jurisdiction, delivery prices are set either by actual sales volumes and costs incurred in an historical test year, or by rate plans based on estimates of costs and volumes expected to be delivered, which may differ from actual amounts. A significant proportion of our costs are gas purchases for supply to customers. Our charges to customers are designed to recover these costs with no profit margin. Prices are adjusted from time to time to ensure any over- or under-recovery is returned to or recovered from our customers. There can be timing differences between costs being incurred and prices being adjusted.
Certain of our rate plans include earnings sharing arrangements, which allow us to retain some of the benefit of efficiency improvements in excess of those built into rate plan assumptions. Generally, we retain all the benefits up to a certain level of return on equity, after which the balance is returned to customers. The following is a summary of the key features and allowed returns within our filed and approved rate plans.

	Equity	Equity to	Sharing
Rate plan	return	debt ratio	arrangements

New York City	9.8%	45/55	100% to 10.5%
and Long Island			50% to 12.5%
			35% to 13.5%
			nil above 13.5%

Upstate New York	10.2%	44/56	100% to 11.35%
			50% to 13.6%
			25% to 15.6%
			10% above 15.6%

Boston, MA	10.2%	50/50	100% to 14.2%
			75% above 14.2%

Essex, MA	11.2%	55/45	None

Colonial, MA	11.2%	46/54	None

Rhode Island	10.5%	48/52	50% to 11.5%
			25% above 11.5%

New Hampshire	9.54%	50/50	None

We also have a number of service standards for our operations. If certain identified minimum service standards are not achieved, penalties may be imposed.
External market, energy policy and regulatory and other developments
In addition to the external market developments described on page 17 and the energy policy and regulatory developments described on pages 20 and 21, the following developments are relevant to the Gas Distribution business.
New York
The downstate New York rate plans allow us to request recovery or refund of certain costs and forecasted expenses which vary from rate plan allowances. Such costs include: site investigation and environmental remediation; property tax; and pension and other post-employment benefit expenses. On 29 January 2010, the companies made a filing with the New York Public Service Commission (NYPSC) to request up to $65 million in cost recovery per year over five years. A decision is expected by December 2010.

56     National Grid plc | Annual Report and Accounts 2009/10

The Niagara Mohawk plan also allows us to adjust rates for certain costs that vary from rate plan allowances.
Massachusetts
On 16 December 2009, we filed a request with the Massachusetts Department of Public Utilities to merge Boston Gas and Essex Gas into a single corporate entity. Our goal is to align the corporate structure with the current operational structure. A decision is expected during the first half of 2010/11.

On 16 April 2010, we filed our Massachusetts gas rate plans. Further details are provided on page 33.
New Hampshire
On 13 November 2009, the New Hampshire Public Utilities Commission denied our Motion for Reconsideration in which we requested an increase in the allowed return on equity. On 26 February 2010, we filed a new proposed rate increase. Further details are provided on page 33.
A decision is expected in early 2011, with temporary rates effective from June 2010. These rates would recover approximately $5.5 million.
We are currently evaluating options to allow us to exit our gas and electricity businesses in New Hampshire.
Performance against our objectives
National Grid’s progress against the Company objectives is set out on pages 30 to 37. We include below further information specific to Gas Distribution with respect to the objectives that are closely aligned to the lines of business.
Driving improvements in our safety, customer and
operational performance

Our objective is to reduce employee lost time injuries to zero, to meet customer service objectives agreed with our regulator and to be within the first quartile of customer satisfaction in the territories we operate in.

Safety
Lost time injuries totalled 42 in 2009/10, of which 9 were in the UK and 33 in the US. This is equivalent to a lost time injury frequency rate of 0.19. This compares with a total of 76 lost time injuries in 2008/09, 24 in the UK and 52 in the US, equivalent to a lost time injury frequency rate of 0.35.
In the UK, we have a programme to decommission older metallic gas main and replace it with polyethylene. The majority of this programme relates to targets agreed with the Health and Safety Executive (HSE), to replace all iron main within 30 metres of property by 2032. In 2009/10, we decommissioned more than 2,000 kilometres of metallic main, around 1,940 kilometres of which related to the HSE target, exceeding the target for the fourth consecutive year. The target for this year was 1,856 kilometres. We decommissioned over 1,850 kilometres in each of 2008/09 and 2007/08. We have also seen good performance in the US, with the rate of main replacement steadily increasing.
As detailed on page 80, we identified that some of our UK main replacement activity may have been misreported. We have notified both Ofgem and the HSE, and Ofgem’s investigation into this matter continues.
Customer service
In the UK, quality of service standards defined by Ofgem apply to three principal areas of activity: new connections; the telephone service; and attendance at gas emergencies. All standards have been met in 2009/10, with the exception of one gas emergency standard in one network affected by the severe winter weather where we achieved 96.98% against a standard of 97%. In individual cases where compensation is due as a consequence of failing to meet certain standards, we have processes to ensure that customers receive the statutory compensation to which they are entitled. Customer satisfaction with the levels of service provided in respect of our main types of work (emergency response and repair, planned work and connections work) is measured and reported on a quarterly basis. Results of these surveys are comparable with the other distribution network operators and can be found at www.nationalgrid.com and www.ofgem.gov.uk.
For gas utility businesses in the US, J.D. Power and Associates formulate an annual survey and customer satisfaction rating. In 2009/10, we improved results for commercial customer satisfaction from third quartile to second quartile and residential customer satisfaction scores also improved from fourth quartile to third quartile.
There is a programme of activities within the UK and US to improve these scores further.
In the US, our Gas Distribution business met all regulatory requirements regarding service quality indices and performance measures. These standards are set by state regulatory agencies and cover operational activities including, but not limited to: damage prevention; leak repair; emergency response; inspections; meter changes; and main and service replacements.
Delivering strong, sustainable regulatory and long-term contracts with good returns

Our aim is to meet or exceed the base financial returns in our price controls in the UK and our rate plans in the US.

The performance indicators we use to monitor our return on investment are the vanilla return in the UK and the return on equity per rate plan in the US.
Gas Distribution UK achieved a 6.3% vanilla return in 2009/10, exceeding the regulatory allowance. The following is a summary of returns under our US rate plans:

							Allowed
	Rate base(i)			Return on equity(ii)			return
Regulatory entity	2009	2008		2009		2008	current

KEDNY	$2,350m	$2,294m		11.2%		11.9%	9.8%

KEDLI	$1,899m	$1,795m		10.5%		11.1%	9.8%

Mass. Gas	$1,536m	$1,488m	(iii)	2.9%		8.3%	10.6%

Energy North	$193m	$191m		3.8%		4.4%	9.5%

Narragansett	$337m	$337m		6.7%	(iv)	7.6%	10.5%

Niagara Mo. Gas	$1,103m	$1,067m		3.8%		4.8%	10.2%

(i)	Estimate of rate base using filed regulatory returns at 31 December or an alternative US GAAP based invested capital measure where recent rate base filings are either not available or where the actual rate base currently excludes certain regulatory asset balances.

(ii)	Based on regulatory returns for the 12 months ended 31 December.

(iii)	2008 rate base has been restated to exclude $937 million of goodwill.

(iv)	Return is -0.7% before normalising for one time bad debt adjustments.

Annual Report and Accounts 2009/10 | National Grid plc     57

 Operating and Financial Review
Gas Distribution continued

Current returns for our downstate New York and Long Island gas businesses are above our allowed returns. We are in the third year of a five year rate plan for each of these businesses. Returns for our gas businesses in Rhode Island, New Hampshire and upstate New York are below our allowed returns. We filed a rate case in New Hampshire on 26 February 2010 and are awaiting approval from the regulators. In upstate New York, a two year rate plan that increased rates by $39.4 million and has a 10.2% return on equity went into effect on 20 May 2009. Rates will be revised on 20 May 2010 and we have filed to increase rates by $14 million as of that date. In our Massachusetts gas businesses, we filed rate plans on 16 April 2010.
Modernising and extending our transmission and
distribution networks

Our objectives are to meet regulatory targets and to have zero loss of supply incidents. We are on track to deliver capital investment by 2012 in line with our UK price control allowance and supported by our US rate plans.

Reliability
In the UK, we again achieved a very high network reliability percentage of 99.999%, which reflects a low volume of unplanned customer interruptions during the year.
In both the UK and US, we continue to focus on improving reliability, in particular in the area of gas escapes. In the US, workable gas escape backlog has been reduced by 25% over the previous year. In the UK, we met the regulatory standards of service in the area of gas escapes in three out of our four networks. We missed the target in the fourth network by 0.02%.
Our asset management policies promote continual improvement in how our physical assets (plant, pipes, meters and regulators) are managed throughout their lifecycle from conception through construction, operation, maintenance and decommissioning.
Capital investment
During 2009/10, we successfully delivered £1,079 million of capital investment (2008/09: £1,019 million; 2007/08: £702 million) and plan to invest a further £2 billion by 31 March 2012.
UK capital investment
Gross investment including reinforcement, extension and replacement of the UK gas distribution network was £670 million in 2009/10 compared with £598 million in 2008/09 and £514 million in 2007/08. Of these amounts, £465 million in 2009/10 related to replacement expenditure (2008/09: £425 million; 2007/08: £353 million) and £205 million to other capital investment (2008/09: £173 million; 2007/08: £161 million). Expenditure on software applications included within the above amounts was £54 million (2008/09: £22 million; 2007/08: £18 million). The increase in expenditure is primarily driven by the Gas Distribution front office system (see below).
Replacement expenditure increased by £40 million, or 9%, compared with 2008/09, reflecting an increase in workload in London ahead of the 2012 Olympics and a higher proportion of complex large diameter main. Performance under the gas main replacement incentive scheme is expected to be broadly neutral in 2009/10.
In collaboration with our gas alliance and coalition partners, we have replaced more than 2,000 kilometres of metallic gas main this year and more than 14,000 kilometres since 2002/03. The vast majority of this relates to the long-term gas main replacement programme agreed with the HSE.
The increase in other capital expenditure in 2009/10 compared with 2008/09 is driven by: the spend on the replacement of the Gas Distribution front office system, work that will continue until 2011/12; completion of a major new pipeline in west London; and expenditure primarily to maintain the reliability of our gas networks.
US capital investment
Capital expenditure in the replacement, reinforcement and extension of our US gas distribution networks was £409 million in 2009/10 (2008/09: £421 million; 2007/08: £188 million).
After excluding the effect of exchange movements of £11 million in 2009/10 compared with 2008/09, capital expenditure decreased by £1 million. This reflects lower growth and reliability programmes largely offset by higher main and service replacements.
After excluding the effect of exchange movements of £58 million in 2008/09 compared with 2007/08, capital expenditure increased by £175 million. The primary reason for the increase arose from five months of additional activities from the gas distribution network of KeySpan acquired in August 2007.
Becoming more efficient through transforming our operating model and increasingly aligning our processes

Our objective is to utilise the benefits of common support services to drive improvements in our operating and financial performance. In particular, we aim to adopt best practices across Gas Distribution.

The key initiatives aimed at reducing our controllable operating costs and improving efficiency are material and process standardisation, process improvements, consolidation of workforce and best practice sharing.
We are making good progress on our implementation of a new front office system for Gas Distribution in the UK. The first release of the new integrated IT solution is on track for implementation in the autumn of this year and will cover maintenance and an early release of the emergency service solution. The full deployment of the emergency service solution will take place in the spring of 2011. We have also started the designs for the customer, repair and construction processes and will deploy these parts of the new solution during the summer and autumn of 2011.
The new enhanced capability will create a much simpler way for our people to do their work, enabling us to streamline our processes and standardise the way common functions like scheduling and dispatch are performed. This will improve productivity, provide greater assurance and controls on our performance and significantly improve our customer service.
The functionality of the new systems, which includes global positioning system (GPS) locations of our field teams and work locations, will drive improvements in efficiency. We will also have much greater visibility of work we undertake for customers and be able to provide improved response to requests to do work and customer enquiries about work in progress.
Our aim is to maintain the proper level of investment in our infrastructure to enable related operating cost reductions.

58     National Grid plc | Annual Report and Accounts 2009/10

Financial performance
Adjusted operating profit was £1,137 million in 2009/10 compared with £1,284 million in 2008/09 and £987 million in 2007/08.
Financial results – Gas Distribution UK
The results for our Gas Distribution UK segment for the years ended 31 March 2010, 2009 and 2008 were as follows:

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue	1,517	1,466	1,383
Other operating income	1	2	8
Operating costs excluding exceptional items	(795)	(796)	(796)

Adjusted operating profit	723	672	595
Exceptional items	(41)	(43)	(21)

Operating profit	682	629	574

2009/10 compared with 2008/09
The principal movements between 2008/09 and 2009/10 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2008/09 results	1,468	(839)	629
Add back exceptional items	–	43	43

2008/09 adjusted results	1,468	(796)	672
Allowed revenues	85	–	85
Timing on recoveries	(28)	–	(28)
Pass-through costs	–	5	5
Non-formula	(14)	9	(5)
Other revenue and costs	7	(13)	(6)

2009/10 adjusted results	1,518	(795)	723
Exceptional items	–	(41)	(41)

2009/10 results	1,518	(836)	682

Revenue and other operating income in Gas Distribution UK increased by £50 million in 2009/10 compared with 2008/09. Allowed revenues were up £85 million, driven by the five year price control that came into effect on 1 April 2008 and incentive gains through the efficient management of our capacity requirements and improved pressure management. This was partially offset by an estimated £28 million timing impact on recoveries and a decline in non-formula revenue primarily driven by a drop in non-regulated meter work activities.
The net year-on-year timing impact against allowed revenue was a reduction of £28 million as in 2009/10 there was a net deficit of £19 million, comprising the under-recovery of £1 million relating to the previous year and a £20 million under-recovery for 2009/10, compared with a net gain of £9 million in 2008/09, comprising a £1 million under-recovery in 2008/09 offset by £10 million under-recovery from 2007/08.
Operating costs for 2009/10, excluding exceptional items, were largely in line with 2008/09. Efficiency savings through strong operating cost performance, together with other minor items, were largely offset by higher costs associated with severe winter weather conditions and higher depreciation charge. Non-formula costs were £9 million lower reflecting reduced workload.

Improving customer relations
by reducing congestion
Traffic congestion is a cost to the economy, with any solution for easing congestion improving the experience of road users and delivering environmental benefits by reducing pollution from slow moving vehicles. Traditional road plates to cover excavations are heavy, difficult to store and require mechanical means to install on site. These difficulties have led to the practice of lane closures and traffic control when working in highways. Following an investigation by Gas Distribution, an alternative solution was identified that introduces a modular trench plating system, providing quick and easy installation over excavations.

Emergency water ingress
During winter 2009/10, over 6,000 properties were affected by a number of separate water ingress incidents resulting in significant loss of supply. In particular, as Christmas 2009 approached, the skills and commitment of our UK gas distribution team were put to the test by 2 major incidents affecting over 4,000 properties in southeast England. In both cases a burst water pipe created a hole in our low pressure main, resulting in water entering our network. Our engineers and support team applied their skills and determination each day up to and during the Christmas period to restore the gas supply.

Annual Report and Accounts 2009/10 | National Grid plc     59

 Operating and Financial Review
Gas Distribution continued

Exceptional charges of £41 million in 2009/10 included an increase in the environmental provision of £14 million, reflecting changes in landfill tax legislation, with the remaining £27 million made up of restructuring and transformation costs, which include system related projects costs. This compared with a £43 million charge in 2008/09.
As a consequence of the above, adjusted operating profit excluding exceptional items was £51 million higher in 2009/10 than 2008/09, an increase of 8%. Including exceptional items, operating profit was £53 million higher in 2009/10 than 2008/09, an increase of 8%.
2008/09 compared with 2007/08
The principal movements between 2007/08 and 2008/09 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2007/08 results	1,391	(817)	574
Add back exceptional items	–	21	21

2007/08 adjusted results	1,391	(796)	595
Allowed revenues	90	–	90
Timing on recoveries	(15)	–	(15)
Pass-through costs	–	(9)	(9)
Non-formula	9	(12)	(3)
Other revenue and costs	(7)	21	14

2008/09 adjusted results	1,468	(796)	672
Exceptional items	–	(43)	(43)

2008/09 results	1,468	(839)	629

Revenue and other operating income in Gas Distribution UK increased by £77 million in 2008/09 compared with 2007/08. Allowed revenue was up £90 million, driven by the five year price control that came into effect on 1 April 2008 and incentive gains through the efficient management of our capacity requirements and improved pressure management. This was partially offset by a £15 million timing impact on recoveries. In addition, a growth in other revenue was primarily driven by non-regulated meter work activities.
The net year-on-year timing impact against allowed revenues was a reduction of £15 million as in 2008/09 there was a net benefit of £10 million, comprising the under-recovery of £20 million relating to the previous year, partially offset by a £10 million under-recovery for 2008/09, compared with a net benefit of £25 million in 2007/08, comprising a £20 million under-recovery in 2007/08 offset by £45 million under-recovery from 2006/07. Operating costs for 2008/09, excluding exceptional items, were in line with 2007/08. Efficiency savings through strong operating cost performance, together with other minor items, were offset by £9 million higher pass-through costs due to an increase in business rates following the changes in rateable values introduced from 1 April 2005 and shrinkage costs due to higher gas prices. Non-formula costs were £12 million higher because of increased meter work and other non-formula activities.
Exceptional charges of £43 million in 2008/09 include an increase in the environmental provision of £13 million with the remaining £30 million made up of restructuring and transformation costs, which include system related projects costs. This compared with a £21 million charge in 2007/08.
Financial results – Gas Distribution US
The average exchange rates used to translate the results of US operations during 2009/10, 2008/09 and 2007/08 were $1.58:£1, $1.54:£1 and $2.01:£1 respectively.

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue	3,708	4,786	2,845
Operating costs excluding exceptional items and remeasurements	(3,294)	(4,174)	(2,453)

Adjusted operating profit	414	612	392
Exceptional items and remeasurements	34	(386)	95

Operating profit	448	226	487

2009/10 compared with 2008/09
The principal movements between 2008/09 and 2009/10 can be summarised as follows.

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2008/09 results	4,786	(4,560)	226
Add back exceptional items	–	52	52
Add back remeasurements	–	334	334

2008/09 adjusted results	4,786	(4,174)	612
Exchange movements	(121)	105	(16)

2008/09 constant currency results	4,665	(4,069)	596
Pass-through costs	(965)	965	–
Rate increases	32	–	32
Economic impact on volumes	(38)	–	(38)
Timing on recoveries	56	(171)	(115)
Merchant function charge	(14)	–	(14)
Long Island property tax recoveries	(39)	–	(39)
Bad debt expense	–	5	5
Other revenues and costs	11	(24)	(13)

2009/10 adjusted results	3,708	(3,294)	414
Exceptional items	–	(18)	(18)
Remeasurements	–	52	52

2009/10 results	3,708	(3,260)	448

Revenue and operating costs excluding exceptional items and remeasurements decreased by £957 million and £775 million respectively in 2009/10 compared with 2008/09 on a constant currency basis, a decrease of 21% and 19% respectively.
Revenue decreased by £957 million in 2009/10 compared with 2008/09. Net of higher pass-through costs of £965 million, revenue increased by £8 million.
Gas Distribution US benefited from approved rate increases/ delivery rate adjustments in our downstate New York, Long Island, upstate New York, Rhode Island and New Hampshire operating areas of £32 million. The economic downturn had an adverse impact of £38 million and timing impacts included recoveries of NYPSC 18-A assessments of £44 million and other of £12 million. Lower recoveries of gas inventory carrying charges of £14 million, and cessation of Long Island property tax collections of £39 million were partially offset by increases in other revenues of £11 million. These increases include load additions of approximately 44,000 customers contributing £29 million, which was partially offset by a decrease in volumes driven by warmer

60     National Grid plc | Annual Report and Accounts 2009/10

than normal weather and normal conservation/attrition totalling £29 million.
The weather in 2009/10 was significantly warmer than 2008/09. As measured in degree heating days, weather in 2009/10 across our US gas territories was approximately 4% warmer than normal and was approximately 8% warmer than 2008/09.
Operating costs, excluding pass-through costs and exceptional items, were £190 million higher in 2009/10 compared with 2008/09, primarily driven by adverse timing impacts in the recovery of gas cost deferrals of £103 million, higher spending in energy efficiency programmes of £10 million, and NYPSC 18-A assessment expenses of £58 million. Other cost increases of £24 million were partly offset by lower bad debt expenses of £5 million due to lower reserve requirements.
Exceptional charges of £18 million in 2009/10 related to integration and transformation initiatives, including the cost of voluntary early retirements and costs relating to US healthcare reform, while favourable mark-to-market commodity contract remeasurement gains were recorded as a consequence of higher energy prices compared with contracted amounts as at 31 March 2010. The gains from these transactions will be realised in subsequent periods and passed on to consumers.
2008/09 compared with 2007/08
The principal movements between 2007/08 and 2008/09 can be summarised as follows:

		Operating	Operating
	Revenue	costs	profit
	£m	£m	£m

2007/08 results	2,845	(2,358)	487
Add back exceptional items	–	(95)	(95)

2007/08 adjusted results	2,845	(2,453)	392
Exchange movements	873	(753)	120

2007/08 constant currency results	3,718	(3,206)	512
KeySpan contribution	902	(896)	6
Pass-through costs	69	(69)	–
Rate increases	32	–	32
Weather and volumes	22	–	22
Timing on recoveries	(6)	52	46
Merchant function charge	38	–	38
Energy efficiency programme	19	(12)	7
Bad debt expense	–	(29)	(29)
Other revenues and costs	(8)	(14)	(22)

2008/09 adjusted results	4,786	(4,174)	612
Exceptional items	–	(52)	(52)
Remeasurements	–	(334)	(334)

2008/09 results	4,786	(4,560)	226

Revenue and operating costs excluding exceptional items and remeasurements increased by £1,068 million and £968 million respectively in 2008/09 compared with 2007/08 on a constant currency basis, an increase of 29% and 30% in each case. The rise in revenue and operating cost primarily arose from an increase in contributions from KeySpan operations in 2008/09 reflecting the first full year of ownership since acquisition in August 2007.
Revenue increased by £1,068 million in 2008/09 compared with 2007/08. Revenue from KeySpan operations increased by £902 million compared with 2007/08. The remaining £166 million was primarily driven by New York, Long Island, Rhode Island, and New Hampshire rate increases of £32 million, colder weather and higher consumption of £22 million, higher recoveries of gas inventory carrying charges of £38 million, higher pass-through costs of £69 million, and other increases of £5 million.
The weather in 2008/09 was significantly colder than 2007/08. As measured in heating degree days, weather in 2008/09 across National Grid’s US gas territories was approximately 5% colder than normal and was approximately 8% colder than 2007/08.
Operating costs, excluding exceptional items, were £968 million higher in 2008/09 compared with 2007/08. The increase in costs of KeySpan operations in 2008/09 was £896 million on a constant currency basis. The remaining increase of £72 million was a result of higher commodity pass-through costs, an increase in maintenance costs and higher bad debt expense as a result of the economic downturn partially offset by a favourable overcollection in commodity costs.
Exceptional charges of £52 million in 2008/09 related to integration initiatives, including the cost of voluntary early redundancies, while adverse mark-to-market commodity contract remeasurement losses were recorded as a consequence of lower energy prices compared with contracted amounts as at 31 March 2009. The losses from these transactions will be realised in subsequent periods and recovered from consumers.

Gas main replacement
As part of our ongoing replacement programme, which includes the HSE target of replacing 54,600 km of iron main around the UK we invested £465 million in 2009/10. Contributing to safety, security of supply and meeting regulatory obligations, the programme is seeing metallic main being replaced with yellow polyethylene pipes which are flexible and resistant to corrosion. National Grid continually strives to minimise the disruption and inconvenience associated with the street works required to deliver this replacement programme. Where possible we use no dig techniques, trenchless working and directional drilling to achieve this goal. We also endeavour to coordinate our work with local authorities and the activities of other utilities, such as our collaboration in 2009 with Thames Water, where gas and water mains were simultaneously replaced in Tower Hill.

Annual Report and Accounts 2009/10 | National Grid plc     61

Operating and Financial Review
Electricity Distribution & Generation

Adjusted operating profit	Capital investment

£374m	£372m

(2008/09: £265m)	(2008/09: £355m)

Employees	Electricity delivered

8,344	62 TWh

(2008/09: 8,251)	(2008/09: 65 TWh)
Our customers are at the heart of everything we do. We continue to invest in our distribution and generation systems to create sustained improvements in our system reliability. We believe that increased energy efficiency and the use of smart technologies is the best way to help our customers control their energy costs and address the issue of climate change.
In 2009, we met all our regulatory reliability targets and achieved internal targets moving us towards top quartile reliability performance.
Severe storms affected our service territories during the winter, causing service interruptions for thousands of customers. Our emergency response plans were highly effective in restoring service efficiently and safely.
This section should be read in conjunction with the rest of this Operating and Financial Review

Key Facts
→	Over 116,800 kilometres of circuit

→	Approximately 3.4 million customers

→	666 substations

→	57 generation units at 13 locations across Long Island

→	LIPA network serving 1.1 million customers over 24,100 kilometres of circuit and 177 substations, delivering 22 TWh of electricity
About Electricity Distribution & Generation
Our Electricity Distribution & Generation business operates in the northeastern US and is reported as a single segment in our financial statements.
Principal operations
Electricity Distribution
We are responsible for building, operating and maintaining our electricity distribution networks in Massachusetts, Rhode Island, New Hampshire and upstate New York. We also maintain and operate the electricity transmission and distribution system on Long Island owned by the Long Island Power Authority (LIPA), providing energy to homes, small businesses, and large commercial and industrial enterprises.
Through our electricity distribution networks, we serve approximately 3.4 million electricity customers over a network of approximately 116,800 circuit kilometres (72,600 miles) in New England and upstate New York.
The LIPA service territory covers approximately 3,200 square kilometres (1,200 square miles), encompassing nearly 90% of Long Island’s total land area. LIPA owns approximately 2,100 kilometres (1,300 miles) of transmission line facilities that deliver power to approximately 177 substations in its electricity system. From these substations, approximately 24,100 circuit kilometres (15,000 miles) of distribution facilities distribute electricity to 1.1 million customers.
Our responsibilities include managing the day-to-day operations and maintenance of LIPA’s transmission and distribution system, providing services to LIPA’s retail customers and managing the delivery of the energy that we produce under contract to LIPA.
Generation
We own 57 electricity generation units on Long Island that together provide 4.1 GW of power under contract to LIPA.
Our plants consist of oil and gas fired steam turbine, gas turbine and diesel driven generating units ranging from 2 to 375 MW. Any available power not needed to meet LIPA’s requirements is made available for sale in the open market.
Energy procurement
Within our US Electricity Distribution & Generation and Gas Distribution businesses, we are responsible for the planning, procurement and administration of gas and electricity commodity supply for our customers. We conduct business with various energy companies in order to supply approximately 14 billion standard cubic metres of natural gas and 35 TWh of electricity annually across 4 states. In addition to providing our customers with stable and low cost electricity supply, we are committed to helping the states in which we operate to achieve their Renewable Portfolio Standards and satisfy recent legislative requirements by working with renewable project developers and other stakeholders to bring new sustainable resources online cost effectively.
Through our fuel management services, we procure gas and fuel oil to supply the 68 power generation units on Long Island under contract by LIPA, of which we own 57. Until 31 December 2009, we also purchased energy, capacity and ancillary services in the open market on LIPA’s behalf.

62       National Grid plc | Annual Report and Accounts 2009/10

Regulation
Customer bills typically comprise a commodity rate, covering the cost of electricity delivered, and a delivery rate, covering our electricity delivery service.
Depending on the jurisdiction, delivery prices are set either by actual sales volumes and costs incurred in an historical test year, or by rate plans based on estimates of costs and volumes expected to be delivered, which may differ from actual amounts. A substantial proportion of our costs, in particular electricity purchases for supply to customers, are pass-through costs. Our charges to customers are designed to recover these costs with no profit margin. Prices are adjusted from time to time to ensure any over- or under-recovery is returned to or recovered from our customers. There can be timing differences between costs being incurred and prices being adjusted.
Our Long Island generation plants sell capacity to LIPA under a contract, approved by the Federal Energy Regulatory Commission (FERC), which provides a similar economic effect to cost of service rate regulation.
In each state in which we operate, we are allowed to retain some of the benefit of efficiency improvements in excess of those built into rate plan assumptions. Typically we retain all the benefits up to a certain level of return on equity, after which we retain only a proportion of the benefits, with the balance returned to customers. A summary of the key features of our rate plans is provided opposite.

	Equity	Equity to	Efficiency gains
Rate plan	return	debt ratio	retained

Upstate New York	10.6%	48.5/51.5	100% to 11.75%

(Niagara Mohawk)			50% to 14%

			25% to 16%

			10% above 16%

Massachusetts	10.35%	49.99/50.01	50% above 10.35%

Rhode Island	9.8%	42.75/57.25	50% from

(Narragansett Electric)			9.8% to 10.8%

			25% above 10.8%

New Hampshire	9.67%	50/50	50% above 11%

The upstate New York rate plan also allows for subsequent recovery of specified electricity related costs and revenue items that have occurred since the rate plan was established, once these amounts exceed individual item thresholds and $100 million (£66 million) in total. These deferral account items include changes from the levels of pension and post-retirement benefit expenses from levels specified in the rate plan, as well as various other items, including storms, environmental remediation costs, and certain rate discounts provided to customers, together with costs and revenues from changes in tax, accounting and regulatory requirements.
We also have a number of service standards for our operations. Many of these service standards have penalties if we do not achieve certain specified minimum standards.

Electricity Distribution & Generation – operating area

41%
Reduction in lost time injury
frequency rate

$614m
Planned investment in our networks
in 2010/11

Annual Report and Accounts 2009/10 | National Grid plc       63

Operating and Financial Review
Electricity Distribution & Generation continued
External market, energy policy and regulatory and other developments
In addition to the external market developments described on page 17 and the energy policy and regulatory developments described on pages 20 and 21, the following developments are relevant to the Electricity Distribution & Generation business.
Solar filing
Under the Green Communities Act, Massachusetts utilities are permitted to construct, own and operate up to 50 MW of solar generation, subject to approval by the Massachusetts Department of Public Utilities (DPU). On 23 October 2009, the Massachusetts DPU approved our proposal to construct, own and operate approximately 5 MW of solar generation on 5 separate properties that we own. We are permitted to recover the costs of each site and a return on our investment. We are currently in the construction phase of project development and we expect construction of the sites to continue throughout the remainder of the year.
New York smart grid
On 14 January 2010, we filed a petition with the New York Public Services Commission (NYPSC) seeking approval for a modified smart grid programme. The $123 million programme includes the Company’s contribution to three sub projects, which are the recipient of Department of Energy (DOE) matching funds and additional investments sought directly from the NYPSC. The proposed smart grid programme includes approximately 40,000 customers in the Syracuse, NY area.
The three smart grid sub projects that are the subject of matching funds from the DOE and in which we are a partner have been approved by the NYPSC. On 1 April 2010, we filed a methodology with the NYPSC by which we would recover our investments in these projects from customers.
Massachusetts wind power
On 7 May 2010, we signed an agreement with Cape Wind to buy clean power from the first large-scale offshore wind farm in the US. The contract has been filed with the Massachusetts DPU for approval. Cape Wind is expected to come online by the end of 2012. Under the contract, National Grid would purchase 50% of the wind farm’s output, including renewable energy certificates as well as capacity and energy, beginning in 2013.
Massachusetts smart grid
On 1 April 2009, we filed a petition with the Massachusetts DPU in response to the Massachusetts Green Communities Act seeking approval for an approximately $57 million smart grid programme in the northwest section of Worcester, MA. The pilot programme would reach approximately 15,000 homes and small businesses and features new services to customers delivered through a holistically designed smart grid. The technology proposed includes smart meters, home energy automation and advanced power network management tools. The proposed smart grid pilot has three broad objectives: it will enable customers to actively manage energy use; create the tools for National Grid to optimise the performance of the network; and provide capability to integrate renewable energy generation technologies to the distribution grid. A decision is expected by 1 August 2010.
LIPA power supply agreement (PSA) rate adjustment
On 5 January 2010, the FERC approved a settlement agreement for a rate increase for the power supplied to LIPA. Rates pursuant to the PSA are in effect until May 2013. The settlement agreement set a revenue requirement of $436 million and a rate increase of $66 million, at a return on equity of 10.75%. The PSA also allows for certain annual rate adjustments, such as pension and other post-retirement benefit expenses, property tax increases and certain inflationary increases.
Upstate New York capital expenditure rate filing
In New York, capital expenditure in the rate plan for electricity distribution remains set at historic levels that are significantly lower than those currently required to maintain a safe and reliable network. We filed a supplemental petition in April 2009 for deferred recovery of incremental investments in 2008 totalling $9 million. In 2010, we anticipate petitioning for deferred recovery of qualifying incremental investment for calendar year 2009.
On 29 January 2010, we filed our annual five year capital investment plan with the NYPSC totalling $2.86 billion.
Upstate New York electricity rate plan
On 29 January 2010, we filed a three year rate proposal, which includes a revenue increase of $369 million and a return on equity of 11.1%, effective from 1 January 2011, while allowing us to continue our significant investment in the electricity transmission and distribution system to meet the growing and changing needs of customers. The plan would have little or no impact on typical customer delivery bills. The proposed revenue increase represents recovery of costs we expect to incur in excess of current rate levels. To offset this, we have proposed to defer the full recovery of stranded costs and instead will spread them over an additional three years to the end of 2014. The filing also proposed a revenue decoupling mechanism as required by the NYPSC. We also proposed to enhance our support programmes for qualifying low income customers, increasing programme funding by approximately $9 million and increasing credits to qualifying customers in our low income customer assistance affordability programme and the low income credit programme.
Massachusetts and Rhode Island rate plans
In 2009, we filed in Massachusetts and Rhode Island rate adjustments effective from 1 January 2010 and 1 March 2010 respectively. Each filing included a request for an increase in revenue to fund distribution operations, a revenue decoupling mechanism proposal to further encourage aggressive pursuit of energy efficiency, and the ability to pass through actual pension and other post-retirement benefit costs. On 30 November 2009, the Massachusetts regulators ruled on our request. The allowed increase in revenue of $42 million, reflects an allowed return on equity of 10.35%, approval of a revenue decoupling mechanism that includes recovery of incremental investment pursuant to a maximum allowable threshold of up to $170 million, and approval of the pass through of pension and other post-retirement benefit costs. Rates went into effect on 1 January 2010.
On 9 February 2010, the Rhode Island regulator ruled on our request, allowing an increase in revenue of $23.5 million, reflecting an allowed return on equity of 9.80% and an equity ratio of 42.75%. The regulator denied our revenue decoupling mechanism proposal and our pass through of pension and other post-retirement benefit costs. On 20 April 2010, we filed a petition with the Rhode Island Supreme Court requesting that it review the legality and reasonableness of the regulator’s decision. We plan to file a new rate case later this year.
New Hampshire
We are currently evaluating options to allow us to exit our gas and electricity businesses in New Hampshire.

64       National Grid plc | Annual Report and Accounts 2009/10

Niagara Mohawk management audit
New York law provides the NYPSC with the authority to conduct a management audit of utilities operating within the state every five years. Consequently, the NYPSC ordered an audit of Niagara Mohawk’s electricity business in 2008. The final audit report contained 44 recommendations for improvement. On 16 December 2009, the NYPSC approved the management audit findings. We had already recognised many of the recommendations and actions were under way, particularly the Electricity Distribution & Generation transformation effort. The implementation plan was filed with NYPSC on 29 January 2010. We will file quarterly update reports to the NYPSC staff.
Performance against our objectives
National Grid’s progress against the Company objectives is set out on pages 30 to 37. We include below further information specific to Electricity Distribution & Generation with respect to the objectives that are closely aligned to the lines of business.
Driving improvements in our safety, customer and operational performance

Our objectives are to reduce employee lost time injuries to zero, to meet customer service objectives agreed with our regulators and to be within the upper quartile of customer satisfaction in the territories in which we operate.

Safety
The number of employee lost time injuries in Electricity Distribution & Generation decreased to 23 compared with 37 in 2008/09. Our lost time injury frequency rate for 2009/10 was 0.13, representing a 41% decrease over the prior year’s rate of 0.22. Improvement programmes implemented in 2009/10 were aimed at aligning our merged operations in key areas of safety and occupational health management and to promote a positive safety culture. The key safety initiatives during 2009/10 were as follows:
•	developing and implementing a comprehensive approach to enhancing safety by driving consistent safety improvement initiatives across all areas, through the safety performance committee (SPC) structure;

•	building on the safe and unsafe acts (SUSA) programme to eliminate at risk behaviour while reinforcing safe behaviour and identifying and implementing corrective measures identified by the SPC through analysis of trends from SUSA visits;

•	improving the quality of the job brief process by redesigning the process to improve risk assessment and hazard identification, and implementing enhancements in the field;

•	reducing road traffic accidents by undertaking targeted defensive driving training for high risk employees in accordance with the current guidelines; and

•	improving the quality of near miss reports and the process for actions and feedback to employees by implementing a new communication programme to promote quality reporting that may prevent injuries.
In 2010/11, our safety objectives include implementing sustainable programmes focused on embedding process safety with a robust set of KPIs, a further focus on the quality of root cause analysis with a standardisation of analysis tools, and the detailed analysis of high potential incidents.
Electric transportation

National Grid is taking part in a comprehensive research and demonstration collaboration with Ford Motor Company, Electric Power Research Institute and other electricity utilities to advance the development of electric transportation infrastructure. We are using a pre production Ford Escape plug in hybrid electric vehicle as a test bed to demonstrate the integration with smart grid technology.

We invested this year to make our generating stations greener

We have recently completed upgrading the first of four units at our generating station in Northport, Long Island. This involved installing advanced turbine components to improve efficiency and reduce emissions. The efficiency improvements on this first unit will reduce annual fuel consumption and carbon dioxide emissions by over 25,000 tonnes per year – equivalent to removing an estimated 4,780 cars each doing 12,000 miles a year from the road in the US.

Annual Report and Accounts 2009/10 | National Grid plc       65

Operating and Financial Review
Electricity Distribution & Generation continued
Customer service
Reliable and efficient customer services are priorities for National Grid. Improvements in our operations and how customers conduct their business with us have led to improvements in customer satisfaction. A key customer satisfaction metric is the J.D. Power and Associates customer satisfaction study. A global marketing information company, J.D. Power conducts independent and unbiased surveys of customer satisfaction, product quality and buyer behaviour. In the most recent surveys we improved our ranking, moving into the third quartile performance in three of the four surveys.
We continue to enhance the experience customers have with us, giving them the channels and options they want to conduct their business with us. Our contact and support centre successfully completed 2009 with all regulatory service level and customer satisfaction targets having been exceeded.
Customer satisfaction also comes from helping customers manage their energy expenses. With a US customer communications initiative, 3% Less, we urged customers to pledge to use 3% less energy every year for the next 10 years. By reducing energy consumption, customers can better manage their energy costs and reduce carbon emissions, helping not only their own finances, but our planet. Being the energy management partner for our customers helps foster a stronger relationship with them and builds goodwill among other constituents. The initiative was recognised by the Edison Electric Institute, the association of US shareholder owned electricity companies, which awarded us a 2009 Advocacy Excellence Award in January 2010.
We continue to help customers to be more energy efficient through our energy efficiency programmes. For more than 20 years we have offered a comprehensive portfolio of energy efficiency programmes to help customers reduce energy consumption, saving them money while reducing greenhouse gas emissions. The success of these programmes was recognised by the US Environmental Protection Agency which awarded us a 2009 ENERGY STAR Sustained Excellence Award.
Delivering strong, sustainable regulatory and long-term contracts with good returns

Our aim is to meet or exceed the base financial returns in our rate plans by delivering on long-term contracts that provide value.

A summary of returns under our rate plans is provided below.

					Allowed
	Rate base(i)		Return on equity(ii)		return
Regulatory entity	2009	2008	2009	2008	current

Niagara Mohawk (Electric)	$4,375m	$4,609m	5.1%	6.7%	10.6%

Massachusetts (Electric)	$1,494m	$1,495m	4.7%	7.0%	10.35%

Narragansett Electric (Distribution only)	$548m	$564m	(2.9)%	2.3%	9.8%

Long Island Generation	$503m	$574m	13.5%	7.1%	10.75%

(i)	Estimate of rate base using filed regulatory returns at 31 December or an alternative US GAAP based invested capital measure where recent rate base filings are either not available or where the actual rate base currently excludes certain regulatory asset balances.

(ii)	Based on regulatory returns for the 12 months ended 31 December.
Our US electricity businesses are coming out of long-term rate plans and have requested increases in revenue to support their operations. We filed and received approval for increased revenue for our Massachusetts and Rhode Island (Narragansett) electricity operations as the actual returns earned (adjusted for Narragansett’s share of merger savings) were below allowed returns, primarily due to higher levels of investment and continued cost pressures, particularly bad debts and storm costs. The revenue increases were effective from 1 January 2010 in both Massachusetts and Rhode Island. As discussed on page 21, our Massachusetts regulator approved full recovery of commodity-related bad debt and working capital costs, a revenue decoupling mechanism, full recovery of pension and other post-retirement costs, and recovery of capital investment up to a maximum of $170 million per annum.
In New York, the regulatory return on equity includes electricity transmission, electricity distribution and stranded cost recoveries. For the year ended 31 December 2009, the return was 5.1%, adjusted for the Company’s share of merger savings allocated to electricity and certain one-off costs. Although the long-term electricity rate plan concludes on 31 December 2011, in response to the decreasing returns for our New York electricity operations, we filed a three year rate plan on 29 January 2010, and updated that request on 3 May 2010, to adjust our delivery rates that, if approved, would take effect on 1 January 2011. The request, as discussed on page 33, includes an increase in distribution and transmission revenue of $369 million, a revenue decoupling mechanism and recovery of capital investment we make above the level included in the rate plan. To mitigate the impact to our customers, we have proposed to reshape the recovery of our stranded costs, lengthening the time over which we are recovering these legacy costs. We anticipate a regulatory decision sometime in December 2010.
Our Long Island generation business filed with FERC for a rate increase effective from 1 February 2009, subject to refund. LIPA and National Grid Generation filed a settlement on 23 October 2009 with a FERC administrative law judge that provides for a revenue requirement of $436 million, a rate increase of approximately $66 million, a return on equity of 10.75% and a capital structure of 50% debt and 50% equity. FERC approved the settlement on 5 January 2010. The Order accepting the settlement was subject to rehearing until 4 February 2010. There were no requests for rehearing and, as such, the settlement became effective from 1 March 2010 and refunds retroactive to 1 February 2009, including interest, were issued in March 2010.
Modernising and extending our transmission and distribution networks

In addition to meeting reliability performance targets agreed with our regulators, our objectives are to improve reliability and to deliver our capital investment programme.

Reliability
Our customers depend on a reliable electricity distribution service. Upstate New York met its regulatory targets for the second consecutive year, Massachusetts for the third and Rhode Island for the fourth, while New Hampshire’s performance was the best since 2003 and Long Island met all targets with the best reliability performance under the contract with LIPA.
We have realised significant benefits from our multi-year reliability enhancement programme, helping to achieve our regulatory and internal targets. We will continue to replace ageing underground

66        National Grid plc | Annual Report and Accounts 2009/10

cables, overhead lines, protection/control systems and substation infrastructure as part of our asset replacement programme, and continue our ongoing reliability enhancement programme. This programme also includes feeder hardening and inspection and maintenance. Feeder hardening involves upgrading our overhead electricity circuits by replacing aged and deteriorated components and protecting against lightning strikes and animal contacts. Our inspection and maintenance programme involves increasing our preventative maintenance and repair activities to find potential faults before they occur to improve reliability and public safety.
We will also continue our vegetation management programme across all operating areas, increasing our focus on dealing with hazardous trees.
We plan to invest over $600 million in our networks across New England and New York during 2010/11, delivering on our commitment to invest $1.47 billion in upstate New York over five years. In addition, with the asset replacement programme agreed with LIPA, we will be managing an estimated $250 million investment in distribution and transmission infrastructure on behalf of LIPA.
Capital investment
Capital investment in the replacement, reinforcement and extension of our US electricity distribution networks was £372 million in 2009/10, £355 million in 2008/09 and £257 million in 2007/08. After excluding the effect of exchange movements of £9 million in 2009/10 compared with 2008/09, capital investment increased by £26 million.
This primarily reflected higher distribution line spending associated with our feeder hardening and inspection and maintenance programmes of £12 million, improvement in substation asset condition in the New England region of £15 million, higher renewables spend relating to our investment in 5 MW of solar generation in Massachusetts of £3 million and site renovations at our Northborough and Syracuse facilities of £16 million. This has been partially offset by lower spend on leased fleet vehicles due to the timing of contract negotiations of £5 million, lower capitalisation of pension related costs of £6 million and lower storm related costs of £6 million.
After excluding the effect of exchange movements of £79 million in 2008/09 compared with 2007/08, capital investment increased by £19 million. This primarily reflected a £10 million increase from a full year of generation capital expenditure compared with a partial year in 2007/08 following the KeySpan acquisition, higher investment at the Port Jefferson and Northport generating stations of £7 million, increased capital related storm costs of £6 million and other investment including asset replacement of £23 million. This higher expenditure was partially offset by decreased capital lease additions of £15 million relating to vehicles and a lower need for investment in new business installations of £12 million, as a result of the downturn in the US economy.
We have a global initiative to adopt best in class asset management policies and procedures, with all businesses aiming to become PAS 55 certified. PAS 55 is an industry standard for minimum level of competency and processes to ensure a company’s asset management objectives can be fulfilled efficiently and effectively.
We have achieved PAS 55 certification for generation, Long Island transmission and distribution and our distribution assets in upstate New York and New England.
Becoming more efficient through transforming our operating model and increasingly aligning our processes

Our focus includes completing our remaining transformation initiatives, delivering the benefits of our alignment, and driving continuous improvement and process excellence.

Transforming operations
During the year, we delivered on many initiatives in our transformation programme, including agreement with our upstate New York and New England labour unions on alignment with the operating model, centralised scheduling, asset management and consolidating control centres on Long Island.
The implementation of transformation initiatives will increasingly deliver common processes and cost efficiencies across our business.
Efficiency
By making our processes more efficient, we help to create value for shareholders and provide superior service to our customers.
We will continue to evolve the business and gain alignment in transmission and distribution. In conjunction with the transmission and distribution alignment and delivery of remaining transformation initiatives, we will focus on the following priorities:
•	development of a US inventory management model;

•	development and implementation of optimal fleet sourcing strategies;

•	development and implementation of an operations performance model;

•	implementation of the advanced energy consumption initiative; and

•	implementation of a cost conscious savings initiative.
Improving efficiency is central to our vision and we remain clear about our responsibility to ensure our operations are as efficient as possible for our customers, communities and regulators.
Customer organisation consolidation
We implemented a new customer organisational model during the final quarter of 2009/10 designed to increase our ability to deliver our customer objectives. The new organisation has been designed to be market driven and focused on delivering integrated energy solutions to our customers including energy efficiency. It will provide customers with a source for their energy needs while striving to continuously improve and benchmark performance.

Annual Report and Accounts 2009/10 | National Grid plc       67

Operating and Financial Review
Electricity Distribution & Generation continued
Financial performance
Adjusted operating profit was £116 million higher in 2009/10 than 2008/09 on a constant currency basis, an increase of 45% largely driven by lower storm costs as a result of the ice storm experienced in December 2008, higher generation profits which reflect the new rate filing and improved LIPA contribution partially offset by higher pass-through costs that primarily relate to the purchase of electricity. Further information is included below.
Financial results
The results of the Electricity Distribution & Generation segment for the years ended 31 March 2010, 2009 and 2008 were as follows:

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue excluding stranded cost recoveries	3,963	4,537	3,126

Operating costs excluding exceptional items and remeasurements	(3,589)	(4,272)	(2,796)

Adjusted operating profit	374	265	330

Exceptional items	(61)	(51)	(104)

Remeasurements	19	(109)	91

Stranded cost recoveries	369	426	379

Operating profit	701	531	696

2009/10 compared with 2008/09
The principal movements between 2008/09 and 2009/10 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2008/09 results	4,972	(4,441)	531

Add back exceptional items	–	51	51

Add back remeasurements	–	109	109

Add back stranded cost recoveries	(435)	9	(426)

2008/09 adjusted results	4,537	(4,272)	265

Exchange movements	(115)	108	(7)

2008/09 adjusted results at constant currency	4,422	(4,164)	258

Pass-through costs	(440)	411	(29)

Volume, price and weather	(9)	–	(9)

LIPA capital recovery	(29)	29	–

Generation	32	8	40

LIPA contribution	(19)	37	18

Storms	–	80	80

Other direct costs	–	(6)	(6)

Other	6	16	22

2009/10 adjusted results	3,963	(3,589)	374

Exceptional items	–	(61)	(61)

Remeasurements	–	19	19

Stranded cost recoveries	376	(7)	369

2009/10 results	4,339	(3,638)	701

Excluding stranded cost recoveries, revenue reduced by £459 million in 2009/10 on a constant currency basis compared with 2008/09. This was primarily due to lower pass-through costs, of which purchased electricity is the main component. These commodity costs are recovered in full from customers although the recovery of costs can occur in more than one financial year, resulting in a year-on-year operating profit impact.
Revenues also decreased compared with 2008/09 reflecting lower LIPA contribution and LIPA capital recovery partly offset by higher generation revenues. LIPA capital recovery relates to assets which are owned by LIPA but are constructed on behalf of LIPA by National Grid. These costs are fully recoverable. LIPA also contributes under management contracts for the ongoing maintenance of these assets. Generation revenues increased following the reset of generation capacity charges as a result of the new FERC rate order filing. These changes were retrospectively applied to 1 February 2009.
Excluding stranded cost recoveries, operating costs decreased by £575 million on a constant currency basis. This was primarily due to lower purchased electricity costs as referred to above, lower storm costs as the levels of storm activity in 2009/10 were considerably lower than 2008/09 reflecting the impact of the December 2008 ice storm, and lower costs associated with LIPA distribution and generation.
Exceptional costs for 2009/10 primarily related to the electricity distribution operations transformation initiatives, environmental costs associated with site remediation in New England and New York, costs associated with US healthcare reform and merger integration costs which primarily relate to pension and retiree welfare plan amendments.

68        National Grid plc | Annual Report and Accounts 2009/10

2008/09 compared with 2007/08
The principal movements between 2007/08 and 2008/09 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2007/08 results	3,508	(2,812)	696

Add back exceptional items	–	104	104

Add back remeasurements	–	(91)	(91)

Add back stranded cost recoveries	(382)	3	(379)

2007/08 adjusted results	3,126	(2,796)	330

Exchange movements	957	(856)	101

2007/08 adjusted results at constant currency	4,083	(3,652)	431

Purchased electricity	176	(187)	(11)

Volume, price and weather	6	–	6

LIPA capital recovery	74	(74)	–

Generation	124	(114)	10

LIPA contribution	77	(65)	12

Bad debt expense	–	(14)	(14)

Storms	–	(74)	(74)

Other direct costs	–	(53)	(53)

Depreciation and amortisation	–	(10)	(10)

Other	(3)	(29)	(32)

2008/09 adjusted results	4,537	(4,272)	265

Exceptional items	–	(51)	(51)

Remeasurements	–	(109)	(109)

Stranded cost recoveries	435	(9)	426

2008/09 results	4,972	(4,441)	531

Comparability of our financial results between 2008/09 and 2007/08 is affected by having a full year contribution from KeySpan operations in 2008/09 compared with a partial contribution in 2007/08 following the acquisition on 24 August 2007. In 2008/09, KeySpan operations contributed £662 million, £607 million and £55 million to revenue and other operating income (excluding stranded cost recoveries), adjusted operating costs and adjusted operating profit respectively, compared with £383 million, £350 million and £33 million in 2007/08 on a constant currency basis.
Excluding stranded cost recoveries, revenue increased by £454 million in 2008/09 on a constant currency basis as compared with 2007/08. This was primarily due to the recognition of LIPA capital recoveries, LIPA contribution and generation revenues reflecting the full year KeySpan contribution. Revenues from the generation business also increased compared with 2007/08 reflecting a full year KeySpan contribution. Generation revenues also increased following the reset of generation capacity charges which were retrospectively applied to January 2008. There is a corresponding increase in costs partly offsetting some of this benefit.
Revenues also increased compared with 2007/08 reflecting the pass-through of higher purchased electricity costs. The recovery of these costs is described opposite.
Excluding stranded cost recoveries, operating costs increased by £620 million on a constant currency basis. This was primarily due to the higher costs associated with LIPA distribution and generation and purchased electricity as referred to above, in addition to higher storm costs associated mainly with the December 2008 ice storm.
The £166 million decrease on a constant currency basis in adjusted operating profit in 2008/09 compared with 2007/08 was primarily due to higher storm costs, higher capital related costs, which impacted depreciation and other direct costs, and higher purchased electricity, partially offset by the benefits of a full year of KeySpan.
Exceptional costs for 2008/09 primarily related to the electricity distribution operation’s transformation initiatives and merger related integration costs.

Solar developments
In late 2009, the Massachusetts regulator approved National Grid’s proposal to install approximately 5 MW of solar electricity generation – the biggest installation in the state. The largest of these projects is being constructed in Greater Boston, next to National Grid’s multicoloured LNG tank. This was formerly a manufactured gas plant site and, as a result, the contaminated land has limited uses, making it an ideal site for a solar project. The site will include 6,300 solar panels spread over 6 acres of land, providing up to 1.3 MW of power.

Annual Report and Accounts 2009/10 | National Grid plc        69

Operating and Financial Review
Non-regulated businesses and other

Adjusted operating profit	Capital investment

£146m	£307m

(2008/09: £65m)	(2008/09: £427m)

Employees	LNG imported to the UK
through Isle of Grain (tonnes)

3,533*	3.4m
(2008/09: 3,597*)	(2008/09: 1.2m)

*	Excluding shared services employees
The majority of our non-regulated businesses and other activities either operate in markets related to those of our principal businesses or provide support to our own businesses.
Construction of phase III at our liquefied natural gas (LNG) importation terminal on the Isle of Grain continues on track for completion in winter 2010/11. The site currently has annual import capacity of 9.8 million tonnes and by winter 2010/11, with the phase III expansion, it will have the capacity to import 14.8 million tonnes per annum, around 20% of the UK’s forecast gas demand.
During the year, the OnStream portfolio of meters increased by approximately 627,000 assets, comprising approximately 410,000 gas and 217,000 electricity meters.
This section should be read in conjunction with the rest of this Operating and Financial Review.
About our non-regulated businesses
Our non-regulated businesses and other activities are located principally in the UK. For reporting purposes, they do not constitute a segment, but are instead reported within other activities.
Principal operations
In addition to our principal lines of business, other activities comprise the following other operations and corporate activities.

Metering
National Grid Metering and OnStream provide installation and maintenance services to energy suppliers in the regulated and unregulated markets respectively. OnStream also provides meter reading services. Our metering businesses provide services for an asset base of about 20 million domestic, industrial and commercial meters.

Grain LNG
National Grid Grain LNG was the first new LNG importation terminal constructed in the UK for some 30 years, with construction divided into phases I and II (both fully operational) and III (under construction).

UK Property
National Grid Property is responsible for managing our occupied properties in the UK, and for the management, clean up and disposal of surplus sites, most of which are former gasworks.

BritNed
BritNed is a joint venture between National Grid and TenneT, the Dutch transmission system operator, to build and operate a 1,000 MW, 260 km subsea electricity link between The Netherlands and the UK.

xoserve
xoserve delivers transportation transactional services on behalf of all the major gas network transportation companies in Great Britain, including National Grid. xoserve is jointly owned by the five major gas distribution network companies and our UK Transmission business is the majority shareholder.

US non-regulated businesses
Includes LNG storage, LNG road transportation, unregulated transmission pipelines and West Virginia gas fields.

Fulcrum
Fulcrum operates across the UK mainland and offers multi-utility connections and environmental services for all customer categories. As a gas transporter, Fulcrum designs, constructs, owns and operates distribution systems.

Blue-NG
Blue-NG is a joint venture between National Grid and 2OC Ltd to construct and operate a new type of highly efficient power station that makes use of the requirement to reduce pressure at pressure stations, while generating renewable electricity and heat.

Corporate activities and shared services function
Corporate activities comprise central overheads, insurance and expenditure incurred on business development.

70        National Grid plc | Annual Report and Accounts 2009/10

Business drivers
The principal business drivers for our non-regulated businesses and other activities include the following:

Multi-year contractual arrangements
OnStream has a long-term contract with British Gas for the provision of gas and electricity meters (but see Current and future developments below), and a range of contracts with other suppliers.
Phase I of Grain LNG is underpinned by a long-term contract with BP/Sonatrach. Phase II, completed in December 2008, is underpinned by long-term contracts signed with Centrica, Gaz de France Suez and Sonatrach. Phase III, due to be commissioned in winter 2010/11, also has long-term contracts for all the capacity with E.ON, Iberdrola and Centrica.

Competition
OnStream operates in the competitive market for the provision of new meters and its revenues are therefore determined by how successful it is in obtaining business from customers.

Capital investment
OnStream are investing in technology such as smart metering capabilities to grow our metering business. There is also significant investment in infrastructure projects such as Grain LNG and BritNed.

Efficiency
Efficiency in delivering capital programmes and in operating our businesses and corporate activities result in driving improved financial performance.

External market and regulatory environment
With the exception of National Grid Metering and Fulcrum’s independent gas transporter (IGT) business, our non-regulated businesses and other activities are only indirectly affected by the relevant regulatory regimes. National Grid Metering, in its capacity as National Grid Gas’s service provider, is regulated by Ofgem. It retains a large share of the legacy installed base of gas meters in the UK and is subject to a tariff cap price control. Fulcrum’s IGT business is regulated under the terms of its gas transporter licence.
OnStream operates in the competitive market for the provision of new meters to gas and electricity suppliers who wish to install or replace meters as required. Grain LNG has been granted exemptions by Ofgem from the regulated third party access provisions for phases I, II and III of its development. These exemptions introduced certain obligations for effective measures to allow third parties to access unused capacity and are similar in nature to those in place at other new UK gas supply projects.
Current and future developments
To support the government’s mandate to install smart meters in every home by 2020, OnStream has developed dual fuel smart capabilities. It has also developed an innovative smart metering solution and has secured its first dual fuel smart metering contract, all of which is designed to enable OnStream to become the smart metering provider of choice in the market.
Metering competition investigation
An update on the ongoing metering competition investigation that was reported in last year’s Annual Report and Accounts is provided on page 80.
British Gas metering insourcing programme
British Gas, OnStream’s most significant customer, has reviewed its strategy with regard to its metering operations and has decided to take some of these activities in-house. This decision will adversely impact OnStream’s future workload. However, meters fitted for British Gas customers continue to earn revenue for the life of the asset.
Performance against our objectives
National Grid’s progress against the Company objectives is set out on pages 30 to 37. We include below further specific information with respect to the objectives that are closely aligned to our non-regulated businesses and other activities.
Driving improvements in our safety, customer and operational performance

Our objectives include zero employee lost time injuries and to operate reliably. We also aim to improve the quality of service to our customers.

There was a decrease in the total number of employee lost time injuries in non-regulated businesses and other activities to 11 in 2009/10 compared with 17 in 2008/09.
National Grid Metering has met 17 out of 18 standards of service in 2009/10 and 2008/09.
Expanding our capabilities and identifying new financeable opportunities to grow

We are on track to deliver on our capital investment programme for non-regulated businesses and other activities.

During 2009/10, we invested £307 million in our non-regulated businesses and other activities, £120 million lower than in 2008/09, which had been £44 million higher than in 2007/08.
We invested £121 million (2008/09: £137 million; 2007/08: £126 million) in our metering businesses. OnStream continued to invest in new and replacement meters, and smart metering capabilities. National Grid Metering invested in new and replacement meters.
We continued to invest in our Grain LNG facility, with capital expenditure of £117 million in 2009/10 compared with £213 million in 2008/09. The investment related mainly to the continued construction on phase III. Phase III involves construction of a second unloading jetty, an additional 190,000 cubic metre LNG storage tank and associated processing equipment. Phase III is expected to increase the capacity available at the terminal to 14.8 million tonnes per annum, equivalent to around 20% of anticipated UK gas demand for 2010/11. The total planned investment in phase III is approximately £300 million, excluding capitalised interest and gas blending expenditure.
During 2009/10, we invested £69 million in the remaining non-regulated and other activities compared with £77 million in 2008/09. The 2009/10 investment consists of: £40 million within our US operations, principally hardware and software costs relating to SAP implementation; £15 million on our UK property business; £6 million within our xoserve business; and £4 million on both the US non-regulated and Fulcrum businesses.
In addition to the capital expenditure discussed above, we have invested a further £86 million (2008/09: £73 million; 2007/08: £21 million) in joint venture arrangements. The majority of this expenditure related to BritNed, in which we invested £60 million. During the year, work has progressed well on the construction of the link. The civil construction work at both converter station sites in the UK and The Netherlands is now largely complete and

Annual Report and Accounts 2009/10 | National Grid plc        71

Operating and Financial Review

Non-regulated businesses and other continued

work continues to install the electrical equipment. This work is progressing well and is on course for completion in the second half of 2010. Over 90% of the cable which will join the two converter stations has been manufactured, and activity during 2009 included the shore landing in The Netherlands and a section of cable off the UK coast. The shore landing in the UK and the remaining subsea cable lengths will be laid during 2010 in anticipation of the link being fully operational in the first quarter of 2011.
During 2009/10, £19 million was invested in the Blue-NG joint venture to enable finalisation of the development phase and commence construction (2008/09: £2.5 million). Construction contracts for the first two sites are in place and detailed design work is well under way.
Together with our Belgian counterpart, Elia, we are developing an electricity interconnector which will have a nominal capacity of 1,000 MW and is expected to be operational around 2017. The interconnector will comprise approximately 150 km of subsea cable and a converter station in each country connecting to the high voltage transmission systems.
In conjunction with our Norwegian counterpart, Statnett, we have announced plans to investigate further the feasibility of an electricity interconnector linking the UK and Norway. The link would have a nominal capacity of 1,000-1,500 MW and would be capable of allowing connections from offshore generators.
Financial performance
The results for non-regulated businesses and other activities for the years ended 31 March 2010, 2009 and 2008 were as follows:

	Years ended 31 March
	2010	2009	2008
	£m	£m	£m

Revenue	738	719	642

Operating income	3	31	67

Operating costs excluding
exceptional items	(595)	(685)	(580)

Adjusted operating profit	146	65	129

Exceptional items	(87)	(64)	(57)

Operating profit	59	1	72

2009/10 compared with 2008/09
The principal movements between 2009/10 and 2008/09 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2008/09 results	750	(749)	1

Add back exceptional items	–	64	64

2008/09 adjusted results	750	(685)	65

Exchange movements	(3)	3	–

2008/09 constant currency results	747	(682)	65

Metering	3	26	29

Property	(31)	36	5

Grain LNG	63	(33)	30

US non-regulated businesses	(20)	27	7

Other activities	(21)	31	10

2009/10 adjusted results	741	(595)	146

Exceptional items	–	(87)	(87)

2009/10 results	741	(682)	59

Revenue and other operating income from non-regulated businesses and other activities decreased by £9 million in 2009/10. The principal reason for this was a decrease in revenue and other operating income in our Property business. Due to the ongoing downturn in the property market, we are not seeking to sell our non operational sites surplus to our requirements, as we believe that we can derive greater shareholder value by their retention. In addition, revenue and other operating income from our US non-regulated businesses was £20 million lower at constant currency, reflecting lower volumes of work together with reductions in gas prices.
Partially offsetting these reductions, revenue at Grain LNG was £63 million higher, reflecting the first full year of operations of phase II.
Operating costs excluding exceptional items decreased by £90 million in 2009/10 compared with 2008/09. Property costs were £36 million lower, reflecting our decision to defer sales of our surplus sites in current market conditions. Metering costs were £26 million lower, as a result of lower depreciation charges on our meters and lower meter workforce costs. In addition, operating costs at our US non-regulated businesses were £27 million lower at constant currency, due to lower volumes and gas prices. Offsetting these decreases, operating costs at Grain LNG were £33 million higher due to a full year of operations of phase II.
Contributions to adjusted operating profit included: £162 million (2008/09: £133 million) from Metering; £6 million (2008/09: £1 million) from Property; £51 million (2008/09: £21 million) from Grain LNG; and £3 million profit (2008/09: £4 million loss) from US non-regulated businesses.
Exceptional items of £87 million in 2009/10 included a £41 million charge in Metering relating to a £15 million fine levied upon us by the Gas and Electricity Markets Authority, and a further £26 million in respect of associated costs and provisions against receivables and other balance sheet items. For further information on this, please refer to note 28(f) on page 152. An environmental charge of £28 million has been recognised in our Property business as a result of changes in landfill tax legislation in the UK. Restructuring costs of £17 million have been incurred in our US

72      National Grid plc | Annual Report and Accounts 2009/10

non-regulated businesses and corporate activities. In addition, £1 million has also been incurred in our US non-regulated businesses for US healthcare costs arising from recent legislative changes.
2008/09 compared with 2007/08
The principal movements between 2008/09 and 2007/08 can be summarised as follows:

	Revenue
	and other
	operating	Operating	Operating
	income	costs	profit
	£m	£m	£m

2007/08 results	709	(637)	72

Add back exceptional items	–	57	57

2007/08 adjusted results	709	(580)	129

Exchange movements	17	(17)	–

2007/08 constant currency results	726	(597)	129

Metering	7	22	29

Property	(49)	(43)	(92)

Grain LNG	33	(24)	9

US non-regulated businesses	51	(53)	(2)

Other activities	(18)	10	(8)

2008/09 adjusted results	750	(685)	65

Exceptional items	–	(64)	(64)

2008/09 results	750	(749)	1

Revenue primarily increased due to a full year of contribution from the US non-regulated businesses acquired with KeySpan, a £33 million increase in revenue from Grain LNG and a £17 million increase in 2007/08 due to movements in exchange rates. The increased revenue from Grain LNG is due to a full year contribution from phase I of the facility and three months contribution from phase II. These increased revenues were partially offset by a decrease of £49 million in revenue and other operating income in our Property business. This resulted from a decrease in the level of property sales in 2008/09, reflecting the significant decrease in property prices during 2008/09.
Operating costs excluding exceptional items increased by £105 million in 2008/09 compared with 2007/08 primarily reflecting an increase resulting from a full year of contribution from the US non-regulated businesses acquired with KeySpan. In addition, Property and Grain LNG were £43 million and £24 million higher respectively. This was partially offset by a fall in metering costs.
Contributions to adjusted operating profit include: £133 million (2007/08: £104 million) from Metering; £1 million (2007/08: £93 million) from Property; £21 million (2007/08: £12 million) from Grain LNG; and a loss of £4 million (2007/08: loss £2 million) from US non-regulated businesses.
Exceptional items of £64 million in 2008/09 primarily relate to our Property business that recognised a £24 million exceptional charge relating to significant changes to our environmental provision, and £40 million relating to restructuring charges incurred in the US non-regulated businesses and corporate activities. The environmental charge arose as a result of an increase in estimated site remediation costs following changes in landfill tax legislation in the UK and the significant reduction in the discount rate driven by a fall in the risk free rates in light of instability in the financial markets. The real discount rate used in the UK decreased from 2.5% in 2007/08 to 2.0% in 2008/09.
Grain LNG centre of excellence
Following further recent expansion, Grain LNG is one of the world’s largest importation facilities making a vital contribution to UK energy supply security. The commercial arrangements in place are underpinned by long-term contracts with our customers, allowing them flexibility over how they use their contracted capacity. This model has enabled the investment needed in the facility, allowing the business to meet market and customer demands.
A further above ground tank and regasification plant as well as a second jetty have been built and will be operational by winter 2010/11. We are continuing to consult with the market to determine the level of interest in further growth.
Through Grain LNG, we have created a centre of excellence within LNG that will provide benefits for National Grid, its customers and shareholders, and the wider UK energy industry.

Annual Report and Accounts 2009/10 | National Grid plc      73

Operating and Financial Review

Financial position and financial management

Going concern
Having made enquiries, the Directors consider that the Company and its subsidiary undertakings have adequate resources to continue in business for the foreseeable future and that it is therefore appropriate to adopt the going concern basis in preparing the consolidated and individual financial statements of the Company. More details of our liquidity position are provided under the heading Funding and liquidity management on page 76 and in note 32(d) to the consolidated financial statements.
Financial position
Balance sheet
Our balance sheet at 31 March 2010 can be summarised as follows:

			Net
	Assets	Liabilities	assets
	£m	£m	£m

Property, plant and equipment and non-current intangible assets	31,244	–	31,244

Goodwill and non-current investments	5,588	–	5,588

Current assets and liabilities	2,700	(3,541)	(841)

Other non-current assets and liabilities	162	(3,381)	(3,219)

Post-retirement obligations	–	(3,098)	(3,098)

Deferred tax	–	(3,324)	(3,324)

Total before net debt	39,694	(13,344)	26,350

Net debt	3,859	(25,998)	(22,139)

Total as at 31 March 2010	43,553	(39,342)	4,211

Total as at 31 March 2009	44,467	(40,483)	3,984

The increase in net assets from £3,984 million at 31 March 2009 to £4,211 million at 31 March 2010 resulted from: the profit for the year of £1,389 million; losses recognised directly in equity of £508 million; dividends payable net of scrip issues of £689 million; and other items totalling £35 million.
Net debt
Net debt decreased by £534 million from £22,673 million at 31 March 2009 to £22,139 million at 31 March 2010. Cash flow from operations of £4.5 billion was offset by capital expenditure of £3.2 billion, payment of dividends of £0.7 billion, and net interest paid of £1.0 billion, resulting in a net cash outflow of £0.4 billion. The impact of the movement in the dollar exchange rate on our dollar denominated debt and other fair value movements decreased net debt by £0.9 billion. A five year history of net debt is shown in figure 1.
At 31 March 2010, net debt comprised borrowings of £25,124 million (2009: £26,793 million) including bank overdrafts of £29 million (2009: £17 million), less cash and cash equivalents of £720 million (2009: £737 million), financial investments of £1,397 million (2009: £2,197 million) and derivative financial instruments with a net carrying value of £868 million (2009: £1,186 million).
The maturity of borrowings at 31 March 2010 is provided in note 21 to the consolidated financial statements and illustrated in figure 3. The maturity of net debt, defined as borrowings plus derivative financial liabilities, less cash and cash equivalents, current financial investments and derivative financial assets, is illustrated in figure 2.
Capital structure
The principal measure of our balance sheet efficiency is our interest cover ratio as described under financial discipline on page 38. Our target long-term range for interest cover is between 3.0 and 3.5, which we believe is consistent with single A range long-term senior unsecured debt credit ratings within our main UK operating companies, National Grid Electricity Transmission plc (NGET plc) and National Grid Gas plc (NGG plc).
Interest cover for the year ended 31 March 2010 increased to 3.9 from 3.1 for the year ended 31 March 2009. The increase occurred as a result of higher operating cash flows and lower interest payments.
Gearing at 31 March 2010 and 31 March 2009, calculated as net debt expressed as a percentage of net debt plus net assets shown in the balance sheet, amounted to 84% and 85% respectively. We do not consider that this standard gearing ratio is an appropriate measure of our balance sheet efficiency as it does not reflect the economic value of the assets of our UK and US regulated businesses.
In addition, we monitor the regulatory asset value (RAV) gearing within each of NGET plc and the regulated transmission and distribution businesses within NGG plc. This is calculated as net debt expressed as a percentage of RAV, and indicates the level of debt employed to fund our UK regulated businesses. It is compared with the level of RAV gearing indicated by Ofgem as being appropriate for these businesses, at around 60%. The table below shows the RAV gearing for NGET plc and for the regulated transmission and distribution businesses within NGG plc as at 31 March 2010 and 31 March 2009. To calculate RAV gearing for the regulated transmission and distribution businesses within NGG plc, we exclude an element of debt that is associated with funding the metering business within NGG plc which no longer has a RAV associated with it.

	2010	2009
RAV gearing	%	%

Regulated transmission and distribution businesses within National Grid Gas plc	57	60

National Grid Electricity Transmission plc	56	58

Some of our regulatory agreements impose lower limits for the long-term senior unsecured debt credit ratings that certain companies within the group must hold or the amount of equity within their capital structures. These requirements are monitored on a regular basis in order to ensure compliance. One of the key limits requires National Grid plc to hold an investment grade long-term senior unsecured debt credit rating. We believe that our aim of maintaining single A range long-term senior unsecured debt credit ratings within our main UK operating companies is consistent with this.
Rights issue
On 19 May 2010, the Board resolved to offer a fully underwritten rights issue to raise approximately £3.2 billion, net of expenses. The proceeds are expected to be used to fund a portion of our capital investment programme and for general corporate purposes. The capital raised will allow us to increase our capital investment in the UK significantly, and assist in maintaining single A credit ratings for our UK operating companies, thereby improving our long-term competitive position.
Liquidity and treasury management
Treasury policy
Funding and treasury risk management for National Grid is carried out by the treasury function under policies and guidelines approved by the Finance Committee of the Board. The Finance Committee (for further details see page 89) has authority delegated from the Board, and is responsible for the regular

74      National Grid plc | Annual Report and Accounts 2009/10

review and monitoring of treasury activity and for the approval of specific transactions, the authority for which may be further delegated.
The primary objective of the treasury function is to manage the funding and liquidity requirements of National Grid. A secondary objective is to manage the associated financial risks, in the form of interest rate risk and foreign exchange risk, to within acceptable boundaries. Further details of the management of funding and liquidity and the main risks arising from our financing activities are set out below, as are the policies for managing these risks, including the use of financial derivatives, which are agreed and reviewed by the Finance Committee.
The treasury function is not operated as a profit centre. Debt and treasury positions are managed in a non speculative manner, such that all transactions in financial instruments or products are matched to an underlying current or anticipated business requirement.
Commodity derivatives entered into in respect of gas and electricity commodities are used in support of the operational requirements of the business and the policy regarding their use is explained on page 78.
Current condition of the financial markets
During 2009/10, there has been a partial recovery in the global economic situation, following the crisis in the banking system, the failure of individual banks and increased restrictions on lending across the capital and money markets in 2008/09. Credit spreads have narrowed significantly. With our low risk business model and cash flows that are largely stable over a period of years, we were able to access the markets during 2008/09 and have continued to do so in 2009/10, having issued £1,993 million of long-term debt into the capital markets. In addition, we have issued £119 million of commercial paper, all of which remained outstanding as at 31 March 2010. At 1 April 2009, we had drawn down £105 million of uncommitted bank lines for short-term liquidity purposes, all of which was repaid by 31 March 2010. We remain confident of our ability to access the public debt markets in the future. The cost of our new long-term debt has fallen over the last few years, decreasing from around 6.7% in 2007/08 to around 4.6% in 2009/10. This reflects the increase in credit spreads demanded by lenders more than offset by the fall in headline interest rates.
Cash flow and cash flow forecasting
Cash flows from our operations are largely stable over a period of years. Our electricity and gas transmission and distribution operations in the UK and US are subject to multi-year rate agreements with regulators. In the UK, we have largely stable annual cash flows. However, in the US our short-term cash flows are dependent on the price of gas and electricity and the timing of customer payments. The regulatory mechanisms for recovering costs from customers can result in very significant cash flow swings from year to year. Significant changes in volumes in the US, for example as a consequence of abnormally mild or extreme weather or economic conditions affecting the level of demand, can affect cash inflows in particular. In addition, our cash flows arising in the US are exposed to movements in the dollar exchange rate, although our foreign exchange risk management policy aims to limit this exposure. Further detail is provided under the foreign exchange risk management section on page 78.
Both short- and long-term cash flow forecasts are produced regularly to assist the treasury function in identifying short-term liquidity and long-term funding requirements, and we seek to

£43.6bn	£4.2bn
Total assets	Net assets

£22.1bn	3.9x
Net debt	Interest cover

Figure 1 - Net debt at 31 March
£bn

Figure 2 – Maturity of net debt at 31 March 2010
£bn

Figure 3 – Maturity of borrowings at 31 March 2010
£bn

Annual Report and Accounts 2009/10 | National Grid plc      75

Operating and Financial Review

Financial position and financial management continued

enhance our cash flow forecasting processes on an ongoing basis. Cash flow forecasts, supplemented by a financial headroom analysis, are monitored regularly to assess funding adequacy for at least a 12 month period.
As part of our regulatory arrangements, our operations are subject to a number of restrictions on the way we can operate. These include regulatory ‘ring fences’ that require us to maintain adequate financial resources within certain parts of our operating businesses and restrict our ability to undertake transactions between certain subsidiary companies including paying dividends, lending cash and levying charges. Our assessment of National Grid’s liquidity takes into account these restrictions.
Funding and liquidity management
We maintain a number of medium-term note and commercial paper programmes in both the UK and the US to facilitate long- and short-term debt issuance into the capital and money markets. National Grid plc also has a Securities and Exchange Commission registered debt shelf in place to facilitate long-term debt issuance specifically into the US capital markets. The table below shows the programmes we had as at 31 March 2010, together with the level of utilisation of each:

Programme	Amount	Status

National Grid plc

US commercial paper programme	$3.0 billion	Unutilised

US SEC-registered debt shelf	Unlimited	$1.0 billion
issued

Euro commercial paper programme	$1.5 billion	£94 million
		(equivalent	)
issued

National Grid Electricity Transmission plc

US commercial paper programme	$1.0 billion	Unutilised

Euro commercial paper programme	$1.0 billion	€30 million
issued

National Grid plc and National Grid Electricity Transmission plc

Euro medium-term note programme	€15.0 billion	€9.0 billion
issued

National Grid Gas plc

US commercial paper programme	$2.5 billion	Unutilised

Euro commercial paper programme	$1.25 billion	Unutilised

Euro medium-term note programme	€10.0 billion	€5.7 billion
issued

National Grid USA

US commercial paper programme	$2.0 billion	Unutilised

Euro medium-term note programme	€4.0 billion	€0.1 billion
issued

At 31 March 2010, we had signed a £360 million index-linked loan agreement with the European Investment Bank, of which £60 million had been drawn. Since that date a further £180 million has been drawn, and the remaining £120 million will be drawn by 30 June 2010.
In addition, we have both committed and uncommitted bank borrowing facilities that are available for general corporate purposes to support our liquidity requirements. The vast majority of our committed borrowing facilities are used to provide back up to our commercial paper programmes or other specific debt issuances. These have never been drawn and there is currently no intention to draw them in the future.
During the year, the $850 million short-term committed facility within National Grid plc expired and was renewed at a slightly reduced level and now stands at $810 million. National Grid USA is also a named borrower under this facility, which includes an option to draw down under the facility for a fixed term of up to 12 months.
The table below shows the bank facilities we had as at 31 March 2010. None of the committed facilities were drawn at any time during the year.

Facility	Amount

National Grid plc and National Grid USA

Short-term committed facilities	$810 million

National Grid plc

Long-term committed facilities	£830 million

Long-term committed facilities	$280 million

National Grid Gas plc

Long-term committed facilities	£700 million

National Grid Electricity Transmission plc

Long-term committed facilities	£425 million

National Grid’s US subsidiaries

Committed facilities	$530 million

National Grid plc and certain subsidiaries

Uncommitted borrowing facilities	£528 million

Note 34 to the consolidated financial statements shows the maturity profile of undrawn committed borrowing facilities in sterling at 31 March 2010.
To facilitate debt issuance into the capital and money markets, many of the companies within National Grid maintain credit ratings. At 31 March 2010, the long-term senior unsecured debt and short-term debt credit ratings respectively provided by Moody’s Investor Services, Standard & Poor’s and Fitch Ratings were as follows (all with outlooks of stable):

Facility	Moody’s		S&P		Fitch

National Grid plc	Baa1/P2		BBB+/A2		BBB+/F2

National Grid Holdings One plc	–		BBB+/A2		–

National Grid Electricity Transmission plc	A3/P2		A-/A2		A/F2

National Grid Gas plc	A3/P2		A-/A2		A/F2

National Grid Gas Holdings Ltd	A3		A-	*	A

National Grid USA	A3/P2		BBB+/A2		–

Niagara Mohawk Power Corp.	A3		A-/A2		–

Massachusetts Electric Co.	A3/P2		A-/A2		–

New England Power Co.	A3/P2		A-/A2		–

The Narragansett Electric Co.	A3		A-/A2		–

KeySpan Corporation	Baa1/P2		A-/A2		A-

The Brooklyn Union Gas Company	A3		A		A+

KeySpan Gas East Corporation	A3		A		A

Boston Gas Company	Baa1		A-		–

Colonial Gas Company	A3		A-	*	–

National Grid Generation LLC	Baa1	^	A-	*	–

*	Corporate credit rating
^	Issuer rating
We invest surplus funds on the money markets, usually in the form of short-term fixed deposits and placements with money market funds that are invested in highly liquid instruments of high

76      National Grid plc | Annual Report and Accounts 2009/10

credit quality. Investment of surplus funds is subject to our counterparty risk management policy, and we continue to believe that our cash management and counterparty risk management policies provide appropriate liquidity and credit risk management. Details relating to cash, short-term investments and other financial assets at 31 March 2010 are shown in notes 14 and 20 to the consolidated financial statements.
We believe that maturing amounts in respect of contractual obligations as shown in commitments and contingencies in note 28 to the consolidated financial statements can be met from existing cash and investments, operating cash flows and other financings that we reasonably expect to be able to secure in the future, together with the use of committed facilities if required.
Following the Board resolving to offer a fully underwritten Rights Issue for approximately £3.2 billion, net of expenses, due to be announced on 20 May 2010, and assuming its successful completion, we are of the opinion that it will not be necessary to raise additional funding for working capital purposes in the 12 month period from the date of this Annual Report. However, in line with our normal treasury practice we may continue to access the markets in order to manage actively our debt portfolio, optimise our finance costs and manage our refinancing risk.
Use of derivative financial instruments
As part of our business operations, including our treasury activities, we are exposed to risks arising from fluctuations in interest rates and exchange rates. We use financial instruments, including derivative financial instruments, to manage exposures of this type. Our policy is not to use derivative financial instruments for trading purposes.
More details on derivative financial instruments are provided in note 17 to the consolidated financial statements.
Refinancing risk management
The Board controls refinancing risk mainly by limiting the amount of debt maturities arising on borrowings in any financial year.
Note 21 to the consolidated financial statements sets out the contractual maturities of our borrowings over the next 5 years, with the total contracted borrowings maturing over 49 years. This shows that, at 31 March 2010, we have £2.8 billion of debt maturing in 2010/11, and no more than £2.1 billion of debt maturing in each of the next four financial years. We expect to be able to refinance this debt through the capital and money markets, as we have done during the year to 31 March 2010.
Interest rate risk management
Our interest rate exposure arising from borrowings and deposits is managed by the use of fixed-rate and floating-rate debt and derivative financial instruments, including interest rate swaps, swaptions and forward rate agreements. Our interest rate risk management policy is to seek to minimise total financing costs (being interest costs and changes in the market value of debt) subject to constraints so that, even with an extreme movement in interest rates, neither the interest cost nor the total financing cost is expected to exceed preset limits with a high degree of certainty.
Some of the bonds in issue from NGET plc and NGG plc are inflation-linked, that is their cost is linked to changes in the UK retail price index (RPI). We believe that these bonds provide an appropriate hedge for revenues and our regulatory asset values that are also RPI linked under our price control formulae in the UK.

A3/BBB+	A3/A-/A
Moody’s/S&P senior unsecured ratings for National Grid USA	Moody’s/S&P/Fitch senior unsecured ratings for NGG plc and NGET plc

Baa1	BBB+
Moody’s senior unsecured rating for National Grid plc	S&P and Fitch senior unsecured ratings for National Grid plc

Figure 4 – Interest rate profile pre-derivatives at 31 March 2010
%

Figure 5 – Interest rate profile post-derivatives at 31 March 2010
%

Figure 6 – Currency profile at 31 March 2010
%

Annual Report and Accounts 2009/10 | National Grid plc      77

Operating and Financial Review

Financial position and financial management continued

The performance of the treasury function in interest rate risk management is measured by comparing the actual total financing costs of its debt portfolio with those of a passively managed benchmark portfolio with set ratios of fixed-rate to floating-rate debt, to identify the impact of actively managing National Grid’s interest rate risk. This is monitored regularly by the Finance Committee.
Figure 4 on page 77 shows the interest rate profile of our net debt before derivatives.
Figure 5 on page 77 shows the impact, as at 31 March 2010, of derivatives on our net debt for 2010/11 and for future years. The 2010/11 position reflects the use of derivatives, including forward rate agreements, to lock in interest rates in the short term. The future years’ position excludes derivatives that mature within the next year.
Within the constraints of our interest rate risk management policy, and as approved by the Finance Committee, we actively manage our interest rate exposure and therefore the interest rate profile shown at 31 March 2010 will change over time.
In 2010/11, we expect our financing costs to continue to benefit from low short-term interest rates, some of which have already been locked in using short-term interest rate derivatives although we expect this to be offset by higher UK inflation affecting our index-linked debt.
More information on the interest rate profile of our debt is included in note 32 to the consolidated financial statements.
Foreign exchange risk management
The principal foreign exchange risk to which we are exposed is translation risk arising from assets and liabilities denominated in dollars. In relation to these risks, our objective is to maintain the ratio of dollar denominated financial liabilities to dollar denominated gross assets between 85% and 95%, by using debt and foreign exchange derivatives, so as to provide an economic offset of our cash flows that arise in dollars against the servicing of those liabilities.
We have a policy of managing our foreign exchange transaction risk by hedging contractually committed foreign exchange transactions occurring in currencies other than the dollar over a prescribed minimum size. This covers a minimum of 75% of such transactions occurring in the next 6 months and a minimum of 50% of such transactions occurring between 6 and 12 months in the future. In addition, where foreign currency cash flow forecasts are uncertain and a judgement has to be made, our policy is to hedge a proportion of such cash flows based on the likelihood of them occurring, with the aim of hedging substantially all the cash flows without overhedging. Cover generally takes the form of forward sale or purchase of foreign currencies and must always relate to forecast underlying operational cash flows.
The result of this hedging activity is that National Grid’s cash flow has limited exposure to foreign currencies.
In addition, we are exposed to currency exposures on borrowings in currencies other than sterling and the dollar, principally the euro. This currency exposure is managed through the use of cross-currency swaps, so that post-derivatives the currency profile of our debt is almost entirely sterling/dollar, as shown in figure 6 on page 77.
More details can be found in note 32 to the consolidated financial statements.
Counterparty risk management
Counterparty risk arises from the investment of surplus funds, from the use of derivative instruments including commodity contracts, and from commercial contracts entered into by the businesses. The Finance Committee has agreed a policy for managing such risk. This policy sets limits as to the exposure that National Grid can have with any one counterparty, based on that counterparty’s credit rating from independent credit rating agencies. National Grid’s exposure to individual counterparties is monitored daily and counterparty limits are regularly updated for changes in credit ratings. We have a central treasury department, which is responsible for managing the policy. Where business areas enter into contracts carrying credit risk, part of the relevant counterparty limit can be allocated to the business area involved. This ensures that National Grid’s overall exposure is managed within the appropriate limit.
Where multiple transactions are entered into with a single counterparty, a master netting arrangement is usually put in place to reduce our exposure to credit risk in relation to that counterparty. When transacting interest rate and exchange rate derivatives, we use standard International Swap Dealers Association (ISDA) documentation, which provides for netting in respect of all transactions governed by a specific ISDA agreement with a counterparty.
Further information on the management of counterparty risk is provided in note 32 to the consolidated financial statements.
Valuation and sensitivity analysis
We calculate the fair value of debt and financial derivatives by discounting all future cash flows by the market yield curve, at the balance sheet date, including the credit spread for debt, and, in the case of financial derivatives, taking into account the credit quality of both parties. The market yield curve for each currency is obtained from external sources for interest and foreign exchange rates. In the case of derivative instruments that include options, the Black’s variation of the Black-Scholes model is used to calculate fair value.
For debt and derivative instruments held, we utilise a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices would have on the market value of such instruments.
As described in note 32 to the consolidated financial statements, movements in financial indices would have the following estimated impact on the financial statements as a consequence of changes in the value of financial instruments. This analysis does not take account of the change in value in our income stream or in the value of our US operations that certain of these financial instruments are being used to hedge.

	2009/10		2008/09
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

UK retail price index ±0.50%	17	–	17	–

UK interest rates ±0.50%	51	71	67	77

US interest rates ±0.50%	52	14	63	13

US dollar exchange rate ±10%	68	623	55	880

Commodity contracts
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements, primarily in the UK. We also enter into physical and financial

78      National Grid plc | Annual Report and Accounts 2009/10

derivative transactions to manage electricity and gas cost volatility on behalf of customers in the US. Substantially all our costs of purchasing electricity and gas for supply to customers are recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.
Our US operating companies participate in the physical and financial markets related only to those commodities for which we or our customers have a physical market requirement, and transact only within pre-defined risk parameters. These parameters are approved by the energy procurement risk management committee, which operates in accordance with authority delegated to it by the Finance Committee and Executive Committee of the Board.
The most significant gas purchases for our own use relate to the operation of our gas transmission and gas distribution networks, mainly in the UK. We also purchase fuel for our vehicle fleets in the UK. In the US, we also sell gas produced by our West Virginia gas fields.
In the US, we also have a management contract with ConocoPhillips, under which we and ConocoPhillips share the responsibilities for managing upstream gas distribution assets associated with our Massachusetts gas distribution operations, as well as providing city gate delivered supply. This contract allows for both parties to employ derivative instruments to maximise the profitability of the portfolio of gas distribution assets. Profits associated with these activities are shared between us, ConocoPhillips and our customers in Massachusetts. This contract expires on 31 March 2011.
In our UK gas transmission operations, we are obliged to offer for sale through a series of auctions both short- and long-term, a predetermined quantity of entry capacity for every day in the year at pre-defined locations. Where, on the day, the gas transmission system’s capability is constrained, such that gas is prevented from entering the system for which entry capacity rights have been sold, then UK gas transmission is required to buy back those entry capacity rights sold in excess of system capability. Forward and option contracts are used to reduce the risk and exposure to on-the-day entry capacity prices.
Our UK electricity transmission operations have also entered into electricity options, pursuant to the requirement to stabilise the electricity market in Great Britain through the operation of the British Electricity Trading and Transmission Arrangements (BETTA). The contracts are for varying terms and have been entered into so that we have the ability to deliver electricity as required to meet our obligations under our UK electricity transmission licence. We have not and do not expect to enter into any significant derivatives in connection with our Great Britain national electricity transmission system operator role.
Energy purchase contracts
The majority of our electricity contracts and certain of our gas contracts are entered into to meet our expected purchase, sale or usage requirements and so are accounted for as ordinary sales or purchase contracts. These include contractual commitments to purchase energy under long-term contracts amounting to £3,535 million as at 31 March 2010 (2009: £3,645 million) of which £1,566 million is due within one year (2009: £990 million). Further information is included in note 28 to the consolidated financial statements.
Commodity purchase contracts accounted for as derivative contracts
Certain of our forward purchases of electricity, gas and electricity capacity do not meet the own use exemption for accounting purposes and hence are accounted for as derivatives. Mark-to-market changes in the value of these contracts are reflected through earnings under the heading of commodity remeasurements. The fair value of these contracts includes contracts with a positive value of £51 million (2009: £35 million), recorded as assets in our balance sheet and contracts with a negative value of £228 million (2009: £155 million) recorded as liabilities.
Commodity purchase contracts accounted for as derivatives include contracts for the forward purchase of electricity that reverted to us as part of the settlement arising from USGen’s bankruptcy in 2005, which were originally entered into prior to the restructuring of the electricity industry in New England. The electricity purchased under these contracts is not required for our normal activities and is sold in the energy markets at prices which are currently significantly below the amount we are required to pay. The fair value of these contracts amounted to a £127 million liability at 31 March 2010 (2009: £121 million liability).
Derivative financial instruments linked to
commodity prices
We also enter into derivative financial instruments linked to commodity prices, including index-linked swaps and futures contracts. These derivative financial instruments are used to reduce market price volatility and are principally used to manage commodity prices associated with our gas and electricity delivery operations in the US on behalf of our customers.
Derivative financial instruments are carried at fair value in the balance sheet and mark-to-market changes in the value of these contracts are reflected through earnings under commodity remeasurements with the exception of those related to our West Virginia gas fields that are designated as cash flow hedges.
We use NYMEX electricity and natural gas futures to reduce the cash flow variability associated with the purchase price for a portion of future electricity and gas purchases associated with certain of our electricity and gas distribution operations in the US. These had a negative fair value at 31 March 2010 of £41 million (2009: £59 million), but the liability on the balance sheet has been reduced by the amount of collateral paid to counterparties in respect of these contracts due to accounting netting requirements for such instruments.
In addition, we utilise over-the-counter swaps and options to reduce the cash flow variability associated with the purchase price for a portion of future electricity and gas purchases associated with certain of our electricity and gas distribution operations in the US. These had a net negative fair value at 31 March 2010 of £45 million (2009: £190 million).
We also utilise over-the-counter gas swaps in the US to hedge the cash flow variability associated with forecast sales of a portion of gas production from our West Virginia gas fields. At 31 March 2010, we had hedge positions in place for approximately 54% of our estimated 2010 and 2011 gas production (2009: 66% of our estimated 2009 and 2010 gas production), net of gathering costs. We use forward prices from a third party vendor to value these swap positions.
Sensitivity analysis
As described in note 33(d) to the consolidated financial statements, movements in commodity prices would have the following estimated impact on the financial statements in the value

Annual Report and Accounts 2009/10 | National Grid plc      79

Operating and Financial Review

Financial position and financial management continued

of commodities. This analysis does not take account of any change in the composition of our commodity portfolio.

	2009/10		2008/09*
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in commodity prices	71	(1)	33	(1)

10% decrease in commodity prices	(64)	1	(43)	1

*	Prior year comparatives have been restated to be consistent on a post-tax basis
Commitments and contingencies
Commitments and contingencies outstanding at 31 March 2010 and 2009 are summarised in the table below:

	2010	2009*
	£m	£m

Future capital expenditure contracted but not provided for	1,738	1,626

Total operating lease commitments	926	1,085

Power commitments	3,535	3,645

Other commitments, contingencies and guarantees	2,119	1,846

*	Comparatives have been restated to present items on a basis consistent with the current year classification
The energy commitments shown in the commitments and contingencies table above reflect obligations to purchase energy under long-term contracts. These contracts are used in respect of our normal sale and purchase requirements and do not include commodity contracts carried at fair value as described above.
We propose to meet all our commitments from existing cash and investments, operating cash flows, existing credit facilities, future facilities and other financing that we reasonably expect to be able to secure in the future.
Contractual obligations at 31 March 2010
The table of contractual obligations shown below analyses our long-term contractual obligations according to payment period.
Purchase obligations reflect commitments under power contracts and future capital expenditure contracted for but not provided. The other long-term liabilities reflected in the balance sheet at 31 March 2010 comprise commodity contracts carried at fair value and other creditors that represent contractual obligations falling due after more than one year.
Interest on borrowings is calculated based on borrowings at 31 March 2010 and does not reflect future debt issues. Floating-rate interest has been estimated using future interest rate curves at 31 March 2010.

	Less than	1-3	3-5	More than
	1 year	years	years	5 years	Total
	£m	£m	£m	£m	£m

Financial liabilities

Borrowings	2,390	3,422	3,707	15,220	24,739

Interest payments on borrowings	915	1,719	1,412	8,417	12,463

Finance lease liabilities	30	73	34	135	272

Other non interest- bearing liabilities	2,287	265	–	–	2,552

Derivatives payments	859	1,568	575	1,299	4,301

Derivatives receipts	(1,027)	(1,820)	(1,022)	(1,213)	(5,082)

Commodity contracts	488	203	64	37	792

Other contractual obligations

Capital commitments	1,376	284	67	11	1,738

Operating leases	91	163	172	500	926

Energy commitments	1,566	1,064	627	278	3,535

Total at 31 March 2010	8,975	6,941	5,636	24,684	46,236

Off balance sheet arrangements
There were no significant off balance sheet arrangements other than the contractual obligations and commitments and contingencies described above.
Details of material litigation as at 31 March 2010
We were not party to litigation that we considered to be material as at 31 March 2010. Save as set out below, there have been no governmental, legal or arbitration proceedings in the last 12 months which may have or have had significant effects on the Company’s financial position or profitability.
Metering competition investigation
On 25 February 2008, the Gas and Electricity Markets Authority (GEMA) announced it had decided we breached Chapter II of the Competition Act 1998 and Article 82 (now Article 102) of the Treaty of the Functioning of the European Union and fined us £41.6 million. We appealed GEMA’s decision to the Competition Appeal Tribunal (the Tribunal), which upheld the appeal in part in April 2009 and reduced the fine to £30 million. We appealed further to the Court of Appeal in respect of certain aspects of the Tribunal’s judgement. On 23 February 2010, in a reserved judgement, the Court of Appeal decided that it would not interfere with the judgement of the Tribunal save that it further reduced the fine to £15 million. On 22 March 2010, we applied to the Supreme Court for leave to appeal the Court of Appeal’s judgement.
As at 31 March 2010, we have provided for the fine together with associated costs and have provided against certain trade receivables and other balance sheet items. Without prejudice to our position in relation to appealing the Court of Appeal’s judgement, the £15 million fine was paid to GEMA on 1 April 2010.
Gas Distribution mains replacement investigation
In October 2008, we informed Ofgem that mains replacement activity carried out by the UK Gas Distribution business may have been misreported. Ofgem’s investigation continues, so that at present it is too early to determine the likely outcome of the investigation and any potential consequences as a result of it, including the quantum of any amounts that may become payable.

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KeySpan Department of Justice investigation
As previously reported, in May 2007 KeySpan received a civil investigative demand (CID) from the Antitrust Division of the United States Department of Justice (DOJ), requesting the production of documents and information relating to its investigation of competitive issues in the New York City electricity capacity market prior to our acquisition of KeySpan. In April 2008, we received a second CID in connection with this matter.
On 22 February 2010, DOJ filed a proposed final judgement in the US District Court for the Southern District of New York. Under the terms of the proposed settlement, DOJ and KeySpan have agreed that KeySpan will pay $12 million in full and final resolution of DOJ’s CIDs. This agreement contains no admissions of wrongdoing by KeySpan and remains subject to court approval, which is currently anticipated later in 2010.
KeySpan class action
On 18 March 2010, a putative class action was commenced against KeySpan and Morgan Stanley in the Supreme Court for the State of New York in Bronx County. The complaint alleges four causes of action based on the core allegation that the financial swap transaction between KeySpan and Morgan Stanley dated 18 January 2006 caused customers of Consolidated Edison, Inc. to overpay for electricity between May 2006 and February 2008. The complaint seeks compensatory damages of not less than $160 million, as well as punitive damages plus legal costs. We believe that the complaint and its allegations are without merit.
Related party transactions
We provide services to and receive services from related parties, principally joint ventures. In the year ended 31 March 2010, we charged £5 million and received charges of £74 million from related parties (other than Directors) compared with £4 million and £44 million in 2008/09 and £3 million and £33 million in 2007/08.
Further information relating to related party transactions is contained within note 29 to the consolidated financial statements. Details on amounts paid to Directors are included within the Directors’ Remuneration Report on pages 98 to 108.
Retirement arrangements
We operate pension arrangements on behalf of our employees in both the UK and the US and also provide post-retirement healthcare and life insurance benefits to qualifying retirees in the US.
In the UK, the defined benefit section of the National Grid UK Pension Scheme and the National Grid section of the Electricity Supply Pension Scheme (National Grid Electricity Supply Pension Scheme) are closed to new entrants. Membership of the defined contribution section of the National Grid UK Pension Scheme is offered to all new employees in the UK.
In the US, we operate a number of pension plans, which provide both defined benefits and defined contribution benefits.
We also provide post-retirement benefits other than pensions to the majority of employees in the US. Benefits include health care and life insurance coverage to eligible retired employees. Eligibility is based on certain age and length of service requirements and in most cases retirees must contribute to the cost of their coverage.
Net pension and other post-retirement obligations
The following table summarises the pension and other post-retirement obligations recorded in the consolidated financial statements:

	UK	US	Total
Net plan asset/(liability)	£m	£m	£m

As at 1 April 2009	(154)	(2,657)	(2,811)

Exchange movements	–	140	140

Current service cost	(50)	(88)	(138)

Expected return less interest	(76)	(136)	(212)

Curtailments, settlements and other	(17)	(38)	(55)

Actuarial gains/(losses)

– on plan assets	2,420	772	3,192

– on plan liabilities	(3,038)	(885)	(3,923)

Employer contributions	269	440	709

As at 31 March 2010	(646)	(2,452)	(3,098)

Plan assets	14,883	4,253	19,136

Plan liabilities	(15,529)	(6,705)	(22,234)

Net plan liability	(646)	(2,452)	(3,098)

The amounts recorded in the balance sheet are based on accounting standards which require pension obligations to be calculated on a different basis from that used by the actuaries to determine the funding we need to make into each arrangement. The principal movements in net pension obligations during the year arose as a consequence of actuarial losses on plan liabilities principally as a consequence of using lower discount rates to calculate the present value of these obligations, partially offset by actuarial gains on plan assets.
Actuarial position
The last completed full actuarial valuation of the National Grid UK Pension Scheme was as at 31 March 2007. This concluded that the pre-tax funding deficit was £442 million in the defined benefit section on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 29.4% of pensionable payroll.
The last completed full actuarial valuation of National Grid Electricity Supply Pension Scheme was as at 31 March 2007. This concluded that the pre-tax funding deficit was £405 million on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 20.5% of pensionable payroll.
Contributions
In addition to ongoing employer contributions, we have agreed to make additional deficit contributions to certain of the above plans as follows:
•	National Grid UK Pension Scheme: the Company made deficit contributions of £59 million during 2009/10 which ensured that the deficit reported at the 2007 valuation was paid in full; and

•
National Grid Electricity Supply Pension Scheme: the Company made deficit contributions of £90 million during 2009/10 and anticipates no further payments in the year to 31 March 2011, in line with the recovery plan.
The next valuations of these schemes are due as at 31 March 2010.
In accordance with our funding policy for US pension and other post-retirement benefit plans, we expect to contribute approximately £414 million to these plans during 2010/11.
Plan assets
Our plans are trustee administered and the trustees are responsible for setting the investment strategy and monitoring investment performance, consulting with us where appropriate.

Annual Report and Accounts 2009/10 | National Grid plc      81

Operating and Financial Review
Accounting policies

Basis of accounting
The consolidated financial statements present our results for the years ended 31 March 2010, 2009 and 2008 and our financial position as at 31 March 2010 and 2009. They have been prepared using the accounting policies shown, in accordance with International Financial Reporting Standards (IFRS).
In complying with IFRS, we are also complying with the version of IFRS that has been endorsed by the European Union for use by listed companies.
Choices permitted under IFRS
IFRS provides certain options available within accounting standards. Material choices we have made, and continue to make, include the following:

Presentation formats
We use the nature of expense method for our income statement and total our balance sheet to net assets and total equity.
In the income statement, we present subtotals of total operating profit, profit before tax and profit from continuing operations, together with additional subtotals excluding exceptional items, remeasurements and stranded cost recoveries. Exceptional items, remeasurements and stranded cost recoveries are presented separately on the face of the income statement.

Customer contributions
Contributions received prior to 1 July 2009 towards capital expenditure are recorded as deferred income and amortised in line with the depreciation on the associated asset.

Financial instruments
We normally opt to apply hedge accounting in most circumstances where this is permitted. For net investment hedges, we have chosen to use the spot rate method, rather than the alternative forward rate method.

Timing of goodwill
impairment reviews
Goodwill impairment reviews are carried out annually in the final quarter of the financial year.

Critical accounting policies
The application of accounting principles requires us to make estimates, judgements and assumptions that may affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the accounts. On an ongoing basis, we evaluate our estimates using historical experience, consultation with experts and other methods that we consider reasonable in the particular circumstances to ensure compliance with IFRS. Actual results may differ significantly from our estimates, the effect of which will be recognised in the period in which the facts that give rise to the revision become known.
Certain accounting policies, described below, have been identified as critical accounting policies, as these policies involve particularly complex or subjective decisions or assessments. The discussion of critical accounting policies below should be read in conjunction with the description of our accounting policies set out in the consolidated financial statements on pages 112 to 117.

Revenue
Revenue includes an assessment of energy and accruals for transportation services, supplied to customers between the date of the last meter reading and the year end. Changes to the estimate of the energy or transportation services supplied during this period would have an impact on our reported results.
Unbilled revenues at 31 March 2010 are estimated at £415 million in the US and £308 million in the UK compared with £522 million and £315 million respectively at 31 March 2009.

Estimated economic lives of property, plant and equipment
The reported amounts for depreciation of property, plant and equipment and amortisation of non-current intangible assets can be materially affected by the judgements exercised in determining their estimated economic lives.

Hedge accounting
We use derivative financial instruments to hedge certain economic exposures arising from movements in exchange and interest rates or other factors that could affect either the value of our assets or liabilities or our future cash flows. Movements in the fair values of derivative financial instruments may be accounted for using hedge accounting where we meet the relevant eligibility, documentation and effectiveness testing requirements. If a hedge does not meet the strict criteria for hedge accounting, or where there is ineffectiveness or partial ineffectiveness, then the movements will be recorded in the income statement immediately instead of being recognised in other comprehensive income or by being offset by adjustments to the carrying value of debt.

Exceptional items, remeasurements and stranded cost recoveries
Exceptional items, remeasurements and stranded cost recoveries are items of income and expense that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and distort the comparability of our financial performance between periods.
Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses and gains or losses on disposals of businesses or investments.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments. These fair values increase or decrease as a consequence of changes in commodity and financial indices and prices over which we have no control.
Stranded cost recoveries relate to the recovery, through charges to electricity customers in upstate New York and in New England, of costs mainly incurred prior to divestiture of generation assets.

Tax estimates
Our tax charge is based on the profit for the year and tax rates in effect. The determination of appropriate provisions for taxation requires us to take into account anticipated decisions of tax authorities and estimate our ability to utilise tax benefits through future earnings and tax planning.

82       National Grid plc | Annual Report and Accounts 2009/10

Carrying value of assets and potential for impairments
The carrying value of assets recorded in the consolidated balance sheet could be materially reduced if an impairment were to be assessed as being required. Impairment reviews are carried out either when a change in circumstance is identified that indicates an asset might be impaired or, in the case of goodwill, annually. An impairment review involves calculating either or both of the fair value or the value in use of an asset or group of assets and comparing with the carrying value in the balance sheet.
These calculations involve the use of assumptions as to the price that could be obtained for, or the future cash flows that will be generated by, an asset or group of assets, together with an appropriate discount rate to apply to those cash flows.

Assets and liabilities carried at fair value
Certain assets and liabilities, principally financial investments, derivative financial instruments and certain commodity contracts, are carried in the balance sheet at their fair value rather than historical cost.
The fair value of financial investments is based on market prices, as is that of derivative financial instruments where market prices exist. Other derivative financial instruments and those commodity contracts carried at fair value are valued using financial models, which include judgements on, in particular, future movements in exchange and interest rates as well as equity and commodity prices.

Provisions
Provisions are made for liabilities, the timing and amount of which is uncertain. These include provisions for the cost of environmental restoration and remediation, decommissioning of nuclear facilities we no longer own but to which we still have a responsibility to contribute, restructuring, and employer and public liability claims.
Calculations of these provisions are based on estimated cash flows relating to these costs, discounted at an appropriate rate where significant. The amounts and timing of cash flows relating to these liabilities are based on management estimates supported by external consultants.

Pensions and other post-retirement obligations
Pensions and other post-retirement benefit obligations recorded in the balance sheet are calculated actuarially using a number of assumptions about the future, including inflation, salary increases, length of service and pension and investment returns, together with the use of a discount rate to calculate the present value of the obligation.
These assumptions can have a significant impact on both the pension obligation recorded in the balance sheet and on the net charge recorded in the income statement.

Energy commitments
Our energy commitments relate to contractual commitments to purchase electricity or gas to satisfy physical delivery requirements to our customers or for energy that we use ourselves. In management’s judgement these commitments meet the normal purchase, sale or usage exemption in IAS 39 and are not recognised in the financial statements.
If these commitments were judged not to meet the exemption under IAS 39 they would have to be carried in the balance sheet at fair value as derivative instruments, with movements in their fair value shown in the income statement under remeasurements.

In order to illustrate the impact that changes in assumptions could have on our results and financial position, the following sensitivities are presented:

Revenue accruals
A 10% change in our estimate of unbilled revenues at 31 March 2010 would result in an increase or decrease in our recorded net assets and profit for the year by approximately £47 million net of tax.

Asset useful lives
An increase in the economic useful lives of assets of one year on average would reduce our annual depreciation charge on property, plant and equipment by £39 million (pre-tax) and our annual amortisation charge on intangible assets by £7 million (pre-tax).

Hedge accounting
If using our derivative financial instruments, hedge accounting had not been achieved during the year ended 31 March 2010 then the profit after tax for the year would have been £341 million higher than that reported net of tax, and net assets would have been £299 million lower.

Assets carried at fair value
A 10% change in assets and liabilities carried at fair value would result in an increase or decrease in the carrying value of derivative financial instruments and commodity contract liabilities of £87 million and £22 million respectively.

Provisions
A 10% change in the estimates of future cash flows estimated in respect of provisions for liabilities would result in an increase or decrease in our provisions of approximately £171 million.

Pensions and other post-retirement obligations
Our pension and post-retirement obligations are sensitive to the actuarial assumptions used. A 0.1% increase in the discount rate, a 0.5% increase in the rate of salary increases or an increase of one year in life expectancy would result in a change in the net obligation of £317 million, £166 million and £670 million and a change in the annual pension cost of £4 million, £8 million and £5 million respectively.

Accounting developments
Accounting standards, amendments to standards and interpretations adopted in 2009/10
In preparing our consolidated financial statements we have complied with International Financial Reporting Standards, International Accounting Standards and interpretations applicable for 2009/10. The standards, amendments to standards and interpretations adopted during 2009/10 are discussed in the consolidated financial statements on page 118. None of these resulted in a material change to our consolidated results, assets or liabilities in 2009/10 or in those of previous periods.
Accounting standards, amendments to standards and interpretations not yet adopted
New accounting standards, amendments to standards and interpretations which have been issued but not yet adopted by National Grid are discussed in the consolidated financial statements on page 119.

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Directors’ Reports
Corporate Governance

Chairman’s foreword
In 2009, the Financial Reporting Council (FRC) issued a number of consultations looking at areas for improvement to governance practices in the UK’s largest companies. National Grid has participated fully in these consultations and used them as an opportunity to consider further the governance and effectiveness of its Board and Committees. Good corporate governance is at the heart of the Company’s drive to deliver shareholder value. We aim to be at the forefront of best practice in order to promote the success of the business using the Combined Code on Corporate Governance, soon to be updated and renamed the UK Corporate Governance Code, as a guide to the components of good practice.
As a Board, my fellow Directors and I are committed to the highest standards of corporate governance. As you would expect, we do not always do this as stand-alone items on our agendas, but instead we consider good governance to be part of our ongoing decision-making process. By embedding strong governance into our routine processes, we are doing our utmost to secure the future wellbeing of the Company.
Our review of the December 2009 FRC Consultation on the revised UK Corporate Governance Code, which primarily captures the lessons learned from the governance failures of the UK’s banking and financial institutions that can be applied to the benefit of all companies, showed that National Grid is in a strong position to comply with the provisions of that Code. However, as would currently be the case with the Combined Code, if we do not think compliance with a particular provision is in the best interests of the Company or our shareholders we will of course explain our good reasons for this.
For many years now, in recognition of the Company’s risk profile we have had, in addition to the required Audit Committee, both a separate Risk & Responsibility and a Finance Committee, see pages 89 and 90. These Committees probe into a considerable range of operational and financing issues that impact safety, health, environment, sustainability, policies and control mechanisms. These debates lead to direct reporting of findings and recommendations to the Board following each meeting.
Again this year we have carried out an in depth review of the Board’s effectiveness and have produced, as we have done for several years, an action plan to ensure constant improvement. This year an external specialist in global corporate governance reviewed the process and I am proud to report that he concluded that we are in line with top quartile best practice globally, see page 86.
The Nominations Committee continues to consider if the Board has the right breadth of skills, experience and domain knowledge to secure the necessary level of challenge on key business decisions and risks that confront the Company, together with appropriate insight to enhance executive performance. It also considers Non-executive Director attendance at meetings and time spent on Company business and the influence and ability of each Non-executive Director to challenge the Executive Directors. I believe the Board continues to be focused on sound governance practices and that we have the right composition and skillset in our Directors to ensure the Board performs effectively, to enable us to respond to the challenges we face. To further enhance our processes, we will introduce annual re-election of the Chairman and all Directors from the 2010 Annual General Meeting (AGM) onwards.
Sir John Parker
Chairman
Governance framework
The Company is committed to operating our businesses in a sustainable and responsible manner. Our corporate governance framework forms an integral part of this approach in order to safeguard shareholder value. Our Company wide policies and procedures including risk management, which are referred to later in this report, are considered as part of the overall governance of the business. However, this report focuses on the Company’s approach to corporate governance as provided in the Combined Code on Corporate Governance as revised in 2008 (the Code), currently applicable to UK listed companies until the UK Corporate Governance Code becomes effective. The Company also has regard to, and regularly reviews, developing corporate governance best practice including matters contained in various investor guidelines.
The Board considers that it complied in full with the provisions of the Code during the year. While Bob Catell is not considered to have been independent during his period as a Non-executive Director from 1 April to 27 July 2009, throughout the year at least half the Board, excluding the Chairman, comprised Non-executive Directors determined by the Board to be independent.
This report explains key features of the Company’s governance structure and how it applies the principles of the Code. Areas required to be covered under the Disclosure and Transparency Rules can be found in this report and in the Directors’ Report on pages 96 and 97.
During the year, the Board has reviewed its role and matters reserved for its consideration as part of a review of the Delegations of Authority. As a result of this review, the Delegations of Authority were amended in September 2009 primarily with respect to US rate plans, operating expenditure and one of our operational subsidiaries. The Board’s role includes: approval of the overall business strategy for National Grid; approval of the business plan and budget; approval of the financial policy; approval of acquisitions or divestments; approval of shareholder documents and results announcements; consideration of dividend policy and payments; and oversight of governance including Policy and Procedure statements, Codes of Conduct, Delegations of Authority, the Framework for Responsible Business and Standards of Ethical Business Conduct for all employees. The framework and standards described above, together with other documentation relating to the Company’s governance, are available on our website at www.nationalgrid.com.
The Board during the year was composed as set out in the following table. The Board currently consists of a Non-executive Chairman, 5 Executive Directors and 7 Non-executive Directors determined by the Board to be independent. Balance is considered a key requirement for the composition of the Board, not only in terms of the Executives and Non-executives but also with regard to the mix of skills, experience and knowledge. Biographical details for all the Directors can be found on pages 12 and 13 together with details of Board Committee memberships. Attendance at Board meetings was as indicated from a total of 10 meetings:

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Name	Attendance*

Chairman

Sir John Parker	10 of 10

Chief Executive

Steve Holliday	10 of 10

Executive Directors

Mark Fairbairn	10 of 10

Tom King	10 of 10

Steve Lucas	9 of 10

Nick Winser	10 of 10

Non-executive Directors

Ken Harvey (Senior Independent Director)	10 of 10

Linda Adamany	10 of 10

Philip Aiken	10 of 10

John Allan	9 of 10

Stephen Pettit	10 of 10

Maria Richter	10 of 10

George Rose	7 of 10

Bob Catell (Deputy Chairman to 27 July 2009)	3 of 3

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
Board members are required to attend Board and Committee meetings regularly in order to ensure they are kept up to date with the business and accordingly can contribute to meetings. Directors are informed of proposed meeting dates well in advance. Acknowledging that Non-executive Directors in particular will have other commitments, if they are unable to attend meetings, the Chairman is informed and the reasons for their non attendance recorded. Should any Directors be unable to attend a meeting, they are encouraged to communicate their opinions and comments on the matters to be considered via the Chairman of the Board or the relevant Committee chairman. Instances of non attendance during the year were considered and determined as being reasonable in each case due to the individual circumstances. Attendance at meetings is considered as part of the one-to-one Director performance evaluations conducted by the Chairman.
Directors are sent papers for meetings of the Board and those Committees of which they are a member. Guidelines are in place concerning the content, timeliness and preferred presentation of papers to ensure Directors are briefed appropriately.
In addition to the performance evaluation described on page 86, shareholders have the opportunity to consider formally the appointment and performance of each Director by voting in relation to their re-election as a Director at the Annual General Meeting (AGM). In accordance with the Articles of Association, Directors would normally submit themselves for re-election by shareholders at the first AGM following their initial appointment to the Board and then at subsequent AGMs at least once every three years. In accordance with investor guidelines, all Directors will seek re-election in 2010 as set out in the Notice of 2010 AGM. The Board has also decided, consistent with emerging best practice, that all Directors will seek re-election annually thereafter.
As referenced in the Consultation on the revised UK Corporate Governance Code, we welcome and support the view that a perceived lack of independence, in particular due to length of tenure, should not be considered an impediment for re-election where the individual brings clear skills, experience and knowledge to the Board.
In order to ensure transparency regarding the terms of their appointment, the service contracts (Executive Directors) and letters of appointment (Non-executive Directors) of Board members are available to our shareholders and may also be inspected at the AGM prior to the meeting. Further details regarding the Directors’ service contracts and letters of appointment can be found in the Directors’ Remuneration Report on pages 98 to 108. The Board continues to note and monitor possible conflicts of interest that each Director may have. Potential conflicts are considered and, if appropriate, approved and noted, with the conflicted Director not voting on the matter. Directors are reminded of their continuing obligations in relation to conflicts at each Board meeting. During the year ended 31 March 2010, the Board has authorised a number of situations advised to it by the Directors, most of which are the holding of directorships or similar offices with companies or organisations not competing with the Company. The Board has not, in relation to any of those situations, identified any actual conflict of interest and has authorised such situations in accordance with its powers.
Non-executive Director independence
In order for the Non-executive Directors to contribute fully to the unitary Board, and in particular to challenge the Executive Directors over strategic matters where appropriate, it is important that the Non-executive Directors bring experience, probity and independence to the Board. Accordingly, the independence of the Non-executive Directors is considered at least annually. This assessment also considers the character, judgement and commitment of each Non-executive Director as well as their performance on the Board and relevant Committees. The Non-executive Directors, in their letters of appointment, have each committed individually to allocate sufficient time to Company business to meet the expectations of the role. The agreement of the Chairman should be sought before Non-executive Directors accept additional commitments that might affect the time they are able to devote to the Company. The Board in its deliberations specifically took into consideration the Code and examples of indicators of potential non independence including length of service. Following such evaluation, each of the Non-executive Directors at year end has been determined by the Board to be independent notwithstanding that Ken Harvey and George Rose have served on the Board for more than nine years when including their appointments as directors of Lattice Group plc. The Board believes they have retained independent character and judgement. The Board considers that the varied and relevant experience of all the independent Directors combines to provide an exceptional balance of skills and knowledge which is of great benefit to the Company.
Roles of the Chairman, Chief Executive and Senior Independent Director
In order to avoid the potential for apparent concentration of power in one individual, the Chairman and the Chief Executive have separate roles and responsibilities, which have been approved by the Board. The Chairman’s main responsibility is the leadership and management of the Board and its governance. He chairs the Board meetings ensuring, for example, that the forward agendas are appropriate, that relevant business is brought to the Board for consideration in accordance with the schedule of matters reserved to the Board, the Delegations of Authority and the Board’s strategic remit, and that each Director has the opportunity to consider the matters brought to the meeting and to contribute accordingly. His contractual commitment to National Grid is two days per week but in practice this is often exceeded. The Board is satisfied that the Chairman and other Non-executive Directors, if required, would be available as needed outside their

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Directors’ Reports
Corporate Governance continued

contracted hours. The number and perceived responsibility of other directorships are considered annually to satisfy the Board that Directors do not have excessive commitments that could potentially restrict their commitment as a Director of the Company.
The Chief Executive, as leader of the Company’s executive team, retains responsibility for the leadership and day-to-day management of the Company and the execution of its strategy as approved by the Board. In addition to the other Executive Directors, key corporate executives report directly to the Chief Executive.
The Senior Independent Director is Ken Harvey. He was appointed to this role in 2004. His responsibilities include leading the Non-executive Directors’ annual consideration of the Chairman’s performance and holding discussions with Non-executive Directors without Executive Directors or other members of management present. He is also available to shareholders in the event they feel it inappropriate to communicate via the Chairman, the Chief Executive or the Finance Director. No such requests were received from shareholders during the year.
Director development
The Chairman, with the support of the Company Secretary & General Counsel, is responsible for the induction of new directors and involved with ongoing development of all Directors. This includes a discussion on any personal development needs at the one-to-one meetings held with the Chairman as part of the Board and Board Committee performance evaluation. Upon appointment to the Board, new Non-executive Directors receive a tailored induction programme including the provision of recent Board materials and presentations, visits to the Company’s businesses, one-to-one meetings with Executive Directors and other senior management, and a directors’ information pack to provide background reference information on the Company’s businesses and operations including issues relating to corporate responsibility. Board meetings are regularly held at the Company’s sites and additional site visits are organised in order for the Directors to develop their understanding of the business.
Particular ongoing development attention is given to current issues including, for example, the economic and regulatory environment, the Company’s businesses and governance best practice, emerging developments and director effectiveness. This includes, for Non-executive Directors:
•	informing them at each Board meeting of the latest training courses which may be of interest;

•	attendance at key site visits;

•	informing them of legal and corporate governance updates and best practice; and

•	management presentations.
For Executive Directors, coaching and development programmes include:
•	external coaching;

•	attendance at external courses and business schools; and

•	experience of other boardrooms through non-executive appointments.
Accordingly as part of their development and with the agreement of the Board: Steve Holliday, the Chief Executive, is a non-executive director of Marks and Spencer Group plc; Steve Lucas, Finance
Director, is a non-executive director of Compass Group PLC; and Nick Winser, Executive Director, Transmission, is a non-executive director of Kier Group plc. As part of her development, the Company Secretary & General Counsel is a non-executive director of Stagecoach Group plc and, previously in the year but not simultaneously, Aga Rangemaster Group plc. The fees for these positions are retained by the Directors and the Company Secretary & General Counsel respectively and details for Directors are on page 102.
The Company Secretariat is available to provide assistance and information on governance, corporate administration and legal matters to Directors as appropriate. Directors may also seek, at the Company’s expense, advice on such matters, or on other business related matters, directly from independent professional advisors should they so wish. This is in addition to the advice provided by independent advisors to the Board Committees. No requests for external professional advice were received during the year.
Performance evaluation
Continuous improvement and development of Board and Board Committee processes and procedures is key to ensuring that National Grid’s governance structures remain in line with best practice. Since 2003/04, an internal process has been established for evaluating the performance of the Board, Board Committees and individual Directors. Each year the Nominations Committee reviews the appropriateness of the internal process and considers if an external party should be engaged to facilitate and/or perform the annual evaluation. Although the Committee agreed the internal review remains robust it determined that a review of international best practice may provide assurance that the Company’s process remains at the forefront of best practice, and potentially provide insights into how the process could be further improved. Subsequent to this decision, the Consultation on the revised UK Corporate Governance Code proposed the use of an external facilitator to undertake the evaluation of board performance at least every three years.
Professor Andrew Kakabadse, Professor of International Management Development, Cranfield School of Management, presented a paper in January 2010 to the Board. The presentation entitled Chairman and Global Board Best Practice: An International Investigation summarised Professor Kakabadse’s research over the past decade through interviews with non-executive directors, CEOs, chairs and executive directors from around the globe, including the UK, US, Australia, Germany, Russia, China and South Africa. The discussion provoked debate and ideas on how the internal process could be updated in future years. Professor Kakabadse also reviewed the Company’s current evaluation process and concluded that it was in line with top quartile best practice globally.
The 2009/10 process was led by the Chairman, assisted by the Company Secretary & General Counsel, and consisted of a confidential survey which invited anonymous comments. It was completed by all Directors in relation to the Board and all Committees of which they are a member. The Board survey focused on a number of key areas including Board size, composition, training, governance, performance and operation. One-to-one meetings were then held between the Chairman and each Director (Executive and Non-executive) together with a separate Non-executive Director only informal meeting, this element having been introduced in 2008/09. In addition, regular attendees at Committee meetings were also asked to complete surveys in relation to the relevant Committees.

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The Company Secretary & General Counsel collated the survey results, together with any key issues arising out of the one-to-one meetings with the Chairman and the separate Non-executive Directors’ meeting, and incorporated these into an action plan for 2010/11. In accordance with established practice the results were considered first by the Nominations Committee and then by the Board and each Committee, which each reviewed the matters highlighted by the evaluation, the formal response and the action plan. During the year, the action plan is monitored actively. Actions arising in last year’s survey were implemented throughout 2009/10 and included: greater emphasis on inclusion and diversity and strategic business trends analysis on business agendas; improved use of video conferencing; and earlier issue of Board and Board Committee papers.
The 2009/10 results showed improvement on the previous year’s Board and Board Committee performance and no major changes were required to associated processes and procedures.
However, valuable actions to be addressed over the coming year include:
•	enhancement of the Non-executive Directors’ familiarity and interaction with each line of business;

•	development of a more standard presentation format for in depth line of business reviews, in order to promote consistency and ease of comparison; and

•	greater transparency of key performance indicator data provided to the Board.
The Chairman’s performance was reviewed and his leadership and performance were considered to have been of a high standard.
The Board and its Committees
The Board reserves a number of matters for its sole consideration where these matters impact the strategic direction and effective oversight of the Company and its businesses. Examples include:
•	corporate governance;

•	strategy, financial policy and approval of the budget and business plan;

•	Director/employee issues such as Director succession planning, with input and recommendations from the Nominations Committee; and

•	stock exchange and listing requirements such as dividend approval/recommendation and approval of results announcements, interim management statements and the Annual Report and Accounts.
In addition to the matters reserved to the Board, a full description of which are available on our website at www.nationalgrid.com, certain items of strategic, operational or governance importance are considered at every scheduled Board meeting including:
•	safety, health and the environment;

•	the financial status of the Company;

•	operational headlines from the Company’s businesses together with a detailed update from one of the lines of business on a rotating basis;

•	updates on business development and strategy implementation;
•	updates on external matters affecting the Company;

•	reports from the Board Committees; and

•	updates on the governance of the Company and its businesses and any legal or new risk issues that the Board should be aware of.
In order to have the opportunity to discuss matters, for example relating to governance, independently of management, the Chairman and other Non-executive Directors meet formally at least once a year without Executive Directors or other members of management present. The Chairman and Non-executive Directors also meet formally at least once a year with the Chief Executive. Ad hoc meetings may also be held as required.
In order to operate effectively and to give appropriate attention and consideration to matters, the Board has delegated authority to its Committees to carry out certain tasks as defined in, and regulated by, the Committees’ terms of reference, which are available on our website at www.nationalgrid.com. These Committees comprise the Audit, Executive, Finance, Nominations, Remuneration and Risk & Responsibility Committees. The Board is kept apprised by the Committee chairmen through the provision of a summary of the issues discussed and decisions taken by the Committee. Minutes of Committee meetings are circulated to other Directors once available.
The following sections explain the responsibilities of each Board Committee and the areas that they covered during the year.
Audit Committee
Key functions of the Audit Committee include reviewing: the Company’s financial reporting and internal controls and their effectiveness; the procedures for the identification, assessment and reporting of risks; the appropriateness of the auditors in carrying out certain non-audit work; and the level of audit and non-audit fees payable to the auditors.
The Committee, whose members are all independent Non-executive Directors, considers that both management and the external auditors should attend meetings where possible in order to provide the members of the Committee with the information that they require and to answer questions. Accordingly, others invited to attend meetings include the Chairman, Chief Executive, Finance Director, director of corporate audit, financial controller, Company Secretary & General Counsel, chief accountant and external auditors. Additionally, the Executive Directors, global director of tax and treasury and global head of risk management are invited to attend Audit Committee meetings, as necessary, to provide updates and background information.
Meetings are held at least four times a year and membership and attendance at meetings was as follows during 2009/10 from a total of six meetings:

Name	Attendance*

George Rose (chairman)	6 of 6

Linda Adamany	6 of 6

Philip Aiken	5 of 6

Maria Richter	5 of 6

*	Attendance is expressed as number of meetings attended out of number possible for the individual Director
Due to the technical nature of some of the financial and accounting issues that come before it, all the Committee’s

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Directors’ Reports
Corporate Governance continued

members are required to have an understanding of financial matters and experience of dealing with such issues at a senior executive level. In addition, the Board has determined that George Rose, finance director of BAE Systems plc, has recent and relevant financial experience in accordance with the Code and deems him to be a suitably qualified financial expert as required by the Audit Committee’s terms of reference and US requirements.
In accordance with its terms of reference and business and accounting developments, the principal matters considered by the Committee during the year ended 31 March 2010 included:
•
a review of the level and constitution of external audit and non-audit fees and the independence and objectivity of the external auditors, including an evaluation of the external audit process globally, incorporating a review of the expertise of the audit firm;

•	monitoring and reviewing the effectiveness of internal (corporate) audit activities, including discussions with the director of corporate audit without management present;

•
reviewing the effectiveness of the Company’s financial reporting, internal controls and compliance with applicable legal requirements and monitoring risk and compliance management procedures across the Company and reviewing specific risks (details of such risks can be found on pages 93 to 95);

•	receiving reports from the business separation compliance officer, as required under National Grid Gas plc’s gas transporter licences;

•	reviewing the Company’s results statements, interim management statements and Annual Report and Accounts before publication and making appropriate recommendations to the Board following review;

•	reviewing accounting policies in light of international accounting developments;

•
receiving reports where appropriate in accordance with its terms of reference on business conduct issues, including any instances of alleged fraud and actions taken as a result of investigations and a review of the whistleblowing policy; and

•
receiving reports from the Company’s cross functional steering group that has been established to ensure appropriate awareness of and actions in relation to risks arising from the current economic climate.
The Company has established procedures whereby any employee may, via a confidential helpline, raise concerns relating to personal issues, potential fraud, health and safety, harassment, discrimination, security or any other matter. The Company is confident that these whistleblowing arrangements are satisfactory and will enable a proportionate and independent investigation of such matters and appropriate follow up action to be taken.
The Committee has established procedures to ensure that submissions by Company employees arising from the Company’s whistleblowing policy, including those relating to questionable accounting or auditing matters utilised by the Company, are treated confidentially and anonymously and are reported in summary to the Committee. It also ensures that matters relating to business conduct and other subjects within the Risk & Responsibility Committee’s terms of reference are reported appropriately.
The Committee works closely with both the corporate and external auditors. In relation to the corporate auditors, it receives, reviews and approves the corporate audit plan and ensures that the corporate audit function has sufficient resources to carry out its work. The appointment and removal of the director of corporate audit is subject to the approval of the Committee.
In relation to the external auditors, the Committee is solely and directly responsible for and approves the appointment, reappointment, fees and oversight of the external auditors, subject to the requirement for shareholder approval each year at the AGM. The Committee receives the external audit plan so that the external auditors have the opportunity to raise any matters in confidence, and meetings are held with the Committee at least annually without management present.
In order to ensure the external auditors remain objective and independent, in accordance with best practice, all non-audit work carried out by the external auditors is subject to Audit Committee preapproval. The engagement of the external auditors for non-audit services is restricted by the Sarbanes-Oxley Act 2002 which prohibits them from providing certain services. Where a service is permissible, the Company’s policy is that the external auditors will not be used for non statutory audit work unless it can be demonstrated as part of the approval process that the engagement is a natural extension of their audit work or there are other overriding reasons that make them the most suitably qualified to undertake it. The non-audit services in the year ended 31 March 2010 related primarily to tax and audit related work and work in connection with our rights issue. Details of the fees paid to the external auditors for non-audit work carried out during the year can be found in note 2 to the consolidated financial statements on page 129.
In addition to the annual review of the service provided by the external auditors, the Committee considers at least every three years if the audit might be provided more efficiently or effectively by an alternative audit firm. As a result, the Company may put the audit out to tender. Following the latest annual review, the Committee is satisfied with the effectiveness, objectivity and independence of the external auditors and they will be recommended to shareholders for reappointment at the AGM. There are no contractual obligations restricting the Company’s choice of external auditors and no auditor liability agreement has been entered into by the Company. The external auditors are required to rotate the audit partner responsible for the Company every five years and the current lead audit partner is stepping down on this basis, with a new partner assuming his responsibilities with effect from the 2010/11 financial year.
Executive Committee
The Committee oversees the financial, operational and safety performance of the Company, taking whatever management action it considers necessary to safeguard the interests of the Company and to further the strategy, business objectives and targets established by the Board. From 27 July 2009, the Committee’s membership was expanded to include function heads who had previously attended the meetings regularly. The Committee now comprises the Chief Executive, as chairman, the other Executive Directors, the Company Secretary & General Counsel, the global human resources director (Mike Westcott), the global director of strategy and business development (Alison Wood), the corporate affairs director (George Mayhew) and the chief information officer (David Lister). Senior management personnel are invited to attend meetings of the Executive Committee as necessary to keep it fully apprised of the Company’s businesses.

88       National Grid plc | Annual Report and Accounts 2009/10

Executive Committee membership and attendance at meetings was as follows during 2009/10 from a total of 12 meetings:

Name	Attendance*

Steve Holliday (chairman)	12 of 12
Mark Fairbairn	12 of 12
Tom King	11 of 12
Steve Lucas	12 of 12
Nick Winser	11 of 12
David Lister	8 of 9
Helen Mahy	12 of 12
George Mayhew	9 of 9
Mike Westcott	7 of 9
Alison Wood	8 of 9

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual
Examples of matters that the Committee considered during the year included:
•	the financial, operational, safety and environmental performance of the Company and its businesses;

•	strategic business development and implementation;

•	approving capital and operational expenditure under the specific authorities delegated to it by the Board;

•	global regulatory matters;

•	business conduct, risk and compliance reports;

•	adequacy and effectiveness of internal control and risk management;

•	global inclusion and diversity matters;

•	global outsourcing;

•	global human resource matters; and

•	global information systems strategic issues.
At each meeting there are in depth review sessions on key business areas for the Company.
Finance Committee
The Finance Committee comprises the Chief Executive, the Finance Director and three Non-executive Directors, one of whom is chairman of the Committee. The Committee’s responsibilities include setting policy and granting authority for short-, medium- and long-term financing decisions, bank accounts, credit exposure, control mechanisms for hedging and foreign exchange transactions, guarantees and indemnities and approving, or if appropriate recommending for consideration by the Board, other treasury and tax management policies of the Company. It also considers and approves the risk management procedures in relation to trading and hedging activities undertaken. The global director of tax and treasury is invited to attend Committee meetings on a regular basis. External advisors are invited to attend the meetings as and when considered appropriate, together with the global head of retirement plans and other executives from the Company.
Membership and attendance at meetings was as follows during 2009/10 from a total of four meetings:

Name	Attendance*

Maria Richter (chairman)	4 of 4
John Allan	3 of 4
Steve Holliday	3 of 4
Steve Lucas	3 of 4
Stephen Pettit	4 of 4

*	Attendance is expressed as number of meetings attended out of number possible for the individual Director
Examples of matters that the Committee considered during the year included:
•	long-term funding requirements;

•	setting and reviewing treasury management guidelines and policy in light of market conditions;

•	taxation issues for the Company;

•	treasury performance updates; and

•	pensions updates.
“The ability to raise finance is a key factor to the success of the Company, especially with the volume of planned capital investment in both the UK and US and the recent global economic downturn. While market conditions are likely to remain testing for some time, the knowledge and experience of the treasury, taxation and pensions personnel at National Grid, many of whom present to the Committee, provide the members with the confidence that National Grid is well positioned to meet the financial challenges ahead.”
Maria Richter, Committee chairman
Nominations Committee
The Nominations Committee, consisting of the Chairman and Non-executive Directors, is responsible for considering the structure, size and composition of the Board and for identifying and proposing individuals to be Directors and senior management. A key consideration is succession planning for the Board and senior management and the Committee considered this in detail during the year. Succession planning ensures the Company is managed by executives with the necessary skills, experience and knowledge and the Board itself has the right balance of individuals to be able to discharge its duties effectively. Generally, external recruitment consultants are used as part of any appointments process. Changes to the Board require Board approval following recommendation from the Committee.
The Nominations Committee membership and attendance at meetings was as follows during 2009/10 from a total of six meetings:

Name	Attendance*

Sir John Parker (chairman)	6 of 6
Ken Harvey	6 of 6
Maria Richter	6 of 6
George Rose	5 of 6

*	Attendance is expressed as number of meetings attended out of number possible for the individual Director

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The Chief Executive is invited to attend Nominations Committee meetings on a regular basis. Advice is sought from the global human resources director and external advice is sought as appropriate.
Matters that the Committee considered during the year included:
•	the size of the Board, its structure and composition;

•	changes to the composition of Board Committees;

•	the annual Board and Committee evaluation process;

•	succession planning for Board members; and

•	development and succession plans for senior management, as developed by the Chief Executive and global human resources director.
Remuneration Committee
The Remuneration Committee, consisting of Non-executive Directors, is responsible for developing policy relating to executive remuneration, and for determining the remuneration of the Executive Directors and executives below Board level who report directly to the Chief Executive. It also has oversight of the remuneration policies for other employees of the Company and provides direction over the Company’s employee share plans.
Further details of the policy on remuneration and details of individual remuneration are available in the Directors’ Remuneration Report on pages 98 to 108.
The Remuneration Committee membership and attendance at meetings was as follows during 2009/10 from a total of seven meetings:

Name	Attendance*

John Allan (chairman)	7 of 7
Ken Harvey	7 of 7
Stephen Pettit	7 of 7
George Rose	6 of 7

*	Attendance is expressed as number of meetings attended out of number possible for the individual Director
The global human resources director and global head of compensation & benefits provide advice on remuneration policies and practices and are usually invited to attend meetings, along with the Chairman and the Chief Executive. Independent external advisors are also utilised by the Committee where appropriate.
Risk & Responsibility Committee
The Risk & Responsibility Committee, consisting of Non-executive Directors, is responsible for reviewing the strategies, policies, targets and performance of the Company within its Framework for Responsible Business, a copy of which is available on our website at www.nationalgrid.com. The Committee reviews the Company’s non-financial risks for which it has oversight and in this regard the Committee interfaces with and works closely with the Audit Committee.
Accordingly it reviews matters such as: safety, including public and process safety; the environment and climate change; employee wellbeing and occupational health; inclusion and diversity; security, including that related to information systems; human rights issues; and business ethics and conduct.
The Risk & Responsibility Committee membership and attendance at meetings was as follows during 2009/10 from a total of four meetings:

Name	Attendance*

Stephen Pettit (chairman)	4 of 4
Linda Adamany	4 of 4
Philip Aiken	4 of 4
Ken Harvey	4 of 4
Bob Catell (retired 27 July 2009)	1 of 1

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director
The Chief Executive, Company Secretary & General Counsel, director of UK safety, health and environment, US senior VP safety, health, environmental services and security and director of corporate audit are invited to attend Risk & Responsibility Committee meetings. Executive Directors, the corporate affairs director and others, including business representatives, are invited to attend as necessary.
During the year, the Committee:
•	reviewed serious incident and near miss reports;

•	considered the current and projected environmental impact of the Company, including climate change;

•	reviewed safety, health and environment audit plans and the outcome of such audits;

•	reviewed progress in embedding a process safety culture;

•	considered specific identified future risks and plans for minimising such risks;

•	reviewed reports on business conduct issues; and

•	considered reports and updates from external safety, health, environment and security advisors.
The members of the Risk & Responsibility Committee take part in site visits where they benefit from close engagement with employees from different parts of the organisation. During the year ended 31 March 2010, the Committee held 2 employee meetings, 1 in the UK and 1 in the US, at which a total of approximately 65 employees were invited to ask questions directly to the Non-executive Directors on matters relating to the terms of reference of the Committee. In addition, Committee members met various gas distribution repair, replacement and maintenance crews on site in London and the Chairman and some Non-executive Directors had a tour of the new US headquarters in Waltham which was awarded platinum level for Leadership in Energy and Environmental Design for shell and core construction.

“All Committee members enjoy and appreciate the opportunity to meet with employees at all levels of the organisation and to hear their views and opinions on matters such as safety, environment, health and other important risks. This enhances significantly our understanding of the matters when they are brought to our meetings in a more formal way. Most of the Non-executive Directors together with the Chairman of the Board also took part in an inclusion and diversity workshop. We explored what the Company means by inclusion and diversity and why both are so important to the Company’s success. We also considered what we as Non-executive Directors can do to support the Company on its inclusion and diversity journey. We continually look to apply the knowledge gained at the workshop in our Company meetings and site visits.”

Stephen Pettit, Committee chairman

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Disclosure Committee
National Grid has established disclosure committees that are tasked with various duties relating to the material disclosures made to the market by the Company and relevant subsidiaries. The Disclosure Committee of the Company is chaired by the Finance Director and its members are the Company Secretary & General Counsel, global director of tax and treasury, financial controller, director of investor relations, director of corporate audit and corporate counsel and head of company secretariat and such other members and/or attendees as the Committee from time to time considers appropriate.
The Committee’s role is to assist the Chief Executive and the Finance Director in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company whether in connection with its financial reporting obligations or other material stock exchange announcements and presentations to analysts. Accordingly, during the year the Committee reviewed the process and controls over external disclosures and key documents before release including the Annual Report and Accounts, the preliminary and half year results statements and the interim management statements.
Shareholders
In accordance with the schedule of matters reserved to the Board and the Code, the Board has responsibility for ensuring effective communication takes place with all shareholders and it considers carefully all major announcements to the market. Relations with shareholders are managed mainly by the Chief Executive, Finance Director and director of investor relations. Meetings are held regularly throughout the year with institutional investors, fund managers and analysts to discuss the public disclosures and announcements made by the Company.
The Chairman also writes to major shareholders following the announcement of the Company’s preliminary and half year results to offer them the opportunity to meet with him, the Senior Independent Director or any of the Non-executive Directors. This enables major shareholders to take up with these individuals any issue they feel unable to raise with the Chief Executive or Finance Director. Major shareholders are also invited to meet newly appointed Directors.
In order that all Board members are aware of and understand the views of shareholders about the Company, the Board receives feedback on shareholders’ views from the Company’s brokers, supported by the director of investor relations. Analysts’ notes on the Company are also circulated regularly to Directors.
The Company considers it has a strong level of engagement with its major shareholders and expects to build on this with the future publication of the Stewardship Code for Institutional Investors.
Issues relevant to our smaller shareholders are also considered by the Board. During the year ended 31 March 2010, the Company offered initiatives such as a dividend reunification programme which traces shareholders who have not cashed dividends, a low cost share dealing service for sales and purchases, and the shareholder networking programme. Twice a year, this programme offers retail shareholders the opportunity to understand further the Company’s operations through site visits and meetings with Directors and senior managers. Following shareholder approval at the 2009 AGM, the Company offered a Scrip Dividend Scheme under which shareholders could acquire additional shares in the Company without being subject to dealing costs or stamp duty reserve tax. Further details of these initiatives are available in the Shareholder Information section on page 190.
Corporate governance practices: differences from New York Stock Exchange (NYSE) listing standards
As the Company has a US listing, it is required to disclose differences in corporate governance practices adopted by the Company as a UK listed company, compared with those of a US company. The corporate governance practices of the Company are primarily based on UK requirements but substantially conform to those required of US companies listed on the NYSE. The principal differences between the Company’s governance practices pursuant to the Code and UK best practice and the Section 303A Corporate Governance Rules of the NYSE are:
•	different tests of independence for Board members are applied under the Code and Section 303A;

•
there is no requirement for a separate corporate governance committee in the UK; all Directors on the Board discuss and decide upon governance issues and the Nominations Committee makes recommendations to the Board with regard to certain of the responsibilities of a corporate governance committee;

•	while the Company reports compliance with the Code in each Annual Report and Accounts, there is no requirement to adopt and disclose separate corporate governance guidelines; and

•
while the Audit Committee, having a membership of four independent Non-executive Directors, exceeds the minimum membership requirements under Section 303A of three independent Non-executive Directors, it should be noted that the quorum for a meeting of the Audit Committee, of two independent Non-executive Directors, is less than the minimum membership requirements under Section 303A.
Risk management and internal control
The Board is committed to the protection of our assets, which include human, property and financial resources, and our reputation, largely through a sound system of internal control, in order to safeguard the interests of our shareholders. Effective operational and financial controls, including the maintenance of qualitative financial records, are an important element of internal control.
In order to understand the risks and potential control issues facing the Company, the following sections as well as pages 26 and 27 in the Operating and Financial Review should be considered. The system of internal control, and in particular our risk management policies, has been designed to manage rather than eliminate material risks to the achievement of our strategic and business objectives while also recognising that any such process can provide only reasonable, and not absolute, assurance against material misstatement or loss. This process complies with the Turnbull working party guidance, revised October 2005, in this matter and, in addition, contributes toward our compliance with our obligations under the Sarbanes-Oxley Act as well as other internal assurance activities.
In accordance with the Code and the schedule of matters reserved to the Board, the Board retains overall responsibility for the Company’s system of internal control and monitoring its

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effectiveness. There is an established system of internal control throughout the Company and its businesses. This system depends on thorough and systematic processes for the identification and assessment of business critical risks and their management and monitoring over time. In depth reports are provided from both line managers and certain internal assurance providers such as corporate audit and risk and compliance. These reports are provided to Board Committees in relation to their specific areas of responsibility. The Board’s Committee then provides reports to the Board in this regard.
The Board reviews the internal control process and its effectiveness on an annual basis to ensure it remains robust and to identify any control weaknesses. The latest review covered the financial year to 31 March 2010 and included the period to the approval of this Annual Report and Accounts.
This review includes:
•	the receipt of a Letter of Assurance from the Chief Executive, which consolidates key matters of interest raised through the year-end assurance process;

•
assurance from its Committees as appropriate, with particular reference to the reports received from the Audit Committee and Risk & Responsibility Committee on the reviews undertaken by them at their respective meetings; and

•	assurances in relation to the certifications required to be given under the Sarbanes-Oxley Act, required as a result of the Company’s NYSE listing.
Internal control – information assurance
The Board considers that it is imperative to have accurate and reliable information within the Company to enable informed decisions to be taken that further the Company’s objectives. This is supported by a risk based approach that deals with information assurance as a business critical function. Key elements in managing information assurance risks are education, training and awareness. These initiatives emphasise the importance of information security, the quality of data collection and the affirmation process that supports our business transactions, evidencing our decisions and actions. The Company continues to work collaboratively with a variety of organisations and professional bodies to develop and implement best practice.
Internal control over financial
reporting – Sarbanes-Oxley
National Grid has carried out an assessment of its internal control over financial reporting pursuant to Section 404 of the Sarbanes- Oxley Act and the Disclosure and Transparency Rules. The management of the Company, which is responsible under the Sarbanes-Oxley Act for establishing and maintaining an adequate system of internal control over financial reporting, evaluated the effectiveness of that system using the Committee of Sponsoring Organizations of the Treadway Commission framework. Based on that evaluation, the management of the Company expects to conclude in its Annual Report on Form 20-F filing with the US Securities and Exchange Commission that the system of internal control over financial reporting was effective as at 31 March 2010.
Risk management
Identifying, evaluating and managing risks is integral to the way we run our business. We continue to have a well established, enterprise-wide risk management process that ensures risks are consistently assessed, recorded and reported in a visible, structured and continuous manner, the outputs of which are primarily used as a management tool. An output from this process is information that provides assurance to management and thus helps safeguard our assets and reputation.
The Company has embedded risk management into its business decision-making process. Within the business, the risk management process continues to be based on both bottom-up and top-down assessments of operational, including safety, financial and other business or project risks. From the bottom up, business units and Corporate Centre functions prepare and maintain risk registers that capture their key risks and the actions being taken to manage them. Executive Directors and other senior management are closely involved at critical stages in the review process. Their review, challenge, and debate of the outputs of the bottom-up assessment against their top-down views produce an overall evaluation of the risks that are faced by National Grid. The Executive, Risk & Responsibility and Audit Committees review the risk profile and any changes, and the Audit Committee reviews the overall risk management process.
During the year, an in-house, enterprise-wide risk software system was successfully developed and implemented, thus enabling more consistent recording and reporting, and improved analyses of risk trend information across the Company. In addition, a comprehensive internal review of risk, control and assurance functions was undertaken resulting in the reorganisation of some of these activities, to further improve where possible the integration and efficiency of the Company’s risk management framework.
Compliance management
Our enterprise-wide compliance management process is established and continues to raise visibility over key obligations. The process provides assurance to the Directors and senior management on the effectiveness of control frameworks to manage key internal and external obligations, and also highlights instances of significant non compliance with those obligations. External obligations are driven primarily by key legal and regulatory requirements whereas internal obligations focus more on compliance with National Grid’s own corporate policies and procedures. A network of compliance coordinators and champions exists within the businesses and Corporate Centre functions to enable the top-down/bottom-up alignment of Executive Directors’ obligations to be established and reported.
Furthermore, experts for each key obligation interface with relevant business contacts to ensure the quality of information reported upwards is validated. The compliance management process is consistent with, and complementary to, our risk management process and essentially provides, among other things, a more detailed breakdown of the risk of non compliance with laws, regulations or standards of service as well as corporate policies and procedures.
Twice a year, the Executive, Risk & Responsibility and Audit Committees receive a report setting out the key obligations across National Grid and any significant non compliance with those obligations, together with compliance opinions and action plans to improve controls where necessary. As with the risk management process, the Audit Committee also reviews the compliance management process at least once a year and reports on this to the Board. The compliance management process also contributes toward the entity level testing that is performed under the Sarbanes-Oxley Act, as well as some of our other internal assurance activities.

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Risk factors
Our risk management process has identified the following risk factors that could have a material adverse effect on our business, financial condition, results of operations and reputation, as well as the value and liquidity of our securities. Not all of these factors are within our control. In addition, other factors besides those listed below may have an adverse effect on National Grid. Any investment decision regarding our securities and any forward-looking statements made by us should be considered in the light of these risk factors and the cautionary statement set out on the back cover.
Changes in law or regulation and decisions by governmental bodies or regulators could have a material adverse effect on our results of operations.
Many of our businesses are utilities or networks that are subject to regulation by governments and other authorities. Consequently, changes in law or regulation or regulatory policy and precedent in the countries or states in which we operate could materially adversely affect us. Decisions or rulings concerning, for example: (i) whether licences, approvals or agreements to operate or supply are granted or are renewed or whether there has been any breach of the terms of a licence, approval or regulatory requirement; (ii) timely recovery of incurred expenditure or obligations, the ability to pass through commodity costs, a decoupling of energy usage and revenue and other decisions relating to the impact of general economic conditions on us, our markets and customers, implications of climate change, remuneration for stranded assets, the level of permitted revenues and dividend distributions for our businesses and in relation to proposed business development activities; and (iii) structural changes in regulation (including as a result of Ofgem’s RPI-X@20 review), could have a material adverse impact on our results of operations, cash flows, the financial condition of our businesses and the ability to develop those businesses in the future. For further information, see the Operating and Financial Review and, in particular, the external market, regulatory environment and energy policy, regulatory and other developments sections and the business description sections for each of our lines of business.
Breaches of, or changes in, environmental, climate change or health and safety laws or regulations could expose us to increased costs, claims for financial compensation and adverse regulatory consequences, as well as damaging our reputation.
Aspects of our activities are potentially dangerous, such as the operation and maintenance of electricity generation facilities and electricity lines and the transmission and distribution of gas. Electricity and gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of our operations that are not currently regarded or proved to have adverse effects but could become so, such as the effects of electric and magnetic fields. We are subject to laws and regulations relating to pollution, the protection of the environment, and the use and disposal of hazardous substances and waste materials. These expose us to costs and liabilities relating to our operations and our properties whether current, including those inherited from predecessor bodies, or formerly owned by us and sites used for the disposal of our waste. The cost of future environmental remediation obligations is often inherently difficult to estimate and uncertainties can include the extent of contamination, the appropriate corrective actions and our share of the liability. We are also subject to laws and regulations in the UK and the US governing health and safety matters protecting the public and our employees. We are increasingly subject to regulation in relation to climate change. We commit significant expenditure toward complying with these laws and regulations and to meeting our obligations under negotiated settlements. If additional requirements are imposed or our ability to recover these costs under relevant regulatory frameworks changes, this could have a material adverse impact on our businesses and our results of operations and financial position. Furthermore, any breach of our regulatory or contractual obligations, or even incidents that do not amount to a breach, could materially adversely affect our results of operations and our reputation.
For further information about environmental, climate change and health and safety matters relating to our businesses, see the Our Responsibility section of our website at www.nationalgrid.com.
Network failure or interruption, the inability to carry out critical non network operations and damage to infrastructure may have significant material adverse impacts on both our financial position and reputation.
We may suffer a major network failure or interruption or may not be able to carry out critical non network operations. Operational performance could be materially adversely affected by a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping or failure of information systems and supporting technology. This could cause us to fail to meet agreed standards of service or incentive and reliability targets or be in breach of a licence, approval, regulatory requirement or contractual obligation, and even incidents that do not amount to a breach could result in adverse regulatory and financial consequences, as well as harming our reputation. In addition to these risks, we may be affected by other potential events that are largely outside our control such as the impact of weather (including as a result of climate change), unlawful or unintentional acts of third parties or force majeure. Weather conditions, including prolonged periods of adverse weather, can affect financial performance and severe weather that causes outages or damages infrastructure will materially adversely affect operational and potentially business performance and our reputation. Terrorist attack, sabotage or other intentional acts may also damage our assets or otherwise significantly affect corporate activities and as a consequence have a material adverse impact on our results of operations and financial condition.
Our results of operations depend on a number of factors relating to business performance including performance against regulatory targets and the delivery of anticipated cost and efficiency savings.
Earnings maintenance and growth from our regulated gas and electricity businesses will be affected by our ability to meet or exceed efficiency and integration targets and service quality standards set by, or agreed with, our regulators. In addition, from time to time, we publish cost and efficiency savings targets for our businesses. To meet these targets and standards, we must continue to improve operational performance, service reliability and customer service and continue to invest in the development of our information technology. If we do not meet these targets and standards, we may not achieve the expected benefits, our business may be materially adversely affected and our performance, results of operations and our reputation may be materially harmed.

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Our reputation may be harmed if consumers of energy suffer a disruption to their supply.
Our energy delivery businesses are responsible for transporting available electricity and gas. We consult with, and provide information to, regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, our role is to manage the relevant network safely and reliably which, in extreme circumstances, may require us to disconnect consumers, which may damage our reputation.
Fluctuations in exchange rates (in particular in the dollar to sterling exchange rate), interest rates and commodity price indices and settlement of hedging arrangements could have a significant impact on our results of operations, indebtedness and cash flow.
We have significant operations in the US and we are therefore subject to the exchange rate risks normally associated with non domestic operations, including the need to translate US assets and liabilities, and income and expenses, into sterling, our primary reporting currency. In addition, our results of operations and net debt position may be affected because a significant proportion of our borrowings, derivative financial instruments and commodity contracts are affected by changes in exchange rates, interest rates and commodity price indices, in particular the dollar to sterling exchange rate. Furthermore, our cash flow may be materially affected as a result of settling hedging arrangements entered into to manage our exchange rate, commodity and interest rate exposure, or by cash collateral movements relating to derivative market values, which also depend on euro and other exchange rates.
For further information see the financial performance section of the Operating and Financial Review.
We are subject to restrictions with respect to our borrowing and debt arrangements, and our funding costs and access to financing may be adversely affected by changes to credit ratings and by prolonged periods of market volatility or illiquidity.
We are subject to certain covenants and restrictions in relation to our listed debt securities and our bank lending facilities. In addition, restrictions imposed by regulators may also limit the manner in which we service the financial requirements of our current businesses or the financing of newly acquired or developing businesses.
Our business is financed through cash generated from ongoing operations and the capital markets, particularly the long-term debt capital markets. The maturity and repayment profile of debt we use to finance investments often does not correlate to cash flows from our assets. As a result we access commercial paper and money markets and longer-term bank and capital markets as sources of finance. Some of the debt we issue is rated by credit rating agencies and changes to these ratings may affect both our borrowing capacity and the cost of those borrowings. As evidenced during recent periods, financial markets can be subject to periods of volatility and shortages of liquidity and if we were unable to access the capital markets or other sources of finance at competitive rates for a prolonged period, our cost of financing may increase, the uncommitted and discretionary elements of our proposed capital investment programme may need to be reconsidered and the manner in which we implement our strategy may need to be reassessed. The occurrence of any such events could have a material adverse impact on our business, results of operations and prospects.
Our results of operations could be affected by deflation or inflation.
Our income under our price controls in the UK is linked to the retail price index. Therefore, if the UK economy suffers from a prolonged period of deflation, our revenues may decrease, which may not be offset by reductions in operating costs. Conversely, during a period of inflation our operating costs may increase without a corresponding increase in the retail price index and therefore without a corresponding increase in UK revenues. Our income under the rate plans in the US is not typically linked to inflation. In periods of inflation in the US, our operating costs may increase by more than our revenues. In both the UK and US such increased costs may materially adversely affect our results of operations. In addition, even where increased costs are recoverable under our price controls or rate plans, in both the UK and the US there may be a delay in our ability to recover our increased costs.
Business development activity, including acquisitions and disposals, may be based on incorrect assumptions or conclusions; there may be unforeseen significant liabilities or there may be other unanticipated or unintended effects.
Business development activities, including acquisitions and disposals entail a number of risks, including an inability to identify suitable acquisition opportunities or obtain funding for such acquisitions, that such transactions may be based on incorrect assumptions or conclusions, the inability to integrate acquired businesses effectively with our existing operations, failure to realise planned levels of synergy and efficiency savings from acquisitions, unanticipated operational, financial and tax impacts (including unanticipated costs) and other unanticipated effects. We may also be liable for the past acts, omissions or liabilities of companies or businesses we have acquired, which may be unforeseen or greater than anticipated at the time of the relevant acquisition. The occurrence of any of these events could have a material adverse impact on our results of operations or financial condition, and could also impact our ability to enter into other transactions.
Future funding requirements of our pension schemes and other post-retirement benefits could materially adversely affect our results of operations.
We participate in a number of pension schemes that together cover substantially all our employees. In both the UK and the US, the principal schemes are defined benefit schemes where the scheme assets are held independently of our own financial resources. In the US, we also have other post-retirement benefit schemes. Estimates of the amount and timing of future funding for these schemes are based on various actuarial assumptions and other factors including, among other things, the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require us to make additional contributions to these pension schemes which, to the extent they are not recoverable under our price controls or state rate plans, could materially adversely affect our results of operations and financial condition.

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New or revised accounting standards, rules and interpretations could have an adverse effect on our reported financial results. Changes in law and accounting standards could increase our effective rate of tax.
The accounting treatment under International Financial Reporting Standards (IFRS), as adopted by the European Union, of, among other things, replacement expenditure, rate regulated entities, pension and post-retirement benefits, derivative financial instruments and commodity contracts, significantly affect the way we report our financial position and results of operations. New or revised standards and interpretations may be issued, which could have a significant impact on the financial results and financial position that we report. The effective rate of tax we pay may be influenced by a number of factors including changes in law and accounting standards, the results of which could increase that rate and therefore have a material adverse impact on our results of operations.
Customers and counterparties to our transactions may fail to perform their obligations, which could harm our results of operations.
Our operations are exposed to the risk that customers and counterparties to our transactions that owe us money or commodities will not perform their obligations, which could materially adversely affect our financial position. This risk is most significant where our subsidiaries have concentrations of receivables from gas and electricity utilities and their affiliates, as well as industrial customers and other purchasers and may also arise where customers are unable to pay us as a result of increasing commodity prices or adverse economic conditions.
Our operating results may fluctuate on a seasonal and quarterly basis.
Our electricity and gas businesses are seasonal businesses and are subject to weather conditions. In particular, revenues from our gas distribution networks in the US are weighted towards the end of our financial year, when demand for gas increases due to colder weather conditions. As a result, we are subject to seasonal variations in working capital because we purchase gas supplies for storage in the first and second quarters of our financial year and must finance these purchases. Accordingly, our results of operations for this business fluctuate substantially on a seasonal basis. In addition, portions of our electricity businesses are seasonal and subject to weather and weather-related market conditions. Sales of electricity to customers are influenced by temperature changes. Significant changes in heating or cooling requirements, for example, could have a substantial effect. As a result, fluctuations in weather and competitive supply between years may have a significant effect on our results of operations for both gas and electricity businesses.
The loss of key personnel or the inability to attract, train or retain qualified personnel could affect our ability to implement our strategy and have a material adverse effect on our business, financial condition, results of operations and prospects.
Our ability to implement our long-term business strategy depends on the capabilities and performance of our personnel. Loss of key personnel or an inability to attract, train or retain appropriately qualified personnel (in particular for technical positions where availability of appropriately qualified personnel may be limited) could affect our ability to implement our long-term business strategy and may have a material adverse effect on our business, financial condition, results of operations and prospects.
National Grid plc is a holding company and therefore depends on the operational and financial performance of its subsidiaries.
National Grid plc is a holding company and, as such, has no revenue generating operations of its own. As a result, National Grid plc depends on (i) the earnings and cash flows of its operating subsidiaries, (ii) the ability of its subsidiaries to pay dividends (which may be restricted due to legal or regulatory constraints or otherwise), (iii) subsidiaries repaying funds due to it and (iv) the maintenance by its subsidiaries of certain minimum credit ratings (which also depend on the credit rating of National Grid plc). If National Grid plc’s subsidiaries are unable to achieve any of the foregoing, National Grid plc may be unable to pay dividends and there may be a material adverse impact on its operations, costs associated with financing or its ability to access the capital markets or other forms of bank financing at competitive rates.
On behalf of the Board
Helen Mahy
Company Secretary & General Counsel
19 May 2010
National Grid plc, 1-3 Strand, London WC2N 5EH
Registered in England and Wales No. 4031152

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Directors’ Report

In accordance with the requirements of the Companies Act 2006 and UK Listing Authority’s Listing, Disclosure and Transparency Rules, the following sections describe the matters that are required for inclusion in the Directors’ Report and were approved by the Board. Further details of matters required to be included in the Directors’ Report that are incorporated by reference into this report are set out below.
Directors
The biographies of the persons serving as Directors as at the date of this report are set out on pages 12 and 13. The names of all persons serving as Directors during the financial year are included on page 85. The Directors’ interests in shares and in options to receive shares, and any changes that have occurred since 31 March 2010, are set out in the Directors’ Remuneration Report on pages 98 to 108. Directors’ and Officers’ liability insurance cover is arranged and qualifying third party indemnities are in place for each Director.
Code of Ethics
In accordance with US legal requirements, the Board has adopted a Code of Ethics for senior financial professionals. This code is available on our website at www.nationalgrid.com (where any amendments or waivers will also be posted). There were no amendments to, or waivers of, our Code of Ethics during the year.
Principal activities and business review
A full description of the Company’s principal activities, business and principal risks and uncertainties is contained in the Operating and Financial Review, on pages 14 to 83, and the Corporate Governance section, on pages 84 to 95, which are incorporated by reference into this report.
Dividends
The Directors are recommending a final dividend of 24.84 pence per ordinary share ($1.7737 per American Depositary Share) to be paid on 18 August 2010 to shareholders on the Register at 4 June 2010. A scrip dividend will also be offered. Further details in respect of dividend payments can be found on page 38.
Political donations and expenditure
National Grid made no political donations in the UK or European Union during the year (including donations as defined for the purposes of the Political Parties, Elections and Referendums Act 2000). National Grid USA and certain of its subsidiaries made political donations in the US of $177,000 (£112,000) during the year to affiliated New York and New Hampshire state political action committees (PACs). National Grid USA’s affiliated New York PACs were funded partly by contributions from National Grid USA and certain of its subsidiaries and partly by employee contributions. National Grid USA’s affiliated New Hampshire PAC was funded wholly by contributions from National Grid USA and certain of its subsidiaries. National Grid USA’s affiliated federal PACs were funded wholly by voluntary employee contributions.
Charitable donations
During 2009/10 approximately £11 million (2008/09: £10 million) was invested in support of community initiatives and relationships. The London Benchmarking Group model was used to assess this overall community investment. Direct donations to charitable organisations amounted to £1.1 million (2008/09: £1.4 million). In addition to our charitable donations, financial support was provided for our affordable warmth programme, education programme, university research and our Young Offenders Programme.
Financial instruments
Details on the use of financial instruments and financial risk management are included on pages 76 to 80 and on page 82 in the Operating and Financial Review.
Contractual arrangements
Details concerning our rate plans and price controls, which we consider to be our primary contractual arrangements, can be found in the Operating and Financial Review under Regulatory environment and Energy policy, regulatory and other developments on pages 18 to 21.
Post balance sheet events
On 19 May 2010, the Board resolved to offer a fully underwritten rights issue to shareholders to raise up to £3.2 billion net of expenses through the issue of up to 990,439,017 new ordinary shares of 11 17/43 pence nominal value each. The rights issue will be offered on the basis of 2 new shares at 335 pence per new share for every 5 existing shares. The new shares (representing approximately 40% of the existing issued share capital excluding treasury shares and 28.6% of the enlarged issued share capital excluding treasury shares immediately following completion of the rights issue) when fully paid will rank pari passu in all respects with the existing shares, except that they will have no right to participate in the final dividend of 24.84 pence per ordinary share recommended to be paid in respect of the year ended 31 March 2010.
Change of control provisions
No compensation would be paid for loss of office of Directors on a change of control of the Company.
As at 31 March 2010, the Company had undrawn borrowing facilities with a number of its banks of £1.9 billion and a further £1.7 billion of drawn bank loans which, on a change of control of the Company following a takeover bid, may alter or terminate. All of the Company’s share plans contain provisions relating to a change of control. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time.
No other agreements that take effect, alter or terminate upon a change of control of the Company following a takeover bid are considered to be significant in terms of their potential impact on the business as a whole.
Future developments
Details of future developments are contained in the Operating and Financial Review.
Research and development
Expenditure on research and development during the year was £19 million (2008/09: £10 million). This included for example, development of new materials for use in the electricity transmission business and research into low carbon energy such as carbon capture and storage.
Share capital
The share capital of the Company consists of ordinary shares of 11 17/43 pence nominal value each and American Depositary Shares (ADS) only. The ordinary shares and ADSs allow holders to receive

96     National Grid plc | Annual Report and Accounts 2009/10

dividends and vote at general meetings of the Company. Shares held in treasury are not entitled to vote or receive dividends. There are no restrictions on the transfer or sale of ordinary shares.

Some of the Company’s employee share plans, details of which are contained in the Directors’ Remuneration Report, include restrictions on transfer of shares while the shares are subject to the plan.
Where, under an employee share plan operated by the Company, participants are the beneficial owners of the shares but not the registered owner, the voting rights may be exercised by the registered owner at the direction of the participant.
At the Company’s 2009 Annual General Meeting (AGM) shareholder authority was given to purchase up to 10% of the Company’s ordinary shares. The Directors intend to seek shareholder approval to renew this authority at this year’s AGM. No shares were repurchased during the year. Of the shares repurchased in prior years and held in treasury, 12,044,072 have been transferred to employees under the employee share plans and as at the date of this report, 141,092,553 were held in treasury.
Following shareholder approval at the 2009 AGM, a Scrip Dividend Scheme was offered to ordinary shareholders enabling new shares to be acquired without dealing costs or stamp duty reserve tax being payable. The scrip dividend is also available to ADS holders.
Shareholders also approved the authority for the Directors to allot relevant securities up to approximately 1/3 of the issued share capital and a further 1/3 in connection with an offer by way of a rights issue. The Directors intend to seek shareholder approval to renew this authority at this year’s AGM, details of which are contained in the Notice of AGM.
Employees
The Company employs over 28,000 people. Communication is a key theme both at a corporate and business level. Multiple communication channels are used throughout National Grid, including the use of various business specific intranets, which the Company continues to develop to ensure the timely cascade of information to employees.
Feedback has been provided by employees in confidence via an annual Company wide employee survey. Over 97% of employees took part in the latest survey, an increase from the previous year. Action plans will be developed by each of the businesses to address their key priorities for improvement.
National Grid’s inclusion and diversity vision is to develop and operate its business in a way that results in a more inclusive and diverse culture. This supports the attraction and retention of the best people, improves effectiveness, delivers superior performance and enhances the success of the Company. Employees are provided with the opportunity to develop to their full potential regardless of race, gender, nationality, age, disability, sexual orientation, gender identity, religion and background. Further information on employees is available in our Corporate Responsibility Report which is available on our website www.nationalgrid.com. Employee share schemes are available to encourage alignment of employee and shareholder interests.
Policy and practice on payment of creditors
It is National Grid’s policy to include in contracts, or other agreements, terms of payment with suppliers. Once agreed, National Grid aims to abide by these payment terms. The average creditor payment period at 31 March 2010 for National Grid’s principal operations in the UK was 14 days (13 days at 31 March 2009).
Audit information
Having made the requisite enquiries, so far as the Directors in office at the date of the signing of this report are aware, there is no relevant audit information of which the auditors are unaware and each Director has taken all reasonable steps to make themselves aware of any relevant audit information and to establish that the auditors are aware of that information.
Articles of Association
The Articles of Association set out the internal regulation of the Company and cover such matters as the rights of shareholders, the appointment or removal of Directors and the conduct of the Board and general meetings. Copies are available upon request and are displayed on the National Grid website at www. nationalgrid.com. In accordance with the Articles of Association, Directors can be appointed or removed by the Board or shareholders in general meeting. Amendments to the Articles of Association have to be approved by at least 75% of those voting in person or by proxy at a general meeting of the Company. Subject to company law and the Articles of Association, the Directors may exercise all the powers of the Company, and may delegate authorities to Committees and day-to-day management and decision making to individual Executive Directors. Details of the main Board Committees can be found on pages 87 to 91.
Material interests in shares
As at the date of this report, National Grid had been notified of the following holdings in voting rights of 3% or more in the issued share capital of the Company:

% of voting rights

Black Rock Inc	4.99

Legal and General Group plc	4.35

Crescent Holding GmbH	4.34

Capital Group Companies, Inc	3.75

FMR Corp	3.06

No further notifications have been received.
Annual General Meeting
National Grid’s 2010 AGM will be held on Monday 26 July 2010 at The International Convention Centre in Birmingham. Details are set out in the Notice of AGM.
On behalf of the Board
Helen Mahy
Company Secretary & General Counsel
19 May 2010

National Grid plc, 1-3 Strand, London WC2N 5EH
Registered in England and Wales No. 4031152

Annual Report and Accounts 2009/10 | National Grid plc     97

Directors’ Reports
Directors’ Remuneration Report

I am pleased to present the Directors’ Remuneration Report for 2009/10. Our policy of relating pay to the performance of the Company continues to be a strong principle underlying the Remuneration Committee’s consideration of executive remuneration. We aim to ensure the Company continues to attract, motivate and retain high calibre individuals to deliver the highest possible performance for our shareholders.
In recognition of the external economic market conditions, the Executive Directors decided voluntarily to forego salary increases in 2009. National Grid’s performance has been strong over the last year and therefore Annual Performance Plan awards to the Executive Directors and their teams reflect this strong performance. Half of the award earned by Executive Directors is automatically deferred into National Grid shares for three years. Details of the Annual Performance Plan and Deferred Share Plan can be found in the relevant section of this report.
During the year, the Remuneration Committee has reviewed the performance conditions and the performance required for the Performance Share Plan and believes they remain appropriate and stretching. One important change has been made to our remuneration policy this year, that of increasing our share ownership guidelines, details of which are contained later in this report.
We firmly believe our remuneration package continues to provide an appropriate and balanced opportunity for executives and their senior teams. Our incentive plans remain aligned with the Company’s strategic objectives and our shareholders’ interests, while continuing to motivate and engage the team leading the Company to achieve stretching targets.
We believe salary levels and the mix between fixed and variable compensation continue to be appropriate. However, we will continue to review the remuneration package on a regular basis to ensure it remains so.
John Allan
Chairman of the Remuneration Committee
Remuneration Committee
The Remuneration Committee members are John Allan, Ken Harvey, Stephen Pettit and George Rose. Each of these Non-executive Directors is regarded by the Board as independent and served throughout the year.
The Global Human Resources Director and Global Head of Compensation & Benefits provide advice on remuneration policies and practices and are usually invited to attend meetings, along with the Chairman and the Chief Executive.
No Director or other attendee is present during any discussion regarding his or her own remuneration.
The Remuneration Committee is responsible for developing Company policy regarding executive remuneration and for determining the remuneration of the Executive Directors and executives below Board level who report directly to the Chief Executive. It also has oversight of the remuneration policies for other employees of the Company and provides direction over the Company’s employee share plans.
The Board has accepted all the recommendations made by the Remuneration Committee during the year.
The Remuneration Committee has authority to obtain the advice of external independent remuneration consultants. It is solely responsible for their appointment, retention and termination; and for approval of the basis of their fees and other terms.
In the year to 31 March 2010, the following advisors provided services to the Remuneration Committee:
•
Towers Watson (formerly Towers Perrin), independent remuneration advisors (mid-November 2009 onwards). It also provides general remuneration and benefits advice to the Company. Prior to that, Deloitte LLP, independent remuneration advisors (April 2009 until mid-November 2009), who also provide taxation and financial advice to the Company;

•	Alithos Limited, provision of Total Shareholder Return calculations for the Performance Share Plan and Executive Share Option Plan;

•	Linklaters LLP, advice relating to Directors’ service contracts as well as providing other legal advice to the Company; and

•	KPMG LLP, advice relating to pension taxation legislation.
Remuneration policy
The Remuneration Committee determines remuneration policy and practices with the aim of attracting, motivating and retaining high calibre Executive Directors and other senior employees to deliver value for shareholders and high levels of customer service, safety and reliability in an efficient and responsible manner. The Remuneration Committee sets remuneration policies and practices in line with best practice in the markets in which the Company operates. Remuneration policies continue to be framed around the following key principles:
•
total rewards should be set at levels that are competitive in the relevant market. For UK-based Executive Directors, the primary focus is placed on companies ranked (in terms of market capitalisation) 11-40 in the FTSE 100. This peer group is therefore weighted towards companies smaller than National Grid and positioning the package slightly below median against this group is considered to be appropriate for a large, international but predominately regulated business. For US-based Executive Directors, the primary focus is placed on US utility companies;

•
a significant proportion of the Executive Directors’ total reward should be performance based. Performance based incentives will be earned through the achievement of demanding targets for short-term business and individual performance as well as long-term shareholder value creation, consistent with our Framework for Responsible Business which can be found at: www.nationalgrid.com/corporate/About+Us/ CorporateGovernance/Other;

•	for higher levels of performance, rewards should be substantial but not excessive;

•	incentive plans, performance measures and targets should be stretching and aligned as closely as possible with shareholders’ long-term interests; and

•	remuneration structures should motivate employees to enhance the Company’s performance without encouraging them to take undue risks, whether financial or operational.
It is currently intended to continue this policy in subsequent years.
To ensure salary and employment benefits across the Company are taken into consideration when decisions regarding Executive Directors’ remuneration are made, the Remuneration Committee is briefed on any key changes impacting employees; and depending on the scope of that change its approval is sought.

98     National Grid plc | Annual Report and Accounts 2009/10

Executive Directors’ remuneration
Remuneration packages for Executive Directors consist of the following elements:
•	salary;

•	Annual Performance Plan including the Deferred Share Plan;

•	long-term incentive, the Performance Share Plan;

•	all-employee share plans;

•	pension contributions; and

•	non-cash benefits.
Salary
Salaries are reviewed annually and targeted broadly at the median position against the relevant market. In determining the relevant market, the Remuneration Committee takes account of the regulated nature of the majority of the Company’s operating activities along with the size, complexity and international scope of the business. For UK-based and US-based Executive Directors, UK and US markets are used respectively. In setting individual salary levels, the Remuneration Committee takes into account business performance, the individual’s performance and experience in the role together with salary practices prevailing for other employees in the Company to ensure any increases are broadly in line with those for employees generally in the Company. In 2009, the Executive Directors decided voluntarily to forego salary increases.
Annual Performance Plan including the Deferred Share Plan (DSP)
The Annual Performance Plan is based on the achievement of a combination of demanding Company, individual and, where applicable, divisional targets. The plan is cascaded through the management population, which provides a line of sight for employees to connect day to day activities with National Grid’s vision, strategy and key financial and service provision metrics. The principal measures of Company performance in 2009/10 were adjusted earnings per share (EPS), see page 40 for further details; consolidated cash flow and return on equity. The main divisional measures were operating profit and line of business returns targets, with some employees having slightly different targets dependent upon their role and area of the business.
Financial targets for Executive Directors represent 70% of the plan. Individual targets, representing 30% of the plan, are set in relation to key operating and strategic objectives. These include, for example, stretch goals in regulatory management, business development activities, customer satisfaction improvement programmes and carbon efficiency targets. The split between financial targets and individual objectives changes at different levels of seniority in the Company to reflect line of sight and the impact of those different levels of seniority on the Company’s performance.
The Remuneration Committee sets financial targets at the start of the year, including Executive Directors’ individual objectives. It reviews performance against those targets and individual objectives at year end. When setting financial targets and individual objectives; and when reviewing performance against them, the Remuneration Committee takes into account the long- term impact and any risks that could be associated with those targets and objectives. In addition, the chairmen of the Audit and Risk & Responsibility Committees are both members of the Remuneration Committee and therefore are able to provide input from those Committees’ reviews of the Company’s performance.
The Remuneration Committee may use its discretion to reduce payments to take account of significant safety or service standard incidents; or to increase them in the event of exceptional value creation. The Remuneration Committee also has discretion to consider environmental, social and governance issues when determining payments to Executive Directors. Those principles may then be cascaded down the organisation to appropriate employee groups based on the specific circumstances.
In addition, the Remuneration Committee retains the right, in exceptional circumstances, to reclaim any monies based on financial misstatement and/or the misconduct of an individual through means deemed appropriate to those specific circumstances.
Performance against Company and divisional financial targets for this year is shown in the following table:

Level of performance achieved in 2009/10
as determined by the Remuneration Committee
Financial measures	Company targets	Divisional targets

Adjusted EPS	stretch

Consolidated
cash flow	stretch

Return on equity	stretch

Operating profit		varied performance (i), (ii), (iii)

Line of business returns targets		varied performance (iv), (v), (vi)

(i)	Transmission at stretch.

(ii)	Gas Distribution between target and stretch.

(iii)	Electricity Distribution & Generation between target and stretch.

(iv)	Transmission at stretch (UK), at target (US).

(v)	Gas Distribution between target and stretch (UK), at threshold (US)

(vi)	Electricity Distribution & Generation between target and stretch (US only).
In 2009/10, the maximum opportunity under the Annual Performance Plan for Executive Directors was 150% of base salary, with 40% of the plan (60% of salary) being paid for target performance. One half of any award earned is automatically deferred into National Grid shares (ADSs for US-based Executive Directors) through the DSP. The shares are held in trust for three years before release. The Remuneration Committee may, at the time of release of the shares, use its discretion to pay a cash amount equivalent to the value of the dividends that would have accumulated on the deferred shares. The deferred shares may be forfeited if the Executive Director ceases employment during the three year holding period as a ‘bad leaver’, for example, resignation. We believe the forfeiture provision serves as a strong retention tool.
The Remuneration Committee believes that requiring Executive Directors to invest a substantial amount of their Annual Performance Plan award in National Grid shares increases the proportion of rewards linked to both short-term performance and longer-term Total Shareholder Returns (TSR). This practice also ensures that Executive Directors share a significant level of risk with the Company’s shareholders. Awards for UK-based Executive Directors are not pensionable but, in line with current US market practice, US-based Executive Directors’ awards are pensionable.

Annual Report and Accounts 2009/10 | National Grid plc     99

Directors’ Reports
Directors’ Remuneration Report continued

Long-term incentive – Performance Share Plan (PSP)
Executive Directors and approximately 400 other senior employees who have significant influence over the Company’s ability to meet its strategic objectives, may receive an award which will vest subject to the achievement of performance conditions set by the Remuneration Committee at the date of grant. The value of shares (ADSs for US-based Executive Directors and relevant employees) constituting an award (as a percentage of salary) varies by grade and seniority subject to a maximum, for Executive Directors, of 200% of salary. Typically awards of 200% of salary have been awarded to Executive Directors. The provisions in the PSP rules allow awards up to a maximum value of 250% of salary, in order to provide a degree of flexibility for the future.
Shares vest after three years, conditional upon the satisfaction of the relevant performance criteria. Vested shares must then be held for a further period (the retention period) after which they are released to the participant on the fourth anniversary of the date of grant. During the retention period, the Remuneration Committee has discretion to pay an amount, in cash or shares, equivalent to the dividend which would have been paid on the vested shares.
Under the terms of the PSP, the Remuneration Committee may allow shares to vest early to departing participants, including Executive Directors, to the extent the performance conditions have been met, in which event the number of shares that vest will be pro rated to reflect the proportion of the performance period that has elapsed at the date of departure.
Awards from 2005 onwards vest based on the Company’s TSR performance when compared to the FTSE 100 at the date of grant (50% of the award) and the annualised growth of the Company’s EPS (50% of the award). The Remuneration Committee continues to believe this approach is appropriate.
These measures are used because the Remuneration Committee continues to believe they offer a balance between meeting the needs of shareholders (by measuring TSR performance against other large UK companies) and providing a measure of performance (EPS growth) over which the Executive Directors have direct influence. The Remuneration Committee considers the PSP performance conditions to be stretching.
In calculating TSR it is assumed that all dividends are reinvested. No shares will be released under the TSR part of the award if the Company’s TSR over the three year performance period, when ranked against that of the FTSE 100 comparator group, falls below the median. For TSR at the median, 30% of those shares will be released, 100% will be released where National Grid’s TSR performance on an annualised compound basis is 7.5% above that of the median company in the FTSE 100 (upper target).
The EPS measure is calculated by reference to National Grid’s real EPS growth, see page 40 for further details. Where annualised growth in adjusted EPS (on a continuing basis and excluding exceptional items, remeasurements and stranded costs) over the three year performance period exceeds the average annual increase in RPI (the general index of retail prices for all items) over the same period by 3% (threshold performance), 30% of the shares under the EPS part of the award will be released. All the shares will be released where EPS growth exceeds RPI growth by 8% (upper target).
For performance, under each measure, between threshold and the upper target, the number of shares released is pro rated on a straight-line basis.
If the Remuneration Committee considers, in its absolute discretion, the underlying financial performance of the Company does not justify the vesting of awards, even if either or both the TSR measure and the EPS measure are satisfied in whole or in part, it can declare that some or all of the award lapses.
No re-testing of performance is permitted for any of the PSP awards that do not vest after the three year performance period and any such awards lapse.
Vested 2006 PSP award
The upper targets for both the EPS and TSR performance criteria were reached for the 2006 award, which has resulted in 100% vesting. The shares then entered the retention period. The Remuneration Committee agreed to pay a cash amount equivalent in value to the net dividends (after taxes, commissions and any other charges) that would be paid during the retention period in respect of the shares comprised in the vested award. These payments were made in August 2009 and February 2010, to align broadly with dividend payments to our shareholders.
Recruitment promise – Special Retention Award (SRA)
As part of a contractual commitment made at the time of Tom King’s recruitment, Tom received a Special Retention Award in November 2007. This one-off award of National Grid ADSs vests in equal tranches, over three years, on the anniversary of the award (November 2008 through to November 2010) subject to his continued employment. There are no performance conditions attached to this award. Details of the vested ADSs representing the tranches released of this award can be found on page 107.
Share ownership guidelines
Share ownership guidelines have been increased this year. The Chief Executive is now required to build up and retain a shareholding representing at least 200% of annual salary (previously 100%). For other Executive Directors, the requirement is 125% of salary (previously 100%). This will be achieved by retaining at least 50% of the after-tax gain on any options exercised or shares received through the long-term incentive or all-employee share plans and will include any shares held beneficially.
Share dilution through the operation of share-based incentive plans
Where shares may be issued or treasury shares reissued to satisfy incentives, the aggregate dilution resulting from executive share-based incentives will not exceed 5% in any ten year period. Dilution resulting from all incentives, including all-employee incentives, will not exceed 10% in any ten year period. The Remuneration Committee reviews dilution against these limits regularly and under these limits, the Company currently has headroom of 3.71% and 5.36% respectively.
Executive Directors’ remuneration package
Illustrated below is the current remuneration package for Executive Directors (excluding pensions, all-employee share plans and non-cash benefits) for both ‘maximum stretch’ performance and assuming ‘on target’ performance based on 40% (60% of salary) for the Annual Performance Plan; and TSR and EPS performance such that 30% (60% of salary) of PSP awards are released to participants at the end of the performance period and subsequent retention period. All Executive Directors have the same proportion of fixed and variable remuneration in this respect.

100     National Grid plc | Annual Report and Accounts 2009/10

Executive Directors’ remuneration package
2009/10 UK & US
Note: Excludes Tom King’s Special Retention Award
All-employee share plans
•
Sharesave: Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in HM Revenue & Customs approved all-employee Sharesave schemes. Under these schemes, participants may contribute between £5 and £250 in total each month, for a fixed period of three years, five years or both. Contributions are taken from net salary. At the end of the savings period, these contributions can be used to purchase ordinary shares in National Grid at a discount capped at 20% of the market price set at the launch of each scheme.

•
Share Incentive Plan (SIP): Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in the SIP. Contributions up to £125 are deducted from participants’ gross salary and used to purchase ordinary shares in National Grid each month. The shares are placed in trust and if they are left in trust for at least five years, they can be removed free of UK income tax and National Insurance Contributions.

•
US Incentive Thrift Plans: Employees of National Grid’s US companies (including US-based Executive Directors) are eligible to participate in the Thrift Plans, which are tax-advantaged savings plans (commonly referred to as 401(k) plans). These are defined contribution pension plans that give participants the opportunity to invest up to applicable Federal salary limits ie a maximum of 50% of salary (pre-tax) limited to US$16,500 for those under the age of 50 and US$22,000 for those over 50 for calendar years 2009 and 2010; and/or up to 15% of salary (post-tax) up to applicable limits (US$245,000 for calendar years 2009 and 2010). Generally, the Company matches 100% of the first 2% and 75% of the next 4% of salary contributed, resulting in a maximum matching contribution of 5% of salary up to the Federal salary cap. For employees in legacy KeySpan plans, the Company matches 50% of employees’ contributions up to a maximum Company contribution of 3%. Employees may invest their own and Company contributions in National Grid shares or various mutual fund options. Legacy KeySpan employees who invest in National Grid shares do so with a 10% discount.

•
Employee Stock Purchase Plan (ESPP): Employees of National Grid’s US companies (including US-based Executive Directors) are eligible to participate in the ESPP (commonly referred to as a 423b plan). Eligible employees have the opportunity to purchase ADSs on a monthly basis at a 10% discounted price. Under the plan employees may contribute up to 20% of base pay each year up to a maximum annual contribution of US$20,000 to purchase ADSs in National Grid. Any ADSs purchased through the ESPP may be sold at any time, however, there are tax advantages for ADSs held for at least two years from the offer date.
Pensions
Current UK-based Executive Directors are provided with final salary pension benefits. The pension provisions for the UK-based Executive Directors are designed to provide a pension of one thirtieth of final salary at age 60 for each year of service subject to a maximum of two thirds of final salary, including any pension rights earned in previous employment. Within the pension schemes, the pensionable salary is normally the base salary in the twelve months prior to leaving the Company. From December 2009, Flexible Pension Savings (FPS), a salary sacrifice arrangement was introduced for all members of the defined benefit pension schemes. All UK-based Executive Directors have chosen to participate in FPS. Life assurance provision of four times pensionable salary and a spouse’s pension equal to two thirds of the Executive Director’s pension are provided on death.
UK-based Executive Directors have elected to participate in the unfunded scheme in respect of any benefits in excess of the Lifetime Allowance or their Personal Lifetime Allowance. An appropriate provision in respect of the unfunded scheme has been made in the Company’s balance sheet. Alternatively, these Executive Directors are able to cease accrual in the pension schemes and take a 30% cash allowance in lieu of pension if they so wish. These choices are in line with those offered to current senior employees in the Company, except the cash allowance varies depending upon organisational grade.
US-based Executive Directors participate in a qualified pension plan and an executive supplemental retirement plan provided by National Grid’s US companies. These plans are non-contributory defined benefit arrangements. The qualified plan is directly funded, while the executive supplemental retirement plan is indirectly funded through a ‘rabbi trust’. Benefits are calculated using a formula based on years of service and highest average compensation over five or three consecutive years. In line with many US plans, the calculation of benefits under the arrangements takes into account salary, Annual Performance Plan awards and incentive share awards (DSP) but not share options or PSP awards. The normal retirement age under the qualified pension plan is 65. The executive supplemental retirement plan provides unreduced pension benefits from age 55. On the death of the Executive Director, the plans also provide for a spouse’s pension of at least 50% of that accrued by the Executive Director. Benefits under these arrangements do not increase once in payment.
Non-cash benefits
The Company provides competitive benefits to Executive Directors, such as a fully expensed car or a cash alternative in lieu of car, use of a driver when required, private medical insurance and life assurance. Business expenses incurred are reimbursed in such a way as to give rise to no benefit to the Executive Director.
Flexible benefits plan
Additional benefits may be purchased under the flexible benefits plan (the Plan), in which UK-based Executive Directors, along with most other UK employees, have been given the opportunity to participate. The Plan operates by way of salary sacrifice, that is, the participants’ salaries are reduced by the monetary value used to purchase benefits under the Plan. Many of the benefits are linked to purchasing additional healthcare and insurance products for employees and their families. A number of the Executive Directors participate in this Plan and details of the impact on their salaries are shown in Table 1A on page 103.

Annual Report and Accounts 2009/10 | National Grid plc     101

Directors’ Reports
Directors’ Remuneration Report continued

Similar plans are offered to US-based employees. However, they are not salary sacrifice plans and therefore do not affect salary values. Tom King was a participant in such a plan during the year.
Executive Directors’ service contracts, termination and mitigation
In its consideration of these matters, the Remuneration Committee takes into account the Companies Act 2006, the UK Listing Authority’s Listing Rules, the Combined Code on Corporate Governance, as revised in 2008; and other requirements of legislation, regulation and good governance. Service contracts for all Executive Directors provide for one year’s notice by either party.
In the event of early termination by the Company of an Executive Director’s employment, contractual base salary reflecting the notice period would normally be payable. The Remuneration Committee operates a policy of mitigation in these circumstances with any payments being made on a monthly basis. The departing Executive Director would generally be expected to mitigate any losses where employment is taken up during the notice period, however, this policy remains subject to the Remuneration Committee’s discretion, based on the circumstances of the termination.

	Date of contract	Notice period

Executive Directors

Steve Holliday	1 April 2006	12 months

Steve Lucas	13 June 2002	12 months

Nick Winser	28 April 2003	12 months

Mark Fairbairn	23 January 2007	12 months

Tom King	11 July 2007	12 months

External appointments and retention of fees
With the approval of the Board in each case, Executive Directors may normally accept an external appointment as a non-executive director of another company and retain any fees received for this appointment. The table below details the Executive Directors who served as non-executive directors in other companies during the year ended 31 March 2010.

	Company	Retained fees (£)

Executive Directors

Steve Holliday	Marks and Spencer Group plc	79,000

Steve Lucas	Compass Group PLC	90,000

Nick Winser	Kier Group plc	41,000

Non-executive Directors’ remuneration
Non-executive Directors’ fees are determined by the Executive Directors subject to the limits applied by National Grid’s Articles of Association. Non-executive Directors’ remuneration comprises an annual fee (£45,000) and a fee for each Board meeting attended (£1,500) with a higher fee for meetings held outside the Non-executive Director’s country of residence (£4,000). An additional fee of £12,500 is payable for chairmanship of a board committee and for holding the position of Senior Independent Director. The Audit Committee chairman receives a chairmanship fee of £15,000 to recognise the additional responsibilities commensurate with this role. The Chairman is covered by the Company’s personal accident and private medical insurance schemes and the Company provides him with life assurance cover, a car (with driver when appropriate) and fuel expenses.
Non-executive Directors do not participate in the Annual Performance Plan or the long-term incentive plan, nor do they receive any pension benefits from the Company.
Non-executive Directors’ letters of appointment
The Chairman’s letter of appointment provides for a period of six months’ notice by either party to give the Company reasonable security with regard to his service. The terms of engagement of Non-executive Directors other than the Chairman are also set out in letters of appointment. For all Non-executive Directors, their initial appointment and any subsequent reappointment is subject to election by shareholders. The letters of appointment do not contain provision for termination payments.

	Date of	Date of next
	appointment	election (i)

Non-executive Directors

Sir John Parker	21 October 2002	2010 AGM

Ken Harvey	21 October 2002	2010 AGM

Linda Adamany	1 November 2006	2010 AGM

Philip Aiken	15 May 2008	2010 AGM

John Allan	1 May 2005	2010 AGM

Stephen Pettit	21 October 2002	2010 AGM

Maria Richter	1 October 2003	2010 AGM

George Rose	21 October 2002	2010 AGM

Bob Catell (ii)	1 April 2009	n/a

(i)	The Board has decided that all Directors will seek re-election annually.

(ii)	Bob Catell retired as a Non-executive Director on 27 July 2009.
Performance graph
The graph below represents the comparative TSR performance of the Company from 31 March 2005 to 31 March 2010.
This graph represents the Company’s performance against the performance of the FTSE 100 index, which is considered suitable for this purpose as it is a broad equity market index of which National Grid is a constituent. This graph has been produced in accordance with the requirements of Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
In drawing this graph it has been assumed that all dividends have been reinvested. The TSR level shown at 31 March each year is the average of the closing daily TSR levels for the 30 day period up to and including that date.

National Grid plc
TSR v FTSE 100

102     National Grid plc | Annual Report and Accounts 2009/10

Remuneration during the year ended 31 March 2010
Sections 1, 2, 3, 4 and 6 comprise the ‘auditable’ part of the Directors’ Remuneration Report, being the information required by Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
1. Directors’ emoluments
The following tables set out the pre-tax emoluments for the years ended 31 March 2010 and 2009, including Annual Performance Plan awards but excluding pensions, for individual Directors who held office in National Grid during the year ended 31 March 2010.

							Year ended
							31 March
Table 1A		Year ended 31 March 2010					2009
		Annual	Benefits	Benefits
		Performance	in kind (ii)	in kind (ii)	Other
	Salary (i)	Plan	(cash)	(non-cash)	emoluments	Total	Total
	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Executive Directors

Steve Holliday	925	1,323	12	13	–	2,273	2,206

Steve Lucas (iii)	521	730	–	19	–	1,270	1,259

Nick Winser	462	652	–	15	–	1,129	1,096

Mark Fairbairn (iii)	461	527	–	14	–	1,002	1,089

Tom King (iv)	665	898	5	14	–	1,582	1,396

Total	3,034	4,130	17	75	–	7,256	7,046

(i)	The Executive Directors decided voluntarily to forego salary increases in 2009. It is anticipated their salaries will next be reviewed in June 2010.

(ii)	Benefits in kind comprise benefits such as private medical insurance, life assurance, either a fully expensed car or cash in lieu of a car and the use of a driver when required.

(iii)	These Executive Directors participate in the UK flexible benefits plan which operates by way of salary sacrifice, therefore, their salaries are reduced by the benefits they have purchased. The value of these benefits is included in the Benefits in kind (non-cash) figure. The values are: Steve Lucas £3,688 and Mark Fairbairn £801.

(iv)	For US-based Executive Directors, the exchange rate averaged over the year 1 April 2009 to 31 March 2010 to convert US dollars to UK pounds sterling is $1.579:£1.

				Year ended
				31 March
Table 1B	Year ended 31 March 2010			2009
		Other
	Fees	emoluments	Total	Total
	£000s	£000s	£000s	£000s

Non-executive Directors

Sir John Parker (i)	550	65	615	604

Ken Harvey	80	–	80	83

Linda Adamany	78	–	78	75

Philip Aiken	68	–	68	59

John Allan	82	–	82	76

Stephen Pettit	82	–	82	84

Maria Richter	94	–	94	92

George Rose	81	–	81	84

Bob Catell (ii)	22	–	22	n/a

Total	1,137	65	1,202	1,157

(i)	Sir John Parker’s other emoluments comprise a fully expensed car, private medical insurance and life assurance.

(ii)	Bob Catell was a Non-executive Director for the period 1 April 2009 to 27 July 2009, after having retired from the Board as an Executive Director on 31 March 2009.

Annual Report and Accounts 2009/10 | National Grid plc     103

Directors’ Reports
Directors’ Remuneration Report continued

2. Directors’ pensions
The table below provides details of the Executive Directors’ pension benefits.

								Transfer value
								of increase in
								accrued benefit
							Additional	in the year
		Additional					benefit earned in	ended
	Personal	benefit earned				Increase in	the year ended	31 March 2010
	contributions	during year	Accrued	Transfer value of accrued		transfer	31 March 2010	(excluding
	made to the	ended	entitlement as at	benefits as at 31 March (ii)		value less	(excluding	inflation
	scheme during	31 March 2010	31 March 2010			Director’s	inflation)	& Director’s
	the year (i)	pension	pension	2010	2009	contributions	pension	contributions)
Table 2	£000s	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Steve Holliday (iii)	12	33	314	5,995	4,740	1,243	33	610

Steve Lucas	21	19	269	6,006	4,877	1,108	19	408

Nick Winser (iv)	19	11	196	3,379	2,802	559	11	158

Mark Fairbairn (v)	19	13	199	3,714	3,084	612	13	201

Tom King (vi)	–	50	169	832	442	390	50	246

(i)	The UK-based Executive Directors participate in FPS, a salary sacrifice arrangement, the effects of which have not been taken into account when reporting their personal contributions above.

(ii)	The transfer values shown at 31 March 2009 and 2010 represent the value of each Executive Director’s accrued benefits based on total service to the relevant date. Transfer values for the UK-based Executive Directors have been calculated in line with transfer value bases agreed with the UK Pension Scheme Trustees. The transfer values for the US-based Executive Director have been calculated using discount rates based on high quality US corporate bonds and associated yields at the relevant dates.

(iii)	In addition to the pension above, there is an accrued lump sum entitlement of £108,000 as at 31 March 2010. The increase to the accumulated lump sum including inflation was £1,000 and excluding inflation was £1,000 in the year to 31 March 2010. The transfer value information above includes the value of the lump sum.

(iv)	In addition to the pension above, there is an accrued lump sum entitlement of £260,000 as at 31 March 2010. The increase to the accumulated lump sum including inflation was £2,000 and excluding inflation was £2,000 in the year to 31 March 2010. The transfer value information above includes the value of the lump sum.

(v)	In addition to the pension above, there is an accrued lump sum entitlement of £280,000 as at 31 March 2010. The increase to the accumulated lump sum including inflation was £2,000 and excluding inflation was £2,000 in the year to 31 March 2010. The transfer value information above includes the value of the lump sum.

(vi)	The exchange rate as at 31 March 2010 was $1.51845:£1 and as at 31 March 2009 was $1.4368:£1. In addition to the pension quoted above, through participation in the 401(k) plan in the US, the Company made contributions worth £4,840 to a defined contribution arrangement.

104     National Grid plc | Annual Report and Accounts 2009/10

3. Directors’ interests in share options
The table below provides details of the Executive Directors’ holdings of share options awarded under the Executive Share Option Plan (ESOP), the Share Matching Plan (Share Match) and Sharesave schemes.

			Options			Options
			exercised or		Market price	granted	Options held	Exercise price
	Options held at		lapsed during		at exercise	during	at 31 March	per share	Normal exercise
Table 3	1 April 2009		the year		(pence)	the year	2010	(pence)	period

Steve Holliday

ESOP	67,497		–		–	–	67,497	481.5	June 2005 to June 2012

Share Match	10,350		–		–	–	10,350	100 in total	June 2005 to June 2012

	14,083		–		–	–	14,083	100 in total	June 2006 to June 2013

	18,713		–		–	–	18,713	nil	May 2007 to May 2014

Sharesave	3,432		–		–	–	3,432	488	Apr 2014 to Sep 2014

Total	114,075		–			–	114,075

Steve Lucas

ESOP	54,404		–		–	–	54,404	434.25	Dec 2005 to Dec 2012

Sharesave	1,693	(i)	–		–	–	1,693	558	Apr 2010 to Sep 2010

	–		–		–	2,990	2,990	520	Apr 2015 to Sep 2015

Total	56,097		–			2,990	59,087

Nick Winser

ESOP	19,755		19,755	(ii)	–	–	–	531.5	June 2003 to June 2010

Total	19,755		19,755			–	–

Mark Fairbairn

ESOP	2,180		2,180	(iii)	539.5	–	–	435.75	July 2002 to July 2009

	33,489		33,489	(ii)	–	–	–	531.5	June 2003 to June 2010

	31,152		31,152	(iii)	539.5	–	–	481.5	June 2005 to June 2012

Sharesave	862	(i)	–		–	–	862	383	Apr 2010 to Sep 2010

	1,760		–		–	–	1,760	558	Apr 2012 to Sep 2012

	512		–		–	–	512	655	Apr 2013 to Sep 2013

Total	69,955		66,821			–	3,134

(i)	On 1 April 2010 Steve Lucas and Mark Fairbairn exercised Sharesave options over 1,693 and 862 shares respectively. The market price at the date of exercise was 647.5p.

(ii)	The performance condition was not satisfied for the ESOP award granted in 2000. As a result, the awards have lapsed in full.

(iii)	Mark Fairbairn exercised simultaneously two ESOP awards over a total of 33,332 shares. The market price at the date of exercise was 539.5p.

Annual Report and Accounts 2009/10 | National Grid plc     105

Directors’ Reports
Directors’ Remuneration Report continued

3. Directors’ interests in share options continued
Executive Share Option Plan (ESOP)
No further awards will be made under this plan but there are outstanding options granted in previous years. Such options will normally be exercisable between the third and tenth anniversary of the date of grant, subject to a performance condition. The performance condition attached to the outstanding ESOP options is set out below. If the performance condition is not satisfied after the first three years, it will be re-tested as indicated.
Options worth up to 100% of an optionholder’s base salary will become exercisable in full if TSR, measured over the period of three years beginning with the financial year in which the option is granted, is at least median compared with a comparator group of energy distribution companies; and UK and international utilities.
Grants in excess of 100% of salary vest on a sliding scale, becoming fully exercisable if the Company’s TSR is in the top quartile.
Grants made in 2000
The performance condition attached to options granted in June 2000 is tested annually throughout the lifetime of the option. The final re-test was on 31 March 2010 and the performance condition was not met. This award has therefore lapsed.
4. Directors’ interests in the PSP, DSP and SRA
The table below provides details of the Executive Directors’ holdings of shares awarded under the PSP whereby Executive Directors receive a conditional award of shares, up to a current maximum of 200% of salary, which is subject to performance criteria over a three year performance period. Awards vest based on the Company’s TSR performance when compared to the FTSE 100 at the date of grant (50% of the award) and the annualised growth of the Company’s EPS (50% of the award), see page 100 for further information. Shares are then released on the fourth anniversary of the date of grant, following a retention period. The table includes share awards under the DSP, where Executive Directors receive an award of shares representing one half of any Annual Performance Plan award earned in the year. The deferred shares are held in trust for three years before release. As part of a contractual commitment made at the time of Tom King’s recruitment, he received a SRA. The one-off award of National Grid ADSs vests in equal tranches, over three years, on the anniversary of the award (November 2008 through to November 2010) subject to continued employment. There are no performance conditions attached to the award.

Table 4		PSP, DSP
		and SRA				Release
		conditional	Awards	Awards		of PSP				Market price		Conditional
	Type of	awards at	lapsed	vested		awards		Awards granted		at award		awards at
	award	1 April 2009	during year	in year		in year		during year		(pence except#)	Date of award	31 March 2010	Release date

Steve Holliday

	PSP	100,801	–	–		100,801	(i)	–		527.03	June 2005	–	June 2009

	PSP	126,788	–	126,788		126,788	(ii)	–		591.5382	June 2006	–	Mar 2010

	PSP	139,217	–	–		–		–		740.75	June 2007	139,217	June 2011

	PSP	77,247	–	–		–		–		800.9919	Nov 2007	77,247	Nov 2011

	PSP	276,947	–	–		–		–		667.9967	June 2008	276,947	June 2012

	PSP	–	–	–		–		342,353		540.3773	June 2009	342,353	June 2013

	DSP	36,389	–	36,389	(iii)	–		–		583.96	June 2006	–	June 2009

	DSP	42,435	–	42,435	(iv)	–		–		726.87	June 2007	–	Mar 2010

	DSP	85,307	–	–		–		–		697.48	June 2008	85,307	June 2011

	DSP	–	–	–		–		68,960	(v)	541.14	June 2009	68,960	June 2012

Total		885,131	–	205,612		227,589		411,313				990,031

Steve Lucas

	PSP	99,615	–	–		99,615	(i)	–		527.03	June 2005	–	June 2009

	PSP	101,430	–	101,430		101,430	(ii)	–		591.5382	June 2006	–	Mar 2010

	PSP	84,930	–	–		–		–		740.75	June 2007	84,930	June 2011

	PSP	47,125	–	–		–		–		800.9919	Nov 2007	47,125	Nov 2011

	PSP	157,186	–	–		–		–		667.9967	June 2008	157,186	June 2012

	PSP	–	–	–		–		194,308		540.3773	June 2009	194,308	June 2013

	DSP	34,882	–	34,882	(iii)	–		–		583.96	June 2006	–	June 2009

	DSP	29,276	–	29,276	(iv)	–		–		726.87	June 2007	–	Mar 2010

	DSP	47,263	–	–		–		–		697.48	June 2008	47,263	June 2011

	DSP	–	–	–		–		38,656	(v)	541.14	June 2009	38,656	June 2012

Total		601,707	–	165,588		201,045		232,964				569,468

106     National Grid plc | Annual Report and Accounts 2009/10

4. Directors’ interests in the PSP, DSP and SRA continued

Table 4		PSP, DSP
		and SRA				Release
		conditional	Awards	Awards		of PSP				Market price			Conditional
	Type of	awards at	lapsed	vested		awards		Awards granted		at award			awards at
	award	1 April 2009	during year	in year		in year		during year		(pence except#)		Date of award	31 March 2010	Release date

Nick Winser

	PSP	91,314	–	–		91,314	(i)	–		527.03		June 2005	–	June 2009

	PSP	88,751	–	88,751		88,751	(ii)	–		591.5382		June 2006	–	Mar 2010

	PSP	75,008	–	–		–		–		740.75		June 2007	75,008	June 2011

	PSP	41,620	–	–		–		–		800.9919		Nov 2007	41,620	Nov 2011

	PSP	138,413	–	–		–		–		667.9967		June 2008	138,413	June 2012

	PSP	–	–	–		–		171,102		540.3773		June 2009	171,102	June 2013

	DSP	31,316	–	31,316	(iii)	–		–		583.96		June 2006	–	June 2009

	DSP	25,596	–	25,596	(iv)	–		–		726.87		June 2007	–	Mar 2010

	DSP	36,008	–	–		–		–		697.48		June 2008	36,008	June 2011

	DSP	–	–	–		–		33,804	(v)	541.14		June 2009	33,804	June 2012

Total		528,026	–	145,663		180,065		204,906					495,955

Mark Fairbairn

	PSP	40,225	–	–		40,225	(i)	–		527.03		June 2005	–	June 2009

	PSP	40,572	–	40,572		40,572	(ii)	–		591.5382		June 2006	–	Mar 2010

	PSP	67,499	–	–		–		–		740.75		June 2007	67,499	June 2011

	PSP	37,453	–	–		–		–		800.9919		Nov 2007	37,453	Nov 2011

	PSP	138,324	–	–		–		–		667.9967		June 2008	138,324	June 2012

	PSP	–	–	–		–		170,991		540.3773		June 2009	170,991	June 2013

	DSP	10,800	–	10,800	(iii)	–		–		583.96		June 2006	–	June 2009

	DSP	13,867	–	13,867	(iv)	–		–		726.87		June 2007	–	Mar 2010

	DSP	40,646	–	–		–		–		697.48		June 2008	40,646	June 2011

	DSP	–	–	–		–		32,605	(v)	541.14		June 2009	32,605	June 2012

Total		389,386	–	65,239		80,797		203,596					487,518

Tom King

	PSP	ADSs 24,006	–	–		–		–		$83.3121	#	Nov 2007	ADSs 24,006	Nov 2011

	PSP	ADSs 32,099	–	–		–		–		$65.4211	#	June 2008	ADSs 32,099	June 2012

	PSP	–	–	–		–		ADSs 47,609	(vi)	$44.1091	#	June 2009	ADSs 47,609	June 2013

	SRA	ADSs 23,658	–	ADSs 11,829	(vii)	–		–		$84.5360	#	Nov 2007	ADSs 11,829	Nov 2008

														to Nov 2010

	DSP	ADSs 4,843	–	–		–		–		$68.1174	#	June 2008	ADSs 4,843	June 2011

	DSP	–	–	–		–		ADSs 12,080	(vi)	$44.8371	#	June 2009	ADSs 12,080	June 2012

Total ADSs		ADSs 84,606	–	ADSs 11,829		–		ADSs 59,689					ADSs 132,466

(i)	The 2005 PSP award vested in full in June 2008 and then entered a retention period. The shares under the award were released on the fourth anniversary of the date of grant (June 2009).

(ii)	The 2006 PSP award vested in full in June 2009 and then entered a retention period. The Remuneration Committee approved an early release of the shares on 1 March 2010. Cash payments in lieu of dividends accrued during the retention period were paid as follows: Steve Holliday £32,401 in August 2009 and £19,230 in February 2010; Steve Lucas £25,921 and £15,384; Nick Winser £22,681 and £13,461; and Mark Fairbairn £10,368 and £6,153 respectively.

(iii)	Following the three year deferral period, the 2006 DSP award was released in June 2009. Cash payments in lieu of dividends accrued during the deferral period were paid as follows: Steve Holliday £39,357, Steve Lucas £37,727, Nick Winser £33,870 and Mark Fairbairn £11,681.

(iv)	Following a near complete deferral period, the Remuneration Committee approved the early release of the 2007 DSP award on 1 March 2010. Cash payments in lieu of dividends accrued during the deferral period were paid as follows: Steve Holliday £38,800, Steve Lucas £26,768, Nick Winser £23,403 and Mark Fairbairn £12,679.

(v)	Exceptionally, the 2009 DSP award for UK-based Executive Directors was made over restricted shares. The award was subject to income tax and National Insurance Contributions on grant and therefore shares shown reflect the net number of shares.

(vi)	Awards were made over ADSs and each ADS represents five ordinary shares.

(vii)	Tom King received a Special Retention Award as part of a contractual commitment made at the time of his recruitment. The award vests in three equal tranches over three years, the second vesting for which was November 2009 for 11,829 ADSs. The ADS price on vesting for the second tranche was $54.62450.

Annual Report and Accounts 2009/10 | National Grid plc     107

Directors’ Reports
Directors’ Remuneration Report continued

5. Directors’ beneficial interests
The Directors’ beneficial interests (which include those of their families) in National Grid ordinary shares of 11 17/43 pence each are shown below.

	Ordinary shares at	Ordinary shares at
	31 March 2010	1 April 2009	Options/awards over	Options/awards over
	or, if earlier, on	or, if later, on	ordinary shares at	ordinary shares at
Table 5	retirement †(i)	appointment	31 March 2010	1 April 2009

Sir John Parker	81,635	81,337	–	–

Steve Holliday (ii) (iii)	221,472	39,285	1,104,106	999,206

Steve Lucas (ii) (iv) (v)	167,503	88,192	628,555	657,804

Nick Winser (ii)	223,138	83,518	495,955	547,781

Mark Fairbairn (ii) (iii) (iv)	143,372	48,305	490,652	459,341

Tom King	97,640	59,145	662,330	423,030

Ken Harvey	3,740	3,740	–	–

Linda Adamany	2,000	2,000	–	–

Philip Aiken	3,500	2,000	–	–

John Allan	7,000	2,000	–	–

Stephen Pettit	2,632	2,632	–	–

Maria Richter	10,255	5,255	–	–

George Rose	4,852	4,852	–	–

Bob Catell (vi)	72,415†	40,000	–	–

(i)	There has been no other change in the beneficial interests of the Directors in ordinary shares between 1 April 2010 and 19 May 2010, except in respect of routine monthly purchases under the SIP (see note (iii) below) and with respect to the exercise of Sharesave options (see note (iv) below).

(ii)	Each of the Executive Directors, with the exception of Tom King, was for Companies Act purposes deemed to be a potential beneficiary under the National Grid plc 1996 Employee Benefit Trust and the National Grid Employee Share Trust; Steve Holliday, Steve Lucas, Nick Winser and Mark Fairbairn thereby have an interest in 238,740 and 544,944 ordinary shares in the aforementioned trusts respectively, as at 31 March 2010 (with the latter holding 36,283 ADSs in addition).

(iii)	Beneficial interest includes shares purchased under the monthly operation of the SIP in the year to 31 March 2010. In April and May 2010 a further 40 shares were purchased on behalf of Steve Holliday and a further 80 shares were purchased on behalf of Mark Fairbairn thereby increasing their beneficial interests.

(iv)	The beneficial interests for Steve Lucas and Mark Fairbairn increased on 1 April 2010 to include Sharesave exercises over 1,693 shares and 862 shares respectively.

(v)	Steve Lucas was for Companies Act purposes deemed to be a potential beneficiary in 11,361 ordinary shares held by Lattice Group Trustees Limited as trustee of the Lattice Group Employee Share Ownership Trust as at 31 March 2010.

(vi)	Bob Catell retired from the Board as a Non-executive Director on 27 July 2009.
6. National Grid share price range
The closing price of a National Grid ordinary share on 31 March 2010 was 641.5p. The range during the year was 682p (high) and 515.5p (low). The Register of Directors’ Interests contains full details of shareholdings and options/awards held by Directors as at 31 March 2010.
On behalf of the Board
Helen Mahy
Company Secretary & General Counsel
19 May 2010

108     National Grid plc | Annual Report and Accounts 2009/10

Contents of financial statements

Directors’ statement and independent Auditors’ report

110	Statement of Directors’ responsibilities
111	Independent Auditors’ report to the Members of National Grid plc

Consolidated financial statements under IFRS

Basis of preparation

112	Accounting policies
118	Adoption of new accounting standards

Primary statements

120	Consolidated income statement
121	Consolidated statement of comprehensive income
122	Consolidated balance sheet
123	Consolidated statement of changes in equity
124	Consolidated cash flow statement

Notes to the consolidated financial statements – analysis of items in the primary statements

125	Note 1 – Segmental analysis
127	Note 2 – Operating costs
130	Note 3 – Exceptional items, remeasurements and stranded cost recoveries
131	Note 4 – Pensions and other post-retirement benefits
133	Note 5 – Finance income and costs
134	Note 6 – Taxation
136	Note 7 – Discontinued operations
136	Note 8 – Dividends
137	Note 9 – Earnings per share
138	Note 10 – Goodwill
139	Note 11 – Other intangible assets
140	Note 12 – Property, plant and equipment
141	Note 13 – Other non-current assets
141	Note 14 – Financial and other investments
141	Note 15 – Investments in joint ventures and associates
142	Note 16 – Deferred tax assets and liabilities
143	Note 17 – Derivative financial instruments
144	Note 18 – Inventories and current intangible assets
144	Note 19 – Trade and other receivables
145	Note 20 – Cash and cash equivalents
145	Note 21 – Borrowings
146	Note 22 – Trade and other payables
146	Note 23 – Other non-current liabilities
147	Note 24 – Provisions
148	Note 25 – Share capital
149	Note 26 – Other equity reserves
150	Note 27 – Consolidated cash flow statement

Notes to the consolidated financial statements – supplementary information

151	Note 28 – Commitments and contingencies
153	Note 29 – Related party transactions
153	Note 30 – Actuarial information on pensions and other post-retirement benefits
156	Note 31 – Supplementary information on derivative financial instruments
157	Note 32 – Financial risk
162	Note 33 – Commodity risk
165	Note 34 – Bonds and facilities
167	Note 35 – Share options and reward plans
171	Note 36 – Subsidiary undertakings, joint ventures and associates
172	Note 37 – National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures

Company financial statements under UK GAAP

Basis of preparation

179	Company accounting policies

Primary statement

181	Company balance sheet

Notes to the Company financial statements

182	Note 1 – Adoption of new accounting standards
183	Note 2 – Fixed asset investments
183	Note 3 – Debtors
183	Note 4 – Creditors (amounts falling due within one year)
184	Note 5 – Derivative financial instruments
184	Note 6 – Current asset investments
184	Note 7 – Borrowings
185	Note 8 – Called up share capital
185	Note 9 – Reserves
185	Note 10 – Reconciliation of movements in shareholders’ funds
185	Note 11 – Commitments and contingencies
185	Note 12 – Directors and employees

Annual Report and Accounts 2009/10 | National Grid plc     109

 Financial Statements
“Intentionally Omitted”

110     National Grid plc | Annual Report and Accounts 2009/10

“Intentionally Omitted”

Annual Report and Accounts 2009/10 | National Grid plc     111

 Financial Statements
Accounting policies
for the year ended 31 March 2010

A. Basis of preparation of consolidated financial statements under IFRS

National Grid’s principal activities involve the transmission and distribution of electricity and gas in Great Britain and the northeastern United States. The Company is a public limited liability company incorporated and domiciled in England, with its registered office at 1-3 Strand, London WC2N 5EH.
The Company has its primary listing on the London Stock Exchange and is also quoted on the New York Stock Exchange. These consolidated financial statements were approved for issue by the Board of Directors on 19 May 2010.
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS as adopted by the European Union. They are prepared on the basis of all IFRS accounting standards and interpretations that are mandatory for periods ending 31 March 2010 and in accordance with the Companies Act 2006 applicable to companies reporting under IFRS and Article 4 of the European Union IAS Regulation. The 2009 and 2008 comparative financial information has also been prepared on this basis.
The consolidated financial statements have been prepared on an historical cost basis, except for the recording of pension assets and liabilities, the revaluation of derivative financial instruments and certain commodity contracts and investments classified as available for sale.
These consolidated financial statements are presented in pounds sterling, which is the functional currency of the Company.
Our Ravenswood generation station, KeySpan Communications business and KeySpan engineering companies were classified as discontinued operations in the consolidated income statement, in accordance with our accounting policy I. These businesses were sold during the year ended 31 March 2009, except for two engineering companies, which were sold subsequent to that date.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
B. Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries, together with a share of the results, assets and liabilities of jointly controlled entities (joint ventures) and associates using the equity method of accounting, where the investment is carried at cost plus post-acquisition changes in the share of net assets of the joint venture, less any provision for impairment.
A subsidiary is defined as an entity controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. A joint venture is an entity established to engage in economic activity, which the Company jointly controls with its fellow venturers. An associate is an entity which is neither a subsidiary nor a joint venture, but over which the Company has significant influence.
Losses in excess of the consolidated interest in joint ventures are not recognised, except where the Company or its subsidiaries have made a commitment to make good those losses.
Where necessary, adjustments are made to bring the accounting policies applied under UK generally accepted accounting principles (UK GAAP), US generally accepted accounting principles (US GAAP) or other frameworks used in the individual financial statements of the Company, subsidiaries, joint ventures and associates into line with those used by the Company in its consolidated financial statements under IFRS. Intercompany transactions are eliminated.

The results of subsidiaries, joint ventures and associates acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.
Acquisitions are accounted for using the purchase method, where the purchase price is allocated to the identifiable assets acquired and liabilities assumed on a fair value basis and the remainder recognised as goodwill.
C. Foreign currencies

Transactions in currencies other than the functional currency of the Company or subsidiary concerned are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates. Non-monetary assets are not retranslated unless they are carried at fair value.
Gains and losses arising on the retranslation of monetary assets and liabilities are included in the income statement.
On consolidation, the assets and liabilities of operations that have a functional currency different from the Company’s functional currency of pounds sterling, principally our US operations that have a functional currency of US dollars, are translated at exchange rates prevailing at the balance sheet date. Income and expense items are translated at the weighted average exchange rates for the period where these do not differ materially from rates at the date of the transaction. Exchange differences arising are classified as equity and transferred to the consolidated translation reserve.
D. Goodwill

Goodwill arising on a business combination represents the difference between the cost of acquisition and the Company’s consolidated interest in the fair value of the identifiable assets and liabilities of a subsidiary or joint venture as at the date of acquisition.

Goodwill is recognised as an asset and is not amortised, but is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed.
Goodwill recorded under UK GAAP arising on acquisitions before 1 April 2004, the date of transition to IFRS, has been frozen at that date, subject to subsequent testing for impairment.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

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E. Intangible assets other than goodwill

With the exception of goodwill, as described above, identifiable intangible assets are recorded at cost less accumulated amortisation and any provision for impairment.
Internally generated intangible fixed assets, such as software, are recognised only if: an asset is created that can be identified; it is probable that the asset created will generate future economic benefits; and the development cost of the asset can be measured reliably. Where no internally generated intangible asset can be recognised, development expenditure is recorded as an expense in the period in which it is incurred.
On a business combination, as well as recording separable intangible assets possessed by the acquired entity at their fair value, identifiable intangible assets that arise from contractual or other legal rights are also included in the balance sheet at their fair value. Acquisition-related intangible assets principally comprise customer relationships.
Non-current intangible assets, other than goodwill, are amortised on a straight-line basis over their estimated economic useful lives. Amortisation periods for categories of intangible assets are:

Amortisation periods	Years

Software	3 to 5
Acquisition-related intangibles	10 to 25
Other – licences and other intangibles	3 to 5

Intangible emission allowances are accounted for in accordance with accounting policy V.
F. Property, plant and equipment

Property, plant and equipment is recorded at cost or deemed cost at the date of transition to IFRS, less accumulated depreciation and any impairment losses.
Cost includes payroll and finance costs incurred which are directly attributable to the construction of property, plant and equipment as well as the cost of any associated asset retirement obligations.

Property, plant and equipment includes assets in which the Company’s interest comprises legally protected statutory or contractual rights of use.
Additions represent the purchase or construction of new assets, including capital expenditure for safety and environmental assets, and extensions to, enhancements to, or replacement of existing assets.

Contributions received prior to 1 July 2009 towards the cost of property, plant and equipment are included in trade and other payables as deferred income and credited on a straight-line basis to the income statement over the estimated economic useful lives of the assets to which they relate.
Contributions received post 1 July 2009 are recognised in revenue immediately, except where the contributions are consideration for a future service, in which case they are recognised initially as deferred income and revenue is subsequently recognised over the period in which the service is provided.
No depreciation is provided on freehold land or assets in the course of construction.

Other items of property, plant and equipment are depreciated, principally on a straight-line basis, at rates estimated to write off their book values over their estimated economic useful lives. In assessing estimated economic useful lives, which are reviewed on a regular basis, consideration is given to any contractual arrangements and operational requirements relating to particular assets. Unless otherwise determined by operational requirements, the depreciation periods for the principal categories of property, plant and equipment are, in general, as shown in the table below:

Depreciation periods	Years

Freehold and leasehold buildings	up to 65
Plant and machinery
Electricity transmission plant	15 to 60
Electricity distribution plant	15 to 60
Electricity generation plant	20 to 40
Interconnector plant	15 to 60
Gas plant – mains, services and regulating equipment	30 to 100
Gas plant – storage	40
Gas plant – meters	10 to 33
Motor vehicles and office equipment	up to 10

G. Impairment of assets
Impairments of assets are calculated as the difference between the carrying value of the asset and its recoverable amount, if lower. Where such an asset does not generate cash flows that are independent from other assets, the recoverable amount of the cash-generating unit to which that asset belongs is estimated. Recoverable amount is defined as the higher of fair value less costs to sell and estimated value-in-use at the date the impairment review is undertaken.
Value-in-use represents the present value of expected future cash flows, discounted using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
Goodwill is tested for impairment at least annually. Otherwise, tests for impairment are carried out only if there is some indication that the carrying value of the assets may have been impaired.
Material impairments are recognised in the income statement and are disclosed separately.
H. Taxation
Current tax
Current tax assets and liabilities for the current and prior periods are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the balance sheet date. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.
Deferred tax and investment tax credits
Deferred tax is provided for using the balance sheet liability method and is recognised on temporary differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit.

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 Financial Statements
Accounting policies continued

Deferred tax liabilities are generally recognised on all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction (other than a business combination) that affects neither the accounting profits nor the taxable profits.
Deferred tax liabilities are recognised on taxable temporary differences arising on investments in subsidiaries and jointly controlled entities, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on the tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited to the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred tax asset to be recovered. Unrecognised deferred tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities, and when they relate to income taxes levied by the same taxation authority and the Company and its subsidiaries intend to settle their current tax assets and liabilities on a net basis.
Investment tax credits are amortised over the economic life of the assets that give rise to the credits.
I. Discontinued operations, assets and businesses held for sale
Cash flows and operations that relate to a major component of the business or geographical region that has been sold or is classified as held for sale are shown separately from continuing operations.

Assets and businesses classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. No depreciation is charged on assets and businesses classified as held for sale.
Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. This condition is regarded as being met only when the sale is highly probable and the assets or businesses are available for immediate sale in their present condition or is a subsidiary acquired exclusively with a view to resale. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Finance income or costs are included in discontinued operations only in respect of financial assets or liabilities classified as held for sale or derecognised on sale.
J. Inventories

Inventories are stated at the lower of cost (calculated on a weighted average basis) and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs as well as those overheads that have been incurred in bringing the inventories to their present location and condition.
K. Decommissioning and environmental costs
Provision is made for decommissioning and environmental costs, based on future estimated expenditures, discounted to present values. An initial estimate of decommissioning and environmental costs attributable to property, plant and equipment is recorded as part of the original cost of the related property, plant and equipment.

Changes in the provision arising from revised estimates or discount rates or changes in the expected timing of expenditures that relate to property, plant and equipment are recorded as adjustments to their carrying value and depreciated prospectively over their remaining estimated economic useful lives; otherwise such changes are recognised in the income statement.
The unwinding of the discount is included within the income statement as a financing charge.
L. Revenue

Revenue primarily represents the sales value derived from the generation, transmission, and distribution of energy and recovery of US stranded costs together with the sales value derived from the provision of other services to customers during the year and excludes value added tax and intra-group sales.
US stranded costs are various generation-related costs incurred prior to the divestiture of generation assets beginning in the late 1990s and costs of legacy contracts that are being recovered from customers. The recovery of stranded costs and other amounts allowed to be collected from customers under regulatory arrangements are recognised in the period in which they are recoverable from customers.
Revenue includes an assessment of unbilled energy and transportation services supplied to customers between the date of the last meter reading and the year end.
Where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect this over-recovery, no liability is recognised as such an adjustment to future prices relates to the provision of future services. Similarly no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery.
M. Segmental information

Segmental information is based on the information the Board of Directors uses internally for the purposes of evaluating the performance of operating segments and determining resource allocation between operating segments. The Board of Directors is deemed to be the chief operating decision maker and assesses the performance of operations principally on the basis of operating profit before exceptional items, remeasurements and stranded cost recoveries (see accounting policy T).

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N. Pensions and other post-retirement benefits

For defined benefit retirement schemes, the cost of providing benefits is determined using the projected unit method, with actuarial valuations being carried out at each balance sheet date.

Current service cost is recognised in operating costs in the period in which the defined benefit obligation increases as a result of employee services.
Actuarial gains and losses are recognised in full in the period in which they occur in the statement of other comprehensive income.

Past service costs are recognised immediately to the extent that benefits are already vested. Otherwise such costs are amortised on a straight-line basis over the period until the benefits vest.

Settlements are recognised when a transaction is entered into that eliminates all further legal or constructive obligations for benefits under a scheme.
Curtailments are recognised when a commitment is made to a material reduction in the number of employees covered by a scheme.

The retirement benefit obligations recognised in the balance sheet represent the present value of the defined benefit obligations, as reduced by the fair value of scheme assets and any unrecognised past service cost.
The expected return on scheme assets and the unwinding of the discount on defined benefit obligations are recognised within interest income and expense respectively.
O. Leases

Rentals under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease.
Assets held under finance leases are recognised at their fair value or, if lower, the present value of the minimum lease payments on inception. The corresponding liability is recognised as a finance lease obligation within borrowings. Rental payments are apportioned between finance costs and reduction in the finance lease obligation, so as to achieve a constant rate of interest.
Assets held under finance leases are depreciated over the shorter of their useful life and the lease term.
P. Financial instruments

Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into, and recognised on trade date. Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any other categories.

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost, less any appropriate allowances for estimated irrecoverable amounts. A provision is established for irrecoverable amounts when there is objective evidence that amounts due under the original payment terms will not be collected. Indications that the trade receivable may become irrecoverable would include financial difficulties of the debtor, likelihood of the debtor’s insolvency, and default or significant failure of payment. Trade payables are initially recognised at fair value and subsequently measured at amortised cost.
Loans receivable and other receivables are carried at amortised cost using the effective interest rate method. Interest income, together with gains and losses when the loans and receivables are derecognised or impaired, are recognised in the income statement.
Other financial investments are recognised at fair value plus, in the case of available-for-sale financial investments, directly related incremental transaction costs and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified as fair value through profit and loss are included in the income statement, while changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time the cumulative gain or loss previously recognised in equity is included in the income statement for the period. In the case of securities classified as available-for-sale, a significant or prolonged decline in the fair value of the securities below their cost is considered as an indicator that the securities are impaired. Investment income on investments classified as fair value through profit and loss and on available-for-sale investments is recognised using the effective interest method and taken through interest income in the income statement.
Borrowings, which include interest bearing loans, UK retail price index (RPI) linked debt and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently these are stated at amortised cost, using the effective interest rate method. Any difference between the proceeds after direct issue costs and the redemption value is recognised over the term of the borrowing in the income statement using the effective interest rate method.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets (being assets that necessarily take a substantial period of time to prepare for their intended use or sale) are added to their cost. Such additions cease when the assets are substantially ready for their intended use.
Derivative financial instruments are recorded at fair value, and where the fair value of a derivative is positive, it is carried as a derivative asset and where negative, as a derivative liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from the changes in fair value are included in the income statement in the period they arise.

No adjustment is made with respect to derivative clauses embedded in financial instruments or other contracts that are closely related to those instruments or contracts. In particular, interest payments on UK RPI debt are linked to movements in the UK retail price index. The link to RPI is considered to be an embedded derivative, which is closely related to the underlying debt instrument based on the view that there is a strong relationship between interest rates and inflation in the UK economy. Consequently these embedded derivatives are not accounted for separately from the debt instrument. Where there are embedded derivatives in host contracts not closely related, the embedded derivative is separately accounted for as a derivative financial instrument and recorded at fair value.
An equity instrument is any contract that evidences a residual interest in the consolidated assets of the Company after deducting all its liabilities and is recorded at the proceeds received, net of direct issue costs, with an amount equal to the nominal amount of the shares issued included in the share capital account and the balance recorded in the share premium account.

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 Financial Statements
Accounting policies continued

Subsequent to initial recognition, the fair values of financial instruments measured at fair value that are quoted in active markets are based on bid prices for assets held and offer prices for issued liabilities. When independent prices are not available, fair values are determined by using valuation techniques which are consistent with techniques commonly used by the relevant market. The techniques use observable market data.
Q. Commodity contracts

Commodity contracts that meet the definition of a derivative and which do not meet the exemption for normal sale, purchase or usage are carried at fair value.
Remeasurements of commodity contracts carried at fair value are recognised in the income statement, with changes due to movements in commodity prices recorded in operating costs and changes relating to movements in interest rates recorded in finance costs.

Where contracts are traded on a recognised exchange and margin payments are made, the contract fair values are reported net of the associated margin payments.
Energy purchase contracts for the forward purchase of electricity or gas that are used to satisfy physical delivery requirements to customers or for energy that the Company uses itself meet the normal purchase, sale or usage exemption of IAS 32 ‘Financial Instruments: Presentation’. They are, therefore, not recognised in the financial statements. Disclosure of commitments under such contracts is made in the notes to the financial statements (see note 28).
R. Hedge accounting

The Company and its subsidiaries enter into both derivative financial instruments (derivatives) and non-derivative financial instruments in order to manage interest rate and foreign currency exposures, and commodity price risks associated with underlying business activities and the financing of those activities.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the income statement of changes in the fair value of the derivative instruments. To qualify for hedge accounting, documentation is prepared specifying the hedging strategy, the component transactions and methodology used for effectiveness measurement. National Grid uses three hedge accounting methods.
Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (cash flow hedges) are recognised directly in equity and any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the income statement in the same period in which the hedged item affects net profit or loss. Where a non-financial asset or a non-financial liability results from a forecasted transaction or firm commitment being hedged, the amounts deferred in equity are included in the initial measurement of that non-monetary asset or liability.
Secondly, fair value hedge accounting offsets the changes in the fair value of the hedging instrument against the change in the fair value of the hedged item with respect to the risk being hedged. These changes are recognised in the income statement to the extent the fair value hedge is effective. Adjustments made to the carrying amount of the hedged item for fair value hedges will be amortised over the remaining life, in line with the hedged item.
Thirdly, foreign exchange gains or losses arising on financial instruments that are designated and effective as hedges of the Company’s consolidated net investment in overseas operations (net investment hedges) are recorded directly in equity, with any ineffective portion recognised immediately in the income statement.

Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the income statement as they arise, within finance costs (included in remeasurements – see accounting policy T).
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the income statement in the same periods in which the previously hedged item affects net profit or loss. Amounts deferred in equity with respect to net investment hedges are subsequently recognised in the income statement in the event of the disposal of the overseas operations concerned. For fair value hedges, the cumulative adjustment recorded to the carrying value of the hedged item at the date hedge accounting is discontinued is amortised to the income statement using the effective interest rate method.

If a hedged forecast transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the income statement immediately.
S. Share-based payments

The Company issues equity-settled, share-based payments to certain employees of the Company’s subsidiary undertakings.

Equity-settled, share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled, share-based payments is expensed on a straight-line basis over the vesting period, based on an estimate of the number of shares that will eventually vest.
T. Business performance and exceptional items, remeasurements and stranded cost recoveries

Our financial performance is analysed into two components: business performance, which excludes exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles; and exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles. Business performance is used by management to monitor financial performance as it is considered that it improves the comparability of our reported financial performance from year to year. Business performance subtotals, which exclude exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are presented on the face of the income statement or in the notes to the financial statements.
Exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are items of income and expense that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and significantly distort the comparability of financial performance between periods.

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Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses, restructuring costs and gains or losses on disposals of businesses or investments.
Costs arising from restructuring programmes include redundancy costs. Redundancy costs are charged to the income statement in the year in which an irrevocable commitment is made to incur the costs and the main features of the restructuring plan have been announced to affected employees.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments to the extent that hedge accounting is not achieved or is not effective.
Stranded cost recoveries represent the recovery of historical generation-related costs in the US, related to generation assets that are no longer owned by National Grid. Such costs are being recovered from customers as permitted by regulatory agreements.

Acquisition-related intangibles comprise intangible assets, principally customer relationships, that are only recognised as a consequence of accounting required for a business combination. The amortisation of acquisition-related intangibles distorts the comparison of the financial performance of acquired businesses with non-acquired businesses.
U. Other operating income

Other operating income relates to income which is considered to be part of normal recurring operating activities, but which does not represent revenue (see accounting policy L), and includes property sales, emissions trading income and pension deficit recovery.
V. Emission allowances

Emission allowances, principally relating to the emissions of carbon dioxide in the UK and sulphur and nitrous oxides in the US, are recorded as intangible assets within current assets and are initially recorded at cost and subsequently at the lower of cost and net realisable value. Where emission allowances are granted by relevant authorities, cost is deemed to be equal to the fair value at the date of allocation. Receipts of such grants are treated as deferred income, which is recognised in the income statement as the related charges for emissions are recognised or on impairment of the related intangible asset. A provision is recorded in respect of the obligation to deliver emission allowances and emission charges are recognised in the income statement in the period in which emissions are made.
Income from emission allowances that are sold is reported as part of other operating income.
W. Cash and cash equivalents

Cash and cash equivalents include cash held at bank and in hand, together with short-term highly liquid investments with an original maturity of less than three months that are readily convertible to known amounts of cash and subject to an insignificant change in value. Net cash and cash equivalents reflected in the cash flow statement are net of bank overdrafts, which are reported in borrowings.

X. Other equity reserves

Other equity reserves comprise the translation reserve (see accounting policy C), cash flow hedge reserve (see accounting policy R), available-for-sale reserve (see accounting policy P), the capital redemption reserve and the merger reserve. The latter arose as a result of the application of merger accounting principles under the then prevailing UK GAAP, which under IFRS 1 was retained for mergers that occurred prior to the IFRS transition date of 1 April 2004. Under merger accounting principles, the difference between the carrying amount of the capital structure of the acquiring vehicle and that of the acquired business was treated as a merger difference and included within reserves.
As the amounts included in other equity reserves are not attributable to any of the other classes of equity presented, they have been disclosed as a separate classification of equity.
Y. Dividends

Interim dividends are recognised when they become payable to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.
Z. Areas of judgement and key sources of estimation uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Information about such judgements and estimations is contained in the accounting policies or the notes to the financial statements, and the key areas are summarised below.
Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are as follows:
•	The categorisation of certain items as exceptional items, remeasurements and stranded cost recoveries and the definition of adjusted earnings – notes 3 and 9.

•	The exemptions adopted on transition to IFRS on 1 April 2004 including, in particular, those relating to business combinations.

•	Classification of business activities as held for sale and discontinued operations – accounting policy I.

•	Hedge accounting – accounting policy R.

•	Energy purchase contracts – classification as being for normal purchase, sale or usage – accounting policy Q and note 28.
Key sources of estimation uncertainty that have significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are as follows:
•	Impairment of goodwill – accounting policy D and note 10.

•	Review of residual lives, carrying values and impairment charges for other intangible assets and property, plant and equipment – accounting policies E, F and G.

•	Estimation of liabilities for pensions and other post-retirement benefits – note 4.

•	Valuation of financial instruments and derivatives – notes 17 and 31.

•	Revenue recognition and assessment of unbilled revenue – accounting policy L.

•	Recoverability of deferred tax assets – accounting policy H and note 16.

•	Environmental and decommissioning provisions – note 24.

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 Financial Statements

Adoption of new accounting standards

New IFRS accounting standards and interpretations adopted in 2009/10
During the year ended 31 March 2010, the Company adopted the following International Financial Reporting Standards (IFRS), International Accounting Standards (IAS) or amendments, and interpretations by the International Financial Reporting Interpretations Committee (IFRIC). The impact of IFRIC 18 is to increase operating profit for the year ended 31 March 2010 and reduce liabilities at 31 March 2010 by £22m. In accordance with the transition provisions of IFRIC 18 ‘Transfers of assets from customers’, comparative amounts have not been restated. None of the other pronouncements had a material impact on the Company’s consolidated results or assets and liabilities.

IFRIC 18 on transfers of assets from customers	Addresses arrangements whereby an entity receives items of property, plant and equipment or cash which the entity must use to connect customers to a network or provide access to a supply of goods or services, or both.

IAS 1 revised on the presentation of financial statements	Requires changes to the presentation of financial statements and adopts revised titles for the primary statements, although companies may continue to use the existing titles.

Amendment to IFRS 7 on improving disclosures about financial instruments	Introduces a three-level hierarchy for fair value measurement disclosures and requires entities to provide additional disclosures about the relative reliability of fair value measurements. In addition, the amendment clarifies and enhances existing requirements for the disclosure of liquidity risk. The additional information required by this amendment can be found in note 32 and note 33.

IFRS 8 on operating segments	Sets out the requirements for the disclosure of information about an entity’s operating segments and about the entity’s products and services, the geographical areas in which it operates and its major customers.

IAS 23 revised on borrowing costs	Removes the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale.

IFRIC 13 on customer loyalty programmes	Clarifies that the sale of goods or services together with customer award credits (for example, loyalty points or the right to free products) is accounted for as a multiple-element transaction. The consideration received from the customer is allocated between the components of the arrangement based on their fair values, which will defer the recognition of some revenue.

Amendment to IFRS 2 on share-based payments	Clarifies the definition of vesting conditions and the accounting treatment of cancellations. Vesting conditions are defined as either service conditions or performance conditions. Cancellations by employees are accounted for in the same way as cancellations by the Company.

Amendments to IAS 32 and IAS 1 on puttable financial instruments and obligations arising on liquidation	Addresses the classification as a liability or as equity of certain puttable financial instruments and instruments, or components thereof, which impose upon an entity an obligation to deliver a pro rata share of net assets on liquidation.

Amendment to IFRS 1 First time Adoption of International Financial Reporting Standards and IAS 27 Consolidated and Separate Financial Statements on the cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate
Permits investments to be recognised on first time adoption of IFRS at cost or deemed cost (fair value or previous GAAP carrying amount) and removes the requirement to recognise dividends out of pre-acquisition profits as a reduction in the cost of the investment.

Improvements to IFRS 2008	Contains amendments to various existing standards.

IFRIC 15 on agreements for the construction of real estate	Addresses the timing of revenue recognition for entities engaged in the construction of real estate for their customers.

IFRIC 16 on hedges of a net investment in a foreign operation	Clarifies that a hedged risk may be designated at any level in a group and hedging instruments may be held by any company in a group (except the foreign entity being hedged), that net investment hedge accounting may not be adopted in respect of a presentation currency and, on disposal the amounts to be reclassified from equity to profit or loss are the cumulative gain or loss on the hedging instrument and the cumulative translation difference on the foreign operation disposed of.

Amendment to IAS 39 Financial Instruments: Recognition and measurement: Reclassification of Financial Assets: Effective Date and Transition	Clarifies the effective date of the reclassification of financial assets.

Amendments to IAS 39 and IFRIC 9 on embedded derivatives	Requires reassessment of whether an embedded derivative should be separated out if a financial asset is reclassified out of the fair value through profit or loss category.

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New IFRS accounting standards and interpretations not yet adopted
The following standards and interpretations were not effective for the year ended 31 March 2010. None of these are expected to have a material impact on the Company’s consolidated results or assets and liabilities.

IFRS 3R on business combinations	Makes a number of changes to the accounting for business combinations, including requirements that all payments to purchase a business are to be recorded at fair value at the acquisition date, with some contingent payments subsequently remeasured at fair value through income; an option to calculate goodwill based on the parent’s share of net assets only or to include goodwill related to the minority interest; and a requirement that all transaction costs be expensed. IFRS 3R has been adopted by the Company with effect from 1 April 2010.

IAS 27R on consolidated and individual financial statements	Requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control. The revised standard also specifies the accounting when control is lost. IAS 27R has been adopted by the Company with effect from 1 April 2010.

Amendment to IAS 39 Financial Instruments: Recognition and measurement on eligible hedged items	Prohibits designating inflation as a hedgeable component of an instrument, unless cash flows relating to the separate inflation component are contractual and also prohibits the designation of a purchased option in its entirety as the hedge of a one-sided risk in a forecast transaction. The amendment to IAS 39 has been adopted by the Company with effect from 1 April 2010.

Revised IFRS 1 on first time adoption of IFRS	Changes the structure, while retaining the substance, of the previously issued version of IFRS 1. The revised version of IFRS 1 has been adopted by the Company with effect from 1 April 2010.

IFRIC 17 on distribution of non-cash assets to owners	Requires such a distribution to be measured at the fair value of the asset and any difference between the carrying amount of the asset and its fair value to be recognised in profit or loss. IFRIC 17 has been adopted by the Company with effect from 1 April 2010.

Improvements to IFRS 2009	Contains amendments to various existing standards. The amendments have been adopted by the Company with effect from 1 April 2010.

Amendment to IFRS 2 on group cash-settled share-based payments	Clarifies the scope and accounting for group cash-settled share-based payment transactions in separate or individual financial statements when there is no obligation to settle the share-based payment transaction. The amendment to IFRS 2 has been adopted by the Company with effect from 1 April 2010.

Amendment to IFRS 1 on first time adoption of IFRS	Provides additional exemptions for first time adopters. The amendment to IFRS 1 will be adopted by the Company with effect from 1 April 2010, subject to endorsement by the European Union.

Amendment to IAS 32 on classification of rights issues	Defines as an equity instrument a financial instrument that gives the holder the right to acquire a fixed number of the entity’s equity instruments for a fixed amount of any currency, if the financial instrument is offered pro rata to all existing owners of the same class of non- derivative equity instruments. The amendment to IAS 32 has been adopted by the Company with effect from 1 April 2010.

Revised IAS 24 on related party disclosures	Simplifies the definition of a related party and provides a partial exemption for government related entities. The revised version of IAS 24 will be adopted by the Company with effect from 1 April 2011, subject to endorsement by the European Union.

IFRS 9 on financial instruments	Requires that financial assets should be classified as at either amortised cost or fair value on the basis of the entity’s business model and contractual cash flows. IFRS 9 will be adopted by the Company with effect from 1 April 2013, subject to endorsement by the European Union.

IFRIC 19 on extinguishing financial liabilities with equity instruments	Clarifies that equity instruments issued to extinguish a financial liability should be measured at fair value, unless fair value cannot reasonably be determined in which case the fair value of the liabilities extinguished should be used. IFRIC 19 will be adopted by the Company with effect from 1 April 2011, subject to endorsement by the European Union.

Amendment to IFRIC 14 on prepayments of a minimum funding requirement	Permits an entity to treat early payments of contributions to cover a minimum funding requirement as an asset. The amendment to IFRIC 14 will be adopted by the Company with effect from 1 April 2011, subject to endorsement by the European Union.

Amendment to IFRS 1 on comparative IFRS 7 disclosures	Provides limited disclosure exemptions in respect of financial instruments for first time adopters of IFRS. The amendment to IFRS 1 will be adopted by the Company with effect from 1 April 2011, subject to endorsement by the European Union.

Annual Report and Accounts 2009/10 | National Grid plc     119

 Financial Statements

Consolidated income statement
for the years ended 31 March

			2010	2010	2009	2009	2008	2008
	Notes		£m	£m	£m	£m	£m	£m

Revenue	1(a	)		13,988		15,624		11,423
Other operating income				19		63		75
Operating costs	2			(10,714)		(13,064)		(8,534)

Operating profit
Before exceptional items, remeasurements and stranded cost recoveries	1(b	)	3,121		2,915		2,595
Exceptional items, remeasurements and stranded cost recoveries	3		172		(292)		369

Total operating profit	1(b	)		3,293		2,623		2,964
Interest income and similar income	5			1,005		1,315		1,275
Interest expense and other finance costs
Before exceptional items and remeasurements	5		(2,160)		(2,465)		(2,045)
Exceptional items and remeasurements	3,5		47		(84)		(16)

Total interest expense and other finance costs	5			(2,113)		(2,549)		(2,061)
Share of post-tax results of joint ventures and associates	15			8		5		4

Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries	1(b	)	1,974		1,770		1,829
Exceptional items, remeasurements and stranded cost recoveries	3		219		(376)		353

Total profit before taxation	1(b	)		2,193		1,394		2,182
Taxation
Before exceptional items, remeasurements and stranded cost recoveries	6		(553)		(517)		(579)
Exceptional items, remeasurements and stranded cost recoveries	3,6		(251)		45		(28)

Total taxation	6			(804)		(472)		(607)

Profit from continuing operations after taxation
Before exceptional items, remeasurements and stranded cost recoveries			1,421		1,253		1,250
Exceptional items, remeasurements and stranded cost recoveries	3		(32)		(331)		325

Profit for the year from continuing operations				1,389		922		1,575
Profit for the year from discontinued operations
Before exceptional items and remeasurements	7		–		9		28
Exceptional items and remeasurements	7		–		16		1,590

Profit for the year from discontinued operations	7			–		25		1,618

Profit for the year				1,389		947		3,193

Attributable to:
Equity shareholders of the parent				1,386		944		3,190
Minority interests				3		3		3

				1,389		947		3,193

Earnings per share from continuing operations*
Basic	9			56.1p		36.9p		59.5p
Diluted	9			55.8p		36.6p		59.1p
Earnings per share*
Basic	9			56.1p		37.9p		120.7p
Diluted	9			55.8p		37.6p		120.0p

*Comparative EPS data have been restated to reflect the impact of the additional shares issued as scrip dividends
The notes on pages 125 to 178 form part of the consolidated financial statements.

120     National Grid plc | Annual Report and Accounts 2009/10

Consolidated statement of comprehensive income
for the years ended 31 March

		2010	2009	2008
	Notes	£m	£m	£m

Profit for the year		1,389	947	3,193

Other comprehensive income/(loss):
Exchange adjustments		33	464	(25)
Actuarial net (losses)/gains	4	(731)	(2,018)	432
Deferred tax on actuarial net gains and losses	6	175	678	(98)
Net losses taken to equity in respect of cash flow hedges		(45)	(1)	(32)
Transferred to profit or loss on cash flow hedges		3	(53)	(7)
Deferred tax on cash flow hedges	6	9	19	2
Net gains taken to equity on available-for-sale investments		54	9	6
Transferred to profit or loss on sale of available-for-sale investments		(6)	(18)	–
Deferred tax on available-for-sale investments	6	(5)	7	2
Share of post-tax other comprehensive income of joint ventures and associates		5	–	–

Other comprehensive (loss)/income for the year		(508)	(913)	280

Total comprehensive income for the year		881	34	3,473

Total comprehensive income attributable to:
Equity shareholders of the parent		879	26	3,470
Minority interests		2	8	3

		881	34	3,473

Annual Report and Accounts 2009/10 | National Grid plc     121

 Financial Statements

Consolidated balance sheet
as at 31 March

			2010	2009
	Notes		£m	£m

Non-current assets
Goodwill	10		5,102	5,391
Other intangible assets	11		389	370
Property, plant and equipment	12		30,855	29,545
Deferred tax assets	16		–	137
Pension asset	4		–	269
Other non-current assets	13		162	106
Financial and other investments	14,15		486	361
Derivative financial assets	17		1,494	1,533

Total non-current assets			38,488	37,712

Current assets
Inventories and current intangible assets	18		407	556
Trade and other receivables	19		2,293	2,672
Financial and other investments	14		1,397	2,197
Derivative financial assets	17		248	593
Cash and cash equivalents	20		720	737

Total current assets			5,065	6,755

Total assets	1(d	)	43,553	44,467

Current liabilities
Borrowings	21		(2,806)	(3,253)
Derivative financial liabilities	17		(212)	(307)
Trade and other payables	22		(2,847)	(2,835)
Current tax liabilities			(391)	(383)
Provisions	24		(303)	(248)

Total current liabilities			(6,559)	(7,026)

Non-current liabilities
Borrowings	21		(22,318)	(23,540)
Derivative financial liabilities	17		(662)	(633)
Other non-current liabilities	23		(1,974)	(2,092)
Deferred tax liabilities	16		(3,324)	(2,661)
Pensions and other post-retirement benefit obligations	4		(3,098)	(3,080)
Provisions	24		(1,407)	(1,451)

Total non-current liabilities			(32,783)	(33,457)

Total liabilities			(39,342)	(40,483)

Net assets			4,211	3,984

Equity
Called up share capital	25		298	294
Share premium account			1,366	1,371
Retained earnings			7,316	7,135
Other equity reserves	26		(4,781)	(4,830)

Shareholders’ equity			4,199	3,970
Minority interests			12	14

Total equity			4,211	3,984

These financial statements comprising the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of changes in equity, consolidated cash flow statement, accounting policies, adoption of new accounting standards and the notes to the consolidated financial statements 1 to 37, were approved by the Board of Directors on 19 May 2010 and were signed on its behalf by:
Sir John Parker Chairman
Steve Lucas Finance Director

122     National Grid plc | Annual Report and Accounts 2009/10

Consolidated statement of changes in equity
for the years ended 31 March

	Called-up	Share		Other	Total
	share	premium	Retained	equity	shareholders’	Minority	Total
	capital	account	earnings	reserves	equity	interests	equity
	£m	£m	£m	£m	£m	£m	£m

At 1 April 2007	308	1,332	7,635	(5,150)	4,125	11	4,136
Total comprehensive income/(loss) for the year	–	–	3,524	(54)	3,470	3	3,473
Equity dividends	–	–	(780)	–	(780)	–	(780)
Issue of ordinary share capital	1	12	–	–	13	–	13
B shares converted to ordinary shares	–	27	–	–	27	–	27
Other movements in minority interests	–	–	–	–	–	4	4
Share-based payment	–	–	18	–	18	–	18
Transfer between reserves	–	–	63	(63)	–	–	–
Issue of treasury shares	–	–	10	–	10	–	10
Repurchase of share capital and purchase of treasury shares	(15)	–	(1,522)	15	(1,522)	–	(1,522)
Tax on share-based payment	–	–	(5)	–	(5)	–	(5)

At 31 March 2008	294	1,371	8,943	(5,252)	5,356	18	5,374
Total comprehensive (loss)/income for the year	–	–	(396)	422	26	8	34
Equity dividends	–	–	(838)	–	(838)	–	(838)
Other movements in minority interests	–	–	–	–	–	(12)	(12)
Share-based payment	–	–	22	–	22	–	22
Issue of treasury shares	–	–	8	–	8	–	8
Repurchase of share capital and purchase of treasury shares	–	–	(603)	–	(603)	–	(603)
Tax on share-based payment	–	–	(1)	–	(1)	–	(1)

At 31 March 2009	294	1,371	7,135	(4,830)	3,970	14	3,984
Total comprehensive income for the year	–	–	830	49	879	2	881
Equity dividends	–	–	(893)	–	(893)	–	(893)
Scrip dividend related share issue	4	(5)	205	–	204	–	204
Other movements in minority interests	–	–	–	–	–	(4)	(4)
Share-based payment	–	–	25	–	25	–	25
Issue of treasury shares	–	–	18	–	18	–	18
Purchase of treasury shares	–	–	(7)	–	(7)	–	(7)
Tax on share-based payment	–	–	3	–	3	–	3

At 31 March 2010	298	1,366	7,316	(4,781)	4,199	12	4,211

Annual Report and Accounts 2009/10 | National Grid plc     123

 Financial Statements

Consolidated cash flow statement
for the years ended 31 March

			2010	2009	2008
	Notes		£m	£m	£m

Cash flows from operating activities
Total operating profit	1(b	)	3,293	2,623	2,964
Adjustments for:
Exceptional items, remeasurements and stranded cost recoveries	3		(172)	292	(369)
Depreciation and amortisation			1,188	1,122	994
Share-based payment charge			25	22	18
Changes in working capital			431	54	(150)
Changes in provisions			(98)	(99)	(5)
Changes in pensions and other post-retirement benefit obligations			(521)	(678)	(333)
Cash flows relating to exceptional items			(135)	(131)	(132)
Cash flows relating to stranded cost recoveries			361	359	278

Cash flows generated from continuing operations			4,372	3,564	3,265
Cash flows relating to discontinued operations (excluding tax)	27(a	)	–	(8)	10

Cash generated from operations			4,372	3,556	3,275
Tax received/(paid)			144	(143)	(110)

Net cash inflow from operating activities			4,516	3,413	3,165

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired			–	–	(3,502)
Acquisition of other investments			(86)	(73)	(26)
Sale of investments in subsidiaries and other investments			6	–	55
Purchases of intangible assets			(104)	(78)	(45)
Purchases of property, plant and equipment			(3,007)	(3,107)	(2,832)
Disposals of property, plant and equipment			15	27	26
Dividends from joint ventures			18	–	–
Interest received			21	85	206
Purchases of financial investments			(2,832)	(6,173)	(8,788)
Sales of financial investments			3,637	6,272	8,833

Cash flows used in continuing operations – investing activities			(2,332)	(3,047)	(6,073)
Cash flows relating to discontinued operations – investing activities (net of tax)	27(b	)	–	1,049	3,050

Net cash flow used in investing activities			(2,332)	(1,998)	(3,023)

Cash flows from financing activities
Proceeds from issue of share capital and sale of treasury shares			18	8	23
Proceeds from loans received			1,933	4,892	1,568
Repayment of loans			(2,257)	(2,618)	(650)
Net movements in short-term borrowings and derivatives			(175)	(633)	671
Interest paid			(1,003)	(1,061)	(900)
Exceptional finance costs on the redemption of debt			(33)	–	–
Dividends paid to shareholders			(688)	(838)	(780)
Cash paid to shareholders under B share scheme			–	–	(26)
Repurchase of share capital and purchase of treasury shares			(7)	(627)	(1,498)

Net cash flow used in financing activities			(2,212)	(877)	(1,592)

Net (decrease)/increase in cash and cash equivalents	27(c	)	(28)	538	(1,450)
Exchange movements			(1)	18	4
Cash included within assets of businesses held for sale			–	–	23
Net cash and cash equivalents at start of year			720	164	1,587

Net cash and cash equivalents at end of year (i)	20		691	720	164

(i)   Net of bank overdrafts of £29m (2009: £17m; 2008: £10m).

124     National Grid plc | Annual Report and Accounts 2009/10

Notes to the consolidated financial statements – analysis of items in the primary statements

1. Segmental analysis
The Board of Directors is National Grid’s chief operating decision making body (as defined by IFRS 8). The segmental analysis is based on the information the Board of Directors uses internally for the purposes of evaluating the performance of operating segments and determining resource allocation between segments. The performance of operating segments is assessed principally on the basis of operating profit before exceptional items, remeasurements and stranded cost recoveries. The following table describes the main activities for each operating segment:

Transmission UK	High voltage electricity transmission networks, the gas transmission network in Great Britain, UK liquefied natural gas (LNG) storage activities and the French electricity interconnector.

Transmission US	High voltage electricity transmission networks in New York and New England.

Gas Distribution UK	Four of the eight regional networks of Great Britain’s gas distribution system.

Gas Distribution US	Gas distribution in New York and New England.

Electricity Distribution & Generation US	Electricity distribution in New York and New England and electricity generation in New York.

Other activities primarily relate to non-regulated businesses and other commercial operations not included within the above segments, including: UK-based gas and electricity metering activities; UK property management; a UK LNG import terminal; other LNG operations; US unregulated transmission pipelines; US gas fields; together with corporate activities.
For the year ended 31 March 2009, discontinued operations comprise the Ravenswood generation station in New York City and the engineering and communications operations in the US acquired as part of the KeySpan acquisition. These businesses were sold during the year ended 31 March 2009 except for two engineering companies which were sold subsequent to the year end. For the year ended 31 March 2008, discontinued operations also include the wireless infrastructure and communications operations in the UK and the US and an electricity interconnector in Australia, all of which were disposed of during 2007. For additional disclosures relating to discontinued operations, refer to note 7.
Sales between operating segments are priced having regard to the regulatory and legal requirements to which the businesses are subject.
(a) Revenue

		Sales	Sales		Sales	Sales		Sales	Sales
	Total	between	to third	Total	between	to third	Total	between	to third
	sales	segments	parties	sales	segments	parties	sales	segments	parties
	2010	2010	2010	2009	2009	2009	2008	2008	2008
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK	3,460	6	3,454	3,487	2	3,485	2,956	16	2,940
Transmission US	405	74	331	420	83	337	299	61	238
Gas Distribution UK	1,517	70	1,447	1,466	79	1,387	1,383	70	1,313
Gas Distribution US	3,708	5	3,703	4,786	3	4,783	2,845	2	2,843
Electricity Distribution & Generation US	4,339	1	4,338	4,972	1	4,971	3,508	2	3,506
Other activities	738	23	715	719	58	661	642	59	583

	14,167	179	13,988	15,850	226	15,624	11,633	210	11,423

Total excluding stranded cost recoveries			13,612			15,189			11,041
Stranded cost recoveries			376			435			382

			13,988			15,624			11,423

Geographical areas
UK			5,524			5,334			4,787
US			8,464			10,290			6,636

			13,988			15,624			11,423

The table above represents revenue from continuing operations only.
The analysis of revenue by geographical area is on the basis of destination. There are no material sales between the UK and US geographical areas.
In accordance with the Company’s accounting policy on revenue recognition, where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect the over-recovery, no liability is recognised. Similarly, no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery. In the UK, there was an under-recovery of £100m at 31 March 2010 (2009: £52m; 2008: £23m). In the US, under-recoveries and other regulatory entitlements to future revenue (including stranded cost recoveries) amounted to £2,333m at 31 March 2010 (2009: £2,289m; 2008: £1,652m).

Annual Report and Accounts 2009/10 | National Grid plc     125

Financial Statements
Notes to the consolidated financial statements continued
1. Segmental analysis continued
A reconciliation of the operating segments’ measure of profit to total profit before taxation is provided below. Further details of the exceptional items, remeasurements and stranded cost recoveries are provided in note 3.
(b) Operating profit

	Before exceptional items,			After exceptional items,
	remeasurements and stranded			remeasurements and stranded
	cost recoveries			cost recoveries
	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK	1,311	1,126	1,021	1,252	1,063	1,013
Transmission US	153	175	128	151	173	122
Gas Distribution UK	723	672	595	682	629	574
Gas Distribution US	414	612	392	448	226	487
Electricity Distribution & Generation US	374	265	330	701	531	696
Other activities	146	65	129	59	1	72

	3,121	2,915	2,595	3,293	2,623	2,964

Geographical areas
UK	2,180	1,875	1,752	2,007	1,729	1,667
US	941	1,040	843	1,286	894	1,297

	3,121	2,915	2,595	3,293	2,623	2,964

Reconciliation to profit before tax:
Operating profit	3,121	2,915	2,595	3,293	2,623	2,964
Interest income and similar income	1,005	1,315	1,275	1,005	1,315	1,275
Interest expense and other finance costs	(2,160)	(2,465)	(2,045)	(2,113)	(2,549)	(2,061)
Share of post-tax results of joint ventures and associates	8	5	4	8	5	4

Profit before tax – continuing operations	1,974	1,770	1,829	2,193	1,394	2,182

The table above represents operating profit from continuing operations only, as disclosed in the consolidated income statement, and excludes the results of discontinued operations.
(c) Capital expenditure and depreciation

	Capital expenditure			Depreciation and amortisation
	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK	1,254	1,259	1,600	373	353	372
Transmission US	240	182	111	59	56	40
Gas Distribution UK	670	598	514	201	177	181
Gas Distribution US	409	421	188	173	172	91
Electricity Distribution & Generation US	372	355	257	215	223	146
Other activities	307	427	383	173	146	164

	3,252	3,242	3,053	1,194	1,127	994
Discontinued operations	–	–	1	–	–	–

	3,252	3,242	3,054	1,194	1,127	994

Geographical areas
UK	2,187	2,270	2,493	733	679	709
US	1,065	972	560	461	448	285
Rest of the world	–	–	1	–	–	–

	3,252	3,242	3,054	1,194	1,127	994

Capital expenditure comprises additions to property, plant and equipment and other non-current intangible assets amounting to £3,148m (2009: £3,164m; 2008: £3,009m) and £104m (2009: £78m; 2008: £45m) respectively.
Depreciation and amortisation includes expensed depreciation of property, plant and equipment and amortisation of other intangible assets amounting to £1,131m (2009: £1,058m; 2008: £940m) and £63m (2009: £69m; 2008: £54m) respectively.

126     National Grid plc | Annual Report and Accounts 2009/10

1. Segmental analysis continued
(d) Total assets

	Total assets
	2010	2009
	£m	£m

Operating segments
Transmission UK	11,085	10,451
Transmission US	2,467	2,238
Gas Distribution UK	6,592	6,158
Gas Distribution US	9,454	10,112
Electricity Distribution & Generation US	7,289	7,854
Other activities	2,557	2,289

	39,444	39,102
Joint ventures	250	168
Unallocated	3,859	5,197

	43,553	44,467

Geographical areas
UK	19,720	18,527
US	19,974	20,743
Unallocated	3,859	5,197

	43,553	44,467

The analysis of total assets includes all attributable goodwill and excludes inter segment balances. Unallocated total assets comprise cash and cash equivalents, taxation, current financial investments and total derivative financial assets.
2. Operating costs

	Before exceptional items,			Exceptional items,
	remeasurements and stranded			remeasurements and stranded
	cost recoveries			cost recoveries			Total
	2010	2009	2008	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Depreciation of property, plant and equipment	1,131	1,058	940	–	–	–	1,131	1,058	940
Amortisation of intangible assets	57	64	50	6	5	4	63	69	54
Payroll costs	1,354	1,415	1,071	48	34	108	1,402	1,449	1,179
Other operating charges:
Purchases of electricity	1,592	2,199	1,589	(19)	28	(95)	1,573	2,227	1,494
Purchases of gas	2,294	3,228	2,011	(52)	334	(141)	2,242	3,562	1,870
Rates and property taxes	907	881	608	–	–	–	907	881	608
Electricity transmission services scheme direct costs	691	904	574	–	–	–	691	904	574
Payments to Scottish electricity transmission network owners	260	243	226	–	–	–	260	243	226
Other	2,224	2,345	1,452	221	326	137	2,445	2,671	1,589

	10,510	12,337	8,521	204	727	13	10,714	13,064	8,534

Operating costs include:
Inventory consumed							475	788	390
Research expenditure							19	10	13
Operating lease rentals
Plant and machinery							55	48	33
Other							32	33	30

Annual Report and Accounts 2009/10 | National Grid plc     127

Financial Statements
Notes to the consolidated financial statements continued
2. Operating costs continued
(a) Payroll costs

	2010	2009	2008
	£m	£m	£m

Wages and salaries	1,596	1,615	1,169
Social security costs	120	118	84
Other pension costs	161	160	218
Share-based payments	25	22	18
Severance costs (excluding pension costs)	16	16	14

	1,918	1,931	1,503
Less: payroll costs capitalised	(516)	(482)	(324)

	1,402	1,449	1,179

Payroll costs above represent continuing operations only. Payroll costs of discontinued operations for the year ended 31 March 2010 were £nil (2009: £11m; 2008: £16m).
(b) Number of employees

	31 March	Average	31 March		Average
	2010	2010	2009		2009
	Number	Number	Number	*	Number	*

UK	10,211	10,269	10,297		10,296
US	17,895	17,798	17,694		17,829

Continuing operations	28,106	28,067	27,991		28,125
Discontinued operations	–	–	–		83

	28,106	28,067	27,991		28,208

*	Comparatives have been restated to present items on a basis consistent with the current year classification
The vast majority of employees in the US are either directly or indirectly employed in the transmission, distribution and generation of electricity or the distribution of gas, while those in the UK are either directly or indirectly employed in the transmission and distribution of gas or the transmission of electricity. At 31 March 2010, 3,533 (2009: 3,597) employees were employed in other operations, excluding shared services.
(c) Key management compensation

	2010	2009	2008
	£m	£m	£m

Salaries and short-term employee benefits	10	11	9
Post-employment benefits	4	3	8
Share-based payments	5	5	3

	19	19	20

Key management compensation relates to the Board of Directors, including the Executive Directors and Non-executive Directors for the years presented.
(d) Directors’ emoluments
Details of Directors’ emoluments are contained in the auditable part of the Directors’ Remuneration Report, which forms part of these financial statements.

128     National Grid plc | Annual Report and Accounts 2009/10

2. Operating costs continued
(e) Auditors’ remuneration

	2010	2009	2008
	£m	£m	£m

Audit services:
Audit of parent company and consolidated financial statements	1.1	1.5	1.4
Other services:
Audit of subsidiary financial statements pursuant to legislation	5.4	5.8	5.1
Other services supplied pursuant to legislation	1.9	2.4	2.4
Services relating to tax compliance	0.6	0.6	0.7
Services relating to tax advisory	0.8	0.3	0.5
Services relating to corporate finance transactions	–	0.1	0.7
All other services	1.2	0.8	0.4

	11.0	11.5	11.2

Total services pursuant to legislation	8.4	9.7	8.9
Total other services	2.6	1.8	2.3

	11.0	11.5	11.2

Other services supplied pursuant to legislation represent fees payable for services in relation to other statutory filings or engagements that are required to be carried out by the auditors. In particular, this includes fees for reports under section 404 of the US Public Company Accounting Reform and Investor Protection Act of 2002 (Sarbanes-Oxley) and audit reports on regulatory returns.
All other services include fees relating to corporate responsibility reporting, treasury related projects, work in connection with our rights issue and sundry services, all of which have been subject to Audit Committee approval.

Annual Report and Accounts 2009/10 | National Grid plc     129

Financial Statements
Notes to the consolidated financial statements continued
3. Exceptional items, remeasurements and stranded cost recoveries

	2010	2009	2008
	£m	£m	£m

Exceptional items – restructuring costs (i)	(149)	(192)	(133)
Exceptional items – environmental related provisions (ii)	(63)	(78)	(92)
Exceptional items – gain on disposal of subsidiary and associate (iii)	11	–	6
Exceptional items – other (iv)	(67)	(5)	(23)
Remeasurements – commodity contracts (v)	71	(443)	232
Stranded cost recoveries (vi)	369	426	379

Total exceptional items, remeasurements and stranded cost recoveries included within operating profit	172	(292)	369

Exceptional items – debt redemption costs (vii)	(33)	–	–
Remeasurements – commodity contracts (v)	(1)	(2)	(9)
Remeasurements – net gains/(losses) on derivative financial instruments (viii)	81	(82)	(7)

Total exceptional items and remeasurements included within finance costs	47	(84)	(16)

Total exceptional items, remeasurements and stranded cost recoveries before taxation	219	(376)	353

Exceptional tax item – deferred tax credit arising from the reduction in the UK tax rate (ix)	–	–	170
Exceptional tax item – deferred tax charge arising from change in UK industrial building allowance regime (x)	–	(49)	–
Exceptional tax item – other (xi)	(41)	–	–
Tax on exceptional items – restructuring costs (i)	45	59	49
Tax on exceptional items – environmental related provisions (ii)	8	16	20
Tax on exceptional items – gain on disposal of subsidiary and associate (iii)	(2)	–	(4)
Tax on exceptional items – other (iv)	19	2	5
Tax on exceptional items – debt redemption costs (vii)	2	–	–
Tax on remeasurements – commodity contracts (v)	(28)	179	(90)
Tax on remeasurements – derivative financial instruments (viii)	(106)	8	(28)
Tax on stranded cost recoveries (vi)	(148)	(170)	(150)

Tax on exceptional items, remeasurements and stranded cost recoveries	(251)	45	(28)

Total exceptional items, remeasurements and stranded cost recoveries after taxation	(32)	(331)	325

Total exceptional items after taxation	(270)	(247)	(2)
Total commodity contract remeasurements after taxation	42	(266)	133
Total derivative financial instrument remeasurements after taxation	(25)	(74)	(35)
Total stranded cost recoveries after taxation	221	256	229

Total exceptional items, remeasurements and stranded cost recoveries after taxation	(32)	(331)	325

(i)	Restructuring costs include costs related to the integration of KeySpan of £30m (2009: £53m; 2008: £101m), the further restructuring of our liquefied natural gas (LNG) storage facilities of £41m (2009: £50m; 2008: £nil), transformation related initiatives of £56m (2009: £68m; 2008: £11m) and costs associated with the outsourcing of elements of our UK shared services organisation of £22m. Charges in the comparative years also included planned cost reduction programmes in our UK businesses (2009: £21m; 2008: £21m).

(ii)	Environmental charges include £21m related to specific exposures in the US together with £42m arising from changes in landfill tax legislation in the UK. For the year ended 31 March 2010, the UK charge was £42m (2009: £37m; 2008: £44m) and the US charge £21m (2009: £41m; 2008: £48m). Costs incurred with respect to US environmental provisions are substantially recoverable from customers.

(iii)	During the year there was a gain of £5m on the sale of a 30.29% investment in the associate Steuben Gas Storage Company. In addition there was the release of various unutilised provisions amounting to £6m originally recorded on the sale of Advantica in 2008.

(iv)	Other costs for the year ended 31 March 2010 include: an impairment charge of £11m and an amortisation charge of £6m (2009: £5m; 2008: £4m) in relation to acquisition-related intangibles; a charge of £9m relating to US healthcare costs arising from recent legislative changes; and £41m related to a fine of £15m together with associated costs and provisions against receivables and other balance sheet items. For further details on the fine levied upon us by the Gas and Electricity Markets Authority (GEMA) refer to note 28 (f).

(v)	Remeasurements – commodity contracts represent mark-to-market movements on certain physical and financial commodity contract obligations in the US. These contracts primarily relate to the forward purchase of energy for supply to customers, or to the economic hedging thereof, that are required to be measured at fair value and that do not qualify for hedge accounting. Under the existing rate plans in the US, commodity costs are recoverable from customers although the timing of recovery may differ from the pattern of costs incurred. These movements are comprised of those impacting operating profit which are based on the change in the commodity contract liability and those impacting finance costs as a result of the time value of money.

(vi)	Stranded cost recoveries include the recovery of some of our historical investments in generating plants that were divested as part of the restructuring and wholesale power deregulation process in New England and New York during the 1990s. Stranded cost recoveries on a pre-tax basis consist of revenue of £376m (2009: £435m; 2008: £382m) and operating costs of £7m (2009: £9m; 2008: £3m).

(vii)	Debt redemption costs in the year represent one-off costs relating to the early redemption of a significant loan.

(viii)	Remeasurements – net gains/(losses) on derivative financial instruments comprise gains/(losses) arising on derivative financial instruments reported in the income statement. These exclude gains and losses for which hedge accounting has been effective, which have been recognised directly in equity or which are offset by adjustments to the carrying value of debt. The tax charge in the year ended 31 March 2010 includes a £78m (2009: £1m; 2008: £11m) charge in respect of prior years.

(ix)	The exceptional tax credit in the year ended 31 March 2008 of £170m arose from a reduction in the UK corporation tax rate from 30% to 28% included in the 2007 Finance Act. This resulted in a reduction in deferred tax liabilities.

(x)	The exceptional tax charge of £49m in the year ended 31 March 2009 arose from a change in the UK industrial building allowance regime arising in the 2008 Finance Act. This resulted in an increase in deferred tax liabilities.

(xi)	The exceptional tax charge of £41m arises due to a change in US tax legislation under the Patient Protection and Affordable Care Act.

130     National Grid plc | Annual Report and Accounts 2009/10

4. Pensions and other post-retirement benefits
Substantially all National Grid’s employees are members of either defined benefit or defined contribution pension plans.
In the UK the principal schemes are the National Grid UK Pension Scheme and the National Grid section of the Electricity Supply Pension Scheme. In the US we have a number of defined benefit and defined contribution pension plans and we also provide healthcare and life insurance benefits to eligible retired US employees. The fair value of plan assets and present value of defined benefit obligations as incorporated in these financial statements are updated annually. For further details regarding the nature and terms of each scheme/plan and the actuarial assumptions used to value the associated assets and pension or other post-retirement benefit obligations, refer to note 30.
The amounts recognised in the income statement with respect to pensions and other post-retirement benefits are as follows:

	Pensions			US other post-retirement benefits
	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m

Defined contribution scheme costs	7	5	5	–	–	–
Defined benefit scheme costs
Current service cost*	112	134	125	26	32	21
Past service cost	19	–	5	6	7	5
Curtailment gain on redundancies	(7)	(4)	(16)	–	–	(4)
Settlements on redundancies	–	–	16	–	–	–
Special termination benefits on redundancies	26	19	80	–	–	1
Curtailment cost – augmentations	4	6	3	–	–	–
US healthcare reform cost	–	–	–	9	–	–

Total in payroll costs – continuing	161	160	218	41	39	23

Curtailment gain on sale of subsidiary undertaking	–	–	(12)	–	–	–

Interest cost	1,050	1,106	912	143	144	89
Expected return on plan assets	(931)	(1,163)	(1,014)	(50)	(73)	(50)

Total in finance costs – continuing	119	(57)	(102)	93	71	39

Current service cost	–	2	2	–	–	1

Total in discontinued operations	–	2	2	–	–	1

*	As a result of flexible pension saving, a salary sacrifice arrangement introduced from December 2009, the current service cost has increased by £2m with a corresponding decrease in wages and salaries
The amounts recognised in the statement of comprehensive income are as follows:

	Pensions			US other post-retirement benefits
	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m

Actuarial net (loss)/gain during the year	(572)	(1,906)	497	(159)	(112)	(65)
Exchange differences	64	(141)	3	76	(408)	3

Total recognised for the year	(508)	(2,047)	500	(83)	(520)	(62)

Cumulative actuarial (loss)/gain	(1,156)	(584)	1,322	(362)	(203)	(91)

Annual Report and Accounts 2009/10 | National Grid plc     131

Financial Statements
Notes to the consolidated financial statements continued
4. Pensions and other post-retirement benefits continued
The amounts recognised in the balance sheet with respect to pensions and other post-retirement benefits are as follows:

	Pensions			US other post-retirement benefits
	2010	2009	2008	2010	2009	2008
	£m	£m	£m	£m	£m	£m

Present value of funded obligations	(19,372)	(15,797)	(16,233)	(2,602)	(2,299)	(1,784)
Fair value of plan assets	18,186	14,797	16,536	950	722	737

	(1,186)	(1,000)	303	(1,652)	(1,577)	(1,047)
Present value of unfunded obligations	(226)	(203)	(158)	–	–	–
Other post-employment liabilities	–	–	–	(62)	(74)	(34)
Unrecognised past service cost	–	–	–	28	43	36

Net (liability)/asset in the balance sheet	(1,412)	(1,203)	145	(1,686)	(1,608)	(1,045)

Liabilities	(1,412)	(1,472)	(701)	(1,686)	(1,608)	(1,045)
Assets	–	269	846	–	–	–

Net (liability)/asset	(1,412)	(1,203)	145	(1,686)	(1,608)	(1,045)

Changes in the present value of the defined benefit obligations (including unfunded obligations)
Opening defined benefit obligations	(16,000)	(16,391)	(16,127)	(2,299)	(1,784)	(1,126)
Current service cost	(112)	(136)	(127)	(26)	(32)	(22)
Interest cost	(1,050)	(1,106)	(912)	(143)	(144)	(89)
Actuarial (losses)/gains	(3,563)	1,719	1,335	(360)	215	8
Curtailment gain on redundancies	7	4	16	–	–	4
Curtailment gain on sale of subsidiary undertaking	–	–	12	–	–	–
Net transfers and disposals	(3)	3	8	–	–	–
Special termination benefits	(26)	(19)	(80)	–	–	(1)
Curtailment cost – augmentations	(4)	(6)	(3)	–	–	–
Acquisition of subsidiary undertakings	–	–	(1,362)	–	–	(639)
Plan amendments	(19)	–	(5)	9	–	–
Plan amendments – US healthcare reform	–	–	–	(9)	–	–
Medicare subsidy received	–	–	–	(10)	–	–
Employee contributions	(10)	(13)	(15)	–	–	–
Benefits paid	1,008	1,003	875	132	116	78
Exchange adjustments	174	(1,058)	(6)	104	(670)	3

Closing defined benefit obligations	(19,598)	(16,000)	(16,391)	(2,602)	(2,299)	(1,784)

Changes in the fair value of plan assets
Opening fair value of plan assets	14,797	16,536	15,468	722	737	531
Expected return on plan assets	931	1,163	1,014	50	73	50
Actuarial gains/(losses)	2,991	(3,625)	(838)	201	(327)	(73)
Assets distributed on settlements and transfers	–	–	(16)	–	–	–
Transfers in/(out)	3	(3)	(8)	–	–	–
Employer contributions	572	799	465	137	93	46
Employee contributions	10	13	15	–	–	–
Acquisition of subsidiary undertakings	–	–	1,302	–	–	259
Benefits paid	(1,008)	(1,003)	(875)	(132)	(116)	(76)
Exchange adjustments	(110)	917	9	(28)	262	–

Closing fair value of plan assets	18,186	14,797	16,536	950	722	737

Actual return on plan assets	3,922	(2,462)	176	251	(254)	(23)

Expected contributions to defined benefit plans in the following year	353	552	581	148	123	128

132     National Grid plc | Annual Report and Accounts 2009/10

5. Finance income and costs

	2010	2009	2008
	£m	£m	£m

Interest income and similar income
Expected return on pension and other post-retirement benefit plan assets	981	1,236	1,064
Interest income on financial instruments:
Interest income from bank deposits and other financial assets	18	60	209
Interest receivable on finance leases	–	1	2
Gains transferred from equity on disposal of available-for-sale investments	6	18	–

Interest income and similar income	1,005	1,315	1,275

Interest expense and other finance costs
Interest on pension and other post-retirement benefit plan obligations	(1,193)	(1,250)	(1,001)
Interest expense on financial liabilities held at amortised cost:
Interest on bank loans and overdrafts	(80)	(136)	(71)
Interest on other borrowings	(938)	(1,135)	(990)
Interest on finance leases	–	(14)	(11)
Interest on derivatives	22	5	(46)
Unwinding of discounts on provisions	(70)	(68)	(45)
Less: Interest capitalised (i)	99	133	119

Interest expense and other finance costs before exceptional items and remeasurements	(2,160)	(2,465)	(2,045)

Exceptional items
Exceptional debt redemption costs	(33)	–	–

Remeasurements
Net gains/(losses) on derivative financial instruments included in remeasurements (ii):
Ineffectiveness on derivatives designated as fair value hedges (iii)	67	(34)	1
Ineffectiveness on derivatives designated as cash flow hedges	(5)	(18)	13
Ineffectiveness on derivatives designated as net investment hedges	(19)	(2)	14
On undesignated forward rate risk relating to derivatives designated as net investment hedges	51	112	(53)
On derivatives not designated as hedges or ineligible for hedge accounting	(13)	(140)	18
Financial element of remeasurements on commodity contracts	(1)	(2)	(9)

	80	(84)	(16)

Interest expense and other finance costs	(2,113)	(2,549)	(2,061)

Net finance costs	(1,108)	(1,234)	(786)

Comprising:
Interest income and similar income	1,005	1,315	1,275
Interest expense and other finance costs:
Before exceptional items and remeasurements	(2,160)	(2,465)	(2,045)
Exceptional items and remeasurements	47	(84)	(16)

After exceptional items and remeasurements	(2,113)	(2,549)	(2,061)

	(1,108)	(1,234)	(786)

(i)	Interest on funding attributable to assets in the course of construction was capitalised during the year at a rate of 2.8% (2009: 5.7%; 2008: 6.3%).

(ii)	Includes a net foreign exchange gain on financing activities of £334m (2009: £1,500m loss; 2008: £885m loss) offset by foreign exchange gains and losses on derivative financial instruments measured at fair value.

(iii)	Includes a net loss on instruments designated as fair value hedges of £90m (2009: £382m gain; 2008: £87m gain) offset by a net gain of £157m (2009: £416m loss; 2008: £86m loss) arising from fair value adjustments to the carrying value of debt.

Annual Report and Accounts 2009/10 | National Grid plc     133

Financial Statements
Notes to the consolidated financial statements continued
6. Taxation
Taxation on items charged/(credited) to the income statement

	2010	2009	2008
	£m	£m	£m

Taxation before exceptional items, remeasurements and stranded cost recoveries	553	517	579

Exceptional tax items (see note 3)	41	49	(170)
Taxation on other exceptional items, remeasurements and stranded cost recoveries	210	(94)	198

Taxation on total exceptional items, remeasurements and stranded cost recoveries (see note 3)	251	(45)	28

Total tax charge	804	472	607

Taxation as a percentage of profit before taxation

	2010	2009	2008
	%	%	%

Before exceptional items, remeasurements and stranded cost recoveries	28.0	29.2	31.7
After exceptional items, remeasurements and stranded cost recoveries	36.7	33.9	27.8

The tax charge for the year can be analysed as follows:

	2010	2009	2008
	£m	£m	£m

United Kingdom
Corporation tax at 28% (2009: 28%; 2008: 30%)	197	37	214
Corporation tax adjustment in respect of prior years (i)	(31)	(54)	(156)
Deferred tax	259	339	42
Deferred tax adjustment in respect of prior years (ii)	(5)	–	67

	420	322	167

Overseas
Corporate tax	74	105	209
Corporate tax adjustment in respect of prior years	(364)	38	31
Deferred tax	279	37	191
Deferred tax adjustment in respect of prior years	395	(30)	9

	384	150	440

Total tax charge	804	472	607

(i)	The UK corporation tax adjustment in respect of prior years includes a £76m charge (2009: £2m credit; 2008: £9m charge) that relates to exceptional items, remeasurements and stranded cost recoveries.

(ii)	The UK deferred tax adjustment in respect of prior years includes a £1m charge (2009: £1m charge; 2008: £2m charge) that relates to exceptional items, remeasurements and stranded cost recoveries.
Taxation on items (credited)/charged to equity

	2010	2009	2008
	£m	£m	£m

Corporation tax credit on share-based payments	(3)	(2)	(7)
Deferred tax charge on share of other comprehensive income of joint ventures and associates	4	–	–
Deferred tax charge/(credit) on available-for-sale investments	5	(7)	(2)
Deferred tax credit on revaluation of cash flow hedges	(9)	(19)	(2)
Deferred tax charge on share-based payments	–	3	12
Deferred tax (credit)/charge on actuarial (losses)/gains (i)	(175)	(678)	98

	(178)	(703)	99

Total tax (credit)/charge recognised in the consolidated statement of comprehensive income	(175)	(704)	94
Total tax (credit)/charge relating to share-based payments recognised directly in equity	(3)	1	5

	(178)	(703)	99

(i)	2010 includes a £42m charge relating to a change in US tax legislation under the Patient Protection and Affordable Care Act.

134     National Grid plc | Annual Report and Accounts 2009/10

6. Taxation continued
The tax charge for the year after exceptional items, remeasurements and stranded cost recoveries is higher than (2009: higher; 2008: lower) the standard rate of corporation tax in the UK of 28% (2009: 28%; 2008: 30%). The differences are explained below:

	Before	After	Before	After	Before	After
	exceptional	exceptional	exceptional	exceptional	exceptional	exceptional
	items,	items,	items,	items,	items,	items,
	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements
	and stranded	and stranded	and stranded	and stranded	and stranded	and stranded
	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries
	2010	2010	2009	2009	2008	2008
	£m	£m	£m	£m	£m	£m

Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries	1,974	1,974	1,770	1,770	1,829	1,829
Exceptional items, remeasurements and stranded cost recoveries	–	219	–	(376)	–	353

Profit before taxation from continuing operations	1,974	2,193	1,770	1,394	1,829	2,182

Profit from continuing operations multiplied by rate of corporation tax in the UK of 28% (2009: 28%; 2008: 30%)	553	614	496	390	549	655
Effects of:
Adjustments in respect of prior years	(82)	(5)	(45)	(46)	(60)	(49)
Expenses not deductible for tax purposes	62	237	76	82	102	117
Non-taxable income	(6)	(131)	(35)	(34)	(75)	(51)
Adjustment in respect of foreign tax rates	37	77	38	32	25	67
Impact of share-based payments	–	–	1	1	2	2
Remeasurement of deferred tax – change in UK tax rate	–	–	–	–	–	(170)
Other	(11)	12	(14)	47	36	36

Total taxation from continuing operations	553	804	517	472	579	607

	%	%	%	%	%	%

Effective income tax rate	28.0	36.7	29.2	33.9	31.7	27.8

Factors that may affect future tax charges
A number of changes to the UK corporation tax system were announced in the 2010 Budget Report which have been enacted in the Finance Act 2010. The impact of these is not considered to be material to the future tax charge in the UK.
There is currently ongoing consultation on the reform of the controlled foreign company legislation. The outcome of the consultation process will not be known for some time and we will monitor the impact of the taxation on our holdings in our overseas operations.

The worldwide debt cap, which restricts the amount of finance expense available for UK tax purposes, will apply for accounting periods ending 31 March 2011 onwards but is not expected to have a material effect on our future tax charge.
In connection with the US, on 23 March 2010, the Patient Protection and Affordable Care Act (PPACA) was signed into law. This legislation includes a new tax that effectively eliminates the tax free treatment applied to the subsidy National Grid receives from the US government’s Medicare Part D program. Therefore an increase in the effective tax rate will apply for accounting periods ending 31 March 2011 onwards but this is expected to be minimal.

Annual Report and Accounts 2009/10 | National Grid plc     135

Financial Statements
Notes to the consolidated financial statements continued
7. Discontinued operations
For the years ended 31 March 2009 and 2008, discontinued operations comprised the Ravenswood generation station in New York City and the engineering and communications operations in the US acquired as part of the KeySpan acquisition. The Ravenswood generation station was sold on 26 August 2008, KeySpan Communications was sold on 25 July 2008 and one of our KeySpan engineering companies was sold on 11 July 2008. Subsequent to the year ended 31 March 2009, the remaining two engineering companies were sold.
For the year ended 31 March 2008, discontinued operations also included our former wireless infrastructure operations in the UK and US, and the Basslink electricity interconnector in Australia. The wireless infrastructure operations in the UK and US were sold on 3 April 2007 and 15 August 2007 respectively, while the Basslink electricity interconnector business was sold on 31 August 2007.
Results of discontinued operations

	2010	2009	2008
	£m	£m	£m

Revenue	–	97	201
Operating costs	–	(84)	(166)

Total operating profit from discontinued operations	–	13	35
Remeasurement finance income (i)	–	–	8

Profit before tax from discontinued operations	–	13	43
Taxation	–	(4)	(7)

Profit after tax from discontinued operations	–	9	36

Gain on disposal of Ravenswood	–	27	–
Gain on disposal of UK and US wireless operations	–	–	1,506
Gain on disposal of Basslink	–	–	80

Gain on disposal of discontinued operations before tax	–	27	1,586
Taxation (ii)	–	(11)	(4)

Gain on disposal of discontinued operations	–	16	1,582

Total profit for the year from discontinued operations
Before exceptional items, remeasurements and stranded cost recoveries	–	9	28
Exceptional items, remeasurements and stranded cost recoveries	–	16	1,590

	–	25	1,618

(i)	Remeasurement finance income comprised £8m of mark-to-market gains on financial instruments.

(ii)	The tax charge for the year ended 31 March 2009 included a current tax charge of £564m offset by a deferred tax credit of £564m.
8. Dividends

	2010		2010	2009		2008
	pence	2010	settled	pence	2009	pence	2008
	(per ordinary	Total	via scrip	(per ordinary	Total	(per ordinary	Total
	share)	£m	£m	share)	£m	share)	£m

Interim dividend for the year ended 31 March 2010	13.65	336	68	–	–	–	–
Final dividend for the year ended 31 March 2009	23.00	557	137	–	–	–	–
Interim dividend for the year ended 31 March 2009	–	–	–	12.64	307	–	–
Final dividend for the year ended 31 March 2008	–	–	–	21.30	531	–	–
Interim dividend for the year ended 31 March 2008	–	–	–	–	–	11.70	300
Final dividend for the year ended 31 March 2007	–	–	–	–	–	17.80	480

	36.65	893	205	33.94	838	29.50	780

In addition, the Directors are proposing a final dividend for 2010 of 24.84p per share that will absorb approximately £615m of shareholders’ equity (assuming all amounts are settled in cash). It will be paid on 18 August 2010 to shareholders who are on the register of members at 4 June 2010. A scrip dividend will be offered as an alternative.

136     National Grid plc | Annual Report and Accounts 2009/10

9. Earnings per share
Earnings per ordinary share have been calculated by dividing the profit for the year attributable to equity shareholders of the parent company by the weighted average number of ordinary shares in issue during the year.
Adjusted earnings per share, excluding exceptional items, remeasurements and stranded cost recoveries, are provided to reflect the business performance subtotals used by the Company as described in accounting policy T. For further details of exceptional items, remeasurements and stranded cost recoveries, refer to note 3.
Diluted earnings per share have been calculated by dividing the net profit attributable to equity shareholders by the diluted weighted average number of ordinary shares outstanding during the year, adjusted to reflect the dilutive effect of the employee share plan.
(a) Basic earnings per share

		Earnings		Earnings		Earnings
	Earnings	per share	Earnings	per share	Earnings	per share
	2010	2010	2009	2009 *	2008	2008 *
	£m	pence	£m	pence	£m	pence

Adjusted earnings – continuing operations	1,418	57.4	1,250	50.2	1,247	47.2
Exceptional items after taxation	(270)	(10.9)	(247)	(9.9)	(2)	(0.1)
Commodity contract remeasurements after taxation	42	1.7	(266)	(10.7)	133	5.0
Derivative financial instrument remeasurements after taxation	(25)	(1.0)	(74)	(3.0)	(35)	(1.3)
Stranded cost recoveries after taxation	221	8.9	256	10.3	229	8.7

Earnings – continuing operations	1,386	56.1	919	36.9	1,572	59.5

Adjusted earnings – discontinued operations	–	–	9	0.4	28	1.1
Gain on disposal of operations after taxation	–	–	16	0.6	1,582	59.8
Other exceptional items and remeasurements	–	–	–	–	8	0.3

Earnings – discontinued operations	–	–	25	1.0	1,618	61.2

Earnings	1,386	56.1	944	37.9	3,190	120.7

	2010	2009	*	2008	*
	millions	millions		millions

Weighted average number of shares – basic*	2,470	2,490		2,644

*	Comparative EPS data have been restated to reflect the impact of the additional shares issued as scrip dividends
(b) Diluted earnings per share

		Earnings		Earnings		Earnings
	Earnings	per share	Earnings	per share	Earnings	per share
	2010	2010	2009	2009 *	2008	2008 *
	£m	pence	£m	pence	£m	pence

Adjusted diluted earnings – continuing operations	1,418	57.1	1,250	49.9	1,247	46.9
Exceptional items after taxation	(270)	(10.9)	(247)	(9.9)	(2)	(0.1)
Commodity contract remeasurements after taxation	42	1.7	(266)	(10.6)	133	5.0
Derivative financial instrument remeasurements after taxation	(25)	(1.0)	(74)	(3.0)	(35)	(1.3)
Stranded cost recoveries after taxation	221	8.9	256	10.2	229	8.6

Diluted earnings – continuing operations	1,386	55.8	919	36.6	1,572	59.1

Adjusted diluted earnings – discontinued operations	–	–	9	0.4	28	1.1
Gain on disposal of operations after taxation	–	–	16	0.6	1,582	59.5
Other exceptional items and remeasurements	–	–	–	–	8	0.3

Diluted earnings – discontinued operations	–	–	25	1.0	1,618	60.9

Diluted earnings	1,386	55.8	944	37.6	3,190	120.0

	2010	2009	*	2008	*
	millions	millions		millions

Weighted average number of shares – diluted*	2,483	2,507		2,659

*	Comparative EPS data have been restated to reflect the impact of the additional shares issued as scrip dividends
(c) Reconciliation of basic to diluted average number of shares

	2010	2009	2008
	millions	millions	millions

Weighted average number of ordinary shares – basic	2,470	2,490	2,644
Effect of dilutive potential ordinary shares – employee share plans	13	17	15

Weighted average number of ordinary shares – diluted	2,483	2,507	2,659

Annual Report and Accounts 2009/10 | National Grid plc     137

Financial Statements
Notes to the consolidated financial statements continued
10. Goodwill

£m

Cost at 1 April 2008	3,904
Exchange adjustments	1,487

Cost at 31 March 2009	5,391
Exchange adjustments	(289)

Cost at 31 March 2010	5,102

Net book value at 31 March 2010	5,102

Net book value at 31 March 2009	5,391

The amounts disclosed above as at 31 March 2010 include balances relating to our US gas operations of £3,077m (2009: £3,251m), our New England electricity distribution operations of £881m (2009: £931m), our operations run by our subsidiary Niagara Mohawk Power Corporation of £898m (2009: £949m) and our New England transmission operations of £246m (2009: £260m).
Goodwill is reviewed annually for impairment and the recoverability of goodwill at 31 March 2010 has been assessed by comparing the carrying amount of our operations described above (our cash generating units) with the expected recoverable amount on a value-in-use basis. In each assessment the value-in-use has been calculated based on our five year plan projections that incorporate our best estimates of future cash flows, customer rates, costs, future prices and growth. Such projections reflect our current regulatory rate plans taking into account regulatory arrangements to allow for future rate plan filings and recovery of investment. For much of the five year plan period our regulatory rate plans have been agreed with regulators. Our five year plans have proved to be reliable guides in the past and the Directors believe the estimates are appropriate.
A future growth rate of 3% is used to extrapolate projections beyond five years. The growth rate has been determined having regard to long-term historical data on growth in US real gross domestic product (GDP). Based on our business’s place in the underlying US economy, it is appropriate for the terminal growth rate to be based upon the overall growth in real GDP and, given the nature of our operations, to extend over a long period of time.
Cash flow projections have been discounted to reflect the time value of money, using an effective pre-tax discount rate of 10% (2009: 10%). The discount rate represents the estimated weighted average cost of capital of these operations.
While it is conceivable that a key assumption in the calculation could change, the Directors believe that no reasonably foreseeable changes to key assumptions would result in an impairment of goodwill, such is the margin by which the estimated fair value exceeds the carrying amount.

138     National Grid plc | Annual Report and Accounts 2009/10

11. Other intangible assets

		Acquisition-
	Software	related	Other	Total
	£m	£m	£m	£m

Non-current
Cost at 1 April 2008	373	92	27	492
Exchange adjustments	32	37	1	70
Additions	78	–	–	78
Reclassifications (i)	50	–	(12)	38
Disposals	(8)	–	–	(8)

Cost at 31 March 2009	525	129	16	670
Exchange adjustments	(8)	(7)	–	(15)
Additions	103	–	1	104
Reclassifications (i)	5	–	1	6
Disposals	(1)	–	–	(1)

Cost at 31 March 2010	624	122	18	764

Amortisation at 1 April 2008	(214)	(4)	(3)	(221)
Exchange adjustments	(12)	(1)	(1)	(14)
Amortisation charge for the year	(59)	(5)	(5)	(69)
Reclassifications (i)	(5)	–	1	(4)
Disposals	8	–	–	8

Amortisation at 31 March 2009	(282)	(10)	(8)	(300)
Exchange adjustments	6	–	–	6
Amortisation charge for the year	(52)	(6)	(5)	(63)
Impairment charge for the year	(7)	(11)	–	(18)
Reclassifications (i)	–	–	(1)	(1)
Disposals	1	–	–	1

Amortisation at 31 March 2010	(334)	(27)	(14)	(375)

Net book value at 31 March 2010	290	95	4	389

Net book value at 31 March 2009	243	119	8	370

(i)	Primarily represents reclassifications between property, plant and equipment, trade and other receivables and between categories.

Annual Report and Accounts 2009/10 | National Grid plc     139

Financial Statements
Notes to the consolidated financial statements continued
12. Property, plant and equipment

			Assets	Motor
		Plant	in the	vehicles
	Land and	and	course of	and office
	buildings	machinery	construction	equipment	Total
	£m	£m	£m	£m	£m

Cost at 1 April 2008	1,152	30,584	2,626	843	35,205
Exchange adjustments	280	3,903	107	2	4,292
Additions	43	2,026	1,005	90	3,164
Disposals	(20)	(204)	(12)	(31)	(267)
Reclassifications	49	1,207	(1,241)	(15)	–

Cost at 31 March 2009	1,504	37,516	2,485	889	42,394
Exchange adjustments	(54)	(765)	(19)	(2)	(840)
Additions	43	893	2,108	104	3,148
Disposals	(12)	(288)	(2)	(48)	(350)
Reclassifications (i)	91	1,874	(2,031)	83	17

Cost at 31 March 2010	1,572	39,230	2,541	1,026	44,369

Depreciation at 1 April 2008	(202)	(10,179)	–	(493)	(10,874)
Exchange adjustments	(18)	(1,050)	–	(3)	(1,071)
Depreciation charge for the year (ii)	(36)	(958)	–	(83)	(1,077)
Impairment charge for the year (iii)	–	(29)	–	–	(29)
Disposals	19	157	–	26	202
Reclassifications	(5)	(25)	–	30	–

Depreciation at 31 March 2009	(242)	(12,084)	–	(523)	(12,849)
Exchange adjustments	4	206	–	2	212
Depreciation charge for the year (ii)	(30)	(1,027)	–	(91)	(1,148)
Impairment charge for the year (iii)	(3)	(23)	(2)	(1)	(29)
Disposals	10	261	–	44	315
Reclassifications (i)	(22)	43	–	(36)	(15)

Depreciation at 31 March 2010	(283)	(12,624)	(2)	(605)	(13,514)

Net book value at 31 March 2010	1,289	26,606	2,539	421	30,855

Net book value at 31 March 2009	1,262	25,432	2,485	366	29,545

(i)	Primarily represents reclassifications between categories, other intangible assets and trade and other receivables.

(ii)	Includes amounts in respect of capitalised depreciation of £17m (2009: £19m).

(iii)	Relates to write-down of property, plant and equipment items in the liquefied natural gas (LNG) storage facilities.
The net book value of land and buildings comprised:

	2010	2009
	£m	£m

Freehold	1,208	1,191
Long leasehold (over 50 years)	5	5
Short leasehold (under 50 years)	76	66

	1,289	1,262

The cost of property, plant and equipment at 31 March 2010 included £903m (2009: £822m) relating to interest capitalised.
Included within trade and other payables and other non-current liabilities at 31 March 2010 are contributions to the cost of property, plant and equipment amounting to £39m (2009: £37m) and £1,478m (2009: £1,449m) respectively.
The carrying value of property, plant and equipment held under finance leases at 31 March 2010 was £202m (2009: £240m). Additions during the year included £13m (2009: £19m) of property, plant and equipment held under finance leases.

140     National Grid plc | Annual Report and Accounts 2009/10

13. Other non-current assets

	2010	2009
	£m	£m

Prepayments	7	6
Other receivables	71	92
Commodity contract assets	84	8

	162	106

There is no material difference between the fair value and the carrying value of other non-current assets.
For further information on commodity contract assets, refer to note 33. Other receivables include £47m (2009: £61m) receivable from the Long Island Power Authority.
14. Financial and other investments

	2010	2009
	£m	£m

Non-current
Available-for-sale investments	236	193
Investments in joint ventures and associates (note 15)	250	168

	486	361

Current
Available-for-sale investments	1,285	2,038
Loans and receivables	112	159

	1,397	2,197

Total financial and other investments	1,883	2,558

Financial and other investments include the following:
Investments in short-term money funds	1,000	1,758
Managed investments in equity and bonds (i)	385	363
Restricted cash balances
Collateral	58	159
Other	57	–
Cash surrender value of life insurance policies	126	102
Investment in joint ventures and associates (note 15)	250	168
Other investments	7	8

	1,883	2,558

(i)	Includes £286m of current investments which are held by insurance captives and are therefore restricted.
Available-for-sale investments are recorded at fair value. Due to their short maturities the carrying value of loans and receivables approximates their fair value.
The maximum exposure to credit risk at the reporting date is the fair value of the financial investments. For further information on our treasury related credit risk, refer to note 32(c). None of the financial investments are past due or impaired.
15. Investments in joint ventures and associates

	2010	2009
	£m	£m

Share of net assets at 1 April	168	71
Exchange adjustments	(7)	19
Additions	86	73
Share of retained profit for the year	8	5
Dividends received	(18)	–
Share of other comprehensive income	9	–
Other movements	4	–

Share of net assets at 31 March	250	168

A list of principal joint ventures and associates is provided in note 36.

Annual Report and Accounts 2009/10 | National Grid plc     141

Financial Statements
Notes to the consolidated financial statements continued
16. Deferred tax assets and liabilities
The following are the major deferred tax assets and liabilities recognised, and the movements thereon, during the current and prior reporting periods:
Deferred tax (assets)/liabilities

			Pensions
			and other
	Accelerated	Share-	post-		Other net
	tax	based	retirement	Financial	temporary
	depreciation	payments	benefits	instruments	differences	Total
	£m	£m	£m	£m	£m	£m

Deferred tax assets at 31 March 2008	(2)	(16)	(875)	(17)	(382)	(1,292)
Deferred tax liabilities at 31 March 2008	3,797	–	249	31	474	4,551

At 1 April 2008	3,795	(16)	(626)	14	92	3,259
Exchange adjustments	471	–	(303)	3	7	178
(Credited)/charged to income statement (i)	(257)	(1)	219	5	(184)	(218)
Charged/(credited) to equity	–	3	(678)	(26)	–	(701)
Other	288	1	–	–	(283)	6

At 31 March 2009	4,297	(13)	(1,388)	(4)	(368)	2,524

Deferred tax assets at 31 March 2009	(2)	(13)	(1,457)	(33)	(504)	(2,009)
Deferred tax liabilities at 31 March 2009	4,299	–	69	29	136	4,533

At 1 April 2009	4,297	(13)	(1,388)	(4)	(368)	2,524
Exchange adjustments	(54)	–	84	(3)	13	40
Charged/(credited) to income statement	1,129	1	154	(42)	(314)	928
Credited to equity	–	–	(175)	–	–	(175)
Other	(285)	–	180	(42)	154	7

At 31 March 2010	5,087	(12)	(1,145)	(91)	(515)	3,324

Deferred tax assets at 31 March 2010	(2)	(12)	(1,235)	(103)	(657)	(2,009)
Deferred tax liabilities at 31 March 2010	5,089	–	90	12	142	5,333

	5,087	(12)	(1,145)	(91)	(515)	3,324

(i)	Deferred tax credited to the income statement for the year ended 31 March 2009 includes a £564m tax credit reported within profit for the year from discontinued operations.
Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balances net. The following is an analysis of the deferred tax balances (after offset) for balance sheet purposes:

	2010	2009
	£m	£m

Deferred tax liabilities	3,324	2,661
Deferred tax assets	–	(137)

	3,324	2,524

At the balance sheet date there were no material current deferred tax assets or liabilities (2009: £nil).
Deferred tax assets in respect of capital losses, trading losses and non-trade deficits have not been recognised as their future recovery is uncertain or not currently anticipated. The deferred tax assets not recognised are as follows:

	2010	2009
	£m	£m

Capital losses	401	214
Non-trade deficits	2	2
Trading losses	2	4

The trading losses arise overseas and are available to carry forward and set off against future overseas profits and will expire on 31 March 2017. In addition, the capital losses and non-trade deficits arise in the UK and are available to carry forward indefinitely. However, the capital losses can only be offset against specific types of future capital gains and non-trade deficits against specific future non-trade profits.
The aggregate amount of temporary differences associated with the unremitted earnings of overseas subsidiaries and joint ventures for which deferred tax liabilities have not been recognised at the balance sheet date is approximately £1,495m (2009: £1,137m). No liability is recognised in respect of the differences because the Company and its subsidiaries are in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

142     National Grid plc | Annual Report and Accounts 2009/10

17. Derivative financial instruments
Our use of derivatives may entail a derivative transaction qualifying for one or more hedge type designations under IAS 39. For further information and a detailed description of our derivative financial instruments and hedge type designations, refer to note 31. The fair value amounts by designated hedge type can be analysed as follows:

	2010			2009
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Fair value hedges
Interest rate swaps	128	(4)	124	193	–	193
Cross-currency interest rate swaps	589	(20)	569	899	(26)	873

	717	(24)	693	1,092	(26)	1,066

Cash flow hedges
Interest rate swaps	2	(112)	(110)	5	(94)	(89)
Cross-currency interest rate swaps	924	(16)	908	1,056	(5)	1,051
Foreign exchange forward contracts	2	–	2	–	–	–

	928	(128)	800	1,061	(99)	962

Net investment hedges
Cross-currency interest rate swaps	135	(660)	(525)	55	(1,033)	(978)
Foreign exchange forward contracts	5	(42)	(37)	62	–	62

	140	(702)	(562)	117	(1,033)	(916)

Derivatives not in a formal hedge relationship
Interest rate swaps	200	(233)	(33)	247	(257)	(10)
Cross-currency interest rate swaps	58	(1)	57	67	(9)	58
Foreign exchange forward contracts	3	(43)	(40)	32	(1)	31
Forward rate agreements	–	(47)	(47)	–	(16)	(16)
Other	–	–	–	11	–	11

	261	(324)	(63)	357	(283)	74

	2,046	(1,178)	868	2,627	(1,441)	1,186

Hedge positions offset within derivative instruments	(304)	304	–	(501)	501	–

Total	1,742	(874)	868	2,126	(940)	1,186

The maturity of derivative financial instruments is as follows:

	2010			2009
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

In one year or less	248	(212)	36	593	(307)	286

Current	248	(212)	36	593	(307)	286

In more than one year, but not more than two years	278	(174)	104	44	(28)	16
In more than two years, but not more than three years	152	(69)	83	259	(229)	30
In more than three years, but not more than four years	240	(106)	134	128	(48)	80
In more than four years, but not more than five years	57	(14)	43	281	(113)	168
In more than five years	767	(299)	468	821	(215)	606

Non-current	1,494	(662)	832	1,533	(633)	900

	1,742	(874)	868	2,126	(940)	1,186

For each class of derivative the notional contract* amounts are as follows:

	2010	2009
	£m	£m

Interest rate swaps	(13,320)	(12,382)
Cross-currency interest rate swaps	(9,528)	(10,701)
Foreign exchange forward contracts	(1,989)	(2,802)
Forward rate agreements	(10,454)	(10,388)
Other	(314)	(758)

Total	(35,605)	(37,031)

*	The notional contract amounts of derivatives indicate the gross nominal value of transactions outstanding at the balance sheet date

Annual Report and Accounts 2009/10 | National Grid plc     143

Financial Statements
Notes to the consolidated financial statements continued
18. Inventories and current intangible assets

	2010	2009
	£m	£m

Raw materials and consumables	162	163
Work in progress	12	13
Fuel stocks	198	341
Current intangible assets – emission allowances	35	39

	407	556

The above table includes a £19m provision for obsolescence as at 31 March 2010 (2009: £15m).
19. Trade and other receivables

	2010	2009
	£m	£m

Trade receivables	1,296	1,569
Other receivables	39	47
Commodity contract assets	21	41
Prepayments and accrued income	937	1,015

	2,293	2,672

Trade receivables are non interest-bearing and generally have a 30-90 day term. Due to their short maturities, the fair value of trade and other receivables approximates their book value. Commodity contract assets are recorded at fair value. For further details of commodity risk, refer to note 33. All other receivables are recorded at amortised cost.
Provision for impairment of receivables

	2010	2009
	£m	£m

At 1 April	303	159
Exchange adjustments	(15)	72
Charge for the year, net of recoveries	161	206
Uncollectible amounts written off against receivables	(138)	(134)

At 31 March	311	303

As at 31 March 2010, trade receivables of £248m (2009: £283m) were past due but not impaired. The ageing analysis of these trade receivables is as follows:

	2010	2009
	£m	£m

Up to 3 months past due	111	160
3 to 6 months past due	35	45
Over 6 months past due	102	78

	248	283

For further information on our wholesale and retail credit risk, refer to note 32(c). For further information on our commodity risk, refer to note 33.

144     National Grid plc | Annual Report and Accounts 2009/10

20. Cash and cash equivalents

	2010	2009
	£m	£m

Cash at bank	136	87
Short-term deposits	584	650

Cash and cash equivalents excluding bank overdrafts	720	737
Bank overdrafts	(29)	(17)

Net cash and cash equivalents	691	720

The carrying amounts of cash and cash equivalents and bank overdrafts approximate their fair values.
Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements, and earn interest at the respective short-term deposit rates.
Net cash and cash equivalents held in currencies other than sterling have been converted into sterling at year-end exchange rates. For further information on currency exposures, refer to note 32(a)(i).
At 31 March 2010, £59m (2009: £52m) of cash and cash equivalents were restricted. This primarily relates to cash held in insurance captive companies.
21. Borrowings

	2010	2009
	£m	£m

Current
Bank loans	890	604
Bonds	1,730	1,826
Commercial paper	121	766
Finance leases	29	33
Other loans	7	7
Bank overdrafts	29	17

	2,806	3,253

Non-current
Bank loans	2,163	3,140
Bonds	19,835	20,002
Finance leases	173	205
Other loans	147	193

	22,318	23,540

Total	25,124	26,793

Total borrowings are repayable as follows:

	2010	2009
	£m	£m

In one year or less	2,806	3,253
In more than one year, but not more than two years	2,146	2,014
In more than two years, but not more than three years	1,356	2,543
In more than three years, but not more than four years	1,890	1,400
In more than four years, but not more than five years	1,862	2,457
In more than five years:
by instalments	22	76
other than by instalments	15,042	15,050

	25,124	26,793

The fair value of borrowings at 31 March 2010 was £26,196m (2009: £25,230m). Market values, where available, have been used to determine fair value. Where market values are not available, fair values have been calculated by discounting cash flows at prevailing interest rates. The notional amount outstanding of the debt portfolio at 31 March 2010 was £25,011m (2009: £26,619m).

Annual Report and Accounts 2009/10 | National Grid plc     145

Financial Statements
Notes to the consolidated financial statements continued
21. Borrowings continued
Charges over property, plant and other assets were provided as collateral over borrowings totalling £515m at 31 March 2010 (2009: £493m).
Collateral is placed with or received from any counterparty where we have entered into a credit support annex to the ISDA Master Agreement once the current mark-to-market valuation of the trades between the parties exceeds an agreed threshold. Included in current bank loans is £501m (2009: £473m) in respect of cash received under collateral agreements. Cash placed under collateral agreements is shown in note 14.
Obligations under finance leases at the balance sheet dates are analysed as follows:

	2010	2009
	£m	£m

Gross finance lease liabilities repayable as follows:
In one year or less	30	46
In more than one year, but not more than five years	107	148
In more than five years	135	124

	272	318

Less: finance charges allocated to future periods	(70)	(80)

	202	238

The present value of finance lease liabilities is as follows:
In one year or less	29	33
In more than one year, but not more than five years	86	117
In more than five years	87	88

	202	238

For further details of our bonds in issue and borrowing facilities, refer to note 34.
22. Trade and other payables

	2010	2009
	£m	£m

Trade payables	1,702	1,653
Commodity contract liabilities	184	203
Social security and other taxes	132	111
Other payables	585	650
Deferred income	244	218

	2,847	2,835

Due to their short maturities, the fair value of trade and other payables (excluding deferred income) approximates their book value. Commodity contract liabilities are recorded at fair value. For further details of commodity risk, refer to note 33. All other trade and other payables are recorded at amortised cost.
23. Other non-current liabilities

	2010	2009
	£m	£m

Commodity contract liabilities	143	156
Other payables	265	396
Deferred income	1,566	1,540

	1,974	2,092

Commodity contract liabilities are recorded at fair value. For further details of commodity risk, refer to note 33. All other non-current liabilities are recorded at amortised cost. There is no material difference between the fair value and the carrying value of other non-current liabilities.

146     National Grid plc | Annual Report and Accounts 2009/10

24. Provisions

	Decom-	Environ-				Total
	missioning	mental	Emissions	Restructuring	Other	provisions
	£m	£m	£m	£m	£m	£m

At 1 April 2008	87	837	114	66	293	1,397
Exchange adjustments	33	240	33	–	73	379
Additions	4	101	6	43	28	182
Unused amounts reversed	(3)	(23)	(9)	–	–	(35)
Unwinding of discount	2	58	–	–	8	68
Utilised	(15)	(109)	(119)	(9)	(40)	(292)

At 31 March 2009	108	1,104	25	100	362	1,699
Exchange adjustments	(9)	(46)	(1)	–	(12)	(68)
Additions	5	85	4	36	16	146
Reclassifications*	–	–	–	–	70	70
Unused amounts reversed	(1)	(4)	–	(1)	(2)	(8)
Unwinding of discount	2	54	–	–	14	70
Utilised	(8)	(117)	(6)	(30)	(38)	(199)

At 31 March 2010	97	1,076	22	105	410	1,710

*Primarily represents reclassifications from other non-current liabilities
Provisions have been analysed as current and non-current as follows:

	2010	2009
	£m	£m

Current	303	248
Non-current	1,407	1,451

	1,710	1,699

Decommissioning provision
The decommissioning provision of £97m at 31 March 2010 (2009: £108m) primarily represented the net present value of the estimated expenditure (discounted at a nominal rate of 6%) expected to be incurred until 2015 in respect of the decommissioning of certain nuclear generating units that National Grid no longer owns. It also included £46m (2009: £47m) of expenditure relating to other asset retirement obligations expected to be incurred until 2064.
Environmental provision
The environmental provision represents the estimated restoration and remediation costs relating to a number of sites owned and managed by subsidiary undertakings, with the exception of certain US sites that National Grid no longer owns. The environmental provision is as follows:

	2010		2009*
	Discounted	Undiscounted	Discounted	Undiscounted	Real
	£m	£m	£m	£m	discount rate

UK gas site decontamination (i)	262	376	226	317	2.0%
US sites (ii)	813	942	876	1,037	3.2%
Other (iii)	1	1	2	2	n/a

	1,076	1,319	1,104	1,356

*Comparatives have been restated to present items on a basis consistent with the current year classification

(i)	Represents the statutory decontamination costs of old gas manufacturing sites in the UK. The anticipated timing of the cash flows for statutory decontamination cannot be predicted with certainty, but they are expected to be incurred over the financial years 2011 to 2058 with some 40% of the spend over the next five years.

There are a number of uncertainties that affect the calculation of the provision for UK gas site decontamination, including the impact of regulation, the accuracy of the site surveys, unexpected contaminants, transportation costs, the impact of alternative technologies and changes in the discount rate. We have made our best estimate of the financial effect of these uncertainties in the calculation of the provision, but future material changes in any of the assumptions could materially impact on the calculation of the provision and hence the income statement.

The undiscounted amount of the provision is the undiscounted best estimate of the liability having regard to the uncertainties above.

(ii)	The remediation expenditure in the US is expected to be incurred between financial years 2011 and 2067. The uncertainties regarding the calculation of this provision are similar to those considered in respect of UK gas decontamination. However, unlike the UK, with the exception of immaterial amounts of such costs, this expenditure is expected to be recoverable from rate payers under the terms of various rate agreements in the US.

(iii)	The remainder of the environmental provision relates to the expected cost of remediation of certain other sites in the UK. This is expected to be utilised within the next five years and there is no material difference between the discounted and undiscounted amounts.

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Financial Statements
Notes to the consolidated financial statements continued
24. Provisions continued
Emissions provision
The provision for emission costs is expected to be settled using emission allowances granted.
Restructuring provision
At 31 March 2010, £24m of the total restructuring provision (2009: £30m) consisted of provisions for the disposal of surplus leasehold interests and rates payable on surplus properties. The remainder of the restructuring provision related to business reorganisation costs in the UK, to be paid until 2015.
Other provisions
Other provisions at 31 March 2010 included £63m (2009: £61m) of estimated liabilities in respect of past events insured by insurance subsidiary undertakings, including employer liability claims. In accordance with insurance industry practice, these estimates are based on experience from previous years and there is, therefore, no identifiable payment date. Other provisions also included £6m (2009: £12m) in respect of the sales of four UK gas distribution networks relating to property transfer costs; and £13m (2009: £13m) in respect of obligations associated with investments in joint ventures.
As at 31 March 2010 other provisions also included a £192m (2009: £219m) onerous lease provision. The associated operating lease related to the Ravenswood generation station but the lease commitment remained with National Grid following the sale of Ravenswood.
25. Share capital

	Allotted, called up
	and fully paid
Ordinary shares	millions	£m

At 31 March 2007	2,701	308
Issued during the year ended 31 March 2008 (i)	8	1
Repurchased during the year ended 31 March 2008 (ii)	(127)	(15)

At 31 March 2008 & 2009	2,582	294
Issued during the year in lieu of dividends (iii)	35	4

At 31 March 2010	2,617	298

(i)	Included within issued share capital are 3,705,193 ordinary shares that were issued following the conversion of the Company’s B shares to ordinary shares on 28 September 2007.

(ii)	From 30 May 2007 to 27 November 2007, the Company repurchased and subsequently cancelled under its share repurchase programme 126,817,712 ordinary shares for aggregate consideration of £946m, including transaction costs. The shares repurchased had a nominal value of £15m and represented approximately 5% of the ordinary shares in issue as at 31 March 2008. The consideration was charged against retained earnings.

(iii)	The issue of shares in lieu of cash dividends is considered to be a bonus issue under the terms of the Companies Act 2006 and the nominal value of the shares is charged to share premium account.
The share capital of the Company consists of ordinary shares of 11 17/43 pence nominal value each and American Depositary Shares. The ordinary and American Depositary Shares allow holders to receive dividends and vote at general meetings of the Company. Shares held in treasury are not entitled to vote or receive dividends. There are no restrictions on the transfer or sale of ordinary shares.
Rights issue
On 19 May 2010, the Board resolved to offer a fully underwritten rights issue to shareholders to raise up to £3.2bn through the issue of up to 990,439,017 new ordinary shares of 11 17/43 pence nominal value each. The rights issue will be offered on the basis of 2 new shares at 335 pence per new share for every 5 existing shares. The new shares (representing approximately 40% of the existing issued share capital excluding treasury shares and 28.6% of the enlarged issued share capital excluding treasury shares immediately following completion of the rights issue) when fully paid will rank pari passu in all respects with the existing shares, except that they will have no right to participate in the final dividend of 24.84 pence per ordinary share proposed to be paid in respect of the year ended 31 March 2010.
B shares
In June 2005, we issued a Circular to Shareholders, outlining a £2bn return of cash to shareholders by way of a B share scheme. Shareholders were issued one B share (a non-cumulative preference share of 10 pence nominal value per share) for every existing ordinary share they held. Shareholders then had choices in respect of the B shares and the return of cash, details of which were set out in the Circular to Shareholders.
Under the return of cash scheme the holders of B shares who elected not to receive the return of cash immediately could retain their B shares for future repurchase. Under the terms set out in the Circular dated 6 June 2005, a final repurchase offer was made in August 2007 for all outstanding B shares. As a result on 28 September 2007, the Company converted 41,988,387 B shares into 3,705,193 ordinary shares of 11 17/43 pence each. Fractions were disregarded and 202,514 B shares were deferred and then subsequently cancelled on 29 January 2008.

148     National Grid plc | Annual Report and Accounts 2009/10

25. Share capital continued
Treasury shares
At 31 March 2010, the Company held 144m (2009: 153m; 2008: 67m) of its own shares. The market value of these shares as at 31 March 2010 was £925m (2009: £821m; 2008: £462m).
The Company made the following transactions in respect of its own shares during the year ended 31 March 2010:
(i)   During the year, 4m (2009: 1m; 2008: 0.1m) treasury shares were gifted to National Grid Employee Share Trusts and 5m (2009: 2m; 2008: 3m) treasury shares were reissued in relation to employee share schemes, in total representing approximately 0.3% (2009: 0.1%; 2008: 0.1%) of the ordinary shares in issue as at year-end date. The nominal value of these shares was £1m (2009: £0.3m; 2008: £0.3m) and the total proceeds received were £18m (2009: £8m; 2008: £10m).
(ii)   During the year, the Company made gifts totalling £7m (2009: £5m; 2008: £6m) to National Grid Employee Share Trusts, to enable the trustees to make purchases of National Grid plc shares in order to satisfy the requirements of employee share option and reward plans.
The maximum number of shares held during the year was 154m ordinary shares (2009: 154m; 2008: 67m) representing approximately 5.9% (2009: 6%; 2008: 3%) of the ordinary shares in issue as at 31 March 2010 and having a nominal value of £18m (2009: £18m; 2008: £8m).
The Company made the following additional transactions in respect of its own shares during the years ended 31 March 2009 and 2008:
(i)   During the year, the Company repurchased under its share repurchase programme 85m (2008: 73m) ordinary shares for aggregate consideration of £597m (2008: £570m) including transaction costs. The shares repurchased had a nominal value of £10m (2008: £8m) and represented approximately 3% (2008: 3%) of the ordinary shares in issue at the year end.
Additional information in respect of share capital

	2010	2010	2009	2009	2008	2008
	millions	£m	millions	£m	millions	£m

Consideration received in respect of ordinary shares issued during the year	–	–	–	–	8	23
Authorised share capital – ordinary shares (i)	4,392	501	4,392	501	4,392	501

(i)	On 28 September 2007, the Company increased its authorised ordinary share capital by 3,705,193 ordinary shares to 4,391,705,193 ordinary shares of 11 17/[43] pence each.
For details in respect of share options and reward plans, refer to note 35.
26. Other equity reserves

		Cash flow	Available-	Capital
	Translation	hedge	for-sale	redemption	Merger	Total
	£m	£m	£m	£m	£m	£m

At 1 April 2007	(48)	26	1	4	(5,133)	(5,150)
Total other comprehensive (loss)/income for the year	(25)	(37)	8	–	–	(54)
Repurchase of share capital	–	–	–	15	–	15
Transfer between reserves	–	(31)	–	–	(32)	(63)

At 31 March 2008	(73)	(42)	9	19	(5,165)	(5,252)
Total other comprehensive (loss)/income for the year	457	(30)	(5)	–	–	422

At 31 March 2009	384	(72)	4	19	(5,165)	(4,830)
Total other comprehensive (loss)/income for the year	30	(25)	44	–	–	49

At 31 March 2010	414	(97)	48	19	(5,165)	(4,781)

The merger reserve represents the difference between the carrying value of subsidiary undertakings investments and their respective capital structures following the Lattice demerger from BG Group plc and the 1999 Lattice refinancing of £(5,745)m and merger differences of £221m and £359m.
During the year ended 31 March 2008, a £32m gain on transfer of fixed assets to a former joint venture which subsequently became a subsidiary undertaking was transferred from other reserves to profit and loss reserve, as a result of the disposal of our wireless business.

Gains and losses recognised in the cash flow hedge reserve on interest rate swap contracts as of 31 March 2010 will be continuously transferred to the income statement until the borrowings are repaid. The amount of the cash flow hedge reserve due to be released from reserves to the income statement within the next year is £7m, with the remaining amount due to be released with the same maturity profile as borrowings due after more than one year as shown in note 21.

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Financial Statements
Notes to the consolidated financial statements continued
27. Consolidated cash flow statement
(a) Cash flow from operating activities – discontinued operations

	2010	2009	2008
	£m	£m	£m

Operating profit	–	13	35
Adjustments for:
Changes in working capital, provisions and pensions	–	(21)	(25)

Cash flow relating to discontinued operations	–	(8)	10

(b) Cash flow from investing activities – discontinued operations

	2010	2009	2008
	£m	£m	£m

Disposal proceeds (i)	–	1,617	3,064
Tax arising on disposal	–	(564)	–
Other investing activities	–	(4)	(14)

Cash flow relating to discontinued operations	–	1,049	3,050

(i)	Disposal proceeds are in respect of the sale of assets and liabilities classified as held for sale.
(c) Reconciliation of net cash flow to movement in net debt

	2010	2009	2008
	£m	£m	£m

(Decrease)/increase in cash and cash equivalents	(28)	538	(1,450)
Decrease in financial investments	(805)	(99)	(45)
Decrease/(increase) in borrowings and related derivatives	499	(1,641)	(1,589)
Cash paid to shareholders under B share scheme	–	–	26
Net interest paid on the components of net debt	999	956	694

Change in net debt resulting from cash flows	665	(246)	(2,364)
Changes in fair value of financial assets and liabilities and exchange movements	865	(3,625)	(133)
Net interest charge on the components of net debt	(996)	(1,161)	(901)
Borrowings of subsidiary undertaking acquired	–	–	(2,446)
Other non-cash movements	–	–	(9)

Movement in net debt (net of related derivative financial instruments) in the year	534	(5,032)	(5,853)
Net debt (net of related derivative financial instruments) at start of year	(22,673)	(17,641)	(11,788)

Net debt (net of related derivative financial instruments) at end of year	(22,139)	(22,673)	(17,641)

(d) Analysis of changes in net debt

	Cash		Net cash
	and cash	Bank	and cash	Financial
	equivalents	overdrafts	equivalents	investments	Borrowings	Derivatives	Total (i)
	£m	£m	£m	£m	£m	£m	£m

At 31 March 2007	1,593	(6)	1,587	2,098	(15,711)	238	(11,788)
Cash flow	(1,446)	(4)	(1,450)	(251)	(729)	66	(2,364)
Fair value gains and losses and exchange movements	4	–	4	4	(990)	849	(133)
Interest charges	–	–	–	211	(1,066)	(46)	(901)
Acquisition of subsidiary undertaking	–	–	–	33	(2,479)	–	(2,446)
Other non-cash movements	23	–	23	–	(18)	(14)	(9)

At 31 March 2008	174	(10)	164	2,095	(20,993)	1,093	(17,641)
Cash flow	545	(7)	538	(184)	(1,316)	716	(246)
Fair value gains and losses and exchange movements	18	–	18	207	(3,222)	(628)	(3,625)
Interest charges	–	–	–	79	(1,245)	5	(1,161)

At 31 March 2009	737	(17)	720	2,197	(26,776)	1,186	(22,673)
Cash flow	(16)	(12)	(28)	(826)	2,079	(560)	665
Fair value gains and losses and exchange movements	(1)	–	(1)	2	644	220	865
Interest charges	–	–	–	24	(1,042)	22	(996)

At 31 March 2010	720	(29)	691	1,397	(25,095)	868	(22,139)

Balances at 31 March 2010 comprise:
Non-current assets	–	–	–	–	–	1,494	1,494
Current assets	720	–	720	1,397	–	248	2,365
Current liabilities	–	(29)	(29)	–	(2,777)	(212)	(3,018)
Non-current liabilities	–	–	–	–	(22,318)	(662)	(22,980)

	720	(29)	691	1,397	(25,095)	868	(22,139)

(i)	Includes accrued interest at 31 March 2010 of £232m (2009: £258m).

150     National Grid plc | Annual Report and Accounts 2009/10

Notes to the consolidated financial statements – supplementary information

28. Commitments and contingencies
(a) Future capital expenditure

	2010	2009	*
	£m	£m

Contracted for but not provided	1,738	1,626

*	Comparatives have been restated to present items on a basis consistent with the current year classification
(b) Lease commitments
Total commitments under non-cancellable operating leases (the majority of which were in respect of properties) were as follows:

	2010	2009	*
	£m	£m

In one year or less	91	96
In more than one year, but not more than two years	84	92
In more than two years, but not more than three years	79	86
In more than three years, but not more than four years	96	85
In more than four years, but not more than five years	76	104
In more than five years	500	622

	926	1,085

*	Comparatives have been restated to present items on a basis consistent with the current year classification
(c) Energy purchase commitments
At 31 March 2010, there were obligations under contracts for the forward purchase of energy. The following table analyses these commitments, excluding commodity contracts carried at fair value.

	2010	2009
	£m	£m

In one year or less	1,566	990
In more than one year, but not more than two years	653	816
In more than two years, but not more than three years	411	620
In more than three years, but not more than four years	343	412
In more than four years, but not more than five years	284	379
In more than five years	278	428

	3,535	3,645

Energy commitments relate to contractual commitments to purchase electricity or gas that are used to satisfy physical delivery requirements to our customers or for energy that we use ourselves. Such commitments are for our normal purchase, sale or usage and hence are accounted for as ordinary purchase contracts. Details of commodity contracts that do not meet the normal purchase, sale or usage criteria and hence are accounted for as derivative contracts are shown in note 33.

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Financial Statements
Notes to the consolidated financial statements continued
28. Commitments and contingencies continued
(d) Other commitments, contingencies and guarantees
The value of other commitments, contingencies and guarantees at 31 March 2010 amounted to £2,119m (2009: £1,846m), including guarantees amounting to £1,189m (2009: £1,202m) and other commitments and contingencies largely relating to gas purchasing and property remediation of £930m (2009: £644m). Details of the guarantees entered into by the Company or its subsidiary undertakings at 31 March 2010 are shown below:
(i)	a guarantee in respect of Ravenswood Unit 40 financing amounting to approximately £377m. This expires in 2040;

(ii)	a letter of support of obligations under a shareholders’ agreement relating to the interconnector project between Britain and The Netherlands amounting to approximately £254m. This expires on commissioning expected early 2011;

(iii)	guarantees of certain obligations in respect of the UK Grain LNG Import Terminal amounting to approximately £164m. These run for varying lengths of time, expiring between now and 2028;

(iv)	a guarantee amounting to approximately £120m of half of the obligations of the interconnector project between Britain and The Netherlands. This expires on commissioning expected early 2011;

(v)	guarantees of the liabilities of a metering subsidiary under meter operating contracts amounting to £53m. These are ongoing;

(vi)	an uncapped guarantee, for which the maximum liability is estimated at £40m, to The Crown Estates in support of the transfer of the interconnector between France and England to National Grid Interconnectors Limited as part of the Licence to Assign Lease. This is ongoing;

(vii)	letters of credit in support of gas balancing obligations amounting to £26m, lasting for less than one year;

(viii)	guarantees of £14m relating to certain property obligations. The bulk of these expire by December 2025;

(ix)	collateral of £15m to secure syndicate insurance obligations which are evergreen;

(x)	guarantees in respect of a former associate amounting to £14m, the bulk of which relates to its obligations to supply telecommunications services. These are open-ended;

(xi)	guarantees of the liabilities of our subsidiary, National Grid Carbon Limited, under contracts in connection with work on a carbon capture and storage demonstration project amounting to £20m. These expire on completion of the project expected 2011; and

(xii)	other guarantees amounting to £92m arising in the normal course of business and entered into on normal commercial terms. These guarantees run for varying lengths of time.
(e) Amounts receivable under sublease arrangements
The total of future minimum sublease payments expected to be received under non-cancellable subleases is £14m (2009: £28m).
(f) Litigation and claims
We reported in previous Annual Reports and Accounts a decision by the Gas and Electricity Markets Authority (GEMA) to fine National Grid £41.6m for a breach of the UK Competition Act 1998 in respect of term contracts with gas suppliers entered into by our UK metering services business in 2004. This decision was overturned in part and the fine reduced to £30m by the Competition Appeal Tribunal in April 2009 and the fine was further reduced to £15m by the Court of Appeal in a reserved judgement (not otherwise affecting the Competition Appeal Tribunal’s judgement) issued in February 2010. On 22 March 2010, National Grid applied for leave to appeal the Court of Appeal’s judgement to the Supreme Court.
As at 31 March 2010, we have provided for the fine together with associated costs and have provided against certain trade receivables and other balance sheet items. Without prejudice to our position in relation to appealing the Court of Appeal’s judgement, the £15m fine was paid to GEMA on 1 April 2010.
In October 2008, we informed Ofgem that mains replacement activity carried out by the UK Gas Distribution business may have been misreported. Ofgem’s investigation continues, so that at present it is too early to determine the likely outcome of the investigation and any potential consequences arising from it.
As previously reported, in May 2007, KeySpan received a civil investigative demand from the Antitrust Division of the US Department of Justice (the DOJ) and a further one in April 2008, requesting the production of documents and information relating to its investigation of competitive issues in the New York City electricity capacity market prior to the Company’s acquisition of KeySpan. In February 2010, the DOJ filed a proposed final judgement in the US District Court for the Southern District of New York. Under the terms of the proposed settlement, the DOJ and KeySpan agreed that KeySpan will pay $12m in full and final resolution of the DOJ’s civil investigative demands. This agreement contains no admissions of liability by KeySpan and remains subject to court approval, which is currently anticipated later in 2010.
On 18 March 2010, a putative class action was commenced against KeySpan and Morgan Stanley in the Supreme Court for the State of New York in Bronx County. The complaint alleges that a financial swap transaction between KeySpan and Morgan Stanley in January 2006 caused customers of Consolidated Edison, Inc. to overpay for electricity between May 2006 and February 2008. The complaint seeks compensatory damages of not less than $160m, as well as punitive damages plus legal costs. National Grid’s management believes that the complaint and its allegations are without merit.

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29. Related party transactions
The following information is provided in accordance with IAS 24 ‘Related Party Disclosures’, as being material transactions with related parties during the year. These transactions are with joint ventures and a pension plan and were in the normal course of business and are summarised below:

	2010	2009	2008
	£m	£m	£m

Sales: Services supplied to a pension plan and joint ventures	5	4	3
Purchases: Services received from joint ventures	73	44	33
Interest income: Interest received on loans with joint ventures	1	–	–

Receivable from a pension plan and joint ventures	1	–	–
Payable to joint ventures	6	6	2

Dividends received from joint ventures	18	–	–

Amounts receivable from and payable to related parties are due on normal commercial terms.
At 31 March 2010, there was a loan receivable from Blue-NG Limited (a joint venture) of £23m (2009: £nil; 2008: £nil) of which £4m is non interest-bearing and the remainder bears interest at 14% per annum.
Details of investments in principal subsidiary undertakings, joint ventures and associates are disclosed in note 36 and information relating to pension fund arrangements is disclosed in notes 4 and 30. For details of Directors’ and key management remuneration, refer to note 2(c) and the auditable section of the Directors’ Remuneration Report.
30. Actuarial information on pensions and other post-retirement benefits
UK pension schemes
National Grid’s defined benefit pension arrangements are funded with assets held in separate trustee administered funds. The arrangements are subject to independent actuarial valuations at least every three years, on the basis of which the qualified actuary certifies the rate of employers’ contribution, which, together with the specified contributions payable by the employees and proceeds from the schemes’ assets, are expected to be sufficient to fund the benefits payable under the schemes. From April 2009 Flexible Pension Saving (FPS), a salary sacrifice arrangement, was introduced for active defined contribution section members of the National Grid UK Pension Scheme. FPS was introduced in respect of active defined benefit members of both pension schemes in December 2009. Member contributions and National Grid’s service charge reflects this new arrangement.
National Grid UK Pension Scheme
The National Grid UK Pension Scheme ceased to offer final salary defined benefits for new hires from 31 March 2002. A defined contribution arrangement was offered for employees joining from 1 April 2002.
The latest full actuarial valuation was carried out by Towers Watson as at 31 March 2007. The market value of the scheme’s assets was £12,923m and the value of the assets represented 97% of the actuarial value of benefits due to members, calculated on the basis of pensionable earnings and service at 31 March 2007 on an ongoing basis and allowing for projected increases in pensionable earnings. There was a funding deficit of £442m (£318m net of tax) on the valuation date in light of which the Company agreed a recovery plan with the trustees.
The actuarial valuation showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 32.4% of pensionable earnings (29.4% employers and 3% employees). In addition, the employers pay an allowance for administration expenses which was 3.2% of pensionable earnings, giving a total Company rate of 32.6% of pensionable earnings. The employer contribution rate will be reviewed at the next valuation on 31 March 2010, while the administration rate is reviewed annually.
In accordance with the recovery plan agreed with the trustees at the 2007 valuation, the Company paid its final contribution of £59m (£42m net of tax) during the year which ensured that the deficit reported at the 2007 valuation was paid in full. Contributions to the scheme during the year to 31 March 2011 are expected to comprise ongoing normal contributions only.
Electricity Supply Pension Scheme
The Electricity Supply Pension Scheme is a funded scheme which is divided into sections, one of which is National Grid’s section. National Grid’s section of the scheme ceased to allow new hires to join from 1 April 2006.
The latest full actuarial valuation was carried out by Hewitt Associates as at 31 March 2007. The market value of the scheme’s assets was £1,345m and the value of the assets represented 77% of the actuarial value of benefits due to members, calculated on the basis of pensionable earnings and service at 31 March 2007 on an ongoing basis and allowing for projected increases in pensionable earnings. There was a funding deficit of £405m (£292m net of tax) on the valuation date in light of which the Company agreed a recovery plan with the trustees.

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Financial Statements
Notes to the consolidated financial statements continued
30. Actuarial information on pensions and other post-retirement benefits continued
The actuarial valuation showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 26.5% of pensionable earnings (20.5% employers and 6% employees). These contribution rates will be reviewed at the next valuation on 31 March 2010.
Following the 2007 actuarial valuation, the Company and the trustees agreed a recovery plan which will see the remaining deficit paid off by March 2017. The Company paid deficit repair contributions of £90m (£65m net of tax) during the year and anticipates no further deficit payments in the year to 31 March 2011 in line with the recovery plan. Contributions to the scheme in the year to 31 March 2011 are expected to consist of ongoing normal contributions only.
Since 2007, National Grid has also agreed to bring forward payment of the outstanding deficit plus interest in the event that certain triggers are breached. The conditions under which payment of the outstanding deficit would be made are if National Grid Electricity Transmission plc (NGET) ceases to hold the licence granted under the Electricity Act 1989 or NGET’s credit rating by two out of three specified agencies falls below certain agreed levels for a period of 40 days.
US pension plans
National Grid’s defined benefit pension plans in the US provide annuity or lump sum payments for all vested employees. In addition, employees are provided with matched defined contribution benefits. The assets of the plans are held in separate trustee administered funds.
Employees do not contribute to the defined benefit plans. Employer contributions are made in accordance with the rules set out by the US Internal Revenue Code. These contributions vary according to the funded status of the plans and the amounts that are tax deductible. At present, there is some flexibility in the amount that is contributed on an annual basis. In general, the Company’s policy for funding the US pension plans is to contribute amounts collected in rates. These contributions are expected to meet the requirements of the Pension Protection Act of 2006.
US retiree healthcare and life insurance plans
National Grid provides healthcare and life insurance benefits to eligible retired US employees. Eligibility is based on certain age and length of service requirements and in most cases retirees contribute to the cost of their coverage.
In the US, there is no governmental requirement to pre fund post-retirement health and welfare plans. However, there may be requirements under the various state regulatory agreements to contribute to these plans. Depending upon the rate jurisdiction and the plan, the funding level may be: equal to the expense as determined under US GAAP; equal to the amount collected in rates; equal to the maximum tax deductible contribution; or zero. These requirements may change as rate agreements are reset.
National Grid expects to contribute $404m to the US pension plans and $224m to other post-retirement benefit plans in the year to 31 March 2011, although this figure may vary due to changes in market conditions and regulatory recovery.
Asset allocations and actuarial assumptions
The major categories of plan assets as a percentage of total plan assets were as follows:

	UK pensions			US pensions			US other post-retirement benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
	%	%	%	%	%	%	%	%	%

Equities (i)	36.8	35.2	35.9	52.8	50.4	60.6	68.6	63.7	63.1
Corporate bonds (ii)	32.3	32.7	25.0	41.5	42.3	33.6	24.8	34.2	32.3
Gilts	22.4	22.2	29.8	–	–	–	–	–	–
Property	5.9	5.4	6.7	–	–	–	–	–	–
Other	2.6	4.5	2.6	5.7	7.3	5.8	6.6	2.1	4.6

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(i)	Included within equities at 31 March 2010 were ordinary shares of National Grid plc with a value of £17m (2009: £17m; 2008: £24m).

(ii)	Included within corporate bonds at 31 March 2008 was an investment in a bond issued by a subsidiary undertaking with a value of £20m.
In respect of UK schemes, the expected long-term rate of return on assets has been set reflecting the price inflation expectation, the expected real return on each major asset class and the long-term asset allocation strategy adopted for each scheme. The expected real returns on specific asset classes reflect historical returns, investment yields on the measurement date and general future return expectations, and have been set after taking advice from the schemes’ actuaries. The current target asset allocation for the National Grid UK Pension Scheme is 33% equities and 67% bond-like (including property). The current target asset allocation for National Grid’s section of the Electricity Supply Pension Scheme is 52% equities, 41% bonds, 7% property and other.
In respect of US plans, the estimated rate of return for various passive asset classes is based both on analysis of historical rates of return and forward looking analysis of risk premiums and yields. Current market conditions, such as inflation and interest rates, are evaluated in connection with the setting of our long-term assumptions. A small premium is added for active management of both equity and fixed income. The rates of return for each asset class are then weighted in accordance with the actual asset allocation resulting in a long-term return on asset rate for each plan. The long-term target asset allocation for the National Grid US pension plans is 60% equities, 40% bonds and cash. The long-term target asset allocation for other National Grid US post-retirement benefit plans is 70% equities and 30% bonds.

154     National Grid plc | Annual Report and Accounts 2009/10

30. Actuarial information on pensions and other post-retirement benefits continued
The principal actuarial assumptions used were:

	UK pensions			US pensions			US other post-retirement benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
	%	%	%	%	%	%	%	%	%

Discount rate (i)	5.6	6.8	6.6	6.1	7.3	6.5	6.1	7.3	6.5
Expected return on plan assets	6.4	6.2	6.4	7.5	7.8	7.9	7.2	7.4	7.6
Rate of increase in salaries (ii)	4.7	3.8	4.6	3.5	3.5	4.0	3.5	3.5	4.0
Rate of increase in pensions in payment	3.8	3.0	3.8	–	–	–	n/a	n/a	n/a
Rate of increase in pensions in deferment	3.8	2.9	3.7	–	–	–	n/a	n/a	n/a
Rate of increase in retail price index or equivalent	3.8	2.9	3.7	2.4	2.3	3.0	n/a	n/a	n/a
Initial healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	8.5	9.0	10.0
Ultimate healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	5.0	5.0	5.0

(i)	The discount rates for pension liabilities have been determined by reference to appropriate yields on high quality corporate bonds prevailing in the UK and US debt markets at the balance sheet date.

(ii)	A promotional scale has also been used where appropriate.
The assumed life expectations for a retiree at age 65 are:

	2010		2009
	UK	US	UK	US
	years	years	years	years

Today
Males	21.0	18.8	21.0	18.2
Females	23.4	20.8	23.3	20.5
In 20 years
Males	23.4	18.8	23.3	18.2
Females	25.7	20.8	25.6	20.5

Sensitivities – all other assumptions held constant:

	Change in
	pensions and other		Change in
	post-retirement obligation		annual service cost
	2010	2009	2010	2009
	£m	£m	£m	£m

0.1% change in discount rate	317	233	4	4
0.5% change in long-term rate of increase in salaries	166	116	8	5
Change of one year to life expectations at age 60	670	541	5	5

Assumed healthcare cost trend rates have a significant impact on the amounts recognised in the income statement. A one percentage point change in assumed healthcare cost trend rates would have the following effects:

	2010	2009	2008
	£m	£m	£m

Increase
Effect on the aggregate of the service costs and interest costs	25	29	16
Effect on defined benefit obligations	348	294	251
Decrease
Effect on the aggregate of the service costs and interest costs	(21)	(24)	(13)
Effect on defined benefit obligations	(298)	(254)	(214)

The history of experience adjustments is as follows:

	2010	2009	2008	2007	2006
	£m	£m	£m	£m	£m

Details of experience gains/(losses) for all plans
Present value of funded and unfunded obligations	(22,200)	(18,299)	(18,175)	(17,253)	(17,839)
Fair value of plan assets	19,136	15,519	17,273	15,999	15,909

	(3,064)	(2,780)	(902)	(1,254)	(1,930)

Difference between the expected and actual return on plan assets	3,192	(3,952)	(911)	(81)	1,521
Experience gains/(losses) on plan liabilities	509	(125)	152	9	192
Actuarial (losses)/gains on plan liabilities	(3,923)	1,934	1,343	446	(1,340)

Annual Report and Accounts 2009/10 | National Grid plc     155

Financial Statements
Notes to the consolidated financial statements continued
31. Supplementary information on derivative financial instruments
Derivatives are financial instruments that derive their value from the price of an underlying item such as interest rates, foreign exchange, credit spreads, commodities and equity or other indices. Derivatives enable their users to alter exposure to market or credit risks. We use derivatives to manage both our treasury financing and operational market risks. Operational market risks are managed using commodity contracts which are detailed in note 33.
Treasury financial instruments
Derivatives are used for hedging purposes in the management of exposure to market risks. This enables the optimisation of the overall cost of accessing debt capital markets, and mitigates the market risk which would otherwise arise from the maturity and other profiles of its assets and liabilities.
Hedging policies using derivative financial instruments are further explained in note 32. Derivatives that are held as hedging instruments are formally designated as hedges as defined in IAS 39. Derivatives may qualify as hedges for accounting purposes if they are fair value hedges, cash flow hedges or net investment hedges. These are described as follows:
Fair value hedges
Fair value hedges principally consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of fixed-rate, long-term financial instruments due to movements in market interest rates. For qualifying fair value hedges, all changes in the fair value of the derivative and changes in the fair value of the item in relation to the risk being hedged are recognised in the income statement. If the hedge relationship is terminated, the fair value adjustment to the hedged item continues to be reported as part of the basis of the item and is amortised to the income statement as a yield adjustment over the remainder of the life of the hedged item.
Cash flow hedges
Exposure arises from the variability in future interest and currency cash flows on assets and liabilities which bear interest at variable rates or are in a foreign currency. Interest rate and cross-currency swaps are maintained, and designated as cash flow hedges, where they qualify, to manage this exposure. Fair value changes on designated cash flow hedges are initially recognised directly in the cash flow hedge reserve, as gains or losses recognised in equity. Amounts are transferred from equity and recognised in the income statement as the income or expense is recognised on the hedged asset or liability.
Forward foreign currency contracts are used to hedge anticipated and committed future currency cash flows. Where these contracts qualify for hedge accounting they are designated as cash flow hedges. On recognition of the underlying transaction in the financial statements, the associated hedge gains and losses, deferred in equity, are transferred and included with the recognition of the underlying transaction.

The gains and losses on ineffective portions of such derivatives are recognised immediately in remeasurements within the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement or on the balance sheet. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to remeasurements within the income statement.
Net investment hedges
Borrowings, cross-currency swaps and forward currency contracts are used in the management of the foreign exchange exposure arising from the investment in non-sterling denominated subsidiaries. Where these contracts qualify for hedge accounting they are designated as net investment hedges.
The cross-currency swaps and forward foreign currency contracts are hedge accounted using the spot to spot method. The foreign exchange gain or loss on retranslation of the borrowings and the spot to spot movements on the cross-currency swaps and forward currency contracts are transferred to equity to offset gains or losses on translation of the net investment in the non-sterling denominated subsidiaries.
Derivatives not in a formal hedge relationship
Our policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39 some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in remeasurements within the income statement.

156     National Grid plc | Annual Report and Accounts 2009/10

32. Financial risk
Our activities expose us to a variety of financial risks: market risk (including foreign exchange risk; fair value interest rate risk; cash flow interest rate risk; commodity price risk); credit risk and liquidity risk. The overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on financial performance. Derivative financial instruments are used to hedge certain risk exposures.
Risk management related to financing activities is carried out by a central treasury department under policies approved by the Board of Directors. This department identifies, evaluates and hedges financial risks in close cooperation with the operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity as discussed further in our treasury policy, described on pages 74 to 78.
(a) Market risk
(i) Foreign exchange risk
National Grid operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US dollar. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and investments in foreign operations.
With respect to near term foreign exchange risk, we use foreign exchange forwards to manage foreign exchange transaction exposure. Our policy is to hedge a minimum percentage of known contracted foreign currency flows in order to mitigate foreign currency movements in the intervening period. Where cash forecasts are less certain, we generally cover a percentage of the foreign currency flows depending on the level of agreed probability for those future cash flows.
We also manage the foreign exchange exposure to net investments in foreign operations, within a policy range, by maintaining a percentage of net debt and foreign exchange forwards in the relevant currency. The primary managed foreign exchange exposure arises from the US dollar denominated assets and liabilities held by the US operations, with a further small euro exposure in respect of a joint venture investment.

During 2010 and 2009, derivative financial instruments were used to manage foreign currency risk as follows:

	2010					2009
	Sterling	Euro	US dollar	Other	Total	Sterling	Euro	US dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Cash and cash equivalents	428	4	288	–	720	632	4	101	–	737
Financial investments	455	127	736	79	1,397	1,377	132	617	71	2,197
Borrowings (i)	(10,651)	(6,361)	(7,394)	(718)	(25,124)	(12,424)	(7,214)	(6,435)	(720)	(26,793)

Pre-derivative position	(9,768)	(6,230)	(6,370)	(639)	(23,007)	(10,415)	(7,078)	(5,717)	(649)	(23,859)
Derivative effect	438	6,172	(6,388)	646	868	2,040	7,116	(8,622)	652	1,186

Net debt position	(9,330)	(58)	(12,758)	7	(22,139)	(8,375)	38	(14,339)	3	(22,673)

(i) Includes bank overdrafts.
The overall exposure to US dollars largely relates to our net investment hedge activities as described in note 31.
The currency exposure on other financial instruments is as follows:

	2010					2009
	Sterling	Euro	US dollar	Other	Total	Sterling	Euro	US dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Trade and other receivables	128	–	1,228	–	1,356	138	–	1,519	–	1,657
Trade and other payables	(1,221)	–	(1,382)	–	(2,603)	(1,196)	–	(1,421)	–	(2,617)
Other non-current liabilities	(15)	–	(393)	–	(408)	1	–	(553)	–	(552)

The carrying amounts of other financial instruments are denominated in the above currencies, which in most instances are the functional currency of the respective subsidiaries. Our exposure to US dollars is due to activities in our US subsidiaries. We do not have any other significant exposure to currency risk on these balances.

Annual Report and Accounts 2009/10 | National Grid plc     157

Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
(ii) Cash flow and fair value interest rate risk
Interest rate risk arises from our borrowings. Borrowings issued at variable rates expose National Grid to cash flow interest rate risk. Borrowings issued at fixed rates expose National Grid to fair value interest rate risk. Our interest rate risk management policy as further explained on page 77 is to minimise the finance costs (being interest costs and changes in the market value of debt). Some of our borrowings are inflation linked; that is, their cost is linked to changes in the UK retail price index (RPI). We believe that these borrowings provide a hedge for regulated UK revenues and our UK regulatory asset values that are also RPI linked.
Interest rate risk arising from our financial investments is primarily variable being composed of short-dated money funds.
The following table sets out the carrying amount, by contractual maturity, of borrowings that are exposed to interest rate risk before taking into account interest rate swaps:

	2010	2009
	£m	£m

Fixed interest rate borrowings
In one year or less	(1,237)	(2,103)
In more than one year, but not more than two years	(1,413)	(809)
In more than two years, but not more than three years	(956)	(1,398)
In more than three years, but not more than four years	(1,762)	(981)
In more than four years, but not more than five years	(1,265)	(1,821)
In more than five years	(8,791)	(8,637)

	(15,424)	(15,749)
Floating interest rate borrowings (including inflation linked)	(9,700)	(11,044)

Total borrowings	(25,124)	(26,793)

During 2010 and 2009, net debt was managed using derivative instruments to hedge interest rate risk as follows:

	2010						2009
	Fixed	Floating	Inflation				Fixed	Floating	Inflation
	rate	rate	linked (i)	Other	(ii)	Total	rate	rate	linked (i)	Other	(ii)	Total
	£m	£m	£m	£m		£m	£m	£m	£m	£m		£m

Cash and cash equivalents	599	121	–	–		720	–	737	–	–		737
Financial investments	602	673	–	122		1,397	217	1,922	–	58		2,197
Borrowings (iii)	(15,424)	(4,604)	(5,096)	–		(25,124)	(15,749)	(6,001)	(5,043)	–		(26,793)

Pre-derivative position	(14,223)	(3,810)	(5,096)	122		(23,007)	(15,532)	(3,342)	(5,043)	58		(23,859)
Derivative effect (iv)	(1,552)	2,292	204	(76)		868	148	589	345	104		1,186

Net debt position	(15,775)	(1,518)	(4,892)	46		(22,139)	(15,384)	(2,753)	(4,698)	162		(22,673)

(i)	The post-derivative impact represents financial instruments linked to the UK RPI.

(ii)	Represents financial instruments which are not directly affected by interest rate risk, such as investments in equity, foreign exchange forward contracts or other similar financial instruments.

(iii)	Includes bank overdrafts.

(iv)	The impact of 2010/11 (2009: 2009/10) maturing short-dated interest rate derivatives is included.
(b) Fair value analysis
The following is an analysis of our financial instruments that are measured at fair value. They are reported in a tiered hierarchy based on the valuation methodology described on page 78, and reflecting the significance of market observable inputs.
The classification is as follows:

Level 1:	Financial instruments with quoted prices for identical instruments in active markets.

Level 2:	Financial instruments with quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in inactive markets and financial instruments valued using models where all significant inputs are based directly or indirectly on observable market data.

Level 3:	Financial instruments valued using valuation techniques where one or more significant inputs is based on unobservable market data.
The best evidence of fair value is a quoted price in an actively traded market. In the event that the market for a financial instrument is not active, a valuation technique is used.

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32. Financial risk continued
The fair value classification of our financial assets and financial liabilities is as follows:

	2010
	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m

Assets
Available-for-sale investments	1,346	175	–	1,521
Derivative financial instruments	–	1,706	36	1,742

	1,346	1,881	36	3,263

Liabilities
Derivative financial instruments	–	(874)	–	(874)

Total	1,346	1,007	36	2,389

The financial instruments classified as level 3 include cross-currency swaps with an embedded call option and currency swaps where the currency forward curve is illiquid. Third party valuations are obtained from more than one source to support the reported fair value.
The changes in the value of our level 3 derivative financial instruments are as follows:

2010
£m

At 1 April 2009	10
Net gains for the year (i)	29
Settlements	(3)

At 31 March 2010	36

(i)	Gains of £29m are attributable to assets or liabilities held at the end of the reporting period and have been recognised in finance costs in the income statement.
(c) Credit risk
Credit risk is the risk of loss resulting from counterparties’ default on their commitments including failure to pay or make a delivery on a contract. This risk is inherent in the Company’s commercial business activities and is managed on a portfolio basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables and committed transactions.
Treasury related credit risk
Counterparty risk arises from the investment of surplus funds and from the use of derivative instruments. As at 31 March 2010, the following limits were in place for investments held with banks and financial institutions:

	Maximum limit	Long-term limit
	£m	£m

Rating
AAA rated G8 sovereign entities	Unlimited	Unlimited
Triple ‘A’ vehicles	265	225
Triple ‘A’ range institutions (AAA)	905 to 1,365	455 to 715
Double ‘A’ range institutions (AA)	540 to 680	275 to 340
Single ‘A’ range institutions (A)	185 to 265	95 to 135

As at 31 March 2010 and 2009, we had a number of exposures to individual counterparties. In accordance with our treasury policies and exposure management practices, counterparty credit exposure limits are continually monitored and no individual exposure is considered significant in the ordinary course of treasury management activity. Management does not expect any significant losses from non performance by these counterparties.
The counterparty exposure under derivative financial contracts as shown in note 17 was £1,742m (2009: £2,126m); after netting agreements it was £1,229m (2009: £1,674m). This exposure is further reduced by collateral received as shown in note 21. Additional information for commodity contract credit risk is in note 33.

Annual Report and Accounts 2009/10 | National Grid plc     159

Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
Wholesale and retail credit risk
Our principal commercial exposure in the UK is governed by the credit rules within the regulated codes Uniform Network Code and Connection and Use of System Code. These lay down the level of credit relative to the regulatory asset value (RAV) for each credit rating. In the US, we are required to supply electricity and gas under state regulations. Our credit policies and practices are designed to limit credit exposure by collecting security deposits prior to providing utility services. Collection activities are managed on a daily basis. Sales to retail customers are usually settled in cash or using major credit cards. We are committed to measuring, monitoring, minimising and recording counterparty credit risk in our wholesale business. The utilisation of credit limits is regularly monitored and collateral is collected against these accounts when necessary. Management does not expect any significant losses of receivables that have not been provided for as shown in note 19.
(d) Liquidity analysis
We determine our liquidity requirements by the use of both short- and long-term cash flow forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12 month period.
The following is an analysis of the contractual undiscounted cash flows payable under financial liabilities and derivative assets and liabilities as at the balance sheet date:

		Due	Due	Due
	Due	between	between	3 years
	within	1 and 2	2 and 3	and
	1 year	years	years	beyond	Total
At 31 March 2010	£m	£m	£m	£m	£m

Non-derivative financial liabilities
Borrowings, excluding finance lease liabilities	(2,390)	(2,100)	(1,322)	(18,927)	(24,739)
Interest payments on borrowings (i)	(915)	(874)	(845)	(9,829)	(12,463)
Finance lease liabilities	(30)	(53)	(20)	(169)	(272)
Other non interest-bearing liabilities	(2,287)	(265)	–	–	(2,552)

Derivative financial liabilities
Derivative contracts – receipts	1,027	1,649	171	2,235	5,082
Derivative contracts – payments	(859)	(1,464)	(104)	(1,874)	(4,301)
Commodity contracts	(488)	(168)	(35)	(101)	(792)

Total at 31 March 2010	(5,942)	(3,275)	(2,155)	(28,665)	(40,037)

		Due	Due	Due
	Due	between	between	3 years
	within	1 and 2	2 and 3	and
	1 year	years	years	beyond	Total
At 31 March 2009	£m	£m	£m	£m	£m

Non-derivative financial liabilities
Borrowings, excluding finance lease liabilities	(2,839)	(1,946)	(2,460)	(19,056)	(26,301)
Interest payments on borrowings (i)	(1,031)	(982)	(903)	(9,456)	(12,372)
Finance lease liabilities	(46)	(60)	(50)	(162)	(318)
Other non interest-bearing liabilities	(2,303)	(396)	–	–	(2,699)

Derivative financial liabilities
Derivative contracts – receipts	1,057	1,109	1,686	1,674	5,526
Derivative contracts – payments	(598)	(889)	(1,588)	(2,154)	(5,229)
Commodity contracts	(601)	(314)	(172)	(214)	(1,301)

Total at 31 March 2009	(6,361)	(3,478)	(3,487)	(29,368)	(42,694)

(i)	The interest on borrowings is calculated based on borrowings held at 31 March without taking account of future issues. Floating rate interest is estimated using a forward interest rate curve as at 31 March. Payments are included on the basis of the earliest date on which the Company can be required to settle.

160     National Grid plc| Annual Report and Accounts 2009/10

32. Financial risk continued
(e) Sensitivity analysis
Financial instruments affected by market risk include borrowings, deposits, derivative financial instruments and commodity contracts. The following analysis illustrates the sensitivity to changes in market variables, being UK and US interest rates, the UK retail price index and the dollar to sterling exchange rate, on our financial instruments.
The analysis also excludes the impact of movements in market variables on the carrying value of pension and other post-retirement benefit obligations, provisions and on the non-financial assets and liabilities of overseas subsidiaries.
The sensitivity analysis has been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives portfolio and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at 31 March 2010 and 31 March 2009 respectively. As a consequence, this sensitivity analysis relates to the positions at those dates and is not representative of the years then ended, as all of these varied.
The following assumptions were made in calculating the sensitivity analysis:
•	the balance sheet sensitivity to interest rates relates only to derivative financial instruments and available-for-sale investments, as debt and other deposits are carried at amortised cost and so their carrying value does not change as interest rates move;

•	the sensitivity of accrued interest to movements in interest rates is calculated on net floating rate exposures on debt, deposits and derivative instruments;

•	changes in the carrying value of derivatives from movements in interest rates designated as cash flow hedges are assumed to be recorded fully within equity;

•	changes in the carrying value of derivative financial instruments designated as net investment hedges from movements in interest rates are recorded in the income statement as they are designated using the spot rather than the forward translation method. The impact of movements in the dollar to sterling exchange rate are recorded directly in equity;

•	changes in the carrying value of derivative financial instruments not in hedging relationships only affect the income statement;

•	all other changes in the carrying value of derivative financial instruments designated as hedges are fully effective with no impact on the income statement;

•	debt with a maturity below one year is floating rate for the accrued interest part of the calculation;

•	the floating leg of any swap or any floating rate debt is treated as not having any interest rate already set, therefore a change in interest rates affects a full 12 month period for the accrued interest portion of the sensitivity calculations; and

•	sensitivity to the retail price index does not take into account any changes to revenue or operating costs that are affected by the retail price index or inflation generally.
Using the above assumptions, the following table shows the illustrative impact on the income statement and items that are recognised directly in equity that would result from reasonably possible movements in the UK retail price index, UK and US interest rates and in the dollar to sterling exchange rate, after the effects of tax.

	2010		2009
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	+/- £m	+/- £m	+/- £m	+/- £m

UK retail price index +/- 0.50%	17	–	17	–
UK interest rates +/- 0.50%	51	71	67	77
US interest rates +/- 0.50%	52	14	63	13
US dollar exchange rate +/- 10%	68	623	55	880

The income statement sensitivities impact interest expense and financial instrument remeasurements.
The other equity reserves impact does not reflect the exchange translation in our US subsidiary net assets, which it is estimated would change by £796m (2009: £964m) in the opposite direction if the dollar exchange rate changed by 10%.

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Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
(f) Capital and risk management
National Grid’s objectives when managing capital are to safeguard our ability to continue as a going concern, to remain within regulatory constraints and to maintain an efficient mix of debt and equity funding thus achieving an optimal capital structure and cost of capital. We regularly review and maintain or adjust the capital structure as appropriate in order to achieve these objectives.
The principal measure of our balance sheet efficiency is our interest cover ratio. Interest cover for the year ended 31 March 2010 increased to 3.9 from 3.1 for the year ended 31 March 2009. Our long-term target range for interest cover is between 3.0 and 3.5, which we believe is consistent with single A range long-term senior unsecured debt credit ratings within our main UK operating companies, National Grid Electricity Transmission plc and National Grid Gas plc, based on guidance from the rating agencies. This year’s interest cover was above the long-term target range, reflecting the low average retail price index (RPI) during the year, which reduced the interest expense on the accretion of our RPI linked debt. Additional information is provided on page 38.
In addition, we monitor the regulatory asset value (RAV) gearing within each of National Grid Electricity Transmission plc and the regulated transmission and distribution businesses within National Grid Gas plc. This is calculated as net debt expressed as a percentage of RAV, and indicates the level of debt employed to fund our UK regulated businesses. It is compared with the level of RAV gearing indicated by Ofgem as being appropriate for these businesses, at around 60%.
National Grid USA and its public utility subsidiaries, all consolidated subsidiaries of National Grid, are subject to restrictions on the payment of dividends by administrative order and contract. Orders by the Federal Energy Regulatory Commission and applicable state regulatory commissions limit the payment of dividends to cumulative retained earnings, including pre-acquisition retained earnings. Other orders by federal and state commissions require National Grid USA and its public utility subsidiaries to maintain a ratio of at least 30% equity to capital, and debt covenants in effect require that this ratio be maintained at a level of at least 35%.
Some of our regulatory and bank loan agreements additionally impose lower limits for the long-term credit ratings that certain companies within the group must hold. All of the aforementioned requirements are monitored on a regular basis in order to ensure compliance. Additional information is provided on page 74. The Company has complied with all externally imposed capital requirements to which it is subject.
33. Commodity risk
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements. We also engage in the sale of gas that is produced primarily by our West Virginia gas fields.
Substantially all of our costs of purchasing electricity and gas for supply to customers are recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.
We enter into forward contracts for the purchase of commodities, some of which do not meet the own use exemption for accounting purposes and hence are accounted for as derivatives. We also enter into derivative financial instruments linked to commodity prices, including index-linked swaps and futures contracts. These derivative financial instruments are used to manage market price volatility and are carried at fair value on the balance sheet. The mark-to-market changes in these contracts are reflected through earnings with the exception of those related to our West Virginia gas fields that are designated as cash flow hedges.
Our energy procurement risk management policy and Delegations of Authority govern our US commodity trading activities for energy transactions. The purpose of this policy is to ensure we transact within pre-defined risk parameters and only in the physical and financial markets where we or our customers have a physical market requirement.
The credit policy for commodity transactions is owned and monitored by the energy procurement risk management committee and establishes controls and procedures to determine, monitor and minimise the credit risk of counterparties. The valuation of our commodity contracts considers the risk of credit by utilising the most current default probabilities and the most current published credit ratings. We also use internal analysis to guide us in setting credit and risk levels and use contractual arrangements including netting agreements as applicable.
The counterparty exposure for our commodity derivatives is £105m (2009: £49m), and after netting agreements it was £91m (2009: £43m).

162     National Grid plc| Annual Report and Accounts 2009/10

33. Commodity risk continued
(a) Fair value analysis
The fair value of our commodity contracts by type can be analysed as follows:

	2010			2009
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Commodity purchase contracts accounted for as derivative contracts
Forward purchases of electricity	–	(127)	(127)	–	(121)	(121)
Forward purchases/sales of gas	51	(101)	(50)	35	(34)	1

Derivative financial instruments linked to commodity prices
Electricity swaps	–	(47)	(47)	–	(30)	(30)
Electricity options	51	–	51	–	–	–
Gas swaps	3	(52)	(49)	14	(173)	(159)
Gas options	–	–	–	–	(1)	(1)

	105	(327)	(222)	49	(359)	(310)

The fair value classification of our commodity contracts is as follows; a definition of each level can be found on page 158:

	2010
	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m

Assets
Commodity contracts	–	2	103	105
Liabilities
Commodity contracts	–	(100)	(227)	(327)

Total	–	(98)	(124)	(222)

Our level 3 commodity contracts primarily consist of our forward purchases of electricity and gas where pricing inputs are unobservable, as well as other complex transactions. Complex transactions can introduce the need for internally developed models based on reasonable assumptions. Industry standard valuation techniques such as the Black-Scholes pricing model and Monte Carlo simulation are used for valuing such instruments. Level 3 is also applied in cases when optionality is present or where an extrapolated forward curve is considered unobservable. All published forward curves are verified to market data; if forward curves differ from market data by 5% or more they are considered unobservable.
The changes in the value of our level 3 commodity contracts are as follows:

2010
£m

At 1 April 2009	(115)
Net gains for the year (i)	8
Purchases	(12)
Sales	(1)
Reclassification into level 3	(3)
Reclassification out of level 3	(1)

At 31 March 2010	(124)

(i)	Losses of £67m are attributable to assets or liabilities held at the end of the reporting period.
During the year £3m was transferred out of level 2 and into level 3. These transfers were driven by extrapolated forward curves moving from observable to unobservable.

Annual Report and Accounts 2009/10 | National Grid plc     163

Financial Statements
Notes to the consolidated financial statements continued
33. Commodity risk continued
The impacts on a post-tax basis of reasonably possible changes in significant level 3 assumptions are as follows:

2010
Income
statement
£m

10% increase in commodity prices (i)	46
10% decrease in commodity prices (i)	(39)
10% increase in commodity volumes	(9)
10% decrease in commodity volumes	9
Forward curve extrapolation (ii)	(12)

(i)	Level 3 commodity price sensitivity is included within the sensitivity analysis disclosed in (d) below.

(ii)	Alternative regression assumption applied to the forward curve extrapolation.
The impacts disclosed above were considered on a contract by contract basis with the most significant unobservable inputs identified. The sensitivity is hypothetical only and should be used with caution as the relationship between complex valuation inputs varies over time.
(b) Maturity analysis
The maturity of commodity contracts measured at fair value can be analysed as follows:

	2010			2009
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

In one year or less	21	(184)	(163)	41	(203)	(162)

Current	21	(184)	(163)	41	(203)	(162)

In more than one year, but not more than two years	8	(49)	(41)	6	(41)	(35)
In more than two years, but not more than three years	11	(21)	(10)	2	(27)	(25)
In more than three years, but not more than four years	13	(19)	(6)	–	(17)	(17)
In more than four years, but not more than five years	11	(19)	(8)	–	(16)	(16)
In more than five years	41	(35)	6	–	(55)	(55)

Non-current	84	(143)	(59)	8	(156)	(148)

Total	105	(327)	(222)	49	(359)	(310)

(c) Notional quantities
For each class of commodity contract, our exposure based on the notional quantities is as follows:

	2010	2009	*

Forward purchases of electricity (i)	3,883 GWh	4,524 GWh
Forward purchases/sales of gas (ii)	171m Dth	298m Dth
Electricity swaps	3,141 GWh	4,090 GWh
Electricity options	30,294 GWh	30,294 GWh
Gas swaps	59m Dth	88m Dth
Gas options	–	1m Dth
NYMEX electricity futures (iii)	–	18 GWh
NYMEX gas futures (iii)	48m Dth	30m Dth

*Prior year comparatives have been restated on a basis consistent with current year
(i)	Forward electricity purchases have terms up to 12 years. The contractual obligations under these contracts are £269m (2009: £348m).

(ii)	Forward gas purchases have terms up to 7 years. The contractual obligations under these contracts are £434m (2009: £700m).

(iii)	NYMEX futures have been offset with related margin accounts.
(d) Sensitivity analysis
A sensitivity analysis has been prepared on the basis that all commodity contracts are constant from the balance sheet date. Based on this, an illustrative 10% movement in commodity prices would have the following impacts after the effects of tax:

	2010		2009*
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in commodity prices	71	(1)	33	(1)
10% reduction in commodity prices	(64)	1	(43)	1

*Prior year comparatives have been restated to be consistent on a post-tax basis
The income statement sensitivities would affect commodity remeasurements.

164     National Grid plc| Annual Report and Accounts 2009/10

34. Bonds and facilities
The table below shows our significant bonds in issue, being those with £100m equivalent notional value or greater. Unless otherwise indicated, these instruments were outstanding at both 31 March 2010 and 31 March 2009.

Issuer	Original Notional Value	Description of instrument	Due

Bonds
British Transco Finance Inc.	USD 300m	6.625% Fixed Rate	2018

British Transco International Finance BV	FRF 2,000m	5.125% Fixed Rate (i)	2009
	USD 1,500m	Zero Coupon Bond	2021

Brooklyn Union Gas Company	USD 153m	NYSERDA 4.7% GFRB’s Series 1996	2021
	USD 400m	KEDNY 5.6% Senior Unsecured Note	2016

KeySpan Corporation	USD 700m	KeySpan MTN 7.625%	2010
	USD 250m	KeySpan MTN 8.00%	2030
	USD 307m	KeySpan 5.803% Notes	2035
	USD 150m	KeySpan 4.65% Notes	2013
	USD 150m	KeySpan 5.875% Notes	2033

KeySpan Gas East Corporation	USD 400m	KeySpan 7.875% Gas East MTN Program (i)	2010
(National Grid Energy Delivery Long Island)

Massachusetts Electric Company	USD 800m	5.90% Fixed Rate (ii)	2039

National Grid Electricity Transmission plc	EUR 600m	6.625% Fixed Rate	2014
	GBP 250m	4.75% Fixed Rate	2010
	GBP 300m	2.983% Guaranteed Retail Price Index Linked	2018
	GBP 220m	3.806% Retail Price Index Linked	2020
	GBP 450m	5.875% Fixed Rate	2024
	GBP 360m	6.5% Fixed Rate	2028
	GBP 200m	1.6449% Retail Price Index Linked	2036
	GBP 150m	1.823% Retail Price Index Linked	2056
	GBP 150m	1.8575% Index Linked	2039
	GBP 379m	7.375% Fixed Rate	2031

National Grid Gas plc	GBP 300m	5.375% Fixed Rate (i)	2009
	GBP 300m	6.0% Fixed Rate	2017
	GBP 275m	8.75% Fixed Rate	2025
	GBP 100m	1.6747% Retail Price Index Linked	2036
	GBP 115m	1.7298% Retail Price Index Linked	2046
	GBP 100m	1.6298% Retail Price Index Linked	2048
	GBP 100m	1.5522% Retail Price Index Linked	2048
	GBP 300m	1.754% Retail Price Index Linked	2036
	GBP 140m	1.7864% Index Linked	2037
	GBP 100m	1.9158% Index Linked	2037
	GBP 100m	1.7762% Index Linked	2037
	GBP 100m	1.7744% Index Linked	2039
	GBP 100m	1.8625% Index Linked	2039
	GBP 484m	6.375% Fixed Rate	2020
	GBP 503m	Floating Rate (i)	2009
	GBP 503m	4.1875% Index Linked	2022
	GBP 503m	7.0% Fixed Rate	2024
	EUR 800m	5.125% Fixed Rate	2013
	EUR 163m	4.36% EUR-HICP Linked	2018
	GBP 457m	6.0% Fixed Rate	2038

Annual Report and Accounts 2009/10 | National Grid plc     165

Financial Statements
Notes to the consolidated financial statements continued
34. Bonds and facilities continued

Issuer	Original Notional Value	Description of instrument	Due

Bonds continued
National Grid plc	CAD 200m	4.98% Fixed Rate	2011
	EUR 1,000m	4.125% Fixed Rate	2013
	EUR 600m	5.0% Fixed Rate	2018
	EUR 500m	4.375% Fixed Rate	2020
	EUR 600m	Floating Rate	2010
	EUR 750m	Floating Rate	2012
	EUR 300m	Floating Rate (i)	2009
	GBP 300m	5.25% Fixed Rate	2011
	GBP 310m	5.5% Fixed Rate	2013
	USD 1,000m	6.3% Fixed Rate	2016
	EUR 578m	6.5% Fixed Rate	2014
	GBP 414m	6.125% Fixed Rate	2014

NGG Finance plc	EUR 750m	6.125% Fixed Rate	2011

Niagara Mohawk Power Corporation	USD 750m	4.881% Fixed Rate (ii)	2019
	USD 500m	3.553% Fixed Rate (ii)	2014

The Narragansett Electric Company	USD 250m	4.534% Fixed Rate (ii)	2020
	USD 300m	5.638% Fixed Rate (ii)	2040

Bank loans and other loans
National Grid plc	USD 250m	Floating Rate	2014
	USD 150m	Floating Rate	2014
	USD 150m	Floating Rate (i)	2011
	USD 200m	Floating Rate	2010

National Grid Grain LNG Limited	GBP 120m	Floating Rate	2014
	GBP 140m	Floating Rate	2023

National Grid Electricity Transmission plc	GBP 200m	Floating Rate	2012
	GBP 200m	Floating Rate	2017

National Grid Gas plc	GBP 200m	Floating Rate	2012
	GBP 180m	1.88% Retail Price Index Linked	2022
	GBP 190m	2.14% Retail Price Index Linked	2022

National Grid USA	USD 150m	Floating Rate	2011

National Grid Holdings Limited	GBP 250m	4.13794% Fixed Rate	2011

NGT Five Limited	GBP 500m	5.917% Index Linked (i)	2013

(i)	Matured or repurchased during the year ended 31 March 2010.

(ii)	Issued during the year ended 31 March 2010.
The following bonds and loans have been issued since 31 March 2010:

Issuer	Original Notional Value	Description of instrument	Due

Bonds and loans issued after 31 March 2010
National Grid Gas plc	GBP 180m	Index Linked (i)	2024

(i)	Of this loan agreement a further £120m is expected to be drawn by 30 June 2010.
Borrowing facilities
At 31 March 2010, there were bilateral committed credit facilities of £2,279m (2009: £1,273m), of which £2,189m (2009: £1,180m) were undrawn. In addition, there were committed credit facilities from syndicates of banks of £833m at 31 March 2010 (2009: £1,796m), of which £833m (2009: £1,796m) were undrawn. An analysis of the maturity of these undrawn committed facilities is shown below:

	2010	2009
	£m	£m

Undrawn committed borrowing facilities expiring:
In one year or less	1,708	1,155
In more than one year, but not more than two years	1,314	1,820

	3,022	2,975

At 31 March 2010, of the unused facilities £2,673m (2009: £2,816m) was held as back up to commercial paper and similar borrowings, while £349m is available as back up to specific US borrowings.

166     National Grid plc| Annual Report and Accounts 2009/10

35. Share options and reward plans
We operate four principal forms of share option and share reward plans. These plans include an employee Sharesave scheme, a Performance Share Plan (PSP), the Deferred Share Plan and the Retention Award Plans. In any ten year period, the maximum number of shares that may be issued or issuable pursuant to these share plans may not exceed 10% of the issued ordinary share capital.
Active share plans
The Sharesave scheme is savings related where, under normal circumstances, share options are exercisable on completion of a three and/or five year Save As You Earn contract. The exercise price of options granted represents 80% of the market price at the time of the invitation.
Under the PSP, awards have been made to Executive Directors and approximately 400 senior employees. Awards made from 2005 have criteria of 50% based on the Company’s total shareholder return (TSR) performance when compared to the FTSE 100 and 50% based on the annualised growth of the Company’s EPS compared to the growth in RPI (the general index of retail prices for all items). Awards are delivered in National Grid plc shares (ADSs for US participants).
Under the Deferred Share Plan, one half of any Annual Performance Plan awarded to the Executive Directors and a predetermined part of any Annual Performance award earned by senior employees is automatically deferred into National Grid shares (ADSs for US participants). The shares/ADSs are held in trust for three years before release.
Retention Awards have been made to a small number of senior employees across the Company. Awards were made predominately to senior US employees following the acquisition of KeySpan. Awards vest in equal tranches over two and four years, provided the employee remains employed by the Company. The Retention Awards are conditional awards with no performance conditions attached.
Additional information in respect of active share plans

	2010	2009	2008
	millions	millions	millions

Performance Share Plan
Awards of ordinary share equivalents at 1 April	9.5	7.5	8.0
Awards made	4.1	3.5	3.1
Lapses/forfeits	(0.8)	(0.7)	(3.4)
Awards vested	(3.8)	(0.8)	(0.2)

Awards of ordinary share equivalents at 31 March	9.0	9.5	7.5
Conditional awards available for release at 31 March	0.1	1.8	–

Deferred Share Plan
Awards of ordinary share equivalents at 1 April	1.0	0.5	0.4
Awards made	0.5	0.6	0.2
Awards vested	(0.6)	(0.1)	(0.1)

Awards of ordinary share equivalents at 31 March	0.9	1.0	0.5
Conditional awards available for release at 31 March	–	–	–

Retention Award Plans
Awards of ordinary share equivalents at 1 April	0.5	0.8	–
Awards made	0.1	–	0.8
Lapses/forfeits	(0.1)	–	–
Awards vested	(0.2)	(0.3)	–

Awards of ordinary share equivalents at 31 March	0.3	0.5	0.8
Conditional awards available for release at 31 March	–	–	–

Annual Report and Accounts 2009/10 | National Grid plc     167

Financial Statements
Notes to the consolidated financial statements continued
35. Share options and reward plans continued
Non-active share plans
We also have a number of historical plans where awards are still outstanding but no further awards will be granted. These include the Executive Share Option Plan and the Share Matching Plan.
The Executive Share Option Plan applied to senior executives, including Executive Directors. Options granted were subject to the achievement of performance targets related to TSR over a three year period and those for 2000 were subject to a final retest on 31 March 2010 and the performance condition was not met. This award has therefore lapsed. The share options are generally exercisable between the third and tenth anniversaries of the date of grant if the relevant performance target is achieved.
The Share Matching Plan applied to Executive Directors and other senior employees whereby a predetermined part of each participant’s bonus entitlement was automatically deferred into National Grid plc shares (known as qualifying shares) and a matching award may be exercised under the Plan after a three year period provided the Director or senior employee remains employed by the Company or its subsidiary undertakings.
Additional information in respect of non-active share plans

	2010	2009	2008
	000s	000s	000s

Share Matching Plan
Awards at 1 April	89	201	384
Awards exercised	(18)	(112)	(183)

Awards at 31 March	71	89	201
Options exercisable at 31 March	71	89	109

Transitional Share Awards/Special Share Awards
Awards of ordinary share equivalents at 1 April	–	3	77
Lapses/forfeits	–	–	(1)
Awards vested	–	(3)	(73)

Awards of ordinary share equivalents at 31 March	–	–	3
Conditional awards available for release at 31 March	–	–	3

Share options
Movement in options to subscribe for ordinary shares under the Company’s various options schemes for the three years ended 31 March 2010 is shown below and includes those options related to shares issued by employee benefit trusts:

	Sharesave		Executive Plan
	scheme options		options
	Weighted		Weighted
	average		average		Total
	price		price		options
	£	millions	£	millions	millions

At 31 March 2007	4.07	21.3	4.74	3.2	24.5
Granted	6.55	2.9	–	–	2.9
Lapsed – expired	4.43	(1.0)	5.31	(0.1)	(1.1)
Exercised	3.37	(6.3)	4.45	(1.1)	(7.4)

At 31 March 2008	4.74	16.9	4.87	2.0	18.9
Granted	4.88	7.4	–	–	7.4
Lapsed – expired	6.07	(2.2)	4.16	(0.1)	(2.3)
Exercised	3.81	(2.0)	4.81	(0.4)	(2.4)

At 31 March 2009	4.74	20.1	4.95	1.5	21.6
Granted	5.20	3.7	–	–	3.7
Lapsed – expired	5.38	(0.9)	5.24	(0.1)	(1.0)
Exercised	3.77	(4.5)	4.93	(0.5)	(5.0)

At 31 March 2010	5.05	18.4	4.92	0.9	19.3

Included within options outstanding were the following options that were exercisable:

At 31 March 2010	4.98	0.8	4.71	0.5	1.3

At 31 March 2009	4.57	0.1	4.81	1.0	1.1

At 31 March 2008	3.74	0.5	4.78	1.3	1.8

168     National Grid plc| Annual Report and Accounts 2009/10

35. Share options and reward plans continued
The weighted average remaining contractual life of options in the employee Sharesave scheme at 31 March 2010 was 2 years and 6 months. These options have exercise prices between £3.17 and £6.55 per ordinary share.
The weighted average share price at the exercise dates was as follows:

	2010	2009	2008
	£	£	£

Sharesave scheme options	5.74	6.99	7.79
Executive Plan options	6.03	6.81	7.68

Additional information in respect of share options

	2010	2009	2008
	£m	£m	£m

Share options exercised
Cash received on exercise of all share options during the year	18	8	23
Tax benefits realised from share options exercised during the year	8	4	10

Options outstanding and exercisable and their weighted average exercise prices for the respective ranges of exercise prices and years at 31 March 2010 are as follows:

	Weighted average		Weighted average
	exercise price of	Number	exercise price of	Number	Exercise price	Normal dates
	exercisable options	exercisable	outstanding options	outstanding	per share	of exercise
	£	millions	£	millions	pence	years

Executive Plan options	5.27	0.1	5.28	0.4	526.0-531.5	2004-2011
	4.62	0.4	4.62	0.5	434.5-481.5	2006-2013

	4.71	0.5	4.92	0.9

The aggregate intrinsic value of all options outstanding and exercisable at 31 March 2010 amounted to £30m and £2m respectively.
Share-based payment charges
The charge to the income statement for the year ended 31 March 2010 was £25m (2009: £22m; 2008: £18m). The related tax charge recognised in the income statement was £1m (2009: £1m credit; 2008: £1m charge).
Awards under share option plans
The average share prices at the date of options being granted, the average exercise prices of the options granted and the estimated average fair values of the options granted during each of the three financial years ended 31 March were as follows:

	2010	2009	2008

Average share price	676.0p	684.0p	846.0p
Average exercise price	520.0p	488.0p	655.0p
Average fair value	161.1p	153.7p	190.0p

These amounts have been calculated in respect of options where the exercise price is less than the market price at the date of grant.
The fair values of the options granted were estimated using the following principal assumptions:

	2010	2009	2008

Dividend yield (%)	5.0	5.0	4.5
Volatility (%)	22.4-26.1	22.4-26.1	15.6-18.9
Risk-free investment rate (%)	2.5	2.5	4.2
Average life (years)	4.0	4.2	4.1

Annual Report and Accounts 2009/10 | National Grid plc     169

Financial Statements
Notes to the consolidated financial statements continued
35. Share options and reward plans continued
The fair values of awards under the Sharesave scheme have been calculated using the Black-Scholes European model. This is considered appropriate given the short exercise window of Sharesave options. A Black-Scholes European model calculation is carried out every three years. In the intervening years fair values are calculated by reference to the previous full calculation. Consequently, the fair value of awards made in 2010 have been calculated by reference to the 2009 Black-Scholes European model calculation and the fair values of awards made in 2008 have been calculated by reference to the 2006 Black-Scholes European model calculation.
Volatility was derived based on the following, and is assumed to revert from its current implied level to its long-run mean based on historical volatility under (ii) below:
(i)	implied volatility in traded options over the Company’s shares;

(ii)	historical volatility of the Company’s shares over a term commensurate with the expected life of each option; and

(iii)	implied volatility of comparator companies where options in their shares are traded.
Awards under other share plans
The average share prices and fair values at the date share awards were granted during each of the three financial years ended 31 March were as follows:

	2010	2009	2008

Average share price	598.2p	670.1p	766.9p
Average fair value	355.6p	458.1p	522.8p

The fair values of the awards granted were estimated using the following principal assumptions:

	2010	2009	2008

Dividend yield (%)	4.4	4.4	4.4
Risk-free investment rate (%)	2.5	2.5	4.1

Fair values have been calculated using a Monte Carlo simulation model for awards with total shareholder return performance conditions. A Monte Carlo simulation model calculation is carried out every three years. In the intervening years fair values are calculated by reference to the previous full Monte Carlo simulation model calculation. Consequently, the fair value of awards made in 2010 have been calculated by reference to the 2009 Monte Carlo simulation model calculation and the fair value of awards made in 2008 have been calculated by reference to the 2006 Monte Carlo simulation model calculation. Fair values of awards with performance conditions based on earnings per share have been calculated using the share price at date of grant less the present value of dividends foregone during the performance period.
For other share scheme awards, where the primary vesting condition is that employees complete a specified number of years’ service, the fair value has been calculated as the share price at date of grant, adjusted to recognise the extent to which participants do not receive dividends over the vesting period. Volatility for share awards has been calculated on the same basis as used for share options, as described above.

170     National Grid plc| Annual Report and Accounts 2009/10

36. Subsidiary undertakings, joint ventures and associates
Principal subsidiary undertakings
The principal subsidiary undertakings included in the consolidated financial statements at 31 March 2010 are listed below. These undertakings are wholly-owned and, unless otherwise indicated, are incorporated in England and Wales.
The issued share capital is held by subsidiary undertakings in each case, except for NGG Finance plc, National Grid Holdings One plc and National Grid (US) Holdings Limited where the issued share capital is held directly by National Grid plc.

Principal activity

National Grid Gas plc	Transmission and distribution of gas
National Grid Electricity Transmission plc	Transmission of electricity
New England Power Company (incorporated in the US)	Transmission of electricity
Massachusetts Electric Company (incorporated in the US)	Distribution of electricity
The Narragansett Electric Company (incorporated in the US)	Transmission and distribution of electricity
Niagara Mohawk Power Corporation (incorporated in the US)	Transmission of electricity and distribution of electricity and gas
National Grid Metering Limited	Metering services
Utility Metering Services Limited	Metering services
National Grid Grain LNG Limited	LNG importation terminal
Boston Gas Company (incorporated in the US)	Distribution of gas
National Grid Electric Services LLC (incorporated in the US)	Transmission and distribution of electricity
National Grid Generation LLC (incorporated in the US)	Generation of electricity
New England Electric Transmission Corporation (incorporated in the US)	Transmission of electricity
Nantucket Electric Company (incorporated in the US)	Distribution of electricity
KeySpan Gas East Corporation (incorporated in the US)	Distribution of gas
The Brooklyn Union Gas Company (incorporated in the US)	Distribution of gas
NGG Finance plc	Financing
British Transco Finance Inc. (incorporated in the US)	Financing
British Transco International Finance BV (incorporated in The Netherlands)	Financing
National Grid Property Limited	Property services
National Grid Holdings One plc	Holding company
Lattice Group plc	Holding company
National Grid USA (incorporated in the US)	Holding company
Niagara Mohawk Holdings, Inc. (incorporated in the US)	Holding company
National Grid Commercial Holdings Limited	Holding company
National Grid Gas Holdings Limited	Holding company
National Grid (US) Holdings Limited	Holding company
National Grid Holdings Limited	Holding company
KeySpan Corporation (incorporated in the US)	Holding company

Principal joint ventures and associates
The principal joint ventures and associated undertakings included in the financial statements at 31 March 2010 are listed below. These undertakings are incorporated in England and Wales (unless otherwise indicated).

	% of ordinary
	shares held	Principal activity

Blue-NG (Holdings) Limited	50	Holding company
BritNed Development Limited	50	Interconnector between the UK and The Netherlands
Millennium Pipeline Company, LLC (incorporated in the US)	26.25	Transmission of gas
Iroquois Gas Transmission System, L.P. (incorporated in the US)	20.4	Transmission of gas

A full list of all subsidiary and associated undertakings is available from the Company Secretary & General Counsel of the Company.

Annual Report and Accounts 2009/10 | National Grid plc     171

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures
The following condensed consolidating financial information, comprising income statements, balance sheets and cash flow statements, is given in respect of National Grid Gas plc (Subsidiary guarantor), which became joint full and unconditional guarantor on 11 May 2004 with National Grid plc (Parent guarantor) of the 6.625% Guaranteed Notes due 2018 issued in June 1998 by British Transco Finance Inc., then known as British Gas Finance Inc. (issuer of notes). Condensed consolidating financial information is also provided in respect of Niagara Mohawk Power Corporation as a result of National Grid plc’s guarantee, dated 29 October 2007, of Niagara Mohawk’s 3.6% and 3.9% issued preferred shares. National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation are wholly-owned subsidiaries of National Grid plc.
The following financial information for National Grid plc, National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation on a condensed consolidating basis is intended to provide investors with meaningful and comparable financial information and is provided pursuant to Rule 3-10 of Regulation S-X in lieu of the separate financial statements of each subsidiary issuer of public debt securities.
This financial information should be read in conjunction with the Company’s financial statements and footnotes presented in our 2009/10 Annual Report and Accounts.
Summary income statements are presented, on a consolidating basis, for the three years ended 31 March 2010. Summary income statements of National Grid plc and National Grid Gas plc are presented under IFRS measurement principles, as modified by the inclusion of the results of subsidiary undertakings on the basis of equity accounting principles.
The summary balance sheets of National Grid plc and National Grid Gas plc include the investments in subsidiaries recorded under the equity method for the purposes of presenting condensed consolidating financial information under IFRS. The summary balance sheets present these investments within non-current financial and other investments.
The consolidation adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between National Grid plc, National Grid Gas plc, British Transco Finance Inc., Niagara Mohawk Power Corporation and other subsidiaries.

172     National Grid plc| Annual Report and Accounts 2009/10

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2010 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,409	–		2,773	9,003	(197)	13,988
Other operating income	–	–	–		14	5	–	19
Operating costs
Depreciation and amortisation	–	(131)	–		(430)	(633)	–	(1,194)
Payroll costs	–	(274)	–		(224)	(904)	–	(1,402)
Purchases of electricity	–	(575)	–		–	(998)	–	(1,573)
Purchases of gas	–	(253)	–		(155)	(1,834)	–	(2,242)
Rates and property taxes	–	(126)	–		(248)	(533)	–	(907)
Electricity transmission services scheme direct costs	–	–	–		–	(691)	–	(691)
Payments to Scottish electricity transmission network owners	–	–	–		–	(260)	–	(260)
Other operating charges	4	(435)	–		(633)	(1,578)	197	(2,445)
	4	(1,794)	–		(1,690)	(7,431)	197	(10,714)

Operating profit	4	615	–		1,097	1,577	–	3,293
Net finance costs	(227)	(96)	–		(224)	(561)	–	(1,108)
Dividends receivable	–	–	–		–	300	(300)	–
Interest in equity accounted affiliates	1,558	–	–		12	8	(1,570)	8

Profit before taxation	1,335	519	–		885	1,324	(1,870)	2,193
Taxation	54	(225)	–		(285)	(348)	–	(804)

Profit for the year from continuing operations	1,389	294	–		600	976	(1,870)	1,389
Profit for the year from discontinued operations	–	–	–		–	–	–	–

Profit for the year	1,389	294	–	(i)	600	976	(1,870)	1,389

Attributable to:
Equity shareholders	1,386	294	–		600	973	(1,867)	1,386
Minority interests	3	–	–		–	3	(3)	3

	1,389	294	–	(i)	600	976	(1,870)	1,389

(i)  Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

Annual Report and Accounts 2009/10 | National Grid plc     173

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2009 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,708	–		2,605	10,549	(238)	15,624
Other operating income	–	–	–		27	36	–	63
Operating costs
Depreciation and amortisation	–	(135)	–		(413)	(579)	–	(1,127)
Payroll costs	–	(269)	–		(239)	(941)	–	(1,449)
Purchases of electricity	–	(735)	–		–	(1,492)	–	(2,227)
Purchases of gas	–	(374)	–		(168)	(3,020)	–	(3,562)
Rates and property taxes	–	(132)	–		(236)	(513)	–	(881)
Electricity transmission services scheme direct costs	–	–	–		–	(904)	–	(904)
Payments to Scottish electricity transmission network owners	–	–	–		–	(243)	–	(243)
Other operating charges	–	(438)	–		(818)	(1,653)	238	(2,671)
	–	(2,083)	–		(1,874)	(9,345)	238	(13,064)

Operating profit	–	625	–		758	1,240	–	2,623
Net finance costs	(213)	(115)	–		(400)	(506)	–	(1,234)
Dividends receivable	592	–	–		–	300	(892)	–
Interest in equity accounted affiliates	551	–	–		(3)	5	(548)	5

Profit before taxation	930	510	–		355	1,039	(1,440)	1,394
Taxation	(8)	(185)	–		(307)	28	–	(472)

Profit for the year from continuing operations	922	325	–		48	1,067	(1,440)	922
Profit for the year from discontinued operations	25	–	–		–	25	(25)	25

Profit for the year	947	325	–	(i)	48	1,092	(1,465)	947

Attributable to:
Equity shareholders	944	325	–		48	1,092	(1,465)	944
Minority interests	3	–	–		–	–	–	3

	947	325	–	(i)	48	1,092	(1,465)	947

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

174     National Grid plc | Annual Report and Accounts 2009/10

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2008 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
	National	Mohawk	British		National			National
	Grid	Power	Transco		Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,108	–		2,459	7,104	(248)	11,423
Other operating income	–	–	–		8	67	–	75
Operating costs
Depreciation and amortisation	–	(101)	–		(432)	(461)	–	(994)
Payroll costs	–	(201)	–		(226)	(752)	–	(1,179)
Purchases of electricity	–	(609)	–		–	(885)	–	(1,494)
Purchases of gas	–	(297)	–		(110)	(1,463)	–	(1,870)
Rates and property taxes	–	(93)	–		(227)	(288)	–	(608)
Electricity transmission services scheme direct costs	–	–	–		–	(574)	–	(574)
Payments to Scottish electricity transmission network owners	–	–	–		–	(226)	–	(226)
Other operating charges	–	(248)	–		(514)	(1,075)	248	(1,589)
	–	(1,549)	–		(1,509)	(5,724)	248	(8,534)

Operating profit	–	559	–		958	1,447	–	2,964
Net finance costs	(116)	(116)	–		(298)	(256)	–	(786)
Dividends receivable	–	–	–		–	500	(500)	–
Interest in equity accounted affiliates	1,705	–	–		(27)	(7)	(1,667)	4

Profit before taxation	1,589	443	–		633	1,684	(2,167)	2,182
Taxation	(14)	(194)	–		(141)	(258)	–	(607)

Profit for the year from continuing operations	1,575	249	–		492	1,426	(2,167)	1,575
Profit for the year from discontinued operations	1,618	–	–		3	1,615	(1,618)	1,618

Profit for the year	3,193	249	–	(i)	495	3,041	(3,785)	3,193

Attributable to:
Equity shareholders	3,190	249	–		495	3,038	(3,782)	3,190
Minority interests	3	–	–		–	3	(3)	3

	3,193	249	–	(i)	495	3,041	(3,785)	3,193

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

Annual Report and Accounts 2009/10 | National Grid plc     175

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheets as at 31 March 2010 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	738	–	–	4,364	–	5,102
Other intangible assets	–	3	–	126	260	–	389
Property, plant and equipment	–	3,920	–	10,817	16,118	–	30,855
Deferred tax assets	2	–	–	–	–	(2)	–
Other non-current assets	–	–	–	7	155	–	162
Amounts owed by subsidiary undertakings	1,700	–	–	5,611	1,127	(8,438)	–
Financial and other investments	6,954	23	–	25	9,731	(16,247)	486
Derivative financial assets	655	51	–	564	224	–	1,494

Total non-current assets	9,311	4,735	–	17,150	31,979	(24,687)	38,488

Current assets
Inventories and current intangible assets	–	30	–	44	333	–	407
Trade and other receivables	6	503	–	270	1,524	(10)	2,293
Amounts owed by subsidiary undertakings	8,649	–	202	114	7,862	(16,827)	–
Financial and other investments	180	17	–	307	893	–	1,397
Derivative financial assets	218	1	–	72	43	(86)	248
Cash and cash equivalents	198	2	–	–	520	–	720

Total current assets	9,251	553	202	807	11,175	(16,923)	5,065

Total assets	18,562	5,288	202	17,957	43,154	(41,610)	43,553

Current liabilities
Borrowings	(1,183)	(27)	(5)	(371)	(1,220)	–	(2,806)
Derivative financial liabilities	(174)	–	–	(30)	(94)	86	(212)
Trade and other payables	(30)	(310)	–	(665)	(1,842)	–	(2,847)
Amounts owed to subsidiary undertakings	(6,701)	(220)	–	(942)	(8,964)	16,827	–
Current tax liabilities	–	(32)	–	–	(369)	10	(391)
Provisions	–	(36)	–	(62)	(205)	–	(303)

Total current liabilities	(8,088)	(625)	(5)	(2,070)	(12,694)	16,923	(6,559)

Non-current liabilities
Borrowings	(5,307)	(1,358)	(197)	(6,387)	(9,069)	–	(22,318)
Derivative financial liabilities	(431)	–	–	(121)	(110)	–	(662)
Other non-current liabilities	–	(256)	–	(1,100)	(618)	–	(1,974)
Amounts owed to subsidiary undertakings	(537)	(341)	–	(250)	(7,310)	8,438	–
Deferred tax liabilities	–	(131)	–	(1,890)	(1,305)	2	(3,324)
Pensions and other post-retirement benefit obligations	–	(1,102)	–	–	(1,996)	–	(3,098)
Provisions	–	(215)	–	(108)	(1,084)	–	(1,407)

Total non-current liabilities	(6,275)	(3,403)	(197)	(9,856)	(21,492)	8,440	(32,783)

Total liabilities	(14,363)	(4,028)	(202)	(11,926)	(34,186)	25,363	(39,342)

Net assets	4,199	1,260	–	6,031	8,968	(16,247)	4,211

Equity
Called up share capital	298	123	–	45	183	(351)	298
Share premium account	1,366	1,942	–	204	7,183	(9,329)	1,366
Retained earnings	7,316	(808)	–	4,493	1,821	(5,506)	7,316
Other equity reserves	(4,781)	3	–	1,289	(231)	(1,061)	(4,781)

Total shareholders’ equity	4,199	1,260	–	6,031	8,956	(16,247)	4,199
Minority interests	–	–	–	–	12	–	12

Total equity	4,199	1,260	–	6,031	8,968	(16,247)	4,211

176     National Grid plc| Annual Report and Accounts 2009/10

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheets as at 31 March 2009 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	779	–	–	4,612	–	5,391
Other intangible assets	–	12	–	73	285	–	370
Property, plant and equipment	–	3,941	–	10,370	15,234	–	29,545
Deferred tax assets	3	145	–	–	–	(11)	137
Other non-current assets	–	4	–	6	365	–	375
Amounts owed by subsidiary undertakings	1,796	–	–	5,611	1,911	(9,318)	–
Financial and other investments	6,384	23	–	14	9,621	(15,681)	361
Derivative financial assets	558	–	–	688	287	–	1,533

Total non-current assets	8,741	4,904	–	16,762	32,315	(25,010)	37,712

Current assets
Inventories and current intangible assets	–	52	–	34	470	–	556
Trade and other receivables	4	511	–	264	1,893	–	2,672
Amounts owed by subsidiary undertakings	11,153	–	213	225	9,099	(20,690)	–
Financial and other investments	275	17	–	989	916	–	2,197
Derivative financial assets	329	–	–	122	142	–	593
Cash and cash equivalents	235	4	–	–	498	–	737

Total current assets	11,996	584	213	1,634	13,018	(20,690)	6,755

Total assets	20,737	5,488	213	18,396	45,333	(45,700)	44,467

Current liabilities
Borrowings	(1,422)	(64)	(5)	(913)	(849)	–	(3,253)
Derivative financial liabilities	(209)	–	–	(67)	(31)	–	(307)
Trade and other payables	(28)	(263)	–	(580)	(1,964)	–	(2,835)
Amounts owed to subsidiary undertakings	(7,064)	(491)	–	(1,551)	(11,584)	20,690	–
Current tax liabilities	–	(122)	–	(31)	(230)	–	(383)
Provisions	–	(21)	–	(52)	(175)	–	(248)

Total current liabilities	(8,723)	(961)	(5)	(3,194)	(14,833)	20,690	(7,026)

Non-current liabilities
Borrowings	(6,471)	(573)	(208)	(6,413)	(9,875)	–	(23,540)
Derivative financial liabilities	(511)	–	–	(41)	(81)	–	(633)
Other non-current liabilities	–	(273)	–	(1,103)	(716)	–	(2,092)
Amounts owed to subsidiary undertakings	(1,062)	(849)	–	–	(7,407)	9,318	–
Deferred tax liabilities	–	–	–	(1,778)	(894)	11	(2,661)
Pensions and other post-retirement benefit obligations	–	(1,217)	–	–	(1,863)	–	(3,080)
Provisions	–	(238)	–	(98)	(1,115)	–	(1,451)

Total non-current liabilities	(8,044)	(3,150)	(208)	(9,433)	(21,951)	9,329	(33,457)

Total liabilities	(16,767)	(4,111)	(213)	(12,627)	(36,784)	30,019	(40,483)

Net assets	3,970	1,377	–	5,769	8,549	(15,681)	3,984

Equity
Called up share capital	294	130	–	45	182	(357)	294
Share premium account	1,371	2,053	–	204	7,183	(9,440)	1,371
Retained earnings	7,135	(805)	–	4,184	7,471	(10,850)	7,135
Other equity reserves	(4,830)	(1)	–	1,336	(6,301)	4,966	(4,830)

Total shareholders’ equity	3,970	1,377	–	5,769	8,535	(15,681)	3,970
Minority interests	–	–	–	–	14	–	14

Total equity	3,970	1,377	–	5,769	8,549	(15,681)	3,984

Annual Report and Accounts 2009/10 | National Grid plc     177

Financial Statements
Notes to the consolidated financial statements continued
37.	National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Cash flow statements

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
	National	Mohawk	British	National			National
	Grid	Power	Transco	Grid Gas	Other	Consolidation	Grid
	plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Year ended 31 March 2010 (i)
Net cash provided by operating activities	–	527	–	1,449	2,540	–	4,516
Net cash provided by/(used in) investing activities	600	(307)	–	(367)	(1,451)	(807)	(2,332)
Net cash (used in)/provided by financing activities	(637)	(222)	–	(1,088)	(1,072)	807	(2,212)

(Decrease)/increase in cash and cash equivalents in the year	(37)	(2)	–	(6)	17	–	(28)

Year ended 31 March 2009
Net cash provided by operating activities – continuing operations	–	419	–	1,277	1,725	–	3,421
Net cash used in operating activities – discontinued operations	–	–	–	–	(8)	–	(8)

Net cash provided by operating activities	–	419	–	1,277	1,717	–	3,413

Net cash (used in)/provided by investing activities – continuing operations	(2,426)	(265)	–	(1,569)	(4,974)	6,187	(3,047)
Net cash (used in)/provided by investing activities – discontinued operations	–	–	–	(6)	1,055	–	1,049

Net cash (used in)/provided by investing activities	(2,426)	(265)	–	(1,575)	(3,919)	6,187	(1,998)

Net cash provided by/(used in) financing activities	2,663	(157)	–	291	2,513	(6,187)	(877)

Increase/(decrease) in cash and cash equivalents in the year	237	(3)	–	(7)	311	–	538

Year ended 31 March 2008
Net cash provided by operating activities – continuing operations	4	316	–	1,552	1,283	–	3,155
Net cash provided by operating activities – discontinued operations	–	–	–	–	10	–	10

Net cash provided by operating activities	4	316	–	1,552	1,293	–	3,165

Net cash provided by/(used in) investing activities – continuing operations	1,547	(209)	–	(1,630)	(3,658)	(2,123)	(6,073)
Net cash (used in)/provided by investing activities – discontinued operations	–	–	–	(4)	3,054	–	3,050

Net cash provided by/(used in) investing activities	1,547	(209)	–	(1,634)	(604)	(2,123)	(3,023)

Net cash (used in)/provided by financing activities	(2,302)	(105)	–	(87)	(1,221)	2,123	(1,592)

(Decrease)/increase in cash and cash equivalents in the year	(751)	2	–	(169)	(532)	–	(1,450)

(i)	For the year ended 31 March 2010 all cash flows relate to continuing operations.
Cash dividends were received by National Grid plc from subsidiary undertakings amounting to £504m during the year ended 31 March 2010 (2009: £592m; 2008: £2,500m).

178     National Grid plc| Annual Report and Accounts 2009/10

Company accounting policies

A. Basis of preparation of individual financial statements under UK GAAP
These individual financial statements of the Company have been prepared in accordance with applicable UK accounting and financial reporting standards and the Companies Act 2006.
These individual financial statements of the Company have been prepared on an historical cost basis, except for the revaluation of financial instruments.
These individual financial statements are presented in pounds sterling, which is the currency of the primary economic environment in which the Company operates.
The Company has not presented its own profit and loss account as permitted by section 408 of the Companies Act 2006. The Company has taken the exemption from preparing a cash flow statement under the terms of FRS 1 (revised 1996) ‘Cash flow statements’.
In accordance with exemptions under FRS 8 ‘Related party disclosures’, the Company has not disclosed transactions with related parties, as the Company’s financial statements are presented together with its consolidated financial statements. Further, in accordance with exemptions under FRS 29 ‘Financial Instruments: Disclosures’, the Company has not presented the financial instruments disclosures required by the standard, as disclosures which comply with the standard are included in the consolidated financial statements.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
B. Fixed asset investments
Investments held as fixed assets are stated at cost less any provisions for impairment. Investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are calculated such that the carrying value of the fixed asset investment is the lower of its cost or recoverable amount. Recoverable amount is the higher of its net realisable value and its value-in-use.
C. Taxation
Current tax for the current and prior periods is provided at the amount expected to be paid (or recovered) using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or the right to pay less tax, at a future date, at tax rates expected to apply when the timing differences reverse based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements.
Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

D. Foreign currencies
Transactions in currencies other than the functional currency of the Company are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates.
Gains and losses arising on retranslation of monetary assets and liabilities are included in the profit and loss account.
E. Financial instruments
Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities and is recorded at the proceeds received, net of direct issue costs, with an amount equal to the nominal amount of the shares issued included in the share capital account and the balance recorded in the share premium account.
Loans receivable are carried at amortised cost using the effective interest rate method less any allowance for estimated impairments. A provision is established for impairments when there is objective evidence that the Company will not be able to collect all amounts due under the original terms of the loan. Interest income, together with losses when the loans are impaired are recognised using the effective interest rate method in the profit and loss account.
Current asset financial investments are recognised at fair value plus directly related incremental transaction costs and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time, the cumulative gain or loss previously recognised in equity is included in net profit or loss for the period. Investment income on investments classified as available-for-sale is recognised in the profit and loss account as it accrues.
Borrowings, which include interest-bearing loans and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently, these are stated at amortised cost, using the effective interest rate method.
Any difference between proceeds and the redemption value is recognised over the term of the borrowing in the profit and loss account using the effective interest rate method.
Derivative financial instruments (‘derivatives’) are recorded at fair value, and where the fair value of a derivative is positive, it is carried as a derivative asset and where negative, as a liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from changes in fair value are included in the profit and loss account in the period they arise.
Where derivatives are embedded in other financial instruments that are closely related to those instruments, no adjustment is made with respect to such derivative clauses. Otherwise the derivative is recorded separately at fair value on the balance sheet.
The fair values of financial instruments measured at fair value that are quoted in active markets are based on bid prices for assets held and offer prices for issued liabilities. When independent prices are not available, fair values are determined by using valuation techniques which are consistent with techniques commonly used by the relevant market. The techniques use observable market data.

Annual Report and Accounts 2009/10 | National Grid plc     179

Financial Statements
Company accounting policies continued

F. Hedge accounting
The Company enters into derivatives and non-derivative financial instruments in order to manage its interest rate and foreign currency exposures, with a view to managing these risks associated with the Company’s underlying business activities and the financing of those activities. The principal derivatives used include interest rate swaps, forward rate agreements, currency swaps, forward foreign currency contracts and interest rate swaptions.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the profit and loss account. The Company uses two hedge accounting methods.
Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (‘cash flow hedges’) are recognised directly in equity and any ineffective portion is recognised immediately in the profit and loss account. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the profit and loss account in the same period in which the hedged item affects net profit or loss.
Secondly, changes in the carrying value of financial instruments that are designated as hedges of the changes in the fair value of assets or liabilities (‘fair value hedges’) are recognised in the profit and loss account. An offsetting amount is recorded as an adjustment to the carrying value of hedged items, with a corresponding entry in the profit and loss account, to the extent that the change is attributable to the risk being hedged and that the fair value hedge is effective.
Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the profit and loss account as they arise.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the profit and loss account in the same periods in which the previously hedged item affects net profit or loss. For fair value hedges the cumulative adjustment recorded to its carrying value at the date hedge accounting is discontinued is amortised to the profit and loss account using the effective interest rate method.
If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the profit and loss account immediately.
G. Parent Company guarantees
The Company has guaranteed the repayment of the principal and any associated premium and interest on specific loans due from certain subsidiary undertakings to third parties. In the event of default or non performance by the subsidiary, the Company recognises such guarantees as insurance contracts, at fair value with a corresponding increase in the carrying value of the investment.
H. Share-based payments
The Company issues equity-settled, share-based payments to certain employees of subsidiary undertakings, detailed in the Directors’ Report, the Directors’ Remuneration Report and in note 35 to the consolidated financial statements.
Equity-settled, share-based payments are measured at fair value at the date of grant. The Company has no employees. Equity-settled, share-based payments that are made available to employees of the Company’s subsidiaries are treated as increases in equity over the vesting period of the award, with a corresponding increase in the Company’s investments in subsidiaries, based on an estimate of the number of shares that will eventually vest. Where payments are subsequently received from subsidiaries, these are accounted for as a return of a capital contribution and credited against the Company’s investments in subsidiaries.
I. Dividends
Interim dividends are recognised when they are paid to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.

180     National Grid plc| Annual Report and Accounts 2009/10

Company balance sheet
at 31 March

		2010	2009
	Notes	£m	£m

Fixed assets
Investments	2	7,865	7,840
Current assets
Debtors (amounts falling due within one year)	3	8,655	11,157
Debtors (amounts falling due after more than one year)	3	1,702	1,799
Derivative financial instruments (amounts falling due within one year)	5	218	329
Derivative financial instruments (amounts falling due after more than one year)	5	655	558
Current asset investments	6	377	509
Cash at bank		1	1
		11,608	14,353
Creditors (amounts falling due within one year)
Borrowings	7	(1,183)	(1,422)
Derivative financial instruments	5	(174)	(375)
Other creditors		(6,731)	(6,926)
	4	(8,088)	(8,723)

Net current assets		3,520	5,630

Total assets less current liabilities		11,385	13,470
Creditors (amounts falling due after more than one year)
Borrowings	7	(5,307)	(6,471)
Derivative financial instruments	5	(431)	(511)
Amounts owed to subsidiary undertakings		(537)	(1,062)
		(6,275)	(8,044)

Net assets employed		5,110	5,426

Capital and reserves
Called up share capital	8	298	294
Share premium account	9	1,366	1,371
Cash flow hedge reserve	9	14	12
Other equity reserves	9	171	146
Profit and loss account	9	3,261	3,603

Total shareholders’ funds	10	5,110	5,426

Commitments and contingencies are shown in note 11 to the Company financial statements on page 185.
The notes on pages 182 to 185 form part of the individual financial statements of the Company, which were approved by the Board of Directors on 19 May 2010 and were signed on its behalf by:
Sir John Parker Chairman
Steve Lucas Finance Director

Annual Report and Accounts 2009/10 | National Grid plc     181

Financial Statements
Notes to the Company financial statements
1. Adoption of new accounting standards
New financial reporting standards (FRS) and abstracts adopted in 2009/10
During the year the Company has adopted the following amendments to FRS. None of these had a material impact on the Company’s results or assets and liabilities.

Amendment to FRS 20 on share-based payments	Clarifies the definition of vesting conditions and the accounting treatment of cancellations. Vesting conditions are defined as either service conditions or performance conditions. Cancellations by employees are accounted for in the same way as cancellations by the Company.

Improvements to FRS 2008	Contains amendments to various existing standards.

UITF 46 on hedges of a net investment in a foreign operation	Clarifies that a hedged risk may be designated at any level in a group and hedging instruments may be held by any company in a group (except the foreign entity being hedged), that net investment hedge accounting may not be adopted in respect of a presentation currency and that on disposal the amounts to be reclassified from equity to profit or loss are any cumulative gain or loss on the hedging instrument and the cumulative translation difference on the foreign operation disposed of.

Amendment to FRS 29 on improving financial instrument disclosures	Enhances disclosures about fair value and liquidity risk.

Amendment to FRS for Companies Act changes	Makes consequential amendments to FRS to reflect provisions of the Companies Act 2006.

Amendments to FRS 26 and UITF 42 on embedded derivatives	Requires reassessment of whether an embedded derivative should be separated out if a financial asset is reclassified out of the fair value through profit or loss category.

New FRS not yet adopted
The Company has yet to adopt the following FRS, however, they are not expected to have a material impact on the Company’s results or assets and liabilities.

Amendments to FRS 25 on puttable financial instruments and obligations arising on liquidation	Addresses the classification as a liability or as equity of certain puttable financial instruments, and instruments or components thereof, which impose upon an entity an obligation to deliver a pro rata share of net assets on liquidation. The amendments to FRS 25 have been adopted by the Company with effect from 1 April 2010.

Amendment to FRS 26 Financial Instruments: Recognition and measurement on eligible hedged items	Prohibits designating inflation as a hedgeable component of an instrument, unless cash flows relating to the separate inflation component are contractual and also prohibits the designation of a purchased option in its entirety as the hedge of a one-sided risk in a forecast transaction. The amendment to FRS 26 has been adopted by the Company with effect from 1 April 2010.

Amendment to FRS 8 on related party disclosures	Changes the definition of related party to be the same as that in law and provides an exemption only in respect of wholly-owned subsidiaries, rather than 90% subsidiaries as previously permitted. The amendment to FRS 8 has been adopted by the Company with effect from 1 April 2010.

FRS 30 on heritage assets	Sets out disclosure requirements in respect of assets that are held and maintained principally for their contribution to knowledge and culture. FRS 30 has been adopted by the Company with effect from 1 April 2010.

Amendment to FRS 20 on group cash-settled share-based payments	Clarifies the scope and accounting for group cash-settled share-based payment transactions in separate or individual financial statements when there is no obligation to settle the share-based payment transaction. The amendment to FRS 20 has been adopted by the Company with effect from 1 April 2010.

Improvements to FRS 2009	Contains amendments to various existing standards. The amendments have been adopted by the Company with effect from 1 April 2010.

Amendment to FRS 25 on classification of rights issues	Defines as an equity instrument a financial instrument that gives the holder the right to acquire a fixed number of the entity’s equity instruments for a fixed amount of any currency, if the financial instrument is offered pro rata to all existing owners of the same class of non-derivative equity instruments. The amendment to FRS 25 has been adopted by the Company with effect from 1 April 2010.

182     National Grid plc| Annual Report and Accounts 2009/10

2. Fixed asset investments

Shares in
subsidiary
undertakings
£m

At 1 April 2008	4,276
Additions	7,103
Disposals	(3,539)

At 31 March 2009	7,840
Additions	25

At 31 March 2010	7,865

During the year there was a capital contribution which represents the fair value of equity instruments granted to subsidiaries’ employees arising from equity-settled employee share schemes.
The names of the principal subsidiary undertakings, joint ventures and associates are included in note 36 in the consolidated financial statements.
The Directors believe that the carrying value of the investments is supported by their underlying net assets.
3. Debtors

	2010	2009
	£m	£m

Amounts falling due within one year:
Amounts owed by subsidiary undertakings	8,649	11,153
Prepayments and accrued income	6	4

	8,655	11,157

Amounts falling due after more than one year:
Amounts owed by subsidiary undertakings	1,700	1,796
Deferred taxation	2	3

	1,702	1,799

Deferred
taxation
£m

At 1 April 2008	3
Credited to equity	1
Charged to the profit and loss account	(1)

At 31 March 2009	3
Charged to the profit and loss account	(1)

At 31 March 2010	2

4. Creditors (amounts falling due within one year)

	2010	2009
	£m	£m

Borrowings (note 7)	1,183	1,422
Derivative financial instruments	174	375
Amounts owed to subsidiary undertakings	6,701	6,898
Other creditors	30	28

	8,088	8,723

Annual Report and Accounts 2009/10 | National Grid plc     183

Financial Statements
Notes to the Company financial statements continued
5. Derivative financial instruments
The fair values of derivative financial instruments are:

	2010			2009
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Amounts falling due within one year	218	(174)	44	329	(375)	(46)
Amounts falling due after more than one year	655	(431)	224	558	(511)	47

	873	(605)	268	887	(886)	1

For each class of derivative the notional contract* amounts are as follows:

	2010	2009
	£m	£m

Interest rate swaps	(7,337)	(6,343)
Cross-currency interest rate swaps	(6,463)	(7,612)
Foreign exchange forward contracts	(7,234)	(9,013)
Forward rate agreements	(7,784)	(5,063)

Total	(28,818)	(28,031)

*The notional contract amounts of derivatives indicate the gross nominal value of transactions outstanding at the balance sheet date
6. Current asset investments

	2010	2009
	£m	£m

Investments in short-term money funds	162	166
Short-term deposits	197	234
Restricted cash balances – collateral	18	109

	377	509

7. Borrowings

	2010	2009
	£m	£m

Amounts falling due within one year:
Bank loans	299	205
Commercial paper	121	737
Bonds	763	480

	1,183	1,422

Amounts falling due after more than one year:
Bank loans	398	720
Bonds	4,909	5,751

	5,307	6,471

Total borrowings	6,490	7,893

	2010	2009
	£m	£m

Total borrowings are repayable as follows:
In one year or less	1,183	1,422
In more than one year, but not more than two years	1,081	976
In more than two years, but not more than three years	900	1,360
In more than three years, but not more than four years	435	933
In more than four years, but not more than five years	1,180	450
In more than five years, other than by instalments	1,711	2,752

	6,490	7,893

The notional amount of borrowings outstanding as at 31 March 2010 was £6,338m (2009: £7,776m). For further information on significant borrowings, refer to note 34 in the consolidated financial statements.

184     National Grid plc| Annual Report and Accounts 2009/10

8. Called up share capital

	Called up and fully paid
	millions	£m

At 31 March 2008 and 31 March 2009	2,582	294
Issued during the year in lieu of dividends (i)	35	4

At 31 March 2010	2,617	298

(i)	The issue of shares in lieu of cash dividends is considered to be a bonus issue under the terms of the Companies Act 2006 and the nominal value of the shares is charged to the share premium account.
9. Reserves

	Share	Cash flow	Other	Profit
	premium	hedge	equity	and loss
	account	reserve	reserves	account
	£m	£m	£m	£m

At 1 April 2008	1,371	14	124	4,664
Transferred from equity in respect of cash flow hedges (net of tax)	–	(2)	–	–
Repurchase of share capital and purchase of treasury shares (i)	–	–	–	(602)
Issue of treasury shares	–	–	–	8
Share-based payment	–	–	22	–
Loss for the year	–	–	–	(467)

At 31 March 2009	1,371	12	146	3,603
Transferred from equity in respect of cash flow hedges (net of tax)	–	2	–	–
Shares issued in lieu of dividends (ii)	(5)	–	–	–
Purchase of treasury shares	–	–	–	(7)
Issue of treasury shares	–	–	–	18
Share-based payment	–	–	25	–
Loss for the year	–	–	–	(353)

At 31 March 2010	1,366	14	171	3,261

(i)	From 1 April 2008 to 24 September 2008, the Company repurchased under its share repurchase programme 85 million ordinary shares for aggregate consideration of £597m including transaction costs. Further purchases of shares outside the official share repurchase programme were for an aggregate consideration of £5m.

(ii)	In addition to the nominal value of shares issued in lieu of dividends of £4m there have also been various associated administrative costs of £1m charged to the share premium account.
There were no gains and losses, other than losses for the years stated above, therefore no separate statement of total recognised gains and losses has been presented. The Company’s profit after taxation was £335m (2009: £371m). At 31 March 2010, £1,023m (2009: £1,323m) of the profit and loss account reserve relating to gains on intra-group transactions was not distributable to shareholders.
10. Reconciliation of movements in shareholders’ funds

	2010	2009
	£m	£m

Profit for the year after taxation	335	371
Dividends (i)	(688)	(838)

Loss for the financial year	(353)	(467)
Expenses charged to share premium account	(1)	–
Proceeds of issue of treasury shares	18	8
Movement on cash flow hedge reserve (net of tax)	2	(2)
Share-based payment	25	22
Repurchase of share capital and purchase of treasury shares	(7)	(602)

Net decrease in shareholders’ funds	(316)	(1,041)
Opening shareholders’ funds	5,426	6,467

Closing shareholders’ funds	5,110	5,426

(i)	For further details of dividends paid and payable to shareholders, refer to note 8 in the consolidated financial statements.
11. Commitments and contingencies
The Company has guaranteed the repayment of the principal sum, any associated premium and interest on specific loans due from certain subsidiary undertakings primarily to third parties. At 31 March 2010, the sterling equivalent amounted to £2,141m (2009: £2,302m). The guarantees are for varying terms from 2 years to open-ended. The Company had also guaranteed the lease obligations of a former associate to a subsidiary undertaking, which expired during the year. The balance at 31 March 2009 was £4m.
12. Directors and employees
There are no employees of the Company (2009: nil). The Directors of the Company were paid by subsidiary undertakings in 2010 and 2009. Details of Directors’ emoluments are contained in the Directors’ Remuneration Report.

Annual Report and Accounts 2009/10 | National Grid plc     185

Shareholder Information
Definitions and glossary of terms

Our aim is to use plain English in this Annual Report and Accounts. However, where necessary, we do use a number of technical terms and/or abbreviations and we summarise the principal ones below, together with an explanation of their meanings. The descriptions below are not formal legal definitions.
A
American Depositary Shares (ADSs)
Securities of National Grid listed on the New York Stock Exchange, each of which represents five ordinary shares.
Annual General Meeting (AGM)
Meeting of shareholders of the Company held each year to consider ordinary and special business as provided in the Notice of AGM.
B
Board
The Board of Directors of the Company (for more information see pages 12 and 13).
BritNed
BritNed Development Limited.
brownfield
The term generally used to describe previously developed land, which may or may not be contaminated.
C
consolidated financial statements
Financial statements that include the results and financial position of the Company and its subsidiaries together as if they were a single entity.
called up share capital
Shares (common stock) that have been issued and have been fully paid for.
carrying value
The amount at which an asset or a liability is recorded in the balance sheet.
circuit length
See route length.
Combined Code
The Combined Code on Corporate Governance, soon to be replaced by the UK Corporate Governance Code, being guidance on how companies should be governed applicable to UK listed companies, including National Grid.
the Company, National Grid, we, our or us
We use terms ‘the Company’, ‘National Grid’, ‘we’, ‘our’ or ‘us’ to refer to either National Grid plc itself or to National Grid plc and its subsidiaries collectively, depending on context.
contingent liabilities
Possible obligations or potential liabilities arising from past events for which no provision has been recorded, but for which disclosure in the financial statements is made.
D
decoupling
See revenue decoupling.
deferred tax
For most assets and liabilities, deferred tax is the amount of tax that will be payable or receivable in respect of that asset or liability in future tax returns as a result of a difference between the carrying value for accounting purposes in the balance sheet and the value for tax purposes of the same asset or liability.
derivative
A financial instrument or other contract where the value is linked to an underlying index, such as exchange rates, interest rates or commodity prices. In most cases, contracts for the sale or purchase of commodities that are used to supply customers or for our own needs are excluded from this definition.
dollars or $
Except as otherwise noted all references to dollars or $ in this Report are to the US currency.
E
employee engagement index
A key performance indicator, based on the percentage of favourable responses to certain indicator questions repeated in each employee survey, which provides a measure of how employees think, feel and act in relation to National Grid. Research shows that a highly engaged workforce leads to increased productivity and staff retention, therefore we use employee engagement as a measure of organisational health in relation to business performance.
equity
In financial statements, the amount of net assets attributable to shareholders.
F
FERC
The US Federal Energy Regulatory Commission.
finance lease
A lease where the asset is treated as if it was owned for the period of the lease and the obligation to pay future rentals is treated as if they were borrowings. Also known as a capital lease.
financial year
For National Grid this is an accounting year ending on 31 March. Also known as a fiscal year.
FRS
A UK Financial Reporting Standard as issued by the UK Accounting Standards Board. These apply to the Company’s individual financial statements on pages 179 to 185, which are prepared in accordance with UK GAAP.
G
Grain LNG
National Grid Grain LNG Limited.
Great Britain
England, Wales and Scotland.

186     National Grid plc| Annual Report and Accounts 2009/10

GW
Gigawatt, being an amount of power equal to 1 billion watts (109 watts).
GWh
Gigawatt hours, being an amount of energy equal to delivering 1 billion watts of power for a period of one hour.
H
HSE
Health and Safety Executive, the main safety regulator in the UK.
I
IAS or IFRS
An International Accounting Standard or International Financial Reporting Standard, as issued by the International Accounting Standards Board. IFRS is also used as the term to describe international generally accepted accounting principles as a whole.
individual financial statements
Financial statements of a company on its own, not including its subsidiaries or joint ventures.
IFRIC
The International Financial Reporting Interpretations Committee, which provides guidance on how to apply accounting standards.
J
joint venture
A company or other entity which is controlled jointly with other parties.
K
KeySpan
KeySpan Corporation and its subsidiaries, acquired by National Grid on 24 August 2007.
kV
Kilovolt, being an amount of electric force equal to 1,000 volts.
L
Lifetime Allowance
The lifetime allowance is an overall ceiling on the amount of UK tax privileged pension savings that any one individual can draw.
LNG
Liquefied natural gas, being natural gas that has been condensed into a liquid form, typically at temperatures at or below -163°C (-260°F).
lost time injury
An incident arising out of National Grid’s operations which leads to an injury where the employee or contractor normally has time off the following day or shift following the incident. It relates to one specific (acute) identifiable incident which arises as a result of National Grid’s premises, plant or activities, which was reported to the supervisor at the time and was subject to appropriate investigation.
lost time injury frequency rate
The number of lost time injuries per 100,000 hours worked in a 12 month period.
M
MW
Megawatts, being an amount of power equal to 1 million watts.
MWh
Megawatt hours, being an amount of energy equal to delivering 1 million watts of power for a period of one hour.
N
National Grid Metering
National Grid Metering Limited, National Grid’s UK regulated metering business.
New England
The term refers to a region within the northeastern US that includes the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. National Grid’s New England operations are primarily in the states of Massachusetts, New Hampshire and Rhode Island.
northeastern US
The northeastern region of the US, comprising the states of Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.
O
Ofgem
The UK Office of Gas and Electricity Markets, part of the UK Gas and Electricity Markets Authority (GEMA), which regulates the energy markets in the UK.
OnStream
Utility Metering Services Limited, National Grid’s UK unregulated metering business.
ordinary shares
Voting shares entitling the holder to part ownership of a company. Also known as common stock. National Grid’s ordinary shares have a nominal value of 11 17/43 pence.
P
PAS 55
PAS (Publicly Available Specification) 55 is a universal benchmark published by the British Standards Institution (BSI) for the optimal management of physical assets.
Personal Lifetime Allowance
The lifetime allowance applicable to individuals who registered their pre 6 April 2006 UK pension benefits for protection.
price control
The mechanism by which Ofgem sets restrictions on the amounts of revenue we are allowed to collect from customers in our UK businesses. The allowed revenues are intended to cover efficiently incurred operational expenditure, capital expenditure and financing costs, including a return on equity invested.

Annual Report and Accounts 2009/10 | National Grid plc     187

Shareholder Information
Definitions and glossary of terms continued

R
rate base
The base investment on which the utility is authorised to earn a cash return. It includes the original cost of facilities, minus depreciation, an allowance for working capital and other accounts.
rate plan
The term given to the mechanism by which a US utility regulator sets terms and conditions for utility service, including in particular tariffs and rate schedules. The term can mean a multi-year plan that is approved for a specified period, or an order approving tariffs and rate schedules that remain in effect until changed as a result of a future regulatory proceeding. Such proceedings can be commenced through a filing by the utility or on the regulator’s own initiative.
regulated controllable operating costs
Total operating costs under IFRS less depreciation and certain regulatory costs where, under our regulatory agreements, mechanisms are in place to recover such costs in current or future periods.
regulatory asset value (RAV)
The value ascribed by Ofgem to the capital employed in the relevant licensed business. It is an estimate of the initial market value of the regulated asset base at privatisation, plus subsequent allowed additions at historical cost, less the deduction of annual regulatory depreciation. Deductions are also made to reflect the value realised from the disposal of certain assets that formed part of the regulatory asset base. It is also indexed to the retail price index to allow for the effects of inflation.
revenue decoupling
Revenue decoupling is the term given to the elimination of the dependency of a utility’s revenue on the volume of gas or electricity transported. The purpose of decoupling is to eliminate the disincentive a utility otherwise has to encourage energy efficiency programmes.
route length
The route length of an electricity transmission line is the geographical distance from the start tower to the end tower. In most cases in the UK, and in many cases in the US, the transmission line consists of a double circuit for additional reliability. In such cases, the circuit length is twice the route length.
RPI–X@20
A project conducted by Ofgem to review the workings of the current approach to regulating Great Britain’s energy networks and develop future policy recommendations, which is expected to have an impact on future price controls.
S
SEC
The US Securities and Exchange Commission, the financial regulator for companies with registered securities in the US, including National Grid and certain of its subsidiaries.
share premium
The difference between the amounts shares are issued for and the nominal value of those shares.
shrinkage
Shrinkage is the difference between the amount of gas entering the system and that which is billed to consumers, due to either transportation consumption or loss. This difference is mainly made up of gas leakage from distribution mains and certain activities and equipment which vent gas. Shrinkage also occurs when gas is stolen or not charged for in error.
standard cubic metre
A quantity of gas which at 15°C and atmospheric pressure (1.013 bar) occupies the volume of 1m3.
stranded cost recoveries
The recovery of historical generation-related costs in the US, related to generation assets that are no longer owned by us.
subsidiary
A company or other entity that is controlled by National Grid.
T
treasury shares
Shares that have been repurchased but not cancelled.
tonne
A unit of mass equal to 1,000 kilograms, equivalent to approximately 2,205 pounds.
tonnes carbon dioxide equivalent
A measure of greenhouse gas emissions in terms of the equivalent amount of carbon dioxide.
TWh
Terawatt hours, being an amount of energy equal to delivering 1 billion watts of power for a period of 1,000 hours.
U
UK
The United Kingdom, comprising England, Wales, Scotland and Northern Ireland.
UK GAAP
Generally accepted accounting principles in the UK. These differ from IFRS and from US GAAP.
Uniform Network Code
The legal and contractual framework for the supply and transport of gas in the UK, comprising a common set of rules for all industry participants which ensure competition can be facilitated on level terms.
US
The United States of America.
US GAAP
Generally accepted accounting principles in the US. These differ from IFRS and from UK GAAP.
V
vanilla return
Metric used by Ofgem to define the allowed rate of return within the price control reviews for our UK regulated businesses. Our calculation uses IFRS business performance operating profit adjusted for various items to reflect the replacement of certain IFRS based accounting treatments with a regulatory based treatment. Primarily these items are depreciation, capital costs, pensions and taxation. The adjusted IFRS operating profit is divided by the regulatory asset value inflated to mid year to generate a percentage rate of return.

188     National Grid plc| Annual Report and Accounts 2009/10

Summary consolidated financial information

Financial summary (unaudited)
The financial summary set out below has been derived from the audited consolidated financial statements of National Grid for the five financial years ended 31 March 2010. It should be read in conjunction with the consolidated financial statements and related notes, together with the Operating and Financial Review. The information presented below for the years ended 31 March 2006, 2007, 2008, 2009 and 2010 has been prepared under IFRS issued by the IASB and as adopted by the European Union.

	31 March	31 March	31 March	31 March	31 March
	2010	2009	2008	2007	2006
	£m	£m	£m	£m	£m

Summary income statement
Revenue	13,988	15,624	11,423	8,695	8,868
Operating profit
Before exceptional items, remeasurements and stranded cost recoveries	3,121	2,915	2,595	2,031	1,968
Exceptional items, remeasurements and stranded cost recoveries	172	(292)	369	482	406
	3,293	2,623	2,964	2,513	2,374
Profit before taxation
Before exceptional items, remeasurements and stranded cost recoveries	1,974	1,770	1,829	1,486	1,369
Exceptional items, remeasurements and stranded cost recoveries	219	(376)	353	265	349
	2,193	1,394	2,182	1,751	1,718
Profit for the year attributable to equity shareholders
Before exceptional items, remeasurements and stranded cost recoveries	1,418	1,259	1,275	1,146	1,075
Exceptional items, remeasurements and stranded cost recoveries	(32)	(315)	1,915	248	2,773
	1,386	944	3,190	1,394	3,848

Summary statement of net assets
Non-current assets	38,488	37,712	30,830	21,109	22,106
Current assets	5,065	6,755	5,435	5,312	3,818
Assets of businesses held for sale	–	–	1,506	1,968	–
Total assets	43,553	44,467	37,771	28,389	25,924
Current liabilities	(6,559)	(7,026)	(7,146)	(3,360)	(5,683)
Non-current liabilities	(32,783)	(33,457)	(25,188)	(20,443)	(16,748)
Liabilities of businesses held for sale	–	–	(63)	(450)	–
Total liabilities	(39,342)	(40,483)	(32,397)	(24,253)	(22,431)

Net assets	4,211	3,984	5,374	4,136	3,493

Summary cash flow statement
Cash generated from operations
Continuing operations	4,372	3,564	3,265	3,090	2,973
Discontinued operations	–	(8)	10	181	138

	4,372	3,556	3,275	3,271	3,111
Tax received/(paid)	144	(143)	(110)	(313)	(140)

Net cash inflow from operating activities	4,516	3,413	3,165	2,958	2,971
Net cash flows (used in)/from investing activities	(2,332)	(1,998)	(3,023)	(4,061)	4,052
Net cash flows (used in)/from financing activities	(2,212)	(877)	(1,592)	1,278	(5,842)
Net (decrease)/increase in cash and cash equivalents	(28)	538	(1,450)	175	1,181

Annual Report and Accounts 2009/10 | National Grid plc     189

Shareholder Information
Shareholder Information

Financial calendar
The following dates have been announced or are indicative of future dates:

2 June 2010	Ordinary shares go ex-dividend for 2009/10

4 June 2010	Record date for 2009/10 final dividend

9 June 2010	Scrip reference price announced

21 July 2010	Scrip election date

26 July 2010	2010 Annual General Meeting and interim management statement

18 August 2010	2009/10 final dividend paid to qualifying ordinary shareholders

18 November 2010	2010/11 half year results

1 December 2010	Ordinary shares go ex-dividend

3 December 2010	Record date for 2010/11 interim dividend

19 January 2011	2010/11 interim dividend paid to qualifying ordinary shareholders

January/February 2011	Interim management statement

May 2011	2010/11 preliminary results

Dividends
National Grid normally pays dividends twice each year, in accordance with the timetable above. We encourage shareholders to elect to have their dividends paid to them direct to their bank or building society account. As well as being convenient for the shareholder, as the dividend will normally reach their account on the day of payment, there will be no delays from paying in or losing cheques. Alternatively, shareholders can elect to acquire further National Grid ordinary shares without payment of dealing or stamp duty reserve tax through the Scrip Dividend Scheme, details and an application form are available from our Registrar, Capita, or, for the scrip for American Depositary Receipt holders, Bank of New York Mellon, whose contact information are on the back cover. Ordinary shareholders can also elect via the website www. nationalgridshareholders.com.
Website and electronic communication
More information about National Grid, and specifically for shareholders, is available on the National Grid website at www.nationalgrid.com. We encourage shareholders to receive documents electronically via the website and suggest registering an email address via www.nationalgridshareholders.com. Shareholders then receive an email alert when shareholder documents become available on the website and a link directly to them.
Shareholder Networking
The Shareholder Networking programme aims to provide UK resident shareholders with a better understanding of the Company. The programme, which is normally run twice a year over two days, includes visits to UK operational sites and presentations by senior managers and employees. The costs of the programme (including shareholder travel to and from the event) are paid for by National Grid. Participation is by application and selection by ballot from those applying, with priority given to those who have not recently attended.
If you would like to take part, please write to:
Shareholder Networking Organiser
National Grid House
Warwick Technology Park
Gallows Hill
Warwick CV34 6DA
Share dealing, individual savings accounts (ISAs) and ShareGift
A share dealing service is available from Capita Registrars. For more information please call 0871 664 0445 (8am – 4.30pm) or visit www.capitadeal.com. Calls are charged at 10p per minute plus network extras. High street banks may also offer share dealing services. Corporate ISAs for National Grid shares are available from Stocktrade. For more information, call Stocktrade on 0131 240 0443 or write to Stocktrade, 81 George Street, Edinburgh EH2 3ES.
If you hold only a few shares and feel that it is uneconomical or otherwise not worthwhile to sell them, you could consider donating your shares to charity. ShareGift is an independent registered charity (no. 1052686) that provides a free service for shareholders wishing to give holdings of shares to benefit charitable causes. For more information please visit www.sharegift.org or call Capita Registrars.
These details are provided for information only and any action you take is at your own risk. National Grid cannot advise you on what action, if any, you should take in respect of your shares. If you have any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, accountant or other independent financial advisor authorised pursuant to the Financial Services and Markets Act 2000.
Rights issue
The securities offered pursuant to the rights issue have not been and will not be registered under the US Securities Act of 1933 and may not be offered or sold in the United States unless in a transaction that is registered thereunder or exempt from the registration requirements thereof. No public offer has been or will be made in or into the United States.

190     National Grid plc| Annual Report and Accounts 2009/10

Key milestones
Some of the key dates and actions in the history of National Grid are listed below. The full history of the Company goes back much further. For example, the first national gas company in the UK commenced operations in 1812.

1986	British Gas incorporated as a public limited company

1990	Electricity transmission network in England and Wales transferred to National Grid on electricity privatisation

1995	National Grid listed on the London Stock Exchange

1997	British Gas (BG) demerged Centrica

1997	National Grid demerged Energis

2000	Lattice Group demerged from BG and listed separately

2000	New England Electric System and Eastern Utilities Associates acquired

2002	Niagara Mohawk Power Corporation merged with National Grid in US

2002	Merger of National Grid and Lattice Group to form National Grid Transco

2004	Acquisition of UK wireless infrastructure network from Crown Castle International Corp

2005	Sales of four UK regional gas distribution networks and adopted National Grid as our name

2006	Acquisition of Rhode Island gas distribution network

2007	Sales of UK and US wireless infrastructure operations and of the Basslink electricity interconnector in Australia

2007	Acquisition of KeySpan Corporation

2008	Sale of the Ravenswood generation station

Capital Gains Tax (CGT)
CGT information relating to National Grid shares can be found on our website under investors or obtained from Capita Registrars. Share prices on specific dates can also be found on our website at www.nationalgrid.com/shareholders.
Shareholdings
The following table includes a brief analysis of shareholder numbers and shareholdings as at 31 March 2010:

	Number of	% of	Number of	% of
Size of shareholding	shareholders	shareholders	shares	shares

1-50	212,223	18.8526	6,452,377	0.2465

51-100	335,851	29.8349	22,870,494	0.8739

101-500	475,689	42.2573	95,426,258	3.6461

501-1,000	53,699	4.7703	38,093,786	1.4555

1,001-10,000	45,912	4.0785	107,389,598	4.1032

10,001-50,000	1,265	0.1124	24,633,895	0.9412

50,001-100,000	210	0.0187	15,633,167	0.5973

100,001-500,000	427	0.0379	101,651,819	3.8840

500,001-1,000,000	145	0.0129	103,105,452	3.9395

1,000,001+	276	0.0254	2,101,933,249	80.3126

Total	1,125,697	100	2,617,190,095	100

Share price
The following graphs represent the movement of National Grid’s share price during 2009/10 and total shareholder return (TSR) over the last five years assuming dividends have been reinvested. The TSR level shown at 31 March each year is the average of the closing daily TSR levels for the 30 day period up to and including that date.

Share price

ADR price

National Grid plc
TSR v FTSE 100

Annual Report and Accounts 2009/10 | National Grid plc     191

Designed by Addison
www.addison.co.uk
Printed on revive 100 uncoated paper. This paper is made from 100% de-inked post consumer waste. It has been certified according to the rules of the Forest Stewardship Council (FSC) and it is produced at a mill that is certified to ISO 14001 environmental management standards. The mill uses pulps that are an elemental chlorine free (ECF) process and the inks used are all vegetable oil based.

For queries about ORDINARY SHARES contact:
Capita Registrars

0871 664 0500* (from outside UK: +44 20 7098 1198) (textphone: 18001 0870 242 2379)	nationalgrid@capitaregistrars.com www.nationalgrid.com/shareholders	National Grid Share Register Capita Registrars, Northern House Woodsome Park, Fenay Bridge Huddersfield HD8 0GA
* Calls are charged at 10p per minute plus network extras

For queries about AMERICAN DEPOSITARY SHARES (ADS or ADR) contact:
The Bank of New York Mellon

1-800-466-7215 (from outside the US: +1-212-815-3700)	shrrelations@mellon.com www.bnymellon.com/shareowner	The Bank of New York Mellon Shareholders Correspondence PO Box 358516, Pittsburgh, PA 15252-8516

Cautionary Statement
This document comprises the Annual Report and Accounts for the year ending 31 March 2010 for National Grid and its subsidiaries. It contains the Directors’ Report and Financial Statements, together with the Independent Auditor’s Report thereon, as required by the Companies Act 2006. The Directors’ Report on pages 96 and 97 and the Directors’ Remuneration Report on pages 98 to 108 have each been drawn up in accordance with the requirements of English law, and liability in respect thereof is also governed by English law. In particular, the liability of the Directors for these reports is solely to National Grid.
This document also contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information with respect to our financial condition, our results of operations and businesses, strategy, plans and objectives. Words such as ‘anticipates’, ‘expects’, ‘intends’, ‘plans’, ‘believes’, ‘seeks’, ‘estimates’, ‘targets’, ‘may’, ‘will’, ‘continue’, ‘project’ and similar expressions, as well as statements in the future tense, identify forward-looking statements. These forward-looking statements are not guarantees of our future performance and are subject to assumptions, risks and uncertainties that could cause actual future results to differ materially from those expressed in or implied by such forward-looking statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond our ability to control or estimate precisely, such as changes in laws or regulations and decisions by governmental bodies or regulators; breaches of, or changes in, environmental, climate change and health and safety laws or regulations; network failure or interruption, the inability to carry out critical non-network operations and damage to infrastructure; performance against regulatory targets and standards, including delivery of costs and efficiency savings; customers and counterparties failing to perform their obligations to us; and unseasonable weather affecting energy demands. Other factors that could cause actual results to differ materially from those described in this document include fluctuations in exchange rates, interest rates, commodity price indices and settlement of hedging arrangements; restrictions in our borrowing and debt arrangements; changes to credit ratings of the Company and its subsidiaries; adverse changes and volatility in the global credit markets; our ability to access capital markets and other sources of credit in a timely manner and other sources of credit on acceptable terms; deflation or inflation; the seasonality of our businesses; the future funding requirements of our pension schemes and other post-retirement benefit schemes, and the regulatory treatment of pension costs; the loss of key personnel or the inability to attract, train or retain qualified personnel; new or revised accounting standards, rules and interpretations, including changes of law and accounting standards that may affect our effective rate of tax; incorrect assumptions or conclusions underpinning business development activity, and any unforeseen significant liabilities or other unanticipated or unintended effects of such activities and the performance of the Company’s subsidiaries. In addition the Company’s reputation may be harmed if consumers of energy suffer a disruption to their supply.
For a more detailed description of some of these assumptions, risks and uncertainties, together with any other risk factors, please see our filings with and submissions to the US Securities and Exchange Commission (the SEC) (and in particular the Risk Factors and Operating and Financial Review sections in our most recent Annual Report on Form 20-F). The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on our activities or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Except as may be required by law or regulation, the Company undertakes no obligation to update any of its forward-looking statements, which speak only as of the date of this document. The contents of any website references herein do not form part of this document.

Please see page 190 for important information regarding the rights issue.
National Grid plc
1-3 Strand, London WC2N 5EH, United Kingdom
Registered in England and Wales No. 4031152
www.nationalgrid.com